As filed with the Securities and Exchange Commission on April 29, 2004
Registration No. 333-109420

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stratagene Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	2836	33-0683641
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11011 North Torrey Pines Road

La Jolla, California 92037
(858) 535-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph A. Sorge, M.D.

Chairman and Chief Executive Officer
11011 North Torrey Pines Road
La Jolla, California 92037
(858) 535-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas A. Edwards, Esq. Latham & Watkins LLP 701 “B” Street, Suite 2100 San Diego, California 92101 (619) 236-1234	Peter J. Tennyson, Esq. Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626 (714) 668-6200

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(3)

Common Stock, $0.0001 par value	4,983,340	$4.945	$24,642,616	$1,994

(1)	This registration statement relates to the number of shares of common stock, par value $0.0001 per share, of registrant (the “Stratagene Common Stock”) estimated to be issuable to holders of common stock, par value $0.01 per share, of Hycor Biomedical Inc. (the “Hycor Common Stock”), in the proposed merger of SHC Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of registrant, with and into Hycor Biomedical Inc., a Delaware corporation (“Hycor”). The number of shares of Stratagene Common Stock to be registered has been determined by multiplying the exchange ratio (0.6158 of a share of Stratagene Common Stock for each share of Hycor Common Stock) by 8,092,464 (the number of outstanding shares of Hycor Common Stock).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933, as amended, based on $4.945 per share, the average of the high and low prices of Hycor Common Stock as reported on the Nasdaq National Market on September 29, 2003.

(3)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

HYCOR BIOMEDICAL INC.

To the Stockholders of Hycor Biomedical Inc. (“Hycor”):

      Stockholders of Hycor are cordially invited to attend a special stockholder meeting to be held on June 2, 2004 at 10:00 a.m. Pacific time at Hycor’s offices located at 7272 Chapman Avenue, Garden Grove, California 92841.

      The board of directors of Hycor, by unanimous vote, has approved a merger with Stratagene Corporation (“Stratagene”) whereby Stratagene will acquire Hycor through a merger of a wholly-owned subsidiary of Stratagene into Hycor.

      Under the terms of the merger agreement, each share of Hycor common stock, par value $0.01, outstanding immediately prior to the effective time of the merger, other than shares owned by Stratagene and its subsidiaries, will be converted into 0.6158 of a share of Stratagene common stock, par value $0.0001. In addition, outstanding Hycor stock options will be assumed by Stratagene. Stratagene has applied for the listing of its shares on the Nasdaq National Market under the symbol “STGN.” Based on the capitalization of the two companies as of April 15, 2004, approximately 5,000,000 shares of Stratagene common stock would be issued to Hycor stockholders, other than Stratagene and its subsidiaries, in connection with the merger, representing approximately 23% of the outstanding shares of Stratagene common stock after the merger and after the conversion of certain Stratagene notes.

      The merger cannot be completed unless a quorum of the outstanding shares of Hycor is represented in person or by proxy at the special stockholder meeting, and a majority of the outstanding shares entitled to vote at the special meeting vote in favor of the merger.

      The attached proxy statement/prospectus provides detailed information concerning Stratagene, Hycor, the merger and the proposals related to the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 11 of this proxy statement/ prospectus.

      After careful consideration, the board of directors of Hycor has determined that the merger and the transactions associated with it are fair and in the best interests of Hycor and its stockholders and has approved the merger agreement. The board of directors of Hycor unanimously recommends that you vote for the approval of the merger.

      Please use this opportunity to take part in the affairs of Hycor. Whether or not you plan to attend the Hycor special meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the special meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

      On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

/s/ J. DAVID THOLEN

J. David Tholen

President and Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. This proxy statement/prospectus is dated April 29, 2004 and will be first mailed to stockholders on or about May 3, 2004.

Hycor Biomedical Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

June 2, 2004

To the Stockholders of Hycor Biomedical Inc. (“Hycor”):

      The 2004 Special Meeting of Stockholders of Hycor will be held on June 2, 2004, at 10:00 a.m., Pacific time, at Hycor’s offices located at 7272 Chapman Avenue, Garden Grove, California for the following purpose:

1. To approve a merger of a wholly-owned subsidiary of Stratagene Corporation (“Stratagene”) with and into Hycor whereby each outstanding share of Hycor common stock, other than shares held by Stratagene and its subsidiaries, will be converted into the right to receive 0.6158 of a share of Stratagene common stock and to ratify and approve the merger agreement dated as of July 24, 2003, by and among Stratagene, SHC Acquisition Sub, Inc., and Hycor, as amended.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

      The record date for determination of the stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof is the close of business on April 26, 2004.

      All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the special meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. Voting instructions for Hycor’s registered stockholders are described under the question “How do I vote?” on page viii of the proxy statement/prospectus.

By Order of the Board of Directors

/s/ REGINALD P. JONES

Reginald P. Jones
Secretary

April 29, 2004

Garden Grove, California

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.

QUESTIONS AND ANSWERS ABOUT THE MERGER
QUESTIONS AND ANSWERS ABOUT VOTING AT THE HYCOR SPECIAL MEETING
SUMMARY
RISK FACTORS
Risks Related to the Merger
Risks Related to Stratagene’s Business
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
COMPARATIVE PER SHARE DATA
MARKET FOR HYCOR COMMON STOCK AND DIVIDENDS
MARKET FOR STRATAGENE COMMON STOCK AND DIVIDENDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
STRATAGENE CORPORATION SELECTED HISTORICAL COMBINED FINANCIAL DATA
HYCOR BIOMEDICAL INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
THE HYCOR SPECIAL MEETING
General
Purpose of the Special Meeting
Record Date and Outstanding Shares
Quorum and Vote Required
Abstentions
Broker Non-Votes
Appraisal Rights
Solicitation of Proxy; Expenses of Proxy Solicitation
Voting of Proxies
Revocability of Proxy
Recommendation of the Hycor Board of Directors
Future Hycor Stockholder Proposals
Assistance
APPROVAL OF THE MERGER AND RATIFICATION AND APPROVAL OF THE MERGER AGREEMENT
THE MERGER
Background of the Merger
Hycor’s Reasons for the Merger
Stratagene’s Reasons for the Merger
Opinion of Hycor’s Financial Advisor
Interests of Stratagene Directors, Officers and Significant Stockholders in the Merger
Interests of Hycor Directors, Officers and Significant Stockholders in the Merger
Completion and Effectiveness of the Merger
Structure of the Merger and Conversion of Hycor Common Stock
Exchange of Hycor Stock Certificates for Stratagene Stock Certificates
No Dividends
Directors and Executive Officers of Stratagene and Hycor Following the Merger
Material United States Federal Income Tax Consequences of the Merger
Accounting Treatment for the Merger
Regulatory Filings and Approvals Required to Complete the Merger
Certain Securities Laws Considerations
Listing on the Nasdaq National Market of Stratagene Common Stock to be Issued in the Merger
Delisting and Deregistration of Hycor Common Stock after the Merger
No Appraisal Rights
THE MERGER AGREEMENT
General
The Exchange Ratio and Treatment of Hycor Common Stock
Treatment of Hycor Stock Options
Exchange of Certificates
Representations and Warranties
Conduct of Business Prior to the Effective Time of the Merger
No Solicitation
Conditions to Completion of the Merger
Termination of the Merger Agreement
Expenses and Termination Fees
Amendment; Extension and Waiver of the Merger Agreement
ADDITIONAL AGREEMENTS
Hycor Lock-Up Agreements
Stratagene Lock-Up Agreements
Dr. Sorge Lock-Up Agreement
STRATAGENE’S BUSINESS
Overview
Scientific Overview
How Stratagene Helps Life Sciences Researchers
Market Opportunity
Strategy
Competitive Strengths
Stratagene’s Products and Product Lines
Research and Development
Sales and Marketing
Manufacturing
Patents and Proprietary Technologies
Technology Licensing
Competition
Government Regulation
Employees
Facilities
Legal Proceedings
STRATAGENE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
STRATAGENE’S MANAGEMENT
Executive Officers and Directors
Composition of Stratagene’s Board of Directors
Committees of Stratagene’s Board of Directors
Director Compensation
Compensation Committee Interlocks and Insider Participation
Executive Compensation
Option Grants
Option Exercises And Fiscal Year-End Option Values
Employment Agreements
Stock Option Plans
Stratagene Employee Stock Purchase Plan
401(k) Savings Plan
Certain Transactions
Beneficial Ownership
Changes in Accountants
HYCOR’S BUSINESS
General
Merger Agreement
Products
Sales and Marketing
Raw Materials
Research and Development
Government Regulations
Competition
Patents
Employees
Properties
Legal Proceedings
HYCOR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
DESCRIPTION OF STRATAGENE CAPITAL STOCK
General
Stratagene Common Stock
Stratagene Preferred Stock
Anti-Takeover Provisions
Delaware Business Combination Statute
Transfer Agent and Registrar
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
Authorized Stock
Dividends
Election and Size of Board of Directors
Removal of Directors
Vote on Extraordinary Corporate Transactions
Stockholder Action Without a Meeting
Amendment of Certificate of Incorporation
Amendment of Bylaws
Section 203 of the DGCL
Limitation of Personal Liability of Directors and Indemnification
Appraisal Rights
Preemptive Rights
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
STRATAGENE CORPORATION AND SUBSIDIARIES AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES TABLE OF CONTENTS
HYCOR FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
ARTICLE I. The Merger
ARTICLE II. Representations and Warranties of Hycor
ARTICLE III. Representations and Warranties of Stratagene and Merger Sub
ARTICLE IV Conduct Prior to the Effective Time
ARTICLE V. Additional Agreements; Representations
ARTICLE VI. Conditions to the Merger
ARTICLE VII. Termination, Amendment and Waiver
ARTICLE VIII. General Provisions
EXHIBIT A-1 (Stratagene Form)
EXHIBIT A-2 (Sorge Form)
EXHIBIT A SORGE TRUSTS AND PARTNERSHIPS
EXHIBIT A-3 (Hycor Form)
EXHIBIT B CERTIFICATE OF MERGER INTENTIONALLY OMITTED
EXHIBIT C STRATAGENE RESTATED CERTIFICATE INTENTIONALLY OMITTED
EXHIBIT D AMENDED AND RESTATED EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
ARTICLE I. Employment and Duties
ARTICLE II. Compensation
ARTICLE III. Term of Employment
ARTICLE IV. Benefits After Termination of Employment
ARTICLE V. Confidential Information
ARTICLE VI. General Provisions
EXHIBIT A FORM OF STOCK OPTION AGREEMENT
NON-QUALIFIED STOCK OPTION AGREEMENT
ARTICLE I Definitions
ARTICLE II Grant of Option
ARTICLE III Period of Exercisability
ARTICLE IV Exercise of Option
ARTICLE V Other Provisions
EXHIBIT E Directors of Stratagene After the Merger
Joseph A. Sorge Carlton J. Eibl Robert Mannion J. David Tholen John Reed
ANNEX C
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 99.2

THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT HYCOR FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT A WEB SITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “WHERE YOU CAN FIND MORE INFORMATION” BEGINNING ON PAGE 136.

YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO HYCOR BIOMEDICAL INC., 7272 CHAPMAN AVENUE, GARDEN GROVE, CALIFORNIA 92841, ATTENTION: CORPORATE SECRETARY, (714) 933-3003. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 26, 2004. IF YOU REQUEST ANY SUCH DOCUMENTS FROM HYCOR, HYCOR WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER HYCOR RECEIVES YOUR REQUEST.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Stratagene and Hycor proposing to merge?

A:	Stratagene and Hycor are merging because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, administrative efficiencies and growth potential than either company would have on its own.

Q:	What will be the effect of the merger on the stockholders of Stratagene and Hycor?

A:	Upon completion of the merger, the current stockholders of Stratagene (including for such purposes the holders of the convertible subordinated notes to be converted into shares of Stratagene common stock concurrently with the closing of the merger) will own approximately 77% of Stratagene and the former stockholders of Hycor will own approximately 23% of Stratagene. Stratagene and Hycor currently estimate that they will incur costs of approximately $1.5 million and $3.7 million, respectively, related to the merger.

Q:	What will holders of Hycor common stock and options receive in the merger?

A:	If the merger is completed:

•	each of your shares of Hycor common stock will be converted into the right to receive 0.6158 of a share of Stratagene common stock. This fraction is referred to in this proxy statement/ prospectus as the “exchange ratio.” Stratagene will not issue fractional shares of its common stock. Instead, each holder of shares of Hycor common stock who would otherwise be entitled to a fraction of a share of Stratagene common stock will receive an amount of cash equal to such fraction multiplied by the closing price of one share of Hycor common stock as reported on the Nasdaq National Market two trading days prior to the effective date of the merger; and

•	each option to purchase shares of Hycor common stock outstanding immediately before the effective time of the merger will be assumed by Stratagene and converted into and become a right to purchase shares of Stratagene common stock. Each option assumed by Stratagene will be exercisable for the number of shares of Stratagene common stock equal to the number of shares of Hycor common stock issuable upon exercise of the option multiplied by the exchange ratio, rounded down to the nearest whole share. The per share exercise price for each option will be the exercise price of each Hycor option divided by the exchange ratio, rounded up to the nearest whole cent.

Q:	Does the board of directors of Hycor recommend voting in favor of the merger?

A:	Yes. The board of directors of Hycor unanimously recommends that holders of Hycor common stock vote FOR the approval and adoption of the merger agreement and the approval of the merger.

Q:	Do the stockholders of Stratagene need to approve the merger?

A:	Yes. Stratagene’s board of directors has unanimously approved the merger agreement and the merger. In addition, Dr. Sorge and his affiliates, who together own approximately 90% of the outstanding shares of Stratagene common stock, have agreed to vote to adopt the merger agreement and to approve the merger.

Q:	Will I be able to sell the shares of Stratagene common stock I receive in the merger?

A:	Yes. All of the shares of Stratagene common stock received by Hycor stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Hycor or Stratagene under the Securities Act of 1933, as amended. Shares of Stratagene acquired in the merger by Hycor affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act. The market value of the Stratagene common stock that will be issued to the Hycor stockholders upon completion of the merger will not be known when the Hycor stockholders meet to vote on the merger because there is no established trading market for shares of Stratagene common stock. The price at which the Stratagene common stock will trade after the merger is also unknown.

Q:	When do you expect the merger to be completed?

A:	Stratagene and Hycor are working toward completing the merger as quickly as possible, and currently expect to complete the merger in the second calendar quarter of 2004. However, they cannot predict the exact timing of the completion of the merger.

Q:	Will I be taxed on the merger?

A:	Stratagene stockholders and Hycor stockholders should not recognize gain or loss for United States federal income tax purposes as a result of the merger, except that Hycor stockholders will recognize gain or loss resulting from the receipt of cash instead of any fractional shares of Stratagene common stock. All stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

Q:	Are the stockholders of Stratagene and Hycor entitled to appraisal or dissenters’ rights?

A:	Neither Stratagene’s stockholders nor Hycor’s stockholders will have appraisal or dissenters’ rights in connection with the merger.

QUESTIONS AND ANSWERS ABOUT VOTING AT

THE HYCOR SPECIAL MEETING

      Your shares can be voted at the special meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the special meeting, Hycor encourages you to vote by proxy to assure that your shares will be represented.

Q:	What am I being asked to vote upon?

A:	You are being asked to adopt the merger agreement and approve the merger.

Q:	What vote is required to approve the merger?

A:	In order to adopt the merger agreement and approve the merger, the holders of a majority of the outstanding shares of Hycor common stock entitled to vote as of the record date must vote in favor of adopting the merger agreement and to approve the merger. Given the number of outstanding shares of Hycor common stock as of the record date, the holders of 4,062,226 shares of Hycor common stock must vote to adopt the merger agreement and approve the merger. Certain of Hycor’s directors and executive officers, who own approximately 12% of the outstanding shares of Hycor common stock, have agreed to vote to adopt the merger agreement and to approve the merger.

Q:	Who is entitled to vote?

A:	All record holders of Hycor common stock as of the close of business on April 26, 2004 are entitled to vote. On that day, 8,124,450 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the special meeting.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in, or incorporated by reference in, this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

The special meeting will be held at 10:00 a.m. Pacific Time, on June 2, 2004, at Hycor’s offices located at 7272 Chapman Avenue, Garden Grove, California. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, Hycor is asking you to give your proxy to each of Hycor’s President and Chief Financial Officer. In this way, you assure that your vote will be counted even if you are unable to attend the special meeting. If you give your proxy but do not include specific instructions on how to vote, the holders of your proxy will vote your shares to adopt the merger agreement and approve the merger.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so in one of three ways. First, you can give written notice to the Corporate Secretary, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. Third, you can attend the Hycor special meeting and vote in person.

Q:	If my shares are held in a brokerage account or in “street name” by my broker, how do I vote?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker on how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger.

Q:	What effect does an abstention have on the proposed merger?

A:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of Hycor common stock outstanding on the record date. Abstentions will have the same effect as a vote against the merger.

Q:	What happens if other matters are raised at the meeting?

A:	Although Hycor is not aware of any matters to be presented at the special meeting other than those contained in the Notice of Special Meeting of Stockholders, if other matters are properly raised at the meeting in accordance with the procedures specified in Hycor’s certificate of incorporation and bylaws, any proxies given will be voted by the holders of the proxies in accordance with their best judgment, unless you have indicated otherwise.

Q:	Who will count the votes?

A:	Hycor’s transfer agent, Continental Stock Transfer & Trust, will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of elections.

Q:	Who pays the cost of soliciting proxies?

A:	Hycor will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Special Meeting of Stockholders, this proxy statement/ prospectus and the proxy card. Following the mailing of this proxy statement/ prospectus, directors, officers and employees of Hycor may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Hycor for their charges and expenses in connection therewith at customary rates. In addition, Hycor has retained Strategic Stock Surveillance, LLC to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses.

Q:	What do I need to do now?

A:	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Please do not send in your stock certificates with your proxy. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q:	Whom should I contact if I have questions about the merger?

A:	If you have more questions about the merger or would like additional copies of the attached proxy statement/ prospectus, you should contact Reginald Jones, Hycor’s chief financial officer, at (714) 933-3000.

SUMMARY

      This proxy statement/ prospectus pertains to the merger of a wholly-owned subsidiary of Stratagene with and into Hycor. This proxy statement/ prospectus is being sent to the holders of Hycor common stock.

      This summary may not contain all of the information that is important to you. You should read carefully this entire document, and other documents attached to this proxy statement/ prospectus and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the merger agreement, a copy of which is attached as Annex A, amendment no. 1 to the merger agreement, a copy of which is attached as Annex B, amendment no. 2 to the merger agreement, a copy of which is attached as Annex C, and the fairness opinion of The Seidler Companies, a copy of which is attached as Annex D. Except for references to the merger agreement in “The Merger — Opinion of Hycor’s Financial Advisor” that refer to the merger agreement prior to amendment no. 1, and except where expressly stated to the contrary, all references throughout this proxy statement/ prospectus to the merger agreement refer to the merger agreement, as amended by amendment no. 1 to the merger agreement dated as of December 29, 2003 and as further amended by amendment no. 2 to the merger agreement dated as of February 25, 2004.

      In addition, we encourage you to read the information incorporated by reference into this proxy statement/ prospectus, which includes important business and financial information about Hycor that it has filed with the Securities and Exchange Commission. You may obtain the information incorporated by reference into this proxy statement/ prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Companies

Stratagene Corporation

11011 North Torrey Pines Road
La Jolla, California 92037
(858) 535-5400

      Stratagene develops innovative products for life sciences research. Stratagene supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. Since 1984, Stratagene’s products have been used throughout the academic, industrial, and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. For more information on Stratagene, see the section entitled “Stratagene’s Business” beginning on page 73.

      Stratagene was incorporated in Delaware in 1995 as Stratagene Holding Corporation and changed its name to Stratagene Corporation in September 2003.

      Stratagene stockholders should call Ronni Sherman, executive vice president and general counsel, at (858) 535-5400, with any questions about the merger. Stratagene Corporation and its subsidiaries are referred to in this proxy statement/ prospectus as “Stratagene,” unless the context otherwise requires.

Hycor Biomedical Inc.

7272 Chapman Avenue
Garden Grove, California 92841
(714) 933-3000

      Hycor discovers, develops, manufactures and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument systems that use reagents, which are purified substances used in or to produce a chemical reaction, to test blood samples for more than 1,000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA® brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results for physicians and their patients. Headquartered in Garden Grove, California with facilities in Germany and Scotland, Hycor employs 152 people worldwide and serves customers in more than 50 countries. For more information on Hycor, see the section entitled “Hycor’s Business” beginning on page 117.

      Hycor was originally incorporated under the name of Hybridoma Sciences, Inc., and the original Certificate of Incorporation was filed in Delaware on April 7, 1981. A Certificate of Amendment was filed on June 23, 1986 to change Hycor’s name to Hycor Biomedical Inc. A Restated Certificate was filed December 29, 1993.

      Hycor stockholders should call Reginald Jones, Hycor’s chief financial officer, at (714) 933-3000, with any questions about the merger. Hycor Biomedical Inc. is referred to in this proxy statement/ prospectus as “Hycor.”

The Merger (see page 42)

      Stratagene and Hycor are merging because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, administrative efficiencies and growth potential than either company would have on its own.

      In the merger, a wholly-owned subsidiary of Stratagene will merge with Hycor and Hycor will survive the merger as a wholly-owned subsidiary of Stratagene. Hycor common stockholders (other than Stratagene and its subsidiaries) will receive, in exchange for each share of Hycor common stock they hold, 0.6158 of a share of Stratagene common stock. This fraction is referred to in this proxy statement/ prospectus as the “exchange ratio.” No fraction of a share of Stratagene common stock will be issued, but instead each holder of shares of Hycor common stock who would otherwise be entitled to a fraction of a share of Stratagene common stock will receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing price of one share of Hycor Common Stock as reported on the Nasdaq National Market two trading days prior to the effective date of the merger. The number of shares of Stratagene common stock to be received by each Hycor stockholder (after aggregating all fractional shares of Hycor common stock held by such stockholder) shall be rounded down to the nearest whole share of Stratagene common stock. After the merger, the current stockholders of Stratagene (including for such purposes the holders of the convertible subordinated notes to be converted into shares of Stratagene common stock concurrently with the closing of the merger) will own approximately 77% of Stratagene and the former stockholders of Hycor (other than Stratagene and its subsidiaries) will own approximately 23% of Stratagene.

      At the effective time of the merger, Stratagene will assume each outstanding option issued under the Hycor Biomedical Inc. 2001 Stock Option Plan, the Hycor Biomedical Inc. 1992 Incentive Stock Plan, the Hycor Biomedical Inc. Nonqualified Stock Option Plan for Non-Employee Directors, as amended, and any options issued under any other plan, agreement or arrangement, whether or not then exercisable, to purchase shares of Hycor common stock on substantially the same terms and conditions as were applicable prior to the effective time of the merger, except that (i) the options will be exercisable for shares of Stratagene common stock, and (ii) the number of shares of Stratagene common stock which may be purchased will be equal to the number of shares of Hycor common stock underlying the option multiplied by the exchange ratio. Any fractional share of Stratagene common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of Stratagene common stock issuable under each Hycor option will equal the per share exercise price of the Hycor common stock purchasable under the Hycor option divided by the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

      Stratagene and Hycor are working toward completing the merger as quickly as possible, and currently expect to complete the merger in the second quarter of 2004.

      A copy of the merger agreement prior to amendment no. 1 is attached to this proxy statement/ prospectus as Annex A and copies of amendment no. 1 and amendment no. 2 to the merger agreement are attached to this proxy statement/ prospectus as Annex B and Annex C, respectively. You are encouraged to read the merger agreement and the amendments carefully. In evaluating the merger, you should also carefully consider the factors discussed in the section entitled “Risk Factors” on page 11.

The Hycor Special Meeting (see page 38)

      Hycor will hold a special meeting of its stockholders on June 2, 2004. At the special meeting, Hycor stockholders will consider and vote to approve the merger and approve and adopt the merger agreement.

      Hycor stockholders should send in their signed proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the special meeting discussed above. If Hycor stockholders do not include instructions on how to vote their properly signed proxy card, their common stock will be voted “FOR” approval of matters related to the merger and, if any other matters are properly brought before the special meeting, the persons named in the respective proxy cards will have discretion to vote on such matters.

      Brokers cannot vote Hycor stockholders’ shares with respect to the merger without instructions from them on how to vote. Therefore, it is important that Hycor stockholders follow the directions provided by their brokers regarding how to instruct their broker to vote their shares.

      A Hycor stockholder wanting to change its vote should send the secretary of Hycor a later-dated, signed proxy card before the meeting or attend the meeting in person. A proxy card may also be revoked by sending written notice to the secretary before the meeting.

Voting Agreements (see page 71)

      Hycor. Certain of Hycor’s directors and executive officers, who own approximately 12% of the outstanding shares of Hycor common stock, have agreed to vote to adopt the merger agreement and to approve the merger.

      Stratagene. Dr. Sorge and his affiliates, who together own approximately 90% of the outstanding shares of Stratagene common stock, have agreed to vote to adopt the merger agreement and to approve the merger.

Reasons for the Merger (see page 44 and page 45)

      Stratagene and Hycor are merging because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, administrative efficiencies and growth potential than either company would have on its own. In addition, each of the Hycor board of directors and the Stratagene board of directors considered a number of other positive and negative factors relating to the merger. Among the potential risks and detriments considered by the respective boards of directors was the financial markets perception of the merger, whether an active trading market will develop for the Stratagene common stock, the risk that the anticipated benefits of the merger might not be fully realized and transaction costs to be incurred by each of Hycor and Stratagene. See “The Merger — Hycor’s Reasons for the Merger,” “The Merger — Stratagene’s Reasons for the Merger” and “Risk Factors.”

Recommendation of Hycor’s Board of Directors (see page 40)

      The Hycor board of directors has unanimously approved the merger agreement and the merger and has determined that the merger agreement and merger are advisable and fair to, and in the best interests of, Hycor and its stockholders. The board of directors of Hycor unanimously recommends that holders of Hycor common stock vote FOR the approval and adoption of the merger agreement and the approval of the merger.

Opinion of Hycor Financial Advisor (see page 46)

      On July 24, 2003, The Seidler Companies, financial advisor to Hycor, delivered its oral opinion to the Hycor board of directors, which was subsequently confirmed by delivery of a written opinion dated July 24, 2003, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as The Seidler Companies considered relevant, the merger consideration to be paid by Stratagene in the proposed merger was fair from a financial point of view to the Hycor stockholders. The full text of the written opinion of The Seidler Companies is attached to this proxy statement/ prospectus as Annex C. Hycor and Stratagene encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of The Seidler Companies is directed to the Hycor board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Approval of Stratagene’s Board of Directors (see page 45)

      Stratagene’s board of directors has unanimously approved the merger agreement and the merger.

Conditions to Completion of the Merger (see page 64)

      The completion of the merger depends on meeting a number of conditions.

Vote Required for Approval (see page 38)

      The holders of a majority of the outstanding shares of Hycor stock entitled to vote must approve the merger agreement and the merger. Hycor’s directors, executive officers and their affiliates hold 12% of the outstanding shares of Hycor. Certain of Hycor’s directors and executive officers, who own approximately 12% of the outstanding Hycor common stock, have agreed to vote their shares in favor of the merger.

Termination of the Merger Agreement (see page 66)

      Stratagene and Hycor each have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment by either Hycor or Stratagene of a termination fee of $1.5 million and expenses not to exceed $0.5 million.

Directors and Executive Officers of Stratagene and Hycor Following the Merger (see page 56)

      Following the merger, the board of directors of Stratagene will consist of Joseph A. Sorge, Carlton J. Eibl, Robert Manion, J. David Tholen and John Reed. Dr. Sorge is currently the chairman of the board of directors of Stratagene, and also serves as Stratagene’s chief executive officer and chief financial officer; Mr. Eibl is an existing director of Stratagene; Mr. Manion has no current position or affiliation with either Stratagene or Hycor; Mr. Tholen is currently the president and chief executive officer of Hycor and also serves as a director of Hycor; and Mr. Reed has no current position or affiliation with either Stratagene or Hycor, except that Mr. Reed is a member of Stratagene’s scientific advisory board.

      Following the merger, Joseph A. Sorge, the current chairman and chief executive officer of Stratagene, will continue to be chairman and chief executive officer of Stratagene. In addition, Reginald P. Jones, Hycor’s current chief financial officer will become the new chief financial officer of Stratagene.

      Following the merger, the board of directors of Hycor, which will then be a Stratagene subsidiary, will consist of J. David Tholen, Joseph A. Sorge and Carlton J. Eibl. In addition, the current executive officers of Hycor will continue to be the executive officers of Hycor immediately following the merger, except that Dr. Sorge will replace Mr. Tholen as president and chief executive officer.

United States Federal Income Tax Consequences of the Merger (see page 56)

      Stratagene and Hycor have structured the merger so that, in general, Stratagene, Stratagene’s stockholders, Hycor and Hycor’s stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except that Hycor stockholders will recognize a gain or loss resulting from the receipt of cash instead of fractional shares of Stratagene common stock.

      It is a condition to the merger that both Stratagene and Hycor receive legal opinions from their respective counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      All stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

Accounting Treatment of the Merger (see page 58)

      The merger will be accounted for under the “purchase” method of accounting in accordance with United States generally accepted accounting principles.

Regulatory Filings and Approvals Required to Complete the Merger (see page 58)

      Stratagene and Hycor do not expect that the Merger will be subject to any state or federal regulatory requirements. Should such state or federal regulatory requirements be applicable, Stratagene and Hycor currently intend to comply.

Interests of Certain Persons in the Merger (see page 52 and page 54)

      When considering the recommendations of Stratagene’s and Hycor’s boards of directors, you should be aware that certain directors, officers and stockholders of Stratagene and Hycor have interests in the merger that are different from, or are in addition to, yours.

No Appraisal Rights (see page 58)

      Under Delaware law, Stratagene stockholders and Hycor stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger.

Restrictions on the Ability to Sell Stratagene Stock (see page 58)

      All Stratagene common stock received by Hycor stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Hycor or Stratagene under the Securities Act. Shares of Stratagene acquired in the merger by Hycor affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act.

Transactions Related to the Merger

Transactions Related to Stratagene’s Chairman and Chief Executive Officer

      Without giving effect to the merger and the related transactions described below, Joseph A. Sorge, M.D., Stratagene’s Chairman and Chief Executive Officer, controls approximately 90% of the outstanding shares of Stratagene common stock. After giving effect to the merger and the related transactions, Dr. Sorge will control approximately 62% of the outstanding shares of Stratagene common stock. Stratagene has agreed to enter into the following arrangements with Dr. Sorge in connection with the closing of the merger.

•	New Employment Agreement. In connection with the closing of the merger, Dr. Sorge has agreed to enter into a new employment agreement with Stratagene, pursuant to which, among other things, Dr. Sorge’s base annual salary will be reduced from $1.1 million to $450,000 and Dr. Sorge will be granted an option to purchase 738,960 shares of Stratagene common stock at a price equal to the closing price of Stratagene’s common stock on the Nasdaq National Market on the effective date of the merger. The new employment agreement has an initial term of three years and is subject to successive one year renewals unless either party provides a notice of non-renewal at least 30 days prior to the termination of the then current term. If Dr. Sorge is terminated without “cause” or resigns with “good reason,” as defined in the employment agreement, he is entitled to receive the following benefits:

•	subject to possible reduction by Stratagene to avoid the loss of deductions under Section 280G of the Internal Revenue Code, a lump sum cash severance payment in an amount equal to Dr. Sorge’s then effective base salary for the remainder of the term of the amended employment agreement, or if there are fewer than twelve months remaining in the term, for twelve months;

•	the vesting of all stock options held by Dr. Sorge; and

•	the right to continued participation in Stratagene’s benefit plans for the remainder of the term of employment.

If Dr. Sorge’s employment is terminated due to death, resignation or for “cause,” as defined in the employment agreement, all salary and benefits cease immediately.

•	Merger Related Bonus. In connection with and conditioned upon the closing of the merger, Stratagene has agreed to provide the following benefits to Dr. Sorge in exchange for the extraordinary services provided by Dr. Sorge to Stratagene in connection with the merger:

•	Dr. Sorge is entitled to receive a bonus in the aggregate amount of approximately $1.8 million pursuant to the terms of a non-assignable promissory note to be issued by Stratagene in favor of Dr. Sorge. The promissory note will be for a term of approximately 39 months and will provide for equal monthly payments; and

•	Stratagene will forgive $390,000 of the debt owed by Dr. Sorge to the company. In addition, Stratagene will pay Dr. Sorge’s income taxes that will result from such debt forgiveness on a “grossed-up” basis. This is expected to result in a charge to Stratagene of approximately $650,000.

Stratagene’s board of directors took several factors into account in determining that Dr. Sorge’s performance justified the bonuses described above. First, Dr. Sorge was primarily responsible for negotiating the merger transaction with Hycor, as well as the exploration of other possible transactions, all of which he handled without the assistance of any outside investment banking firm, which saved Stratagene substantial additional expense. Second, Dr. Sorge managed to handle the merger negotiations while simultaneously serving as Stratagene’s president and chief executive officer and Stratagene’s chief financial officer, a position he assumed in October 2002 following the departure of Stratagene’s then existing chief financial officer. Dr. Sorge’s salary was not adjusted in connection with Dr. Sorge’s assumption of the additional responsibilities attendant to serving as the company’s chief financial officer. Based on these significant and extraordinary services the disinterested members of Stratagene’s board of directors awarded these bonuses to Dr. Sorge contingent upon the closing of the merger.

•	Repayment of Indebtedness and Stock Repurchase. Dr. Sorge and certain trusts of which Dr. Sorge serves as the trustee collectively owe Stratagene an aggregate amount of approximately $3.4 million as of March 31, 2004 pursuant to various overdue promissory notes. In order to facilitate the repayment of these loans as required by the Sarbanes-Oxley Act of 2002, Stratagene has agreed to (1) forgive $390,000 of the debt owed to Stratagene by Dr. Sorge as described above and (2) repurchase shares from Dr. Sorge and the affiliated trusts in an amount sufficient to repay the remaining principal and interest owed to Stratagene on the outstanding, overdue promissory notes, plus an amount equal to the tax liability to be incurred by Dr. Sorge in connection with the repurchase. Stratagene will repurchase these shares at a price of approximately $6.50 per share, which price was based on Hycor’s stock price of approximately $4.00 at the time agreement was reached with respect to this provision, adjusted for the exchange ratio. The bulk of the repurchase will be implemented by cancelling all of the outstanding principal and interest owed to Stratagene under the overdue promissory notes. In addition, Stratagene will use approximately $443,000 of its existing cash to repurchase shares in connection with the tax liability Dr. Sorge will incur as a result of the debt foregiveness. The number of shares that will be repurchased by Stratagene will vary depending on the actual closing date of the merger. However, Stratagene currently expects to redeem approximately 524,000 shares of Stratagene common stock.

In addition, concurrently with the closing of the merger, Dr. Sorge’s ex-wife has agreed to repay in full an overdue promissory note which Dr. Sorge signed as a co-obligor. Dr. Sorge’s ex-wife has the option to repay the promissory note in cash or by tendering a number of shares of Stratagene common stock to Stratagene sufficient to repay in full all principal and interest then due and owing under the promissory note at a purchase price of approximately $6.50 per share. The outstanding amount due and owing under this promissory note as of March 31, 2004 was approximately $272,000. The number of shares that may be repurchased by Stratagene if Dr. Sorge’s ex-wife elects to repay the promissory note by tendering shares of stock to Stratagene will vary depending on the actual closing date of the merger. However, if Dr. Sorge’s ex-wife elects the repurchase option, Stratagene currently expects that it would repurchase approximately 43,000 shares of Stratagene common stock.

•	Registration Rights Agreement. In addition, Stratagene has agreed to enter into a registration rights agreement with Dr. Sorge, pursuant to which Dr. Sorge has been granted the right, subject to certain conditions, to require the registration of 2,000,000 shares of Stratagene common stock controlled by Dr. Sorge or one of his affiliates and customary piggyback registration rights to participate in other registrations. See “Additional Agreements — Registration Rights Agreement.”

Subordinated Notes

      In December 1995, Stratagene sold approximately $23.8 million of principal amount of convertible subordinated notes due December 1, 2002, which we refer to as the subordinated notes, to TCW Special Credits Fund V — The Principal Fund, which we refer to as the TCW Fund, in exchange for a cash payment of approximately $12.4 million. The subordinated notes accreted in value from the date of issuance through April 16, 2003 at a rate of approximately 10% per annum. The holders of the subordinated notes have extended the maturity date of the subordinated notes on several occasions, most recently in January 2004. In light of the prior extensions of the maturity date of the subordinated notes, effective as of April 16, 2003 the subordinated notes began accruing interest at a rate of 15% per annum and effective as of June 16, 2003 interest was payable on a monthly basis, although Stratagene has a right to satisfy a portion of its obligation to make monthly interest payments by adding one-third of the monthly interest payment to the principal amount of the subordinated notes. In January 2003, one of the note holders was paid in full in the amount of approximately $840,000, which amount represents the original principal amount of the subordinated note together with all amounts accreted thereon through the repayment date. In addition, through January 23, 2004 Stratagene has also paid approximately $2.2 million in interest on, and approximately $400,000 of the principal amount of, the remaining subordinated notes. On January 23, 2004, Stratagene used $14.0 million it borrowed under a new senior credit facility to pay down the principal amount of the subordinated notes and amended and restated the terms of the subordinated notes. As a result of this payment, approximately $10.0 million in principal amount of subordinated notes remained outstanding as of January 23, 2004. For more information regarding the terms of the amended subordinated notes, please see “— Recent Developments.”

      The TCW Fund and the other holder of the subordinated notes have agreed to convert $9.0 million in principal amount of the subordinated notes into 1,753,604 shares of Stratagene common stock upon the closing of the merger. As a result of the conversion, the TCW Fund will hold approximately 8.0% of Stratagene’s outstanding common stock after giving effect to the merger and the related transactions. The TCW Fund has also agreed to terminate the registration rights agreement and the stockholders agreement Stratagene entered into in connection with the original issuance of the subordinated notes. As a result of the termination of the registration rights agreement, the note holders will not have any registration rights with respect to any shares of Stratagene common stock issuable upon conversion of a portion of the subordinated notes. As a result of the termination of the stockholders agreement, the TCW Fund will, among other things, lose its rights to designate two members of Stratagene’s board of directors. See “Stratagene’s Management — Registration Rights” and “— Prior Stockholders Agreement.”

Basis of Combination, Acquisition of Assets of BioCrest Holdings, LLC

      The financial information of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries has been presented throughout this registration statement on a combined basis, due to common control and management. Approximately 90% of Stratagene and 73% of BioCrest are controlled, directly or indirectly, by Dr. Sorge, who is the chief operating decision maker for both entities. Substantially all of the remaining interests are represented by stakeholders common to both Stratagene and BioCrest. In addition to such common ownership and management, the operations of BioCrest are complementary to Stratagene’s operations, and certain of the entities included within the combined, consolidated financial statements perform services for, or on behalf of, other entities within the combined group. Dr. Sorge does not receive separate remuneration from BioCrest, other than as a result of distributions made by BioCrest on a pro rata basis to the holders of the membership interests in BioCrest, including BioSense Partners, L.P., an entity controlled by Dr. Sorge.

      Concurrently with the closing of the merger, Stratagene intends to acquire substantially all of the assets of BioCrest. As payment for the assets of BioCrest, Stratagene will forgive all of the outstanding intercompany indebtedness owed by BioCrest and its subsidiaries to Stratagene and its subsidiaries in the aggregate amount of approximately $5.5 million and assume all of the other outstanding liabilities of BioCrest and its subsidiaries in the aggregate amount of approximately $1.1 million.

      Among its assets, BioCrest owns:

•	100% of the outstanding membership interests in Phenogenex, LLC;

•	approximately 78% of the membership interests of Iobion Informatics, LLC; and

•	approximately 49% of the ownership interests in each of Cenetron Diagnostics, Ltd. and the general partner of Cenetron Diagnostics.

      All of the above described ownership interests will be conveyed to Stratagene as part of the asset sale. As a result of the asset sale, Stratagene will replace BioCrest as the managing member of each of Phenogenex and Iobion Informatics and will acquire minority interests in each of Cenetron Diagnostics and its general partner. The remaining membership interests of Iobion Informatics, Cenetron Diagnostics and the general partner of Cenetron Diagnostics will remain outstanding after the asset sale.

      All of the information in this proxy statement/prospectus regarding Stratagene assumes that Stratagene’s acquisition of the assets of BioCrest is completed concurrently with the closing of the merger substantially as described above.

Recent Developments

New Senior Credit Facility

      On January 21, 2004, Stratagene, BioCrest Manufacturing, L.P., a wholly owned subsidiary of Stratagene, and BioCrest Holdings entered into a senior credit agreement and related documents with Merrill Lynch Business Financial Services Inc., which we refer to as MLBFS, pursuant to which MLBFS made various credit facilities available to BioCrest Manufacturing. The senior credit facility consists of (1) a $4.0 million one-year revolving borrowing base facility, (2) a $9.0 million three-year reducing revolving facility, (3) a $6.0 million 27-month term loan and (4) a one-year letter of credit facility to support the industrial revenue bonds issued by BioCrest Manufacturing. On January 23, 2004, Stratagene borrowed approximately $14.2 million of the aggregate availability under the reducing revolving facility and the term loan, of which $14.0 million was used to pay down the principal amount of the subordinated notes and the remaining amount was used to pay various MLBFS and other third party fees. At January 23, 2004, approximately $10.0 million in principal amount of subordinated notes remained outstanding, of this amount $9.0 million in principal amount of the subordinated notes will convert into 1,753,604 shares of Stratagene common stock upon the closing of the merger and the remaining $1.0 million will be due and payable upon the closing of the merger. In March 2004, $0.5 million in additional principal payments were made on the outstanding non-convertible subordinated notes, leaving a balance of $9.8 million at March 31, 2004 on the outstanding subordinated notes, including accrued interest.

      The obligations of BioCrest Manufacturing under the senior credit facility have been guaranteed by each of Stratagene and BioCrest Holdings and each of their wholly owned domestic subsidiaries. The obligations are also generally secured by substantially all of the personal property assets of Stratagene and BioCrest Holdings and each of their wholly owned domestic subsidiaries, as well as liens on the real property and improvements related to Stratagene’s Texas manufacturing facility. The senior credit facility is also secured by a pledge of BioCrest Holding’s 78% interest in Iobion Informatics. In addition, Dr. Sorge has personally guaranteed the obligations of BioCrest Manufacturing under the senior credit facility. Subject to certain conditions, Dr. Sorge’s personal guarantee will terminate upon the closing of the merger with Hycor.

      Borrowings under the senior credit facility bear interest (1) in the case of the one-year revolving facility, at a variable rate equal to the one-month LIBOR rate plus 2.40%, (2) in the case of the three-year reducing revolving facility, at a variable rate equal to the one-month LIBOR rate plus 2.55%, and (3) in the case of the term loan, at a variable rate equal to the prime rate plus 1.00%. The senior credit facility includes customary but significant restrictions on the incurrence of additional debt, the payment of dividends, acquisitions and capital expenditures above stated limits.

Amendment of Subordinated Notes

      Concurrently with the closing of the senior credit facility and the pay down of the subordinated notes, Stratagene and the holders of the subordinated notes amended and restated the securities purchase agreement governing the subordinated notes. Under the amended and restated securities purchase agreement:

•	the subordinated notes are now due and payable in July 2007;

•	$9.0 million in principal amount of the subordinated notes will convert into 1,753,604 shares of common stock upon the closing of the merger and the remaining approximately $1.0 million of subordinated notes have no conversion rights and will be due and payable upon the closing of the merger; and

•	the subordinated notes are now secured by a second priority lien on substantially all of the personal property assets of Stratagene and BioCrest Holdings and each of their wholly owned domestic subsidiaries.

      The subordinated notes accrue interest at a rate of 15.0% per annum, except that the interest rate on the subordinated notes will increase 25 basis points to the extent that the subordinated notes remain outstanding on April 16, 2004 and on each three month anniversary of such date thereafter. Subject to certain restrictions set forth in an intercreditor agreement entered into by Stratagene, MLBFS and the holders of the subordinated notes, Stratagene is required to make quarterly interest payments on the subordinated notes in arrears commencing on April 15, 2004, with two-thirds of each such interest payment to be paid in cash and the remaining one-third payable in the form of additional subordinated notes.

RISK FACTORS

      By voting in favor of approving and adopting the merger agreement and approving the merger, you will be choosing to invest in the Stratagene common stock. You should carefully consider the following risk factors before voting on the proposal to approve and adopt the merger agreement and the merger.

Risks Related to the Merger

      The number of shares of Stratagene common stock to be received by Hycor stockholders in the merger is fixed and will not be adjusted for changes in the price of the Hycor common stock.

      At the closing of the merger, each share of Hycor common stock will be exchanged for 0.6158 of a share of Stratagene common stock. This exchange ratio will not be adjusted for changes in the market price of Hycor common stock. The market value of the Stratagene common stock that will be issued to Hycor stockholders upon completion of the merger will not be known when the Hycor stockholders meet to vote on the merger because there is no established trading market for shares of Stratagene common stock. In addition, the price at which the Stratagene common stock will trade after the merger is unknown.

      The market price of the Hycor common stock on the date of the closing of the merger will likely be different than the market price the Hycor common stock prior to the date of the closing of the merger for a variety of reasons, including, market reactions to the merger. For example, between January 1, 2003 and July 23, 2003, the last trading day before the merger was publicly announced, the market price of the Hycor common stock ranged from a low of $1.94 per share to a high of $5.15 per share. Stockholders of Stratagene and Hycor are urged to obtain current market quotations for the Hycor common stock. See “Market for Hycor Common Stock and Dividends” on page 34.

      Because there has not been any public market for the Stratagene common stock, the market price and trading volume of the Stratagene common stock may be volatile and the holders of Hycor common stock may not be able to sell their shares at or above the initial market price of the Stratagene common stock following the merger.

      Prior to the merger, there will have been no trading market for the Stratagene common stock. Stratagene cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of its common stock will be volatile. The market price of the Stratagene common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this proxy statement/prospectus or for reasons unrelated to Stratagene’s performance, such as reports by industry analysts, investor perceptions, or announcements by Stratagene’s customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies within Stratagene’s industry experience declines in their stock price, Stratagene’s stock price may decline as well. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against Stratagene could cause it to incur substantial costs and could divert the time and attention of its management and other resources.

      Stratagene may face significant challenges in integrating Stratagene and Hycor and, as a result, may not realize the expected benefits of the merger.

      The merger involves the integration of two companies that have previously operated independently. Combining the operations of Stratagene and Hycor will be a complex process that will require, among other things, integration of various functional areas, such as finance, human resources and sales and marketing groups, and coordination of development efforts. Stratagene currently anticipates that the integration process will take approximately 12 months. Stratagene cannot be certain that the integration will be completed in a timely manner, if at all, or that it will be able to achieve the anticipated benefits of the merger. For example, the companies may experience difficulties in harmonizing employee benefit policies, the relocation of certain job functions may result in the loss of personnel with critical corporate knowledge and upgrading financial reporting systems to operate as a single system may lead to interruptions in tracking financial or sales information. Failure to adequately manage the integration process and to coordinate the joint efforts of the two companies may have a material adverse effect on the business of the combined company. There can be no assurance that the employees of Hycor will be willing to continue their employment with Hycor after the merger. There is no assurance that after the merger Stratagene will be able to maintain all of the existing commercial relationships of Hycor or Stratagene.

      Stratagene and Hycor may suffer negative consequences if the merger is not completed.

      If the merger is not completed for any reason, Stratagene and Hycor will be subject to a number of material risks, including:

•	the provision in the merger agreement that provides that under specified circumstances either Stratagene or Hycor could be required to pay the other a termination fee of $1.5 million or expenses incurred by the other party up to a maximum of $0.5 million;

•	the market price of the Hycor common stock may decline to the extent that the current market price of such shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed;

•	the diversion of management attention from the day-to-day business of the companies and the unavoidable disruption to their employees during the period before the completion of the merger may make it difficult for Stratagene and Hycor to regain their financial position if the merger does not occur;

•	if the merger is terminated and Hycor’s board of directors seeks another merger or business combination, Hycor’s stockholders cannot be certain that Hycor will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Stratagene in the merger; and

•	employees important to the success of either company as a stand-alone company may have left in anticipation of the merger.

      Directors and officers of Hycor have potential conflicts of interest that may have influenced them to recommend the merger.

      The directors of Hycor who recommended that you vote in favor of the merger and certain executive officers of Hycor, including Messrs. Tholen, Jones and Thune and Ms. Deal, who provided information to the Hycor board of directors relating to the merger have employment, indemnification and severance benefit arrangements and rights to acceleration of stock options that provide them with interests in the merger that may differ from yours. The receipt of compensation or other benefits in the merger may have influenced these individuals in making their decisions and/or recommendations concerning the merger. See “The Merger — Interests of Hycor Directors, Officers and Significant Stockholders in the Merger.”

Risks Related to Stratagene’s Business

      Stratagene’s future success depends on the timely introduction of new products and the acceptance of these new products in the marketplace.

      Rapid technological change and frequent new product introductions are typical for the markets Stratagene serves. Stratagene’s future success will depend in large part on continuous, timely development and introduction of new products that address evolving market requirements.

      Stratagene believes successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. To the extent that Stratagene fails to introduce new and innovative products, it may lose market share to its competitors, which may be difficult to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could materially damage Stratagene’s business.

      In the past Stratagene has experienced, and is likely to experience in the future, delays in the development and introduction of products. Stratagene cannot assure you that it will keep pace with the rapid rate of change in life sciences research, or that its new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

•	availability, quality and price relative to competitive products;

•	the timing of introduction of the product relative to competitive products;

•	customers’ opinions of the product’s utility;

•	citation of the product in published research; and

•	general trends in life sciences research.

      The markets for Stratagene’s products are extremely competitive and subject to rapid technological change and if Stratagene fails to compete effectively, its business may suffer.

      The markets for Stratagene’s products are highly competitive. Stratagene competes with many other suppliers of life sciences research products. Stratagene’s major competitors in the genetic technologies market area include Invitrogen Corporation, BD Biosciences, Promega and Novagen. Stratagene’s major competitors in the nucleic acid and protein purification and analysis market area include Applied Biosystems, Qiagen, Roche and Invitrogen. Stratagene’s major competitors in the genomics, proteomics and bioinformatics market area include Invitrogen, Applied Biosystems, Agilent and Silicon Genetics. Many of Stratagene’s competitors have greater financial, operational and sales and marketing resources and more experience in research and development than it does. These and other companies may have developed or could in the future develop new technologies that compete with Stratagene’s products or even render Stratagene’s products obsolete. Competition in Stratagene’s markets is primarily driven by:

•	product performance, features and reliability;

•	price;

•	timing of product introductions;

•	ability to develop, maintain and protect proprietary products and technologies;

•	sales and distribution capabilities;

•	technical support and service; and

•	breadth of product line.

      If a competitor develops or acquires superior technology or cost-effective alternatives to Stratagene’s products, Stratagene’s business, financial condition and results of operations could be materially adversely affected.

      Stratagene’s competitors have in the past and may in the future compete by lowering prices. Stratagene may respond by lowering its prices, which could reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may damage Stratagene’s market share. In addition, Stratagene must continually adapt to new marketing and distribution trends in order to compete effectively.

      Stratagene believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to make sales to customers who have previously purchased products from Stratagene’s competitors. To the extent Stratagene is unable to be the first to develop and supply new products, its competitive position may suffer.

      If Stratagene’s existing license agreements are terminated, Stratagene may be prevented from selling some of its products.

      Approximately 58% of Stratagene’s revenue in 2003 came from products sold pursuant to license agreements. If Stratagene loses the rights to a patented technology, it may need to stop selling some of its products or redesign its products and may lose significant sources of revenues. In addition, potential competitors could license technologies that Stratagene fails to license. The loss of a significant license could have a material adverse effect on Stratagene’s business. Stratagene’s significant licenses include a license from Hoffman La Roche and Roche Molecular Systems, Inc., which we refer to collectively as Roche, which includes rights to use PCR and Taq polymerase in its research efforts and rights to manufacture, promote and sell products for PCR for the research field of use, and a license from Applied Biosystems, which grants rights to promote and sell thermal cyclers and temperature cycling instruments as authorized thermal cyclers for the automated performance of PCR for the research field of use. Each of these license agreements terminates upon the expiration of the last to expire underlying patent in each agreement. The agreement with Roche is subject to early termination in the event of the bankruptcy or insolvency of Stratagene. Roche may also terminate the agreement (1) for cause or (2) if a third party which is licensed by Roche to manufacture products for use in PCR-based human diagnostics testing acquires more than 50% of the voting stock of the Stratagene subsidiary party to the agreement. The agreement with Applied Biosystems is subject to early termination in the event that all claims of the underlying patents in the agreement are unenforceable or invalid. Applied Biosystems may also terminate the license agreement (1) for cause, (2) upon a change in control of the Stratagene subsidiary party to the license agreement or (3) in the event of the bankruptcy or insolvency of Stratagene. Stratagene does not anticipate that either of these license agreements will terminate in the near future.

      Stratagene’s licenses also typically subject it to various commercialization, sublicensing and other obligations. If Stratagene fails to comply with these requirements, it could lose important rights under a license, such as the right to exclusivity in a specified market. In some cases, Stratagene could also lose all rights under a license. In addition, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent. Stratagene typically does not receive significant indemnification from a licensor against third party claims of intellectual property infringement.

      Because Stratagene’s quarterly revenue and operating results may vary significantly in future periods, its stock price may decline.

      Stratagene’s operating results have fluctuated in the past and may continue to fluctuate in the future. In particular, Stratagene has historically seen slower sales in the fourth quarter as a result of reduced purchases by academic and research institutions as well as the closing of such facilities during the holiday period. Stratagene’s revenues are unpredictable and may also fluctuate due to changes in demand for its products, delays in development and introduction of new products and new product introductions by Stratagene’s competitors. A high proportion of Stratagene’s costs are fixed, due in part to significant research and development costs. Thus, small declines in revenue could disproportionately affect operating results in a quarter and the price of the Stratagene common stock may fall. Moreover, a variety of factors may affect Stratagene’s ability to make accurate forecasts regarding its operating results. Because of these factors, Stratagene’s operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause its stock price to decline.

      Stratagene depends substantially on key employees, and the loss of the services of any of its key employees or the failure to hire qualified employees could seriously damage Stratagene’s business.

      To a large degree, Stratagene is dependent on its founder, chairman of its board of directors and chief executive officer, Joseph A. Sorge, M.D. Dr. Sorge has significant expertise in the life sciences research market and has been instrumental in establishing and executing Stratagene’s business plan. The loss of Dr. Sorge’s services could have a material adverse effect on Stratagene’s business. Dr. Sorge has an existing employment agreement with Stratagene which expires in December 2004. In connection with the closing of the merger, Stratagene and Dr. Sorge will enter into a new employment agreement which will supersede Dr. Sorge’s existing employment agreement. See “Stratagene’s Management — Employment Agreements.” Stratagene also carries three separate key person insurance policies covering Dr. Sorge in the aggregate amount of $26.5 million.

      Because Stratagene’s products and services are highly technical in nature, only highly qualified and trained scientists have the necessary skills to develop and market Stratagene’s products and provide

Stratagene’s services. As such, Stratagene’s future success also will depend in large part on the continued service of its key scientific and management personnel, including research and development, customer service, marketing and sales staffs. Stratagene faces intense competition for these professionals from its competitors, its customers and other companies throughout its industry. Stratagene does not generally enter into employment agreements requiring these employees to continue in its employment for any period of time. Stratagene is not aware that any of its senior personnel is planning to leave or retire from the company. Any failure on Stratagene’s part to hire, train and retain a sufficient number of qualified professionals could seriously damage its business.

      Stratagene’s substantial indebtedness could limit its ability to operate its business, obtain additional financing and pursue other business opportunities.

      As of March 31, 2004, Stratagene had approximately $30.1 million of outstanding indebtedness, including approximately $13.9 million of borrowings under its senior credit facility, approximately $9.8 million in subordinated notes, approximately $5.6 million in principal amount of industrial revenue bonds and an approximately $627,000 mortgage for its Wyoming facility. The holders of the subordinated notes have agreed to convert $9.0 million in principal amount of the subordinated notes into Stratagene common stock upon the closing of the merger, and the remaining $0.8 million is due on the closing of the merger, which will leave Stratagene with approximately $20.3 million of indebtedness outstanding following the merger. Stratagene’s substantial amount of indebtedness could have negative consequences for Stratagene, including the following:

•	Stratagene will need a substantial portion of its cash flow to pay the principal and interest on its indebtedness, including indebtedness it may incur in the future;

•	payments of Stratagene’s indebtedness will reduce the funds that would otherwise be available for its operations and future business opportunities;

•	Stratagene may have greater debt burdens than its competitors, which may place Stratagene at a competitive disadvantage;

•	Stratagene’s debt level may make it more vulnerable than its competitors to a downturn in its business or the economy generally; and

•	there would be a material adverse effect on Stratagene’s business and financial condition if Stratagene is unable to service its indebtedness or obtain additional financing.

      Stratagene may not have financing for future capital requirements, which may prevent it from addressing gaps in its product offerings or improving its technology.

      Although historically Stratagene’s cash flow from operations has been sufficient to satisfy working capital, capital expenditure and research and development requirements, in the future Stratagene may need to incur additional debt or issue equity in order to fund these requirements as well as to make acquisitions and other investments. The new senior credit agreement Strategene entered into on January 21, 2004 restricts its ability to incur new debt. If Stratagene cannot obtain additional debt or equity financing on acceptable terms or is limited with respect to incurring additional debt or issuing equity, Stratagene may be unable to address gaps in its product offerings or improve its technology, particularly through strategic acquisitions or investments.

      Stratagene may need to raise substantial amounts of money to fund a variety of future activities integral to the development of its business, including but not limited to the following:

•	for research and development to successfully develop additional products;

•	to file and prosecute patent applications and defend and assert patents to protect its technology;

•	to retain qualified employees, particularly in light of intense competition for qualified scientists;

•	to manufacture additional products itself or through third parties; and

•	to acquire new technologies, products or companies.

      If Stratagene raises funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of the Stratagene common stock in the event of a liquidation. The terms of the debt securities may impose restrictions on Stratagene’s operations. If Stratagene raises funds through the issuance of equity, this issuance would dilute your ownership interest in Stratagene. Stratagene expects to fund future acquisitions in part by issuing additional equity. If the price of Stratagene’s equity is low or volatile, it may not be able to acquire other companies.

      Stratagene may spend resources on research and development projects without being able to achieve an adequate return, if any, on its investment.

      It is important for Stratagene to continue to invest heavily in research and development. However, because Stratagene competes in a relatively new and constantly evolving market, it may pursue research and development projects that do not result in viable commercial products. In addition, Stratagene has in the past, and may in the future, terminate research efforts in a particular area after it has made substantial initial funding commitments in that area. For example, in 2001 Stratagene completed a project to develop a full length CDNA clone collection at a cost of approximately $1.5 million. However, the market for this sort of product collapsed and Stratagene did not receive an adequate return on the funds invested in developing the product. Any failure to translate research and development expenditures into successful new product introductions could have an adverse effect on Stratagene’s business.

      If Stratagene fails to manage its growth effectively, its business could suffer.

      A significant portion of Stratagene’s historical revenue growth is attributable to internal product development. Stratagene, being one of the smaller companies in its industry, is particularly dependent on internal invention and product development to replace older products in its product line. Stratagene’s ability to achieve its expansion objectives and to manage its growth effectively depends upon a variety of factors, including Stratagene’s ability to internally develop products, to attract and retain skilled employees, to successfully position and market its products and to identify and acquire technologies and intellectual property rights from third parties. In addition, Stratagene faces significant challenges and risks in building and managing its sales team, including managing geographically dispersed sales efforts and adequately training its sales people in the use and benefits of its products. To accommodate its growth and compete effectively, Stratagene will be required to improve its information systems, create additional procedures and controls and expand, train, motivate and manage its work force. Stratagene’s future success will depend in part on the ability of current and future management personnel to operate effectively, both independently and as a group. Stratagene cannot be certain that its personnel, systems, procedures and controls will be adequate to support its future operations.

      The price of the Stratagene common stock is expected to be volatile.

      The market price of the Stratagene common stock is expected to fluctuate rapidly. Fluctuations may occur, among other reasons, in response to:

•	quarterly fluctuations in Stratagene’s operating and earnings per share results;

•	technological innovations or new product introductions by Stratagene or its competitors;

•	delays in development and introduction of new products;

•	disputes concerning patents, licenses or other proprietary rights;

•	changes in earnings estimates by equity and market research analysts;

•	sales of common stock by existing holders;

•	loss of key personnel; and

•	securities class actions or other litigation affecting Stratagene or other companies in its industry.

      Any failure to meet analysts’ expectations could have an adverse effect on the market price for the Stratagene common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against Stratagene, it could result in substantial costs and a diversion of Stratagene’s management’s attention and resources, which could have an adverse effect on its business, financial condition and results of operations.

      Future sales of currently outstanding shares of Stratagene common stock could adversely affect Stratagene’s stock price.

      Upon completion of the merger, Stratagene will have approximately 21.9 million shares of common stock outstanding, of which the 4,983,340 shares registered hereby will be freely tradable under the Securities Act, except for any shares held by affiliates of Stratagene or Hycor, as the case may be, which may be sold from time to time in accordance with the requirements of Rule 145 of the Securities Act. Stratagene has entered into a registration rights agreement pursuant to which, at the request of Dr. Sorge and subject to specified conditions, Stratagene will file a registration statement under the Securities Act covering 2,000,000 shares of Stratagene common stock held by Dr. Sorge and specified trusts and partnerships controlled by Dr. Sorge. Dr. Sorge and such trusts and partnerships are also entitled to register the remaining approximately 11.4 million shares of Stratagene common stock held by them in specified situations. The shares held by Dr. Sorge and such trusts and partnerships and the remaining shares of Stratagene common stock may also be sold from time to time in accordance with the requirements of Rule 144 of the Securities Act. The market price of the Stratagene common stock could decline as a result of the sale of these shares in the market or in response to the perception that such sales could occur.

      Reductions in research and development budgets or government funding may impact Stratagene’s sales.

      Fluctuations in the research and development budgets of Stratagene’s customers could have a significant effect on the demand for its products. Research and development budgets fluctuate due to changes in available resources, spending priorities and institutional budgetary policies. Stratagene’s business could be seriously damaged by any significant decrease in research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

      A substantial portion of Stratagene’s sales have been to researchers at universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies, such as the United States National Institutes of Health. Although Stratagene is not aware of any impending reductions in governmental grants, government funding of research and development is subject to the political process and as a result the amount of available funding may decrease. Stratagene’s sales may be adversely affected if its customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. A reduction in government funding for the National Institutes of Health or other government research agencies could seriously damage Stratagene’s business.

      In recent years, the pharmaceutical and biotechnology industries have undergone substantial consolidation. Further mergers or corporate consolidations in these industries could cause Stratagene to lose existing customers and potential future customers. Pharmaceutical and biotechnology companies have generally raised little money in the past year, and some are low on funds. Some of these companies have begun to reduce their research and development budgets in recent years. It is possible that these biotechnology and pharmaceutical companies will continue to reduce spending on research and development in the future and some companies may go out of business entirely. In addition, health care reform and other changes in the regulatory environment affecting these industries could have an adverse impact on research and development expenditures by pharmaceutical and biotechnology companies, which would negatively impact Stratagene’s business.

      Stratagene’s academic customers generally receive funds from approved grants at particular times of the year, as determined by the government. Grants have in the past been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by Stratagene’s customers and, as a result, can cause fluctuations in its sales and operating results.

      Failure to license new technologies could impair Stratagene’s new product development.

      In order to meet the needs of its customers, Stratagene must develop a broad spectrum of products. To build a product line, it is sometimes advantageous or necessary to license technologies from third parties. As a result, Stratagene believes its ability to license new technologies from third parties is and will continue to be important to its ability to offer new products. Approximately 58% of Stratagene’s 2003 revenues were attributable to products manufactured or sold under licenses from third parties.

      From time to time, Stratagene is notified or becomes aware of patents held by third parties that are related to technologies Stratagene is selling or may sell in the future. After a review of these patents, Stratagene may decide to obtain a license for these technologies from these third parties. Stratagene can give you no assurance that it will be able to negotiate licenses on commercially reasonable terms, or at all.

      Stratagene’s ability to gain access to technologies needed for new products and services depends in part on its ability to convince inventors that it can successfully commercialize their inventions. Stratagene cannot assure you that it will be able to continue to identify new technologies developed by others or that it will be able to negotiate licenses on commercially reasonable terms, or at all.

      Stratagene may acquire other businesses or form joint ventures that could decrease its profitability, dilute your ownership in Stratagene, increase its debt or cause Stratagene to incur significant expense.

      As part of Stratagene’s business strategy, it intends to pursue acquisitions of other complementary businesses and technology licensing arrangements. Stratagene also intends to pursue strategic alliances that leverage its core technology and industry experience to expand its product offerings and geographic presence. Stratagene has limited experience with respect to acquiring other companies and limited experience with respect to the formation of collaborations, strategic alliances and joint ventures. If Stratagene were to make any acquisitions, it may not be able to integrate these acquisitions successfully into its existing business and Stratagene could assume unknown or contingent liabilities. Any future acquisitions by Stratagene also could result in large and immediate write-offs or the incurrence of debt and contingent liabilities, any of which could harm Stratagene’s operating results. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of Stratagene’s existing business. Stratagene may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and Stratagene may not realize the anticipated benefits of any acquisition, technology license or strategic alliance.

      Stratagene’s founder, chairman of its board of directors and chief executive officer exerts considerable control over it.

      Following the merger, approximately 62% of the Stratagene common stock will be owned or voted by Dr. Sorge, its founder, chairman of its board of directors and chief executive officer. As a result, Dr. Sorge will be able to control matters requiring approval of its stockholders, including the election of directors and the approval of mergers or other business combinations. Such a concentration of ownership may have the effect of delaying or preventing transactions resulting in a change of control of Stratagene, including transactions where stockholders might otherwise receive a premium for their shares over then current market prices. In addition, Hycor stockholders will be subject to additional risks because following the merger they will own an interest in a company under the direction of different management than pre-merger Hycor.

      The absence of qualified senior accounting personnel within Stratagene’s finance department during parts of 2002, 2003 and 2004 has resulted in diminished oversight of accounting information and reports.

      In connection with the completion of its audit of, and the issuance of an unqualified report on, Stratagene’s financial statements for the year ended December 31, 2002, Deloitte & Touche LLP issued a management letter identifying the absence of qualified senior accounting personnel within Stratagene’s finance department during parts of 2002 and 2003 as a reportable condition pursuant to standards established by the American Institute of Certified Public Accountants. A “reportable condition” is a significant deficiency in the design or operation of internal control that could adversely affect an entity’s ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.

Since the resignation of Stratagene’s former chief financial officer in September 2002, Dr. Sorge has acted as Stratagene’s chief financial officer. Dr. Sorge does not have a degree in accounting or a certified public accountant’s license. In addition, Stratagene has not had a director of accounting since the resignation of its former director of accounting in May 2003. In its management letter, Deloitte & Touche LLP indicated that this lack of qualified senior staffing in Stratagene’s finance department has resulted in a diminished ability to record, process, summarize and report financial data on a timely and accurate basis. Deloitte & Touche LLP recommended that Stratagene hire qualified senior accounting personnel, including a chief financial officer and director of accounting, to ensure that accounting information and records are prepared and reviewed in a timely manner. In connection with the proposed merger, it is Stratagene’s intention that Reginald Jones, Hycor’s existing chief financial officer, will become the chief financial officer of Stratagene and that Hycor’s existing director of finance will become the director of accounting of Stratagene.

      Inability to secure and maintain intellectual property protection for Stratagene products and technologies could adversely affect Stratagene’s ability to compete.

      Stratagene’s success depends to a significant degree upon its ability to develop, maintain and protect proprietary products and technologies. Stratagene files patent applications in the United States and selectively in foreign countries as part of its strategy to protect its proprietary products and technologies. However, patents provide only limited protection of Stratagene’s intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and expensive. Stratagene cannot assure you that patents will be granted with respect to any of its patent applications, that the scope of any of its issued patents will be sufficiently broad to offer meaningful protection or that Stratagene will develop additional proprietary technologies that are patentable. Stratagene’s issued patents or patents licensed to it could be successfully challenged, invalidated or circumvented so that Stratagene’s patent rights would not create an effective competitive barrier. The loss of a significant patent or the failure of a patent to issue from a pending patent application that Stratagene considers significant could have a material adverse effect on Stratagene’s business.

      The laws governing the scope of patent coverage in the United States and abroad continue to evolve, particularly in the life sciences area. The laws of some foreign countries may not protect Stratagene’s intellectual property rights to the same extent as United States laws. Stratagene holds patents only in selected countries. Therefore, third parties can make, use and sell products covered by its patents in some countries in which Stratagene does not have patent protection.

      Stratagene gives its customers the right to use some of its products under label licenses that are for research purposes only. These licenses could be contested and no assurances can be given that Stratagene would either be aware of an unauthorized use or be able to enforce these restrictions in a cost-effective manner.

      Stratagene attempts to protect its trade secrets by entering into confidentiality agreements with employees, consultants and third parties. However, these agreements might be breached and, if they are, there may not be an adequate remedy available to Stratagene. Also, Stratagene’s trade secrets might become known to a third party through means other than by breach of its confidentiality agreements, or they could be independently developed by Stratagene’s competitors. If Stratagene’s trade secrets become known, its business and competitive position could be adversely affected.

      Intellectual property litigation could seriously harm Stratagene’s business.

      Litigation involving patents and other intellectual property rights is extensive in the biotechnology industry. Stratagene is aware that patents have been applied for and in some cases issued to others claiming technologies that are closely related to its own. Stratagene cannot assure you that it will not be found to infringe these patents, other patents or proprietary rights of third parties. As a result, Stratagene periodically receive notices of potential infringement of patents held by others. Although Stratagene has generally been successful in resolving these types of claims, it may not be able to do so in the future.

      In the event of an intellectual property dispute, Stratagene may become involved in litigation or arbitration. Litigation could involve proceedings in court as well as in the United States Patent and Trademark

Office or the International Trade Commission. Intellectual property litigation can be extremely expensive and may divert management’s time and resources away from Stratagene’s operations. Moreover, the outcome of any such litigation is inherently uncertain. Even a successful outcome may take years to achieve and the costs associated with such litigation, in terms of dollars spent and diversion of management time and resources, could seriously harm its business.

      Recently, Stratagene has been involved in patent disputes with third parties, a number of which remain unresolved. For example, Stratagene is involved in litigation with Invitrogen regarding patents relating to specified reverse transcriptase enzymes and certain competent cell products. Stratagene is also involved in litigation with Invitrogen and Takara Bio regarding one of Stratagene’s patents related to polymerase blend products. As part of their patent infringement claims in these matters, the litigants are seeking monetary damages and attorneys’ fees. At the present time, Stratagene is unable to quantify the probability or extent of any potential monetary recovery or exposure with respect to these matters. For more information with respect to these matters, please see “Stratagene’s Business — Legal Proceedings.”

      If a third party claims an intellectual property right to technology Stratagene uses, Stratagene may be forced to discontinue an important product or product line, alter its products and processes, pay license fees, pay damages for past infringement or cease certain activities. Under these circumstances, Stratagene may attempt to obtain a license to this intellectual property, but it may not be able to do so on commercially reasonable terms, or at all.

      Changes in distribution and purchasing methods by Stratagene’s customers may force it to use more expensive marketing and distribution channels.

      A number of Stratagene’s customers have developed purchasing initiatives to reduce the number of vendors they purchase from in order to lower their supply costs. In some cases, these customers have established agreements with large distributors, which include discounts and the distributors’ direct involvement with the purchasing process. These activities may force Stratagene to supply these large distributors with its products at a discount to continue to reach its customers. For similar reasons, many of Stratagene’s larger customers, including the government, have requested and may in the future request special pricing arrangements, including blanket purchase agreements. To date, Stratagene does not believe that these special pricing arrangements have had a material effect on either sales revenues or margins. However, in the future these agreements may limit Stratagene’s pricing flexibility, which could adversely impact its business, financial condition and results of operations.

      Several of Stratagene’s customers have requested that Stratagene sell its products through third party, e-commerce web sites. While this trend does not seem to be growing, offering its products through these web sites generally requires Stratagene to agree to offer volume-related discounts and pay commissions on the sales made through these web sites to these third party e-commerce providers. Consequently, margins on sales made through these third party web sites would generally be lower than those on sales made through traditional channels. Stratagene’s business may be harmed as a result of these web sites or other sales methods that may be developed in the future.

      Stratagene relies on third party manufacturers for raw materials and product components.

      Stratagene relies on third party manufacturers to supply many of its raw materials and product components. Some of these components are only available from a single supplier or a limited group of suppliers, either because the market for these components is too small to support multiple suppliers or because the components are protected by patents, in which case there may only be a single supplier for the covered components. Stratagene’s reliance on outside vendors generally, and a sole supplier or a limited group of suppliers in particular, involves several risks, including:

•	an inability to obtain an adequate supply of required components due to manufacturing capacity constraints, the discontinuance of a product by a third-party manufacturer, acquisition of the manufacturer by one of Stratagene’s competitors, or other supply constraints;

•	delays and long lead times in receiving materials from vendors; and

•	reduced control over quality and pricing of components.

      If a sole source third party supplier were to go out of business, Stratagene might be unable to find a replacement for such source or it might take Stratagene several months to be able to make the substances internally. If a sole source third party supplier were to be acquired by a competitor, that competitor may elect not to sell to Stratagene in the future.

      Adverse developments affecting Stratagene’s international operations or foreign currency fluctuations could harm its results from operations.

      Including sales made by Stratagene’s subsidiaries and distributors, its products are currently marketed in over 45 countries throughout the world. Measured in U.S. dollars, Stratagene’s product sales outside the United States represented 26% of its total sales in 2003. Stratagene expects that international sales will continue to account for a significant percentage of its revenues for the foreseeable future, in part because Stratagene intends to expand its international operations. There are a number of risks arising from Stratagene’s international business, including:

•	difficulties and costs associated with staffing and managing foreign operations;

•	unexpected changes in regulatory requirements;

•	the difficulties of compliance with a wide variety of foreign laws and regulations;

•	more limited protection for intellectual property rights in some countries;

•	changes in Stratagene’s international distribution network and direct sales force;

•	potential trade restrictions and exchange controls;

•	import and export licensing requirements;

•	longer accounts receivable collection cycles in certain foreign countries; and

•	potential increased costs associated with overlapping tax structures.

      A significant portion of Stratagene’s business is conducted in currencies other than the U.S. dollar, which is its reporting currency. Stratagene recognizes foreign currency gains or losses arising from its operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which Stratagene does business could adversely affect its results of operations. Stratagene cannot predict the effects of exchange rate fluctuations upon its future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. Stratagene engages in foreign currency exchange hedging transactions to manage its foreign currency exposure, but it cannot assure you that its strategies will adequately protect its operating results from the effects of exchange rate fluctuations.

      Stratagene activities involve hazardous materials and may subject it to costly environmental liability.

      Stratagene uses hazardous materials, including phenol, chloroform and ethanol, and radioactive isotopes in connection with its research and development activities, as well as in its manufacturing processes and in evaluating the performance of various products. Stratagene is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and specified waste products. The risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an accident, Stratagene could be liable for any damages that result, which could have a material adverse effect on its business, financial condition and results of operations. Stratagene carries insurance for contamination resulting from the use of hazardous materials with $25,000 limitations per incident with respect to pollution clean-up and removal and radioactive contamination. Additionally, any accident could partially or completely shut down Stratagene’s research and manufacturing facilities and operations. Stratagene may also have to incur substantial costs to comply with current or future environmental laws and regulations.

      Interruptions in its manufacturing operations could adversely impact Stratagene’s ability to effectively operate its business.

      Stratagene maintains manufacturing facilities in San Diego, California and in the Austin, Texas area. Damage to these facilities due to fire, earthquake or other natural disaster, power loss, unauthorized entry or other events could cause an interruption in the production of Stratagene’s products. Stratagene does not have or plan to obtain earthquake insurance. In late 1999 and early 2000 Stratagene opened a manufacturing facility outside of Austin, Texas and moved over 100 jobs to that location. During the transition process, Strategene lost some key personnel who were important to certain manufacturing processes. As a result, Stratagene was unable to manufacture certain products for a period of three to six months. Many of the customers who wanted to purchase the affected products during this period switched to other suppliers and Stratagene found it difficult to reacquire these customers once it was able to manufacture the products again. A prolonged interruption in its manufacturing operations could have a material adverse impact on Stratagene’s ability to effectively operate its business.

      Potential product liability claims could harm Stratagene’s business.

      Stratagene faces a potential risk of liability resulting from the use of its products. Stratagene’s commercial general liability policy covers loss or injury caused by Stratagene’s products or operations with a $10.0 million limit. Stratagene may not be able to maintain this insurance at reasonable cost, on commercially reasonable terms, or at all. Stratagene cannot assure you that this insurance will be adequate to protect it against a product liability claim, should one arise.

      If its biological products and instruments are not properly produced or manufactured, Stratagene could incur substantial unexpected expenses, experience product returns and suffer damage to its brand and reputation.

      Stratagene’s biological products and instruments are complex and may be improperly produced or manufactured. In the past, Stratagene has voluntarily recalled several of its products. In each case, the problem was identified by Stratagene and corrected. If Stratagene’s products need to be recalled, it could experience decreased sales and loss of customers and market share. In addition, a recall would divert managerial and financial resources and could harm Stratagene’s reputation with customers.

      If Stratagene’s access to necessary tissue samples is restricted or ethical concerns surrounding the use of genetic information become widespread, its business could suffer.

      Stratagene requires access to human and other tissue samples and other biological materials to continue to develop its products. Stratagene competes with many other companies for these materials and may not be able to obtain or maintain access to these materials on acceptable terms, or at all. In addition, genetic testing has raised ethical issues regarding confidentiality and the appropriate use of the resulting information. Governmental regulation in the United States and foreign countries could limit access to, or use of, human and other tissue samples or restrict the use of, or regulate, genetic testing. If Stratagene loses access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on Stratagene’s customers’ use of the information generated from tissue samples, its business could suffer.

      Increased regulation of the Internet could harm Stratagene’s business.

      Stratagene’s business is subject to governmental regulation relating to the Internet. Although only approximately 4% of Stratagene’s current sales are made through the Internet, its Internet sales volume could grow. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted, and may in the future adopt, laws and regulations relating to liability for information retrieved from or transmitted over the Internet, as well as on-line content regulation and taxation. Moreover, it may take years to determine whether and how existing laws, such as those governing intellectual property, privacy and the regulation of the sale of specified goods and services, apply to the Internet. Any new Internet related legislation or regulation, or any unanticipated application or interpretation of existing laws to the Internet, may affect the growth in the use of the Internet by Stratagene or its customers. This could in turn decrease the demand for Stratagene’s products, increase its cost of doing business or otherwise have an adverse effect on its business.

      Anti-takeover provisions of Stratagene’s certificate of incorporation and bylaws and provisions of Delaware law could delay or prevent a change of control that you may favor.

      Provisions of Stratagene’s amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect after the merger, may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable or may impede the ability of the holders of Stratagene’s common stock to change Stratagene’s management. The provisions of Stratagene’s amended and restated certificate of incorporation and amended and restated bylaws, among other things, authorize Stratagene’s board of directors to issue preferred stock in one or more series, without stockholder approval.

      Because Stratagene has not chosen to be exempt from Section 203 of the Delaware General Corporation Law, this provision could also delay or prevent a change of control that you favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate crosses the 15 percent ownership threshold.

      Additionally, because Dr. Sorge will own or control approximately 62% of the Stratagene common stock following the merger, he will be able to control matters requiring approval of Stratagene’s stockholders. As a result, he must approve any merger or other business combination related to Stratagene.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus contains or incorporates by reference certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “Risk Factors,” many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

      All forward-looking statements are qualified by the risks described under “Risk Factors” which, if they develop into actual events, could have a material adverse effect on the merger or on Stratagene’s and/or Hycor’s business, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this proxy statement/ prospectus.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

•	inability to protect intellectual property or license third party patents;

•	a significant increase in competitive pressures in the medical devices and life sciences industries;

•	less favorable than expected general economic or business conditions, both domestic and foreign, resulting in, among other things, lower than expected revenues;

•	greater than expected costs or difficulties related to the integration of the businesses of Stratagene and Hycor;

•	the impact of competitive products and pricing;

•	the success of operating initiatives;

•	availability of qualified personnel;

•	changes in, or the failure to comply with, government regulations; and

•	adverse changes in the securities markets.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. Stockholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/ prospectus or, in the case of documents incorporated by reference, the date of such documents.

      Stratagene and Hycor undertake no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this proxy statement/ prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized, except as may be required by securities law.

      The Private Securities Litigation Reform Act of 1995 does not protect “forward-looking statements” made by Stratagene in connection with this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      Stratagene is providing the following Unaudited Pro Forma Condensed Combined Financial Information to give you a better picture of what the results of operations and financial position of Stratagene might have been had the merger been completed at an earlier date. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2003 give effect to the merger as if it had been completed on January 1, 2003. The Unaudited Condensed Combined Balance Sheet as of December 31, 2003 gives effect to the merger as if it had been completed on that date. The financial information for Stratagene includes the accounts and balances of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries on a combined basis, due to common control and management.

      The merger of the equity interest of Hycor will be accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board Statement No. 141, Business Combinations (“SFAS 141”). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. Based on the information currently available, accounting for the merger is expected to initially result in approximately $23 million in goodwill. The actual goodwill arising from the merger will be based on the merger consideration, including certain acquisition and closing costs, and fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the merger will not be more or less than the amount contemplated in the Unaudited Pro Forma Condensed Combined Financial Information. In accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill will be initially recognized and measured based on its fair value and will not be amortized, but tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Unaudited Pro Forma Condensed Combined Financial Information also reflects the conversion of $9 million in subordinated debt into 1,753,604 shares of common stock.

      Stratagene has prepared the Unaudited Pro Forma Condensed Combined Financial Information based on available information, using assumptions that Stratagene’s management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Information is being provided for informational purposes only. It does not purport to represent Stratagene’s actual financial position or results of operations had the merger occurred on the dates specified nor does it project Stratagene’s results of operations or financial position for any future period or date.

      The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the merger. See “— Notes to Unaudited Pro Forma Condensed Combined Financial Information.” In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in Stratagene’s financial statements published after the completion of the merger will vary from the adjustments included in the Unaudited Pro Forma Condensed Combined Financial Information included in this proxy statement/prospectus.

      The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with Stratagene’s and Hycor’s audited and unaudited historical financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See pages 93, 121, F-1-i and F-2-i.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

December 31, 2003

				Pro Forma Adjustments
								Pro Forma
	Stratagene	Hycor	Total	Dr.	Ref	Cr.	Ref	Combined

ASSETS
Cash, cash equivalents and investments	$2,662,349	$6,621,481	$9,283,830					$9,283,830
Other current assets	21,004,910	8,346,082	29,350,992					29,350,992
Property and equipment	10,320,992	2,079,591	12,400,583					12,400,583
Goodwill		156,338	156,338	$22,609,435	(1)	$156,338	(1)	22,609,435
Other non-amortizable intangible assets				3,000,000	(1)			3,000,000
Other assets	4,599,606	1,428,937	6,028,543	3,000,000	(1)	326,217	(2)	8,702,326

Total assets	$38,587,857	$18,632,429	$57,220,286	$28,609,435		$482,555		$85,347,166

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$13,261,741	$2,420,057	$15,681,798	$643,726	(4)	$3,700,000	(4)	$18,738,072
Current portion of long term debt	920,062		920,062					920,062
Long-term debt, less current portion	29,461,617		29,461,617	9,000,000	(3)			20,461,617
Deferred tax liability	891,179		891,179	1,480,000	(4)	443,618	(2)	1,054,797
						1,200,000	(1)

Total liabilities	44,534,599	2,420,057	46,954,656	11,123,726		5,343,618		41,174,548

Stockholders’ Equity
Common stock	1,563	81,092	82,655	81,092	(1)	497	(1)	2,180
				55	(2)	175	(3)
Additional paid-in capital	1,821,202	13,466,669	15,287,871	13,466,669	(1)	41,888,698	(1)	49,118,410
				3,591,315	(2)	8,999,825	(3)
Retained earnings (deficit)	(3,447,340)	3,071,863	(375,477)	2,220,000	(4)	643,726	(4)	(3,447,340)
				1,495,589	(1)
Notes receivable from stockholders	(3,356,309)		(3,356,309)			2,821,535	(2)	(534,774)
Accumulated other comprehensive loss	(940,514)	(407,252)	(1,347,766)			407,252	(1)	(940,514)
Treasury stock	(25,344)		(25,344)					(25,344)

Total stockholders’ equity (deficit)	(5,946,742)	16,212,372	10,265,630	20,854,720		54,761,708		44,172,618

Total liabilities and stockholders’ equity (deficit)	$38,587,857	$18,632,429	$57,220,286	$31,978,446		$60,105,326		$85,347,166

See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

				Pro Forma Adjustments
								Pro Forma
	Stratagene	Hycor	Total	Dr.	Ref	Cr.	Ref	Combined

Revenue:
Product sales	$69,702,650	$19,757,033	$89,459,683					$89,459,683
Costs and expenses:
Cost of products sold	23,145,014	8,981,751	32,126,765					32,126,765
Research and development	10,454,583	2,168,874	12,623,457			$422,500	(8)	12,200,957
Selling, general and administrative, and other	26,273,119	8,015,382	34,288,501	$300,000	(7)	227,500	(8)	33,673,260
						687,741	(9)

Total costs and expenses	59,872,716	19,166,007	79,038,723	300,000		1,337,741		78,000,982

Income from operations	9,829,934	591,026	10,420,960	(300,000)		(1,337,741)		11,458,701

Other income and expense:
Gain (loss) on foreign currency transactions	(1,151,145)	17,209	(1,133,936)					(1,133,936)
Equity in income (loss) of joint venture	(246,118)	0	(246,118)					(246,118)
Interest expense	(3,526,235)	(5,139)	(3,531,374)			1,292,757	(6)	(2,238,617)
Interest and other income	230,946	230,275	461,221	199,726	(5)			261,495

Total other income and (expenses)	(4,692,552)	242,345	(4,450,207)	199,726		1,292,757		(3,357,176)

Income before income taxes	5,137,382	833,371	5,970,753	(499,726)		2,630,498		8,101,525
Income tax benefit (expense)	(1,885,244)	1,329,000	(556,244)	199,890	(10)	(1,052,199)	(10)	(1,408,553)

Net income	$3,252,138	$2,162,371	$5,414,509	$(299,836)		$1,578,299		$6,692,972

Earnings per share:
Basic		$0.27					(11)	$0.31
Diluted		$0.26					(11)	$0.30
Shares used in computing earnings per share:
Basic		8,072,329					(11)	21,790,580
Diluted		8,464,991					(11)	22,032,381

See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information.

NOTES TO THE UNAUDITED PROFORMA

COMBINED CONDENSED FINANCIAL INFORMATION

1) Purchase Price Adjustments

      Pursuant to the terms of the merger agreement, Hycor common stockholders will receive 0.6158 of a share of Stratagene common stock in exchange for each share of Hycor common stock. The fair value of the consideration exchanged in the merger has been calculated based upon the fair value of Hycor’s publicly traded common shares, as their fair value was determined to be more clearly evident than that of Stratagene’s common shares. Total purchase consideration of $41,389,195 was determined based upon 8,077,839 shares of Hycor common stock outstanding as of July 24, 2003 (the date of the merger announcement), using a $5.00 per share value as of that date, plus an estimated $1,500,000 of merger related costs expected to be incurred by Stratagene. Subsequent to the merger announcement through April 27, 2004, the price of Hycor common stock has traded from $3.15 to $6.50 per share.

      Using the exchange ratio of 0.6158, this will result in the issuance of approximately 4,974,333 shares of Stratagene common stock to the Hycor stockholders.

      Stratagene has engaged a third party valuation firm to perform a valuation of the Hycor tangible and intangible assets to be acquired by Stratagene in connection with the merger in order to allocate the purchase price. The following represents the preliminary allocation of the purchase price to the acquired assets and the assumed liabilities of Hycor. This allocation is preliminary and based on Hycor’s assets and liabilities as of December 31, 2003.

Purchase price allocation:
Net tangible assets	$14,479,760
Goodwill	22,609,435
Other non-amortizable intangible assets	3,000,000
Other amortizable intangible assets	3,000,000
Deferred tax liability	(1,200,000)

$41,889,195

      Net tangible assets consist of $14,479,760 recorded on the Hycor historical financial statements as of December 31, 2003 adjusted to reflect the after tax effects of total estimated merger related expenses of $2,220,000 less the after tax effects of the already recognized merger related expenses as of December 31, 2003 of $643,726, and the elimination of existing Hycor goodwill of $156,338.

      Goodwill represents the excess of the purchase price over the fair market value of the tangible and identifiable intangible assets. The unaudited pro forma condensed combined consolidated statement of operations does not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and other Intangible Assets. The preliminary estimate for other non-amortizable intangible assets consists of $3,000,000 for trade names.

      The preliminary estimate for other amortizable intangible assets includes $600,000 for patents and $2,400,000 for contractually based customer relationships having an estimated life of 8 to 12 years. Amortization of other amortizable intangible assets has been provided over an estimated average useful life of 10 years.

NOTES TO THE UNAUDITED PROFORMA
COMBINED CONDENSED FINANCIAL INFORMATION — (Continued)

      The accounting for the purchase price allocation is as follows:

	Debit	Credit

Eliminate Hycor equity accounts
Common stock	$81,092
Additional paid-in capital	13,466,669
Retained earnings	1,495,589
Accumulated other comprehensive loss		$407,252
Hycor goodwill		156,338
Allocate purchase consideration
Common stock		497
Additional paid-in capital		41,888,698
Goodwill	22,609,435
Other non-amortizable intangible assets	3,000,000
Other assets	3,000,000
Deferred tax liability		1,200,000

	$43,652,785	$43,652,785

BioCrest Acquisition

      Concurrently with the closing of the merger, Stratagene intends to acquire substantially all of the assets of BioCrest. As payment for the assets of BioCrest, Stratagene will forgive all of the outstanding intercompany indebtedness owed by BioCrest and its subsidiaries to Stratagene and its subsidiaries of approximately $5.5 million at December 31, 2003 and assume all of the other outstanding liabilities of BioCrest and its subsidiaries in the aggregate amount of approximately $1.1 million at December 31, 2003.

      Because Stratagene and BioCrest are under common control, the acquisition of BioCrest will be recorded on a historical basis. As such, there will be no goodwill resulting from the purchase and there will be no effect on the combined financial statements from this acquisition as all intercompany balances are eliminated in combination. Therefore, no pro forma adjustments are being presented.

      The following table illustrates the transactions involved in the acquisition and the zero effect to the combined balance sheet presented in this proxy statement/prospectus as of December 31, 2003:

Purchase of assets	$1,897,837
Assumption of liabilities	(1,152,935)
Assumption of stockholders’ deficit	4,722,194

Total purchase price	5,467,096
Forgiveness of intercompany debt	(5,467,096)

Net effect	$0

2) Repayment of Indebtedness and Stock Repurchase

      To reflect the redemption of 552,518 shares of Stratagene common stock at $6.50 per share to repay certain shareholder loans and the liability incurred related to the tax obligation paid on behalf of Dr. Sorge. The redemption price of $6.50 was a negotiated price mutually agreed to by both Stratagene and Hycor and

NOTES TO THE UNAUDITED PROFORMA
COMBINED CONDENSED FINANCIAL INFORMATION — (Continued)

was based on Hycor’s stock price of approximately $4.00 at the time agreement was reached with respect to this provision, adjusted for the exchange ratio.

	Debit	Credit

Common stock	$55
Additional paid-in capital	3,591,315
Other assets — notes receivable		$326,217
Other liabilities		443,618
Notes receivable from stockholders		2,821,535

	$3,591,370	$3,591,370

3) Conversion of Subordinated Notes Payable to TCW

      To record conversion of $9,000,000 in TCW subordinated debt into 1,753,604 shares of common stock.

	Debit	Credit

Common stock		$175
Additional paid-in capital		8,999,825
Long-term debt	$9,000,000

	$9,000,000	$9,000,000

4) Hycor Merger Related Closing Costs

      To record estimated total merger related costs and the tax effects of $3,700,000 expected to be incurred by Hycor in connection with the merger, including investment banking, legal, accounting, registration and employee severance payments.

	Debit	Credit

Retained earnings	$2,220,000
Other liabilities	1,480,000
Current liabilities		$3,700,000

	$3,700,000	$3,700,000

      To reverse $643,726 after tax merger related costs incurred for the year ended December 31, 2003.

	Debit	Credit

Current liabilities	$643,726
Retained earnings		$643,726

5) Interest Income on Shareholder Loans

      To remove the interest income earned during the period for the shareholder loans repaid with the stock redemption in note 2 above. Amounts adjusted for the year ended December 31, 2003 were $199,726.

NOTES TO THE UNAUDITED PROFORMA
COMBINED CONDENSED FINANCIAL INFORMATION — (Continued)

6) Interest Expense on Subordinated Notes to be Converted by TCW

      To remove the interest expense incurred during the period against the subordinated notes to be converted. Amounts adjusted for the year ended December 31, 2003 were $1,292,757.

7) Amortization Expense on Acquired Other Intangible Assets

      To reflect straight-line amortization expense on estimated acquired intangible assets based on an average useful life of 10 years. Amounts adjusted for the year ended December 31, 2003 were $300,000.

8) New Employment Agreement

      To reflect the new employment agreement between Stratagene and Joseph Sorge, Chief Executive Officer, resulting in an annual reduction of $650,000 which is being allocated to research and development expenses at 65% and selling, general and administrative expenses at 35%. This results in a reduction of $422,500 and $227,500, respectively, for the year ended December 31, 2003.

9) Hycor Merger Related Costs

      To remove the merger related costs of $687,741 paid or accrued and expensed by Hycor for the year ended December 31, 2003.

10) Statutory Tax Rate

      The pro forma statement of operations adjustments reflect a statutory tax rate of 40%.

11) Proforma Earnings Per Share

      The earnings per share information for Stratagene in the tables below is presented as if the acquisition of substantially all of the assets of BioCrest by Stratagene had occurred on January 1, 2003. Earnings per share for Stratagene have been calculated based on the combined earnings of Stratagene and BioCrest divided by Stratagene’s outstanding shares. Accordingly, the following table sets forth the computation of basic and diluted earnings per share on a proforma basis:

			Pro forma
For the Year Ended December 31, 2003	Stratagene	Hycor	Combined

Numerator:
Net income	$3,252,138	$2,162,371	$6,692,972
Denominator:
Weighted average common shares outstanding	15,632,668	8,072,329	20,603,608
Effect of conversion of convertible subordinated notes			1,753,604
Effect of repurchased shares			(566,632)

Adjusted weighted average common shares outstanding			21,790,580
Effect of dilutive employee stock options outstanding		392,662	241,801

Diluted common shares	15,632,668	8,464,991	22,032,381
Basic earnings per share	$0.21	$0.27	$0.31
Diluted earnings per share	$0.21	$0.26	$0.30

NOTES TO THE UNAUDITED PROFORMA
COMBINED CONDENSED FINANCIAL INFORMATION — (Continued)

SUPPLEMENTAL DISCLOSURE

      The following information which is a result of changed circumstances that will exist following consummation of the merger is being presented for informational purposes only and is not included in the pro forma financial statements.

      Merger Related Bonus. In connection with and conditioned upon the closing of the merger, Stratagene has agreed to provide the following benefits to Dr. Sorge in exchange for the extraordinary services provided by Dr. Sorge to Stratagene in connection with the merger:

•	Dr. Sorge is entitled to receive a bonus in the aggregate amount of approximately $1.8 million pursuant to the terms of a non-assignable promissory note to be issued by Stratagene in favor of Dr. Sorge. The promissory note will be for a term of approximately 39 months and will provide for equal monthly payments; and

•	Stratagene will forgive $390,000 of the debt owed by Dr. Sorge to the company. In addition, Stratagene will pay Dr. Sorge’s income taxes that will result from such debt forgiveness on a “grossed-up” basis. This is expected to result in a charge to Stratagene of approximately $650,000.

COMPARATIVE PER SHARE DATA

      The following table presents (a) the unaudited earnings per share and net book value per share data for each of Hycor and Stratagene on a historical basis, (b) the unaudited earnings per share and net book value per share data for the combined company on a pro forma basis and (c) the unaudited earnings per share and net book value per share data for Hycor on an equivalent pro forma basis. The unaudited pro forma combined financial data are not necessarily indicative of the financial position had the merger been completed on December 31, 2003 or operating results that would have been achieved by the combined company had the merger been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been derived from unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus.

      This information is only a summary and should be read in conjunction with the selected historical financial data of Hycor and Stratagene, the Hycor and Stratagene unaudited pro forma condensed combined financial statements, and the separate historical financial statements of Hycor and Stratagene and related notes included in or incorporated by reference into this proxy statement/prospectus.

Hycor

Year Ended
December 31, 2003

Historical per common share data:
Diluted earnings per share	$0.26
Net book value per share(1)	$2.00

Stratagene

Year Ended
December 31, 2003

Pro forma per common share data:
Diluted earnings per share(2)	$0.21
Net book value per share(1)	$(0.38)

Combined

Year Ended
December 31, 2003

Pro forma combined per common share data:
Diluted earnings per combined company share	$0.30
Earnings per equivalent Hycor share(3)	$0.49
Net book value per combined company share(1)	$1.97
Net book value per equivalent Hycor share(3)	$3.21

(1)	The historical net book value per share of Hycor common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the period end. The pro forma net book value of Stratagene common stock is computed, assuming the acquisition of substantially all of the assets of BioCrest by Stratagene at the beginning of the period, by dividing common stockholders’ deficit at period end by the number of shares of Stratagene common stock outstanding at the period end. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ equity (deficit) by the pro forma number of shares of common stock outstanding at the period end, assuming the merger had been completed on that date.

(2)	The pro forma earnings per share of Stratagene is computed, assuming the acquisition of substantially all of the assets of BioCrest by Stratagene at the beginning of the period, by dividing the net income for the combined entity by the number of shares of Stratagene common stock for the period.

(3)	The pro forma earnings and net book value per equivalent Hycor share is calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.6158 of a Stratagene share of common stock for each share of Hycor common stock, which is based on the capitalizations of Stratagene and Hycor on a fully converted basis prior to signing the merger agreement, excluding certain options of Stratagene that expire prior to the expected closing of the merger.

MARKET FOR HYCOR COMMON STOCK AND DIVIDENDS

      Hycor common stock is listed on the Nasdaq National Market. Hycor’s ticker symbol is “HYBD.” The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sales prices per share of Hycor common stock as reported on the Nasdaq National Market. Hycor has not historically paid cash dividends on its common stock.

	Hycor
	Common Stock

	High	Low

2002
First Quarter	7.16	2.00
Second Quarter	4.14	1.60
Third Quarter	3.86	1.56
Fourth Quarter	2.70	1.20
2003
First Quarter	2.78	1.94
Second Quarter	5.04	2.00
Third Quarter	6.50	4.05
Fourth Quarter	5.50	3.15
2004
First Quarter	5.76	3.90
Second Quarter (through April 27, 2004)	5.33	4.46

      On July 23, 2003, the last full trading day before Stratagene publicly announced its proposal to acquire Hycor, the last reported closing price per share of Hycor common stock was $4.70. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

      On July 23, 2003, there were approximately 8,077,839 outstanding shares of Hycor common stock and on July 23, 2003 there were 15,632,668 outstanding shares of Stratagene common stock. As of July 23, 2003, there were approximately 15 holders of record of Stratagene common stock and approximately 800 holders of record of Hycor common stock.

MARKET FOR STRATAGENE COMMON STOCK AND DIVIDENDS

      Stratagene’s common stock is not publicly traded; however, it is a condition to the completion of the merger that Stratagene’s common stock be approved for listing on the Nasdaq National Market subject only to its meeting the NASD’s initial price requirements. The holders of Stratagene common stock receive dividends if and when declared by Stratagene’s board of directors out of legally available funds. Stratagene currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate paying any such dividends in the foreseeable future. In addition, Stratagene is also not permitted to pay any dividends under its senior credit facilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      Stratagene and Hycor are providing the following information to assist you in analyzing the financial aspects of the merger. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes of Stratagene and Hycor included in this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 136.

      The financial information for Stratagene includes the accounts and balances of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries on a combined basis, due to common control and management. The historical balance sheet data, operating data, share and per share data set forth below for Stratagene was derived from the historical financial statements of Stratagene.

      The information for Hycor for each of the five fiscal years in the period ended December 31, 2003 was derived from the historical consolidated financial statements included in Hycor’s Annual Reports on Form 10-K.

STRATAGENE CORPORATION

SELECTED HISTORICAL COMBINED FINANCIAL DATA

	Year Ended December 31,

	2003	2002(a)	2001(a)	2000(a)(b)	1999(b)

		(As restated)	(As restated)

	(In thousands, except per share data)
Operating Results(e)
Total revenue	$69,703	$64,512	$59,955	$54,979	$53,242
Net income (loss)	3,252	505	731	1,984	(185)
Basic earnings (loss) per share	0.21	0.03	0.04	0.13	(0.01)
Diluted earnings (loss) per share	0.21	0.03	0.04	0.13	(0.01)
Weighted average shares outstanding — basic	15,633	15,634	15,640	15,594	15,594
Weighted average shares outstanding — diluted	15,633	15,634	15,640	15,838	15,594

	Year Ended December 31,

	2003	2002(a)	2001(a)	2000(a)	1999

		(As restated)	(As restated)
Financial Position
Working capital	$9,485	$6,172	$6,922	$5,664	$6,277
Net property and equipment	10,321	11,186	11,583	12,474	12,726
Total assets	38,588	34,198	34,229	33,525	35,807
Total debt(c)	30,381	30,469	31,411	32,404	33,634
Total stockholders’ deficit(d)	(5,947)	(8,248)	(7,306)	(7,637)	(8,918)

(a)	Stratagene has restated its financial statements for the years ended December 31, 2002 and 2001. See Note 13 to Stratagene’s financial statements for the year ended December 31, 2003. These restatements affected the opening balances as of January 1, 2001. The financial statements as of and for the year ended December 31, 2000 give effect to such restatement and are presented here on an unaudited basis.

(b)	2000 and 1999 net income includes ($584,307) and $2,278,935, respectively, in stock compensation charges in connection with phantom stock rights and phantom stock option rights.

(c)	Includes long-term debt and current portion of Stratagene’s debt for all periods presented.

(d)	Includes distributions to BCH members of $544,708, $809,909, $400,000, $400,000 and $200,000 for the years ended December 31, 2003 through 1999, respectively. Stratagene did not pay any dividends during these periods.

(e)	Pro forma earnings (loss) per share information for all periods presented has been calculated, assuming the acquisition of substantially all of the assets of BioCrest by Stratagene had occurred at the beginning of the first period presented, by dividing the respective net income (loss) by the weighted average shares of Stratagene common stock for the respective period.

HYCOR BIOMEDICAL INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,

	2003(a)	2002	2001(b)	2000	1999

	(In thousands, except per share data)
Operating Results
Net sales	$19,757	$18,591	$17,313	$17,382	$18,775
Operating income	591	1,217	121	1,031	26
Net income	2,162	1,257	43	981	249
Basic earnings per share	0.27	0.16	0.01	0.13	0.03
Diluted earnings per share	0.26	0.15	0.01	0.12	0.03
Weighted average shares outstanding — basic	8,072	8,035	7,936	7,495	7,295
Weighted average shares outstanding — diluted	8,465	8,335	8,251	7,999	7,310

	Year Ended December 31,

	2003(a)	2002	2001	2000	1999

Financial Position
Working capital	$12,548	$11,470	$8,929	$7,232	$5,679
Net property and equipment	2,080	2,278	2,562	3,082	3,560
Total assets	18,632	16,295	14,477	14,868	15,039
Total debt(c)	—	1,002	1,029	1,084	1,674
Total stockholders’ equity	16,212	13,263	11,749	11,469	10,542

(a)	2003 results include a $1,359,000 income tax benefit for a reversal of a valuation allowance against Hycor’s domestic deferred tax assets, and $688,000 in expenses related to Hycor’s proposed merger with Stratagene.

(b)	2001 results include the $723,000 write-off of goodwill related to the acquisition of Melja Diagnostik, GmbH.

(c)	Includes long-term debt and current portion of Hycor’s debt for all periods presented.

THE HYCOR SPECIAL MEETING

General

      The enclosed proxy is solicited by the board of directors of Hycor for use at the special meeting of stockholders to be held on June 2, 2004 at 10:00 a.m., Pacific Time, or at any adjournment thereof, for the purposes set forth below and in the accompanying Notice of Special Meeting of Stockholders. The Meeting will be held at Hycor’s offices, located at 7272 Chapman Avenue, Garden Grove, California.

      It is anticipated that such proxy, together with this proxy statement/ prospectus, will be first mailed on or about May 3, 2004 to all stockholders entitled to vote at the special meeting.

      Hycor’s principal executive offices are located at 7272 Chapman Avenue, Garden Grove, California 92481, and its telephone number at that address is (714) 933-3000.

Purpose of the Special Meeting

      The special meeting is being held so that Hycor stockholders may consider and vote upon the following proposals:

(1) To ratify and approve the proposed merger of a wholly owned subsidiary of Stratagene with and into Hycor pursuant to the merger agreement dated as of July 24, 2003, among Hycor, Stratagene and SHC Acquisition Sub, Inc., as amended. Stratagene will issue 0.6158 of a share of common stock in exchange for each share of outstanding common stock of Hycor.

(2) To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

Record Date and Outstanding Shares

      Hycor’s board of directors has fixed the close of business on April 26, 2004 as the record date for the special meeting. Only holders of record of Hycor’s common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 8,124,450 shares of common stock outstanding and entitled to vote, held of record by approximately 870 stockholders, although Hycor has been informed that there are in excess of 4,000 beneficial owners of common stock. A list of Hycor stockholders will be available for review at Hycor’s principal offices in Garden Grove, California during regular business hours for a period of ten days prior to the special meeting.

Quorum and Vote Required

      Holders of Hycor common stock are entitled to one vote for each share held as of the record date. Approval of Proposal One requires the affirmative vote of a majority of the outstanding common stock of Hycor entitled to vote at the special meeting. Attendance at the special meeting in person or by proxy of the shares representing a majority of the outstanding common stock of Hycor is required for a quorum.

      On the record date, directors and executive officers of Hycor as a group beneficially owned approximately 900,000 shares, or 12%, of Hycor’s outstanding common stock. On the record date, neither Stratagene nor any affiliate of Stratagene owned any shares of Hycor common stock. Certain directors and executive officers of Hycor and their affiliates owning Hycor common stock, representing approximately 12% of the outstanding Hycor common stock as of the record date, have agreed to vote their shares in favor of the proposal to ratify and approve the merger.

Abstentions

      Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposals considered at the special meeting.

Broker Non-Votes

      In the event that a broker, bank, custodian, nominee or other record holder of Hycor’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Failing to instruct a broker on Proposal One has the same effect as voting against Proposal One.

Appraisal Rights

      Under Delaware law, Hycor stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Solicitation of Proxy; Expenses of Proxy Solicitation

      The enclosed proxy is solicited by and on behalf of the board of directors of Hycor. In addition to solicitation by mail, officers, directors and regular employees of Hycor may solicit proxies by mail, telegraph, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

      Hycor will pay all of the expenses of soliciting proxies to be voted at the meeting and will pay the expenses incurred in connection with filing and printing this proxy statement/prospectus. Hycor has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and Hycor will reimburse such brokers and nominees for their related out-of-pocket expenses.

      Hycor has also engaged Strategic Stock Surveillance, LLC to solicit proxies on its behalf. It is expected that Strategic Stock Surveillance, LLC’s fees will be approximately $9,000 plus the reimbursement of expenses.

Voting of Proxies

      The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Hycor board of directors for use at the special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Hycor. All properly signed proxies that Hycor receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the proposals to be considered at the special meeting.

      Hycor’s board of directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

      If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the special meeting by taking any of the following actions:

•	delivering a written notice to Hycor Biomedical Inc., 7272 Chapman Avenue, Garden Grove, California 92841, Attention: Corporate Secretary;

•	delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the special meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendation of the Hycor Board of Directors

      The board of directors of Hycor has determined that the terms of the merger agreement and the merger, are in the best interests of Hycor and the Hycor stockholders. Accordingly, the Hycor board of directors unanimously recommends that Hycor stockholders vote “FOR” the ratification and approval of the merger agreement and the merger.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

Future Hycor Stockholder Proposals

      If the merger does not occur, Hycor’s 2004 Annual Meeting of Stockholders is presently expected to be held on or about July 30, 2004. Any stockholder that desired to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in Hycor’s proxy statement with respect to such meeting should have delivered such proposal to Hycor Biomedical Inc. no later than January 2, 2004 in order to be considered for inclusion in Hycor’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act, rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

      Additionally, under Rule 14a-4, as promulgated under the Securities Exchange Act, if a stockholder fails to notify Hycor of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then Hycor will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to Hycor’s 2004 Annual Meeting of Stockholders, a stockholder proposal should have been delivered to Hycor no later than March 17, 2004 to be included in Hycor’s proxy statement. Hycor will use its voting authority as described above for all proposals not so submitted.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Hycor Biomedical Inc.

7272 Chapman Avenue
Garden Grove, California 92481
(714) 933-3000
Attn.: Investor Relations

APPROVAL OF THE MERGER AND RATIFICATION

AND APPROVAL OF THE MERGER AGREEMENT

      Stratagene has proposed to acquire all of the outstanding shares of Hycor common stock. The acquisition will be effected by the merger of a wholly-owned subsidiary of Stratagene with and into Hycor, with Hycor surviving as a wholly-owned subsidiary of Stratagene. The merger will be consummated on the terms and subject to the conditions set forth in the merger agreement, dated July 24, 2003 between Stratagene, Hycor and SHC Acquisition Sub, Inc., as amended.

      Stratagene and Hycor are merging because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, administrative efficiencies and growth potential than either company would have on its own.

      Approximately 5,000,000 shares of Stratagene common stock are estimated to be issuable to holders of Hycor common stock in the proposed merger.

      If you ratify and approve the merger agreement and the merger, Stratagene and Hycor hope to complete the merger in the second calendar quarter of 2004.

      You may obtain more information from various sources, as set forth under “Where You Can Find More Information” beginning on page 136.

      The board of directors believes it is in Hycor’s best interests and the best interest of its stockholders to approve Stratagene’s acquisition of all of the outstanding shares of Hycor common stock.

      THE BOARD OF DIRECTORS OF HYCOR BIOMEDICAL INC. RECOMMENDS A VOTE “FOR” THE MERGER AGREEMENT AND MERGER.

THE MERGER

      This section of the proxy statement/prospectus describes the proposed merger. While Stratagene and Hycor believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Stratagene and Hycor refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

      During the middle of 2002, in light of Hycor’s limited growth options and relatively small market capitalization, Hycor’s board of directors began to evaluate various options to enhance stockholder value, including engaging in a strategic merger, selling Hycor or selling certain of its assets. On August 20, 2002, Hycor retained The Seidler Companies to assist it in exploring strategic alternatives, including a potential sale or merger of Hycor. As part of this process, the board of directors directed The Seidler Companies to contact potential strategic and financial buyers to ascertain their interest in such a transaction.

      During August of 2002 until early May of 2003, The Seidler Companies, on behalf of Hycor, contacted approximately 70 companies regarding selling or merging Hycor. During this eight-month period the only discussion that developed into a definitive offer was that of Stratagene.

      On February 21, 2003, representatives of The Seidler Companies held a telephonic meeting with Dr. Joseph Sorge, Chairman and Chief Executive Officer of Stratagene, to determine if a meeting with Hycor would be appropriate.

      On March 17, 2003, Messrs. David Tholen, Chief Executive Officer of Hycor, and Reginald Jones, Chief Financial Officer of Hycor, and representatives of The Seidler Companies met in La Jolla, California with Dr. Sorge and reviewed their respective companies’ history, product lines and business strategies.

      On March 25, 2003, Hycor and Stratagene entered into a mutual non-disclosure agreement.

      On April 30, 2003, the Hycor board of directors held a special telephonic meeting during which representatives of The Seidler Companies reviewed the progress of their corporate development work and presented the possible business combination with Stratagene. Based upon these discussions, the Hycor board of directors instructed management and The Seidler Companies to continue to pursue the possible Stratagene business combination and also to continue its search for other strategic alternatives.

      Between April 30, 2003 and May 19, 2003, Messrs. Tholen and Jones, representatives of The Seidler Companies and Dr. Sorge had ongoing telephonic discussions regarding the relative values of the two companies and potential exchange ratio ranges. These discussions covered the relative annual revenues, profitability and balance sheets of the two companies. On May 19, 2003, Mr. Tholen and Dr. Sorge agreed that the transaction would be negotiated based on the Hycor stockholders receiving 25% of the combined entity before conversion of certain Stratagene notes. Once this determination was made, the parties were able to calculate the exchange ratio based on the number of outstanding shares of common stock of each of Stratagene and Hycor.

      On May 19, 2003, the Hycor board of directors held a special meeting during which representatives of The Seidler Companies reviewed the expected reaction of the financial community to a merger between Hycor and Stratagene. These representatives indicated that institutional and retail investors would probably respond positively to the proposed transaction because of the larger revenues the combined company would generate, the size of the combined company’s market capitalization and the greater potential for analyst coverage of the combined company. Several adverse factors were discussed by the Hycor board of directors, including Dr. Sorge’s ability to control the combined company, the existence of Dr. Sorge’s notes held by Stratagene, the total amount of Stratagene debt and the challenges presented by combining a genomic tools company with a more traditional diagnostic company. The Hycor board of directors, management and the representatives of The Seidler Companies then discussed other successful business combinations between companies with similar business models to Stratagene and Hycor. Dr. Sorge then reviewed Stratagene’s history and his vision for the future of the merged companies. After discussing these various factors and presentations, Hycor’s board of directors authorized and instructed management to continue due diligence and begin to negotiate the terms of a merger agreement.

      On June 23, 2003, the Hycor board of directors held a special telephonic meeting during which members of Hycor’s senior management reported on the status of discussions with Stratagene, the results of the due diligence and feasibility of the transaction. Representatives of Paul, Hastings, Janofsky and Walker also attended the meeting and discussed the principal changes from the original proposal, the terms of Dr. Sorge’s employment agreement, the refinancing of Stratagene’s debt and the closing condition that the Stratagene common stock to be issued to Hycor stockholders in the merger be approved for listing on the Nasdaq National Market. Hycor’s board of directors then authorized and instructed management to continue negotiations and due diligence with respect to the transaction.

      On July 14, 2003, the Hycor board of directors held a special telephonic meeting during which members of Hycor’s senior management reported on the status of discussions with Stratagene, the results of the due diligence and feasibility of the transaction. Representatives of Paul, Hastings, Janofsky and Walker also attended the meeting and updated the Hycor board of directors on its discussions with Stratagene’s legal advisors, particularly the final terms of Dr. Sorge’s employment agreement. The Hycor board of directors then authorized and instructed management to continue negotiations and due diligence with respect to the transaction.

      On July 24, 2003, the Hycor board of directors held a special telephonic meeting to consider the proposed transaction. Prior to the meeting, the Hycor board of directors was provided with a draft of the merger agreement and certain other related documents. A representative of Paul, Hastings, Janofsky and Walker reviewed the principal terms of the agreement and updated Hycor’s board of directors on questions from the previous board meeting. Representatives of The Seidler Companies summarized the terms of the transaction, discussed their financial fairness analysis and delivered the oral opinion of The Seidler Companies to the effect that, based on and subject to matters set forth in its written opinion, as of July 24, 2003, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of Hycor common stock. In light of the prior discussions among members of the Hycor board of directors, the prior meetings of the Hycor board of directors and the presentations and discussions at the current meeting, the Hycor board of directors determined by unanimous vote that the transactions contemplated by the merger agreement and related documents were advisable and in the best interests of Hycor and its stockholders.

      The merger agreement was signed by the parties on July 24, 2003, and Hycor and Stratagene issued a joint press release announcing the transaction.

      During November and December 2003, Mr. Jones and Dr. Sorge had several discussions regarding the propriety of extending the date by which the merger could be consummated without triggering a right of each of Hycor and Stratagene to terminate the merger agreement. Under the terms of the original agreement, either Hycor or Stratagene could have terminated the merger agreement if the merger was not consummated on or before December 31, 2003 so long as the terminating party was not the cause of the failure of the merger to occur prior to such date. Given that each of Hycor and Stratagene still believed that it was in their respective best interests to consummate the merger and given the fact that the proxy statement/prospectus was not yet ready to be mailed to Hycor’s stockholders, Mr. Jones and Dr. Sorge agreed that it was advisable to extend the date by which the merger could be consummated without triggering either party’s right to terminate the merger agreement from December 31, 2003 to February 27, 2004.

      On December 29, 2003, the board of directors of Hycor, by unanimous written consent, unanimously approved the extension of the date by which the merger could be consummated without triggering either party’s right to terminate the merger agreement from December 31, 2003 to February 27, 2004. The board of directors of Stratagene also unanimously authorized the extension at a special meeting held on November 21, 2003.

      On February 25, 2004, the board of directors of each of Stratagene and Hycor executed unanimous written consents approving the extension of the date by which the merger could be consummated without triggering either party’s right to terminate the merger agreement from February 27, 2004 to June 15, 2004. This extension was authorized in order to provide sufficient time for Hycor to distribute the proxy statement/ prospectus to its stockholders and to hold the meeting to vote upon the proposed merger.

Hycor’s Reasons for the Merger

      Hycor’s board of directors has determined that the terms of the merger and the merger agreement are in the best interests of Hycor and its stockholders. Accordingly, Hycor’s board of directors unanimously approved the merger agreement and the consummation of the merger. The decision by Hycor’s board of directors was based on an analysis of several potential benefits of the merger that Hycor’s board of directors believes will contribute to the future success of the combined company, the most important of which included:

•	Future Potential. The enhanced potential for earnings and revenue growth that could be attained through a combination of Stratagene’s gene testing technology with Hycor’s experience in the diagnostics market and the FDA approval process. In addition, both companies expect cost savings may be attained by eliminating overlaps of expenses and capitalizing on the two companies’ international distribution synergies, particularly in Germany and Japan;

•	Access to Capital; Liquidity. The total revenues and total market capitalization of the combined company will be larger than either company would have had on its own, enabling more institutional investors (many of which have threshold market capitalization levels for portfolio company investments) to follow and invest in the combined company and attracting wider analyst coverage, which should result in greater access to capital for Hycor and liquidity for Hycor’s stockholders;

•	Due Diligence. The results of the business and accounting due diligence review conducted by Hycor’s management and directors;

•	Financial Condition. The current and historical financial condition and results of operations for each of Hycor and Stratagene including the profitability of the combined company, the size of the combined company’s revenues and the commitment of certain Stratagene noteholders to convert their debt into equity in the combined company;

•	Merger Agreement. The terms and conditions of the merger agreement and related agreements and the course of the negotiations between the parties;

•	Strategic Alternatives. The recent history of contacts with other entities that did not express interest in a possible transaction with Hycor. Hycor, through Seidler, contacted approximately 70 companies and no definitive offers developed other than Stratagene;

•	Fairness Opinion: The presentation by The Seidler Companies on July 24, 2003, and its oral opinion as of the same date that, as of the date of such opinion, and based on and subject to the matters, assumptions and limitations set forth in that opinion, the aggregate merger consideration, was fair, from a financial point of view, to the holders of Hycor’s common stock; and

•	Tax Consequences. The federal income tax consequences of a stock-for-stock merger as opposed to a cash transaction.

      Hycor’s board of directors also considered potentially negative factors that could arise or will arise from the merger, including the following:

•	Dr. Sorge’s control of the combined company;

•	the indebtedness Dr. Sorge owes to Stratagene;

•	the treatment of the Stratagene convertible notes in the proposed merger; and

•	the amount of Stratagene debt outstanding after completion of the proposed merger.

      The foregoing discussion of the information and factors considered by the Hycor’s board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the Hycor board in connection with its evaluation of the merger and the complexity of such matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Hycor board of directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered by the board of directors.

      In addition, the Hycor board of directors recognized that there are substantial risks associated with remaining a smaller micro-cap public company, given that it operates in an industry that is experiencing consolidation and increased competition.

Stratagene’s Reasons for the Merger

      Stratagene’s board of directors has determined that the terms of the merger and the merger agreement are in the best interests of Stratagene and its stockholders. Accordingly, Stratagene’s board of directors unanimously approved the merger agreement and the consummation of the merger. The decision of Stratagene’s board of directors was based on several potential benefits of the merger that Stratagene’s board of directors believes will contribute to the future success of the combined company, including:

•	Increased Growth. The merger should be an effective way of implementing and accelerating Stratagene’s growth strategy consistent with its business goals. Specifically, the merger should provide opportunities to Stratagene beyond those available in a reasonable time frame through internal growth by permitting Stratagene to acquire technical capabilities, people and expertise that will provide a base from which the combined business could accelerate the development of its products;

•	Expanded Access to Capital. Stratagene’s management believes that as a result of the merger and becoming a publicly traded company, it will have expanded access to the capital markets, resulting in a decreased cost of capital, which should improve its results of operations and financial position;

•	Improved Financial Results. The merger should strengthen Stratagene’s balance sheet and increase cash flows and will likely accelerate Stratagene’s future revenue and earnings growth, which would add stockholder value;

•	Liquidity. Prior to the merger and consistent with other private companies, the Stratagene common stock is essentially illiquid. As a result of the transaction, Stratagene will be a publicly traded company, greatly increasing the liquidity of the Stratagene common stock since it is anticipated that the Stratagene common stock will be traded on the Nasdaq National Market;

•	Diversified Customer Base and Product Lines. The combination of Stratagene’s biological products and instruments focused on genetic technologies, nucleic acid and protein purification and analysis, and genomics, proteomics, and bioinformatics and Hycor’s diagnostic products focused on allergy and autoimmune testing and urinalysis, should further diversify the customer base and product lines of the combined company; and

•	Enable the Combined Company to Acquire Complementary Businesses. Stratagene’s management believes that the business in which it competes will experience additional consolidation in the future. Stratagene’s management believes that it will be able to capitalize on this consolidation by increasing its product offerings through acquisitions, which acquisitions will be facilitated as a result of the combined company being a publicly traded company.

      Stratagene’s board also considered potentially negative factors that could arise or will arise from the merger, including the following:

•	Stratagene will likely incur significant costs in connection with the merger, and the merger will require substantial management time and effort to effectuate;

•	Stratagene faces a significant risk that the anticipated benefits of the merger might not be fully realized; and

•	Stratagene faces the significant risk of the financial market’s perception of the merger, and because there has not previously been a trading market for the Stratagene common stock, whether an active trading market will develop.

      The foregoing discussion of the information and factors considered by Stratagene’s board of directors is not exhaustive, but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by the Stratagene board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practicable to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Stratagene board of directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered by the board of directors.

Opinion of Hycor’s Financial Advisor

      The Seidler Companies was engaged by Hycor to provide financial advisory services, including a fairness opinion, to Hycor regarding the proposed merger. On July 24, 2003, Seidler rendered its opinion, that as of such date and, based on and subject to certain matters stated therein, from a financial point of view, the consideration to be paid by Stratagene in the proposed merger was fair to the Hycor stockholders. This opinion was based primarily on the relative valuation and share ownership of the combined company attributable to the shareholders of Hycor. This opinion was also based upon and incorporated information provided by Hycor and Stratagene management, which Seidler assumed to be accurate in all material aspects.

      In arriving at its opinion, Seidler did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Hycor or Stratagene, nor was Seidler furnished with any such appraisals. Seidler assumed that the merger would be completed in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Hycor or Stratagene. Seidler undertook no obligation to update its opinion following its delivery on July 24, 2003. In particular, the Hycor board of directors did not request, nor did Seidler deliver any update of its opinion in connection with amendment no. 1 to the merger agreement signed on December 29, 2003 or amendment no. 2 to the merger agreement signed on February 25, 2004. The board of directors of Hycor determined that these amendments, each of which extended the date by which the merger could be consummated without triggering either party’s right to terminate the merger agreement, provided a benefit to the stockholders of Hycor and did not require the reissuance of Seidler’s opinion.

      Seidler did not express any opinion as to the price or range of prices at which the Hycor common stock may trade subsequent to the announcement of the merger or as to the price or range of prices at which the Stratagene common stock may trade subsequent to completion of the merger.

      Seidler has been previously engaged by Hycor to provide certain investment banking and financial advisory services for which it received customary fees. In the ordinary course of business, Seidler and its affiliates may actively trade the equity of Hycor for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Financial Analyses

      The following is a summary of the material financial analyses performed by Seidler in connection with the rendering of their fairness opinion to Hycor’s board of directors.

      Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand Seidler’s financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Seidler’s financial analyses. In addition, all of the information Seidler used to arrive at its opinion may not be expressly set forth in the following summary.

      The following are selected terms and conditions of the merger between Hycor and Stratagene and their respective affiliates and have been considered in Seidler’s opinion:

•	The holders of the Stratagene subordinated notes will convert $9.0 million of such notes into 1,753,604 shares of Stratagene common stock at the closing.

•	As a condition of the closing, Stratagene will acquire substantially all of the assets of BioCrest Holdings.

•	Each share of Hycor will be extinguished (prior to signing there were 8,077,839 shares) and automatically converted into the right to receive 0.6158 of a share of Stratagene common stock at the closing. The number of shares issued to Hycor shareholders at the closing will be approximately 4,975,000, which would represent approximately 23% of the outstanding shares of the new combined entity.

•	At the closing, Stratagene shareholders will hold approximately 15,075,000 shares of Stratagene common stock. Dr. Sorge and certain trusts affiliated with Dr. Sorge intend to exchange approximately 515,000 shares of Stratagene common stock to repay a $3.2 million debt obligation to Stratagene. The actual number of shares of Stratagene common stock that Stratagene may repurchase in connection with the satisfaction of these obligations may vary depending on the actual closing date of the merger.

•	Hycor’s 1992 and 2001 Incentive Stock Plan will be assumed by Stratagene.

•	At the closing Stratagene estimates approximately 21,800,000 shares will be outstanding.

Contribution Analysis

      Seidler performed a contribution analysis to assist Hycor’s board of directors in valuing Stratagene based on the relative contribution of each company to the combined pro forma entity. In performing the analyses, Seidler used the financial projections for Hycor and Stratagene, prepared by both Hycor and Stratagene management. Seidler calculated the relative contribution by both Hycor and Stratagene to the combined entity with respect to the enterprise value and equity value at the implied exchange ratio in the merger as of the announcement date, and projected financial data including revenues, EBITDA and net income without estimated costs savings. EBITDA is a company’s earnings before interest, taxes, depreciation and amortization.

      The following table illustrates the relative contribution to revenue, EBITDA, net income and total assets of both Hycor and Stratagene (estimated for the year ended December 31, 2003; excludes estimated cost savings to the combined company and costs associated with documenting, negotiating and closing the merger between the companies):

Contribution Analysis

Contribution %	Hycor	Stratagene	Combined

Revenue	22.2%	77.8%	100.0%
EBITDA	17.0%	83.0%	100.0%
Net Income	24.6%	75.4%	100.0%
Total Assets	31.0%	69.0%	100.0%

      Based upon the aforementioned contribution analysis, the 23% ownership attributed to Hycor stockholders (based on a 0.6158 share conversion and estimated outstanding shares at closing), is within the anticipated relative ownership range.

Selected Precedent Transactions Analysis

      Seidler performed selected precedent transactions analyses to assist Hycor’s board of directors in valuing Hycor and Stratagene based on transaction values expressed as multiples of a company’s revenue for the twelve-month period prior to the announcement of a transaction, which we refer to as LTM revenue, for selected transactions. Seidler selected these particular transactions based upon the relative size of the transaction in comparison to Hycor or Stratagene, the timing of when the transactions occurred either during or after 2001, the relative financial conditions of the target companies and that the target companies served the industry segment and markets relevant to either Hycor or Stratagene. Then using publicly available information, Seidler reviewed and analyzed certain financial and operating data relating to the selected transactions:

Selected Precedent Transactions Analysis (STRATAGENE)

Target	Acquirer	Date Announced

DNA Sciences	Genaissance Pharm. Inc.	4/1/2003
Visible Genetics Inc.	Bayer AG	7/23/2002
Gemini Genomics plc	Sequenom, Inc.	5/30/2001

Transaction Value as a Multiple of LTM Revenue (STRATAGENE)

Low	Median	High

2.2x	4.3x	143.6x

Selected Precedent Transactions Analysis (HYCOR)

Target	Acquirer	Date Announced

Dianon Systems, Inc.	Laboratory Corp. of America	11/11/02
Syncor International Corporation	Cardinal Health, Inc.	6/14/02
American Medical Laboratories	Quest Diagnostics Incorporated	2/7/02
Urocor, Inc.	Dianon Systems, Inc.	6/28/01

Transaction Value as a Multiple of LTM Revenue (HYCOR)

Low	Mean	High

1.4x	2.5x	3.5x

      Seidler used both sets of multiples in its analysis to determine the relative valuation of both companies. Based upon the selected precedent transactions analysis, the following table illustrates the relative percentage contribution of both Hycor and Stratagene.

Selected Precedent Transactions Analysis — Percent Contribution

	Percentage Contribution

	Low	Mean	High

Hycor	22%	19%	NA
Stratagene	78%	81%	NA

      Seidler excluded the “High” revenue multiple of the Sequenom, Inc. acquisition of Gemini Genomics due to Gemini’s low revenue and associated high multiple. Seidler noted that none of the precedent transactions were identical to the merger of Hycor and Stratagene and that, accordingly, any analysis of the precedent transactions necessarily involved considerations and judgments concerning differences in industry and individual company dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the transaction multiples in the proposed merger as compared to the multiples for the precedent transactions.

      Based upon the aforementioned selected precedent transactions analysis, the 23% ownership attributed to Hycor stockholders (based on a 0.6158 share conversion and estimated outstanding shares at closing), is favorable.

Comparable Public Company Analysis

      Seidler performed a comparable public companies analysis as part of its opinion to assist Hycor’s board of directors in valuing Hycor and Stratagene based on various financial multiples of selected comparable public companies in comparable industries. Seidler selected the comparable public companies based upon the relative size of the company in relationship to Hycor or Stratagene, the relative financial conditions and strength of the comparable companies and the industry segment and markets served by the comparable public companies in relationship to either Hycor or Stratagene.

      Stratagene — In performing this analysis, Seidler reviewed certain financial information relating to Stratagene and compared such information to the corresponding financial information of other publicly traded companies which Seidler deemed to be generally comparable to Stratagene.

      Seidler used the ratio of enterprise value to revenue and enterprise value to EBITDA as of July 18, 2003 for the selected comparable public companies to estimate the value of Stratagene. The four publicly-traded companies that Seidler deemed generally comparable to Stratagene were:

•	Applied Biosystems Group

•	Invitrogen Corporation

•	Qiagen N.V.

•	Techne Corporation

      Hycor — In performing this analysis, Seidler reviewed certain financial information relating to Hycor and compared such information to the corresponding financial information of other publicly-traded clinical diagnostic companies which Seidler deemed to be generally comparable to Hycor.

      Seidler used the ratio of enterprise value to revenue and enterprise value to EBITDA as of July 18, 2003 of the selected comparable companies to estimate the value of Hycor. The five publicly-traded companies which Seidler deemed generally comparable to Hycor were:

•	Diagnostic Products Corp.

•	Meridian Bioscience, Inc.

•	Quidel Corporation

•	Serologicals Corporation

•	Trinity Biotech

      Seidler calculated the following low, mean and high multiples for the above public comparable companies:

Comparable Public Company Analysis

	Low	Mean	High

Stratagene Enterprise Value as a multiple of:
Revenue — LTM	2.2x	4.7x	8.6x
Revenue — 2003E	2.2x	4.4x	8.0x
EBITDA — LTM	12.8x	17.1x	20.6x
EBITDA — 2003E	13.2x	13.7x	14.7x
Hycor Enterprise Value as a multiple of:
Revenue — LTM	2.1x	2.5x	3.5x
Revenue — 2003E	1.6x	2.1x	2.7x
EBITDA — LTM	10.8x	11.8x	18.7x
EBITDA — 2003E	10.8x	10.8x	10.8x

      “Enterprise value” is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock

      Using information based on Hycor and Stratagene management estimates for revenues and EBITDA, and based upon the comparable public company analysis, the following table illustrates the relative percentage contribution of both Hycor and Stratagene.

Comparable Public Company Analysis — Percent Contribution

	Percentage Contribution

	Low	Mean	High

Hycor	26%	19%	15%
Stratagene	74%	81%	85%

      Based upon the aforementioned comparable public company analysis, the 23% ownership attributed to Hycor stockholders (based on a 0.6158 share conversion and estimated outstanding shares at closing), is within the anticipated relative ownership range.

Discounted Cash Flow Analysis

      Seidler performed a discounted cash flow, or DCF, analysis as part of its opinion to assist the Hycor board of directors in valuing Hycor and Stratagene. Hycor and Stratagene historical and projected financial results are based upon information provided by the respective company’s management.

      The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. Discounted cash flow has two components: (1) the present value of the projected after-tax cash flows after payment of any associated expenses and capital requirements necessary to generate the related cash flows, which we refer to as after-tax free cash flows, for a determined period and (2) the present value of the terminal value of the asset or business at the end of the period. In the discounted cash flow analysis, the projected after-tax free cash flows exclude the impact of interest income and interest expense. The terminal EBITDA multiple methodology is utilized to calculate a terminal value by applying a multiple to the EBITDA of the asset or business in the last year of the relevant projections. The terminal value calculated is an estimate for the value of the annual free cash flow of the asset or business beyond the terminal year projected into perpetuity. In this DCF valuation, the terminal value is determined using the range of EBITDA multiples found in the comparable company analysis.

      Seidler performed a discounted cash flow analysis assuming:

•	for Hycor, a range of illustrative discount rates of 15.0% to 17.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 11.0x to 13.0x;

•	for Stratagene, a range of illustrative discount rates of 23.0% to 27.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 16.0x to 18.0x.

      The aforementioned calculation of cost of capital or discount rate was calculated on a weighted average cost of capital for Hycor based upon market returns, cost of debt and the average comparable company beta (risk) factor. Stratagene’s cost of capital or discount rate was calculated on a weighted average cost of capital based upon market returns, cost of debt and the average comparable beta (risk) factor and then further adjusted for the additional risk associated with Strategene being a leveraged private company.

      Discounted cash flow valuations were calculated for Hycor and Stratagene on a stand-alone basis excluding estimated cost savings.

      Using this analysis, Seidler derived a range of implied relative equity value contribution for Hycor and Stratagene as follows:

DCF Analysis

	Percentage
	Contribution

	Low	High

Hycor	14%	14%
Stratagene	86%	86%

      Based upon the aforementioned discounted cash flow analysis, the 23% ownership attributed to Hycor stockholders (based on a 0.6158 share conversion and estimated outstanding shares at closing), is favorable.

Miscellaneous

      In connection with rendering its opinion, Seidler performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized above, Seidler believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

      In performing its analyses, Seidler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hycor, including, among other assumptions, a moderately improving economy, no significant fundamental changes in the underlying market segments served by Hycor and Stratagene and no rapid change in interest rates and other factors affecting the cost of conducting business. The analyses performed by Seidler are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Seidler did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies and the analysis of selected precedent transactions summarized above, no public company utilized as a comparison is identical to Hycor or Stratagene, and no transaction is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of Hycor or Stratagene and the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, Seidler’s opinion was just one of the many factors taken into consideration by Hycor’s board of directors. Consequently, Seidler’s analysis should not be viewed as determinative of the decision of Hycor’s board of directors or Hycor’s management with respect to the fairness of the exchange ratio as set forth in the merger agreement.

      Seidler is an investment bank that since its inception in 1969 has engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.

      Seidler was selected by Hycor’s board of directors to render a fairness opinion because of its expertise and its reputation in investment banking and mergers and acquisitions and its familiarity with the clinical diagnostics industry and Hycor. Hycor and Seidler entered into a letter agreement, dated August 14th, 2002 and amended on June 18th, 2003, relating to the services to be provided by Seidler in connection with the merger and the transactions related to it, under which Hycor agreed to pay Seidler a fee of $100,000 which was payable upon rendering of its opinion and a fee of $800,000 which was payable upon the closing of the transaction. Hycor also agreed to reimburse Seidler for certain out-of-pocket expenses incurred in connection with the engagement. Seidler will not receive any additional fees or payments from Hycor in connection with the merger with Stratagene.

Interests of Stratagene Directors, Officers and Significant Stockholders in the Merger

      When considering the recommendation of Stratagene’s board of directors that stockholders approve the merger, you should be aware that some directors and executive officers of Stratagene have interests in the merger and related arrangements that are different from, or in addition to, your interests. These interests may create potential conflicts of interest for these directors and executive officers because they may be more likely to approve the merger than stockholders generally.

Transactions Related to Stratagene’s Chairman and Chief Executive Officer

      Without giving effect to the merger and the related transactions, Dr. Sorge, Stratagene’s Chairman and Chief Executive Officer, controls approximately 90% of the outstanding shares of Stratagene common stock. In connection with and conditioned upon the closing of the merger, Stratagene has agreed to:

•	enter into a new employment agreement with Dr. Sorge, pursuant to which, among other things, Dr. Sorge has agreed to reduce his base annual salary from approximately $1.1 million to $450,000 and Dr. Sorge will be granted an option to purchase 738,960 shares of Stratagene common stock at a price equal to the closing price of Stratagene’s common stock on the Nasdaq National Market on the effective date of the merger;

•	Dr. Sorge is entitled to receive a bonus in the aggregate amount of approximately $1.8 million pursuant to the terms of a non-assignable promissory note to be issued by Stratagene in favor of Dr. Sorge. The promissory note will be for a term of approximately 39 months and will provide for equal monthly payments;

•	forgive $390,000 of Dr. Sorge’s debt to Stratagene. In addition, Stratagene will pay Dr. Sorge’s income taxes that will result from such debt forgiveness, on a “grossed-up” basis. This is expected to result in a charge of approximately $650,000 to Stratagene;

•	repurchase approximately 524,000 shares of Stratagene common stock from Dr. Sorge and entities affiliated with Dr. Sorge at a price of approximately $6.50 per share, which price was based on Hycor’s stock price of approximately $4.00 at the time the agreement was reached with respect to this provision, adjusted for the exchange ratio, to permit Dr. Sorge and such affiliated entities to repay approximately $3.0 million of indebtedness owed to Stratagene by such persons; and

•	enter into a registration rights agreement with Dr. Sorge, pursuant to which Dr. Sorge has been granted the right, subject to certain conditions, to require the registration of 2,000,000 shares of Stratagene common stock owned by Dr. Sorge or one of his affiliates and customary piggyback registration rights to participate in other registrations.

      The new employment agreement that Stratagene will enter into with Dr. Sorge in connection with the closing of the merger differs from Dr. Sorge’s existing employment in the following material respects:

Existing Employment Agreement	New Employment Agreement
• Salary. Dr. Sorge’s current annual salary under his existing employment agreement is approximately $1.1 million with automatic annual 5% increases.	• Salary. $450,000 with no automatic annual increases.
• Severance. If Dr. Sorge’s employment is terminated against Dr. Sorge’s will and for any reason other than for cause or as a result of Dr. Sorge’s death, Dr. Sorge is entitled to the following benefits: a severance payment in an amount equal to all salary, benefits and other compensation due under the employment agreement; the vesting of all stock options; the forgiveness of any obligations owed by him to Stratagene; the right to cause Stratagene to repurchase all or any portion of the shares of Stratagene stock held by Dr. Sorge at the fair market value of such shares; and the right to continued participation in Stratagene’s benefit plans for the remainder of the term of the employment agreement.
• Severance. If Dr. Sorge is terminated without “cause” or resigns with “good reason,” as defined in the new employment agreement, Dr. Sorge is entitled to receive the following benefits: subject to possible reduction by Stratagene to avoid the loss of deductions under Section 280G of the Internal Revenue Code, a severance payment in an amount equal to Dr. Sorge’s then effective base salary for the remainder of the term of the new employment agreement, or if there are fewer than twelve months remaining in the term, for twelve months; the vesting of all stock options; and the right to continued participation in Stratagene’s benefit plans for the remainder of the term of the new employment agreement.
• Change of Control. No vesting of options upon a change of control.	• Change of Control. Full vesting of all options upon a change of control, as defined in the new employment agreement.

      For more information about these transactions, please refer to “Summary — Transactions Related to the Merger” and “Stratagene’s Management — Employment Agreements” located elsewhere in this proxy statement/ prospectus.

Subordinated Notes

      In December 1995, Stratagene sold approximately $23.8 million of principal amount of the subordinated notes to the TCW Fund, in exchange for a cash payment of approximately $12.4 million. The TCW Fund subsequently transferred an interest in the subordinated notes to Hal Eastman, one of Stratagene’s directors. As of January 26, 2003, Stratagene owed Mr. Eastman approximately $170,000 pursuant to the terms of his subordinated notes. The TCW Fund and Mr. Eastman have agreed to convert $9.0 million in principal amount of their subordinated notes on a pro rata basis into 1,753,604 shares of Stratagene common stock upon the closing of the merger. As a result of the conversion, the TCW Fund will hold approximately 8.0% of Stratagene’s outstanding common stock after giving effect to the merger and the related transactions. Messrs. Kaplan and Eastman who voted to approve the merger and the related transactions were originally appointed to Stratagene’s board of directors pursuant to the designation rights of the TCW Fund under a stockholders agreement to be terminated in connection with the merger. For more information about the conversion of a portion of the subordinated notes, please refer to “Summary — Transactions Related to the Merger,” “Summary — Recent Developments” and “Stratagene’s Management — Certain Transactions” located elsewhere in this proxy statement/prospectus.

     Other Interests

      Other interests relate to or arise from:

•	the fact that Dr. Sorge and Mr. Eibl, who currently serve on Stratagene’s board of directors, are expected to continue to serve on the board of directors of Stratagene after the merger;

•	the continued employment of the officers of Stratagene following the merger; and

•	the continuation of Stratagene’s employment agreements with Dr. Roelofs and Mr. Pouk and the continuation of the change of control agreement with Ms. Sherman.

      Stratagene’s board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in approving the merger and the transactions contemplated by the merger agreement.

Interests of Hycor Directors, Officers and Significant Stockholders in the Merger

      When considering the recommendation of Hycor’s board of directors that stockholders approve the merger, you should be aware that some Hycor directors and officers have interests in the merger that are different from, or are in addition to, your interests. The Hycor board of directors was aware of these potential conflicts and considered them.

•	Indemnification. Under the terms of the merger agreement, Stratagene has agreed that the indemnification obligations in Hycor’s certificate of incorporation and bylaws will survive the merger and will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of any individual who on or prior to the effective time of the merger was a director, officer, trustee, fiduciary, employee or agent of Hycor for a period of six years following the completion of the merger. Stratagene has also agreed to assume any indemnification agreements entered into by Hycor with any such person on or before the date the merger agreement was executed.

•	Change of Control Benefits. Upon completion of the merger, two senior officers of Hycor, J. David Tholen and Reginald P. Jones, will receive a change of control payment equal to 300% of the sum of their current base salary and most recent bonus, subject to 280G limitations. In addition, if either of these two officers, resigns or is terminated by the combined company within 24 months of completion of the merger, he will receive the following benefits:

•	the continuation of all medical, disability and insurance benefits for 24 months after his resignation or termination;

•	the acceleration of the vesting of all of his unvested stock options and the extension of the post-termination exercise period for a period of three months after the resignation or termination; and

•	a three year consulting agreement at a minimum payment of $2,500 per day for a minimum of 20 days per year with payments being made at least semi-annually in advance.

•	Two other officers of Hycor, Mary Jo Deal and Nelson F. Thune, will receive the following benefits, if either is terminated by the combined company without cause within 90 days before or 24 months after the merger or if either resigns with good reason within 24 months after the merger:

•	a lump sum equal to 200% of the officer’s average annual base salary plus bonus over the three years prior to the termination or resignation;

•	the continuation of all medical, disability and insurance benefits for 24 months after the officer’s resignation or termination; and

•	the acceleration of the vesting of all of the officer’s unvested stock options and the extension of the post-termination exercise period for a period of three months after the resignation or termination.

•	Employment. One of Hycor’s current directors, Mr. Tholen, will be appointed to the Stratagene board of directors. In addition, one senior officer of Hycor, Mr. Jones, will become a senior officer of Stratagene.

      As a result, these directors, officers and stockholders could be more likely to vote in favor of recommending the merger agreement and the merger than if they did not hold these interests.

Completion and Effectiveness of the Merger

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the stockholders of Hycor. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware.

Structure of the Merger and Conversion of Hycor Common Stock

      Pursuant to the merger agreement, SHC Acquisition Sub, Inc., a wholly-owned subsidiary of Stratagene, will merge with and into Hycor. Immediately following the merger, Hycor will be a wholly-owned subsidiary of Stratagene.

      Hycor common stockholders (other than Stratagene and its subsidiaries) will receive, in exchange for each share of Hycor common stock they hold, the right to receive 0.6158 of a share of Stratagene common stock. No fraction of a share of Stratagene common stock will be issued, but instead each holder of shares of Hycor common stock who would otherwise be entitled to a fraction of a share of Stratagene common stock will receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing price of one share of Hycor Common Stock as reported on the Nasdaq National Market two trading days prior to the effective date of the merger. The number of shares of Stratagene common stock to be received by each Hycor stockholder (after aggregating all fractional shares of Hycor common stock held by such stockholder) shall be rounded down to the nearest whole share of Stratagene common stock.

      Upon completion of the merger, Stratagene will assume options to purchase shares of Hycor common stock in connection with the merger. The number of shares of Stratagene common stock purchasable under each assumed option will be equal to the number of shares of Hycor common stock underlying the option multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of the Stratagene common stock issuable under each Hycor option will equal the per share exercise price of the Hycor option divided by the exchange ratio, rounded up to the nearest whole cent.

Exchange of Hycor Stock Certificates for Stratagene Stock Certificates

      When the merger is completed, Hycor’s transfer agent will mail to Hycor stockholders a letter of transmittal and instructions for use in surrendering Hycor stock certificates in exchange for Stratagene stock certificates. When former Hycor stockholders deliver their Hycor stock certificates to the transfer agent along with an executed letter of transmittal and any other required documents, the Hycor stock certificates will be canceled and former Hycor stockholders will receive Stratagene stock certificates representing the number of full shares of Stratagene common stock to which they are entitled under the merger agreement. They will also receive, in lieu of any fractional shares of Stratagene common stock which would have been otherwise issuable to them in the merger, an amount of cash equal to the product of such fractional share multiplied by the closing price of one share of Hycor common stock as reported on the Nasdaq National Market two trading days prior to the effective date of the merger.

      Hycor stockholders should not submit their Hycor stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the transfer agent.

No Dividends

      Hycor stockholders are not entitled to receive any dividends or other distributions on Stratagene common stock until the merger is completed and they have surrendered their Hycor stock certificates in exchange for Stratagene stock certificates.

      Subject to the effect of applicable laws, promptly following surrender of Hycor stock certificates and the issuance of the corresponding Stratagene certificates, Hycor stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Stratagene common stock.

      Stratagene will only issue Hycor stockholders a Stratagene stock certificate or a check in lieu of a fractional share in the name in which the surrendered Hycor stock certificate is registered. If Hycor stockholders wish to have their certificates issued in another name they must present the transfer agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

Directors and Executive Officers of Stratagene and Hycor Following the Merger

      Following the merger, the board of directors of Stratagene will consist of Joseph A. Sorge, Carlton J. Eibl, Robert Manion, J. David Tholen and John Reed.

      Following the merger, Joseph A. Sorge, the current chairman and chief executive officer of Stratagene, will continue to be chairman and chief executive officer of Stratagene and Reginald P. Jones, the current chief financial officer of Hycor, will become the chief financial officer of Stratagene. Dr. Sorge currently acts as the chief financial officer of Stratagene.

      Following the merger, the board of directors of Hycor, which will then be a Stratagene subsidiary, will consist of J. David Tholen, Joseph A. Sorge and Carlton J. Eibl. In addition, the current executive officers of Hycor will continue to be the executive officers of Hycor immediately following the merger, except that Dr. Sorge will replace Mr. Tholen as president and chief executive officer.

Material United States Federal Income Tax Consequences of the Merger

      The discussion below is based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings as of the date hereof. Future legislative, judicial or administrative changes or interpretations could alter or modify (including on a retroactive basis) the discussion below. The following discussion is not binding on the Internal Revenue Service and no rulings have been or will be sought from the Internal Revenue Service regarding any matters related to the merger.

      The discussion below does not purport to deal with all aspects of United States federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include, but are not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not (or who will not at the time of the merger) hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. This discussion also does not address the tax consequences of an exchange or conversion of Hycor stock options into options to acquire Stratagene common stock. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws and further does not consider any tax consequences of transactions effectuated by stockholders prior or subsequent to, or concurrently with, the merger (whether or not such transactions are in connection with the merger).

      Accordingly, stockholders are urged to consult their own tax advisor as to the specific tax consequences of the merger in light of their particular circumstances, including the applicable federal, state, local and foreign tax consequences of the merger.

      Stratagene will receive a tax opinion from its counsel, Latham & Watkins LLP, and Hycor will receive a tax opinion from its counsel, Paul, Hastings, Janofsky & Walker LLP, to the effect that the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. As explained more fully below, these opinions will be subject to certain assumptions, limitations and qualifications.

      Assuming the merger constitutes a reorganization, subject to the limitations and qualifications referred to herein, the merger will generally result in the following United States federal income tax consequences:

•	no gain or loss will be recognized by the holders of Hycor common stock upon the receipt of Stratagene common stock solely in exchange for such Hycor common stock in the merger, except as a result of cash received in lieu of fractional shares of Stratagene common stock;

•	cash payments received by holders of Hycor common stock in lieu of a fractional share of Stratagene common stock will result in capital gain (or capital loss) measured by the difference, if any, between the cash payment received and the portion of the tax basis in the shares of Hycor common stock surrendered that is allocable to such fractional share. Such capital gain (or capital loss) will be long-term capital gain (or capital loss) if the shares of Hycor common stock allocable to such fractional share have been held for more than one year at the effective time of the merger;

•	the aggregate tax basis of the Stratagene common stock received by Hycor stockholders in the merger will be the same as the aggregate tax basis of the Hycor common stock surrendered in the merger, reduced by any tax basis allocable to a fractional share of Stratagene common stock for which cash is received;

•	the holding period with respect to Stratagene common stock received by each Hycor stockholder in the merger will include the holding period for the Hycor common stock surrendered in the merger; and

•	no gain or loss will be recognized by Stratagene, Hycor, or the transitory subsidiary that merges into Hycor solely as a result of the merger.

      A Hycor stockholder may be subject to backup withholding on any cash payment in lieu of fractional shares made to a Hycor stockholder unless that stockholder:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that will be mailed to Hycor stockholders shortly after completion of the merger; or

•	is otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided, the holder furnishes the required information to the Internal Revenue Service.

      The discussion set forth in this section entitled “Material United States Federal Income Tax Consequences of the Merger” is subject to certain limitations, qualifications and assumptions and is based on certain facts and representations, including representations contained in certificates executed by officers of Stratagene and Hycor. The discussion assumes the absence of changes in relevant facts or in law between the date of this statement and the closing date and assumes that the merger is effected as described in the merger agreement and in this statement.

      No ruling from the Internal Revenue Service has been or will be sought in connection with the merger. Please note that the tax opinions of counsel are not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view.

      A successful challenge by the Internal Revenue Service to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in the recognition of taxable gain or loss with respect to each share of Hycor common stock surrendered equal to the difference between the basis in such share and the fair market value, as of the date the merger is completed, of the Stratagene common stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the Stratagene common stock so received would equal its fair market value as of the date the merger is completed and the stockholder’s holding period for such stock would begin the day after the merger.

      This discussion is only intended to provide you with a general summary of material U.S. federal income tax aspects of the merger, and it is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences, which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment for the Merger

      Stratagene intends to account for the merger with Hycor as an acquisition under the purchase method of accounting for business combinations.

Regulatory Filings and Approvals Required to Complete the Merger

      The completion of this merger is subject to the effectiveness of the registration statement of which this proxy statement/ prospectus is a part and compliance with applicable corporate laws of Delaware.

Certain Securities Laws Considerations

      The Stratagene common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Stratagene common stock issued to any person who is deemed to be an affiliate of Hycor or Stratagene. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Hycor or Stratagene and include officers and directors, as well as principal stockholders.

      Hycor’s affiliates may not sell their Stratagene common stock acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act, covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Listing on the Nasdaq National Market of Stratagene Common Stock to be Issued in the Merger

      The completion of this merger is subject to the receipt of written approval from the Nasdaq National Market for the listing of the shares of Stratagene common stock outstanding following the merger or issuable upon exercise of the assumed Hycor options, subject only to Stratagene meeting the initial price requirements of the Nasdaq.

Delisting and Deregistration of Hycor Common Stock after the Merger

      If the merger is completed, Hycor’s common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

No Appraisal Rights

      No dissenters’ or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement. Delaware law does not provide for dissenters’ or appraisal rights because Hycor’s common stock is currently listed on the Nasdaq National Market and because the shares of Stratagene common stock Hycor stockholders will receive in the merger will be listed on the Nasdaq National Market following the completion of the merger.

THE MERGER AGREEMENT

      This section of the proxy statement/ prospectus describes the merger agreement. While Stratagene and Hycor believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement prior to amendment no. 1 is attached to this proxy statement/ prospectus as Annex A, amendment no. 1 to the merger agreement is attached to this proxy statement/prospectus as Annex B and amendment no. 2 to the merger agreement is attached to the proxy statement/ prospectus as Annex C. Each of these documents are incorporated herein by reference, and Stratagene and Hycor urge you to read them carefully.

General

      Following the adoption of the merger agreement and approval of the merger by Hycor stockholders and the satisfaction or waiver of the other conditions to the merger, SHC Acquisition Sub, Inc., a wholly-owned subsidiary of Stratagene which we sometimes refer to as the merger subsidiary, will merge into Hycor. Hycor will survive the merger as a wholly-owned subsidiary of Stratagene. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

The Exchange Ratio and Treatment of Hycor Common Stock

      At the effective time of the merger, Hycor common stockholders (other than Hycor and Stratagene and their subsidiaries) will receive, in exchange for each share of Hycor common stock they hold, 0.6158 of a share of Stratagene common stock. No fractional shares will be issued. Hycor common stockholders that otherwise would receive fractional shares will instead receive the nearest whole number of shares rounded down and an amount of cash (without interest) equal to the product of such fraction multiplied by the closing price of one share of Hycor common stock as reported on the Nasdaq National Market two trading days prior to the effective date of the merger. After the merger, the current stockholders of Stratagene (including for such purposes the holders of the convertible subordinated notes to be converted into shares of Stratagene common stock concurrently with the closing of the merger) will own approximately 77% of Stratagene and the former stockholders of Hycor (other than Stratagene and its subsidiaries) will own approximately 23% of Stratagene.

Treatment of Hycor Stock Options

      At the effective time of the merger, Stratagene will assume each outstanding option issued under any stock option plan of Hycor, including the Hycor Biomedical Inc. 2001 Stock Option Plan, the Hycor Biomedical Inc. 1992 Incentive Stock Plan, the Hycor Biomedical Inc. Nonqualified Stock Option Plan for Non-Employee Directors, as amended, and any options issued under any other plan, agreement or arrangement, whether or not then exercisable, to purchase shares of Hycor common stock on substantially the same terms and conditions as were applicable prior to the effective time of the merger, except that

•	the options will be exercisable for shares of Stratagene common stock, and

•	the number of shares of Stratagene common stock which may be purchased will be equal to the number of shares of Hycor common stock underlying the option multiplied by 0.6158. Any fractional share of Stratagene common stock resulting from such adjustment will be rounded down to the nearest whole number.

      The exercise price per share of Stratagene common stock issuable under each Hycor option will equal the per share exercise price of the Hycor common stock purchasable under the Hycor option divided by the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

      Stratagene shall reserve for issuance a number of shares of Stratagene common stock at least equal to the number of shares of Stratagene common stock that will be subject to Stratagene options as a result of the assumption by Stratagene of Hycor options as contemplated by the merger agreement. At December 31, 2003, there were options to purchase 962,000 shares of Hycor common stock outstanding. On or before the date which is five business days after the closing date, Stratagene shall file a registration statement on Form S-8 with respect to the shares of Stratagene common stock underlying the assumed options and shall use its commercially reasonable efforts to cause such registration statement to remain effective for so long as the assumed options remain outstanding.

Exchange of Certificates

      After the effective time of the merger, Hycor’s transfer agent, Continental Stock Transfer & Trust, will mail to each record holder of Hycor common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive a certificate or certificates representing that number of whole shares of Stratagene common stock, cash in lieu of any fractional shares of Stratagene common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of Hycor common stock will be cancelled. After the effective time of the merger, each certificate representing shares of Hycor common stock that has not been surrendered will only represent the right to receive common stock of Stratagene, cash in lieu of any fractional shares of Stratagene common stock and any dividends or distributions to which they are entitled. Following the effective time of the merger, Hycor will not register any transfers of Hycor common stock on its stock transfer books.

      No dividends or other distributions declared or made with respect to Stratagene common stock with a record date after the closing date of the merger will be paid to the holder of any unsurrendered Hycor certificate until the holder surrenders its Hycor certificate in accordance with the letter of transmittal. Upon surrender, the transfer agent will deliver to the record holder of the certificate, without interest, any dividends or distributions with respect to the Stratagene common stock to which the holder is entitled which have a record date after the closing date of the merger.

      If any Hycor common stock certificate is lost, stolen or destroyed, a Hycor stockholder must provide an appropriate affidavit of that fact. Stratagene may require a Hycor stockholder to deliver a bond or indemnity agreement as security against any claim that may be made against Stratagene, the surviving corporation or the transfer agent with respect to any lost, stolen or destroyed certificate.

Representations and Warranties

      Stratagene and Hycor each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

Hycor’s Representations and Warranties

      Hycor’s representations and warranties include representations as to:

•	the corporate organization and qualification to do business of Hycor and its subsidiaries;

•	Hycor’s capitalization;

•	authorization of the merger agreement by Hycor and required governmental consents and approvals;

•	the effect of the merger on the certificate of incorporation or bylaws of Hycor, on material agreements of Hycor, or on obligations of Hycor under applicable laws;

•	Hycor’s filings and reports with the Securities and Exchange Commission and Hycor’s Sarbanes-Oxley Act compliance;

•	Hycor’s financial statements;

•	Hycor’s compliance with applicable laws;

•	Hycor’s material contracts;

•	litigation involving Hycor;

•	information supplied by Hycor in this proxy statement/ prospectus and the related registration statement filed by Stratagene;

•	Hycor’s employee benefit plans;

•	intellectual property used by Hycor;

•	the absence of certain changes in Hycor’s business since March 31, 2003;

•	restrictions on Hycor’s business activities;

•	Hycor’s title to the properties it owns and leases;

•	environmental laws that apply to Hycor;

•	Hycor’s labor relations and other employment matters;

•	interested party transactions;

•	Hycor’s insurance coverage

•	the completeness of the due diligence materials made available by Hycor to Stratagene;

•	approval of the merger and merger agreement by Hycor’s board of directors;

•	payments, if any, required to be made by Hycor to brokers and agents in connection with the merger;

•	the fairness opinion received by Hycor from its financial advisor;

•	the execution of certain lock-up agreements by certain executive officers and directors of Hycor;

•	tax matters related to Hycor; and

•	the completeness of Hycor’s representations and warranties.

The representations and warranties of Hycor expire at the effective time of the merger.

Stratagene’s Representations and Warranties

      Stratagene’s representations and warranties include representations as to:

•	the corporate organization and qualification to do business of Stratagene and its subsidiaries;

•	Stratagene’s capitalization;

•	authorization of the merger agreement by Stratagene and required governmental consents and approvals;

•	the effect of the merger on the certificate of incorporation or bylaws of Stratagene, on material agreements of Stratagene, or on obligations of Stratagene under applicable laws;

•	Stratagene’s financial statements;

•	Stratagene’s compliance with applicable laws;

•	Stratagene’s material contracts;

•	litigation involving Stratagene;

•	information supplied by Stratagene in this proxy statement/ prospectus and the related registration statement filed by Stratagene;

•	Stratagene’s employee benefit plans;

•	intellectual property used by Stratagene;

•	the absence of certain changes in Stratagene’s business since March 31, 2003;

•	restrictions on Stratagene’s business activities;

•	Stratagene’s title to the properties it owns and leases;

•	environmental laws that apply to Stratagene;

•	Stratagene’s labor relations and other employment matters;

•	interested party transactions;

•	Stratagene’s insurance coverage;

•	the completeness of the due diligence materials made available by Stratagene to Hycor;

•	approval of the merger and merger agreement by Stratagene’s board of directors;

•	payments, if any, required to be made by Stratagene to brokers and agents in connection with the merger;

•	the execution of a lock-up agreement by Dr. Sorge and related entities;

•	tax matters related to Stratagene;

•	the conversion of a portion of Stratagene’s subordinated notes; and

•	the completeness of Stratagene’s representations and warranties.

The representations and warranties of Stratagene expire at the effective time of the merger.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the portions of the merger agreement entitled “Representations and Warranties of Hycor” relating to Hycor and “Representations and Warranties of Stratagene and Merger Sub” relating to Stratagene and the merger subsidiary.

Conduct of Business Prior to the Effective Time of the Merger

      Hycor and Stratagene have agreed that, until the earlier of the completion of the merger or termination of the merger agreement, except as contemplated by the merger agreement or agreed in writing, they will and will cause their respective subsidiaries to:

•	carry on its business as usual, consistent with past practices;

•	pay debts and taxes when due, subject to good faith disputes, and file tax returns;

•	pay or perform other obligations when due;

•	use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization;

•	use commercially reasonable efforts consistent with past practices and policies to keep available the services of its present officers and key employees; and

•	use commercially reasonable efforts consistent with past practices and policies to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

      Hycor and Stratagene have also agreed that until the earlier of the completion of the merger or termination of the merger agreement, they will not and will not permit any of their respective subsidiaries to, do any of the following without the other’s prior written consent, unless expressly contemplated by the merger agreement and subject to certain exceptions:

•	amend its certificate of incorporation or bylaws;

•	declare or pay any dividends or other distributions on any of its capital stock;

•	split, combine or reclassify any of its capital stock or repurchase or redeem or otherwise acquire any shares of its capital stock;

•	grant any additional stock options or take any action to accelerate, amend or change the period of exercisability or vesting of options or the exercise price of such options;

•	enter into material contracts or modify, amend or terminate material contracts other than in the ordinary course of business consistent with past practices;

•	issue any securities;

•	transfer to any person any of its intellectual property or rights therein other than non-exclusive licenses in the ordinary course of business consistent with past practices;

•	enter into or amend any agreement involving exclusive rights;

•	sell, lease, license or dispose of or encumber certain assets;

•	incur or guarantee any indebtedness;

•	enter into new material operating leases;

•	pay, discharge or satisfy certain claims, liabilities or obligations;

•	make capital expenditures in excess of specified thresholds;

•	reduce the amount of insurance coverage;

•	terminate or waive any right the value of which exceeds certain thresholds;

•	adopt, amend or increase employee benefit plans, policies or arrangements except as required by applicable law or as would not otherwise increase the cost of benefits;

•	grant any severance or termination payments to employees;

•	initiate certain lawsuits;

•	acquire or agree to acquire any business or a substantial portion of the assets of any such business;

•	revalue any of its assets; and

•	take or agree to take any of the above described actions or any action that would make any of its representations and warranties in the merger agreement untrue or incorrect or prevent it from performing any covenant in the merger agreement.

      The agreements related to the conduct of business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled “Conduct Prior to the Effective Time.”

No Solicitation

      Until the merger is completed or the merger agreement is terminated, Hycor and Stratagene have agreed not to, and agreed to direct their respective officers, directors, employees, representatives and other agents not to:

•	take any action to solicit, initiate or encourage the making of, any “Takeover Proposal,” as defined below and

•	subject to the discussion below, engage in any negotiations with, or provide any nonpublic information or data to, or afford any access to its properties, books or records any person relating to any Takeover Proposal.

      Hycor and Stratagene may, without breaching the merger agreement, respond to an unsolicited Takeover Proposal by discussing the proposal with, and furnishing information to the party making the proposal, if all of the following conditions are met:

•	its board of directors determines in good faith, after consultation with a financial advisor, that such a Takeover Proposal, if accepted, is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to its stockholders from a financial point of view than the merger. We refer to any such unsolicited Takeover Proposal in this proxy statement/ prospectus, as a “Superior Proposal”;

•	its board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties to its stockholders under applicable law;

•	it provides to the other party to the merger agreement prompt notice of any such determination, as well as a true and complete copy of the proposal received from the third party and copies of all documents containing or referring to non-public information supplied to the third party;

•	the third party proposing such other transaction executes a confidentiality agreement at least as restrictive as the confidentiality agreement between the parties to the merger agreement; and

•	it does not, and does not permit any of its officers, directors, employees or other representatives to agree to any Takeover Proposal or withdraw its recommendation of the merger unless the merger agreement has been terminated after the other party has been provided a period of at least five business days prior notice of the Takeover Proposal and has been given the opportunity to make adjustments of the terms and conditions of the merger agreement during such five-day period and it has paid any amounts due under the merger agreement.

      A Takeover Proposal is any offer or proposal, other than the merger, involving any of the following:

•	the acquisition, in one or more transactions, of 20% or more of the assets of a party;

•	any merger or other business combination; or

•	the acquisition by any person of shares of capital stock of a party.

      Hycor and Stratagene have agreed to promptly notify the other of any Takeover Proposal, any notice that any person is considering making a Takeover Proposal, or any request for information or access to properties, books or records by any person who has advised that it may be considering making, or that has made, a Takeover Proposal. Hycor and Stratagene have further agreed to keep the other informed of the status and details of any such notice and to provide the other with a true and complete copy of any written Takeover Proposal or a written summary of any oral Takeover Proposal.

Conditions to Completion of the Merger

      The obligations of Stratagene and Hycor to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions before completion of the merger:

•	the merger agreement and the merger must be approved and adopted by the requisite vote of the stockholders of Hycor and Stratagene and the merger subsidiary;

•	the registration statement on Form S-4 of which this proxy statement/ prospectus is a part shall have been declared effective by the Securities and Exchange Commission and shall not be the subject of any stop order or proceeding by the Securities and Exchange Commission seeking a stop order, and no similar proceeding shall have been initiated in respect of the proxy statement/ prospectus;

•	no temporary restraining order or injunction, law, regulation, order or proceeding by a governmental entity, that could prevent the merger or make the merger illegal, has been entered or begun;

•	each of Hycor, Stratagene and the merger subsidiary shall have timely obtained from each governmental entity all necessary approvals, waivers or consents; and

•	the shares of Stratagene common stock issuable to the Hycor stockholders pursuant to the merger (including the shares of Stratagene common stock reserved for issuance with respect to Hycor options) shall have been authorized for listing on the Nasdaq National Market and such listing shall be effective as of the closing of the merger, subject only to Stratagene meeting the initial price requirements of the NASD.

      Hycor’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver in writing of each of the following additional conditions before completion of the merger:

•	Stratagene’s representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time except:

•	to the extent that the failure of the representations and warranties of Stratagene to be true and correct, in the aggregate, would not have a Material Adverse Effect,

•	to the extent Stratagene’s representations and warranties address matters only as of a particular date, they must be true and correct as of that date, unless, in the aggregate, they would not have a Material Adverse Effect;

•	Stratagene shall have performed in all material respects its obligations and covenants required to be performed by Stratagene at or before completion of the merger;

•	no change has occurred with respect to Stratagene and its subsidiaries since July 24, 2003 that constitutes a Material Adverse Effect;

•	Stratagene shall have executed a certain employment agreement with Dr. Sorge;

•	No injunction or other court order or governmental restraint limiting Stratagene’s operation of the business of Hycor shall be in effect;

•	Hycor shall have received a tax opinion from its counsel;

•	Dr. Sorge and certain trusts and partnerships controlled by Dr. Sorge shall have executed and delivered a lock-up agreement to Hycor;

•	the holders of the Stratagene subordinated notes shall have taken actions to convert $9.0 million in principal amount of their notes into shares of Stratagene common stock and to amend their remaining notes as described in this proxy statement/ prospectus under the heading “Summary — Transactions Related to the Merger”;

•	Stratagene shall have filed the second amended and restated certificate of incorporation described in this proxy statement/ prospectus under the heading “Description of Stratagene Capital Stock”;

•	Stratagene shall have taken actions to reconstitute its board of directors in a designated manner;

•	certain material consents shall have been obtained from the holders of the subordinated notes and from the lenders under Stratagene’s existing credit facilities;

•	the acquisition of the assets of BioCrest shall have been completed;

•	Hycor shall have been furnished with certain audited combined consolidated financials of Stratagene (these financial statements have already been received and are included in this proxy statement/prospectus);

•	Stratagene shall have completed the transactions with Dr. Sorge described in this proxy statement/prospectus under the heading “Summary — Transactions Related to the Merger”; and

•	Stratagene shall have adopted an employee stock purchase plan reasonably acceptable to Hycor.

      The obligations of Stratagene and the merger subsidiary to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver in writing of each of the following additional conditions before completion of the merger:

•	Hycor’s representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time except:

•	to the extent that the failure of the representations and warranties of Hycor to be true and correct, in the aggregate, would not have a Material Adverse Effect,

•	to the extent Hycor’s representations and warranties address matters only as of a particular date, they must be true and correct as of that date, unless, in the aggregate, they would not have a Material Adverse Effect;

•	Hycor shall have performed in all material respects its obligations and covenants required to be performed by Hycor at or before completion of the merger;

•	no injunction or other court order or governmental restraint limiting Stratagene’s operations of the business of Hycor shall be in effect;

•	no change has occurred with respect to Hycor and its subsidiaries since July 24, 2003 that constitutes a Material Adverse Effect;

•	Stratagene shall have received a tax opinion from its counsel;

•	specified executive officers and directors of Hycor shall have executed and delivered lock-up agreements to Stratagene;

•	the holders of the Stratagene subordinated notes shall have taken actions to convert $9.0 million in principal amount of their notes into shares of Stratagene common stock and to amend their remaining notes as described in this proxy statement/ prospectus under the heading “Summary — Transactions Related to the Merger”; and

•	Hycor shall have delivered a list of its record stockholders to Stratagene.

      A Material Adverse Effect with respect to any party means any effect that individually or taken together with other effects is materially adverse to

•	the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such party and its subsidiaries, taken as a whole or

•	the ability of such party to consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time, whether or not the merger agreement and the merger have been approved by the stockholders of Hycor or Stratagene, by mutual consent of the board of directors of each of Stratagene and Hycor. In addition, the merger agreement may be terminated at any time prior to the effective time:

(1) by either Stratagene or Hycor, if, without fault of the terminating party, the closing of the merger shall not have occurred on or before June 15, 2004 or such later date as may be agreed to in writing by the parties, except that the right to terminate the merger agreement under this provision shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement or would constitute a breach after notice and a failure to cure);

(2) by Hycor if any of the following shall have occurred:

•	(A) Stratagene breaches in any material respect any of its covenants or agreements set forth in the merger agreement, (B) any representation or warranty of Stratagene in the merger agreement that is qualified as to materiality shall have become untrue, or (C) any representation or warranty of Stratagene set forth in the merger agreement that is not so qualified shall have become untrue in any material respect, and in each case such breach or misrepresentation is not cured within 30 days of Stratagene’s receipt of written notice of such breach or misrepresentation and such breach or misrepresentation would cause the condition of the merger agreement regarding Stratagene’s representations and warranties not to be satisfied, provided that Hycor shall not have willfully breached any of its covenants under the merger agreement, which breach is not cured;

•	the Stratagene stockholders shall not have given their approval of the merger agreement and the merger on or before June 15, 2004; or

•	the board of directors of Stratagene shall have withdrawn, modified or changed its recommendation that the stockholders of Stratagene approve the merger in a manner adverse to Hycor, unless such withdrawal, modification or change is as a result of a breach by Hycor that would entitle Stratagene to terminate the merger agreement or as a result of a material adverse effect on Hycor; or

(3) by Stratagene, if any of the following shall have occurred:

•	(A) Hycor breaches in any material respect any of its covenants or agreements set forth in the merger agreement, (B) any representation or warranty of Hycor set forth in the merger agreement that is qualified as to materiality shall have become untrue or (C) any representation or warranty of Hycor set forth in the merger agreement that is not so qualified shall have become untrue in any material respect, and in each case such breach or misrepresentation is not cured within 30 days of Hycor’s receipt of written notice of such breach or misrepresentation and such breach or misrepresentation would cause the condition of the merger agreement regarding Hycor’s representations and warranties not to be satisfied, provided that Stratagene shall not have willfully breached any of its covenants under the merger agreement, which breach is not cured;

•	for any reason Hycor fails to call and hold a meeting of its stockholders to vote on the merger agreement and the merger by June 15, 2004, unless the failure to hold such meeting prior to such date is due to the failure of the Form S-4 registration statement of which this proxy statement/ prospectus is a part to have been declared effective by the SEC at least thirty-five days prior to June 15, 2004 or unless Hycor is terminating the merger agreement as a result of Stratagene’s breach of the merger agreement;

•	the Hycor stockholders shall not have given their approval of the merger agreement and the merger on or before June 15, 2004; or

•	the board of directors of Hycor shall have withdrawn, modified or changed its recommendation that the stockholders of Hycor approve the merger in a manner adverse to Stratagene, unless such withdrawal, modification or change is as a result of a breach by Stratagene that would entitle Hycor to terminate the merger agreement or as a result of a material adverse effect on Stratagene;

(4) by Hycor if a Takeover Proposal for Stratagene shall have occurred and the board of directors of Stratagene does not reject such Takeover Proposal within ten business days of such occurrence;

(5) by Stratagene if a Superior Proposal for Stratagene shall have occurred and Stratagene shall have provided Hycor at least five business days prior notice of the terms of the Superior Proposal, so long as Stratagene simultaneously pays the termination fee and expenses due under the merger agreement and complies with its obligations under the non solicitation provisions of the merger agreement;

(6) by Stratagene if a Takeover Proposal for Hycor shall have occurred and the board of directors of Hycor does not reject such Takeover Proposal within ten business days of such occurrence;

(7) by Hycor if a Superior Proposal for Hycor shall have occurred and Hycor shall have provided Stratagene at least five business days prior notice of the terms of the Superior Proposal, so long as Hycor simultaneously pays the termination fee and expenses due under the merger agreement and complies with its obligations under the non solicitation provisions of the merger agreement; or

(8) by either Stratagene or Hycor if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable.

Expenses and Termination Fees

      Expenses. If the merger agreement is terminated as a result of the occurrence of any of the events described in clause (2), (4) or (5) above under “— Termination of the Merger Agreement,” then Stratagene shall pay Hycor an amount equal to the expenses incurred by Hycor in connection with the negotiation, execution and performance of the merger agreement up to a maximum amount of $500,000. Similarly, if the merger agreement is terminated as a result of the occurrence of any of the events described in clause (3), (6) or (7) above under “— Termination of the Merger Agreement,” then Hycor shall pay Stratagene an amount equal to the expenses incurred by Stratagene in connection with the negotiation, execution and performance of the merger agreement up to a maximum amount of $500,000.

      Termination Fees to be Paid by Stratagene. In addition to any payment of expenses, in the event that the merger agreement is terminated:

•	as a result of the occurrence of the events described in clause (4) or (5) above under “— Termination of the Merger Agreement,” or

•	if the board of directors of Stratagene shall have withdrawn, modified or changed its recommendation that the stockholders of Stratagene approve the merger in a manner adverse to Hycor, unless such withdrawal, modification or change is as a result of a breach by Hycor that would entitle Stratagene to terminate the merger agreement or as a result of a material adverse effect on Hycor, then Stratagene shall pay to Hycor a termination fee in the amount of $1.5 million.

      In addition, in the event that the merger agreement is terminated:

•	by Stratagene as a result of the occurrence of the events described in clause (1) above under “— Termination of the Merger Agreement,”

•	by Hycor if (A) Stratagene breaches in any material respect any of its covenants or agreements set forth in the merger agreement, (B) any representation or warranty of Stratagene in the merger agreement that is qualified as to materiality shall have become untrue, or (C) any representation or warranty of Stratagene set forth in the merger agreement that is not so qualified shall have become untrue in any material respect, and in each case such breach or misrepresentation is not cured within 30 days of Stratagene’s receipt of written notice of such breach or misrepresentation and such breach or misrepresentation would cause the condition of the merger agreement regarding Stratagene’s representations and warranties not to be satisfied, provided that Hycor shall not have willfully breached any of its covenants under the merger agreement, which breach is not cured, or

•	by Hycor if the Stratagene stockholders shall not have given their approval of the merger agreement and the merger on or before June 15, 2004,

and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for Stratagene which Stratagene has not rejected and Stratagene subsequently consummates any Takeover Proposal or enters into an agreement or understanding with respect to any Takeover Proposal within 12 months following the termination of the merger agreement, then Stratagene shall pay to Hycor a termination fee in the amount of $1.5 million.

      Termination Fees to be Paid by Hycor. In addition to any payment of expenses, in the event that the merger agreement is terminated:

•	as a result of the occurrence of the events described in clause (6) or (7) above under “— Termination of the Merger Agreement,” or

•	if the board of directors of Hycor shall have withdrawn, modified or changed its recommendation that the stockholders of Hycor approve the merger in a manner adverse to Stratagene, unless such withdrawal, modification or change is as a result of a breach by Stratagene that would entitle Hycor to terminate the merger agreement or as a result of a material adverse effect on Stratagene, then Hycor shall pay to Stratagene a termination fee in the amount of $1.5 million.

      In addition, in the event that the merger agreement is terminated:

      by Hycor as a result of the occurrence of the events described in clause (1) above under “— Termination of the Merger Agreement,”

•	by Stratagene if (A) Hycor breaches in any material respect any of its covenants or agreements set forth in the merger agreement, (B) any representation or warranty of Hycor in the merger agreement that is qualified as to materiality shall have become untrue, or (C) any representation or warranty of Hycor set forth in the merger agreement that is not so qualified shall have become untrue in any material respect, and in each case such breach or misrepresentation is not cured within 30 days of Hycor’s receipt of written notice of such breach or misrepresentation and such breach or misrepresentation would cause the condition of the merger agreement regarding Hycor’s representations and warranties not to be satisfied, provided that Stratagene shall not have willfully breached any of its covenants under the merger agreement, which breach is not cured,

•	by Stratagene if for any reason Hycor fails to call and hold a meeting of its stockholders to vote on the merger agreement and the merger by June 15, 2004, unless the failure to hold such meeting prior to such date is due to the failure of the Form S-4 registration statement of which this proxy statement/ prospectus is a part to have been declared effective by the SEC at least thirty-five days prior to June 15, 2004 or unless Hycor is terminating the merger agreement as a result of Stratagene’s breach of the merger agreement, or

•	by Stratagene if the Hycor stockholders shall not have given their approval of the merger agreement and the merger on or before June 15, 2004,

and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for Hycor which Hycor has not rejected and Hycor subsequently consummates any Takeover Proposal or enters into an agreement or understanding with respect to any Takeover Proposal within 12 months following the termination of the merger agreement, then Hycor shall pay to Stratagene a termination fee in the amount of $1.5 million.

Amendment; Extension and Waiver of the Merger Agreement

      Amendment. The merger agreement may be amended by the mutual written agreement of Stratagene and Hycor at any time prior to the closing of the merger.

      Extension and Waiver. At any time prior to the effective time of the merger any party may, to the extent legally allowed,

•	extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement,

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement;

provided, however, that after approval of the merger by the stockholders of Stratagene, Hycor or SHC Acquisition Sub, Inc., no extension or waiver of the merger agreement or any portion thereof may be made without further stockholder approval which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ADDITIONAL AGREEMENTS

Hycor Lock-Up Agreements

      Each member of the Hycor board of directors and each executive officer of Hycor will enter into a lock-up agreement with Stratagene. By entering into these lock-up agreements each of these persons will agree to vote or cause to be voted all of their shares of Hycor common stock in favor of the approval of the merger agreement and the merger. These stockholders may vote their shares of Hycor common stock on all other matters.

      As of March 31, 2004, the Hycor stockholders who will enter into lock-up agreements collectively beneficially owned approximately 900,000 shares of Hycor common stock, which represent approximately 12% of the outstanding Hycor common stock. No Hycor stockholder that will be a party to a lock-up agreement will be paid additional consideration in connection with the execution of the lock-up agreement.

Stratagene Lock-Up Agreements

      Substantially all of the Stratagene stockholders, other than Dr. Sorge, will enter into a lock-up agreement with Hycor. By entering into these lock-up agreements each of these stockholders will agree not to sell their shares of Stratagene common stock for a period of thirty days from the consummation of the merger. If the merger is not consummated, these lock-up agreements terminate when the merger agreement terminates. No Stratagene stockholder that will be a party to a lock-up agreement will be paid additional consideration in connection with the execution of the lock-up agreement.

Dr. Sorge Lock-Up Agreement

      Dr. Sorge has also entered into a lock-up agreement with Hycor. In this lock-up agreement Dr. Sorge agreed to the following:

•	to vote all of the shares of Stratagene common stock he controls in favor of the approval of the merger agreement and the merger;

•	no later than the closing date of the merger, to vote all of the shares of Stratagene common stock he controls in favor of a slate of directors containing two nominees for the board of directors of Stratagene recommended by the board of directors of Hycor;

•	at the next two regular annual meetings of Stratagene after the closing date of the merger, to vote all of the shares of Stratagene common stock he controls in favor of the election of either the two Hycor nominees or any successors approved by them. Dr. Sorge also agreed to use his reasonable best efforts to secure the nomination of the two Stratagene nominees for election to the Stratagene board of directors; and

•	until after the second annual meeting of Stratagene after the closing date of the merger, to use his reasonable best efforts to provide that one or more of the Hycor nominees are members of the audit, compensation and nominating committees of the Stratagene board of directors and, if those committees have more than three members, that both of the Hycor nominees will be on each committee, so long as the Hycor nominees are qualified to be on such committee.

      Dr. Sorge also agreed not to sell the shares of Stratagene common stock he controls for a period of thirty days from the consummation of the merger and agreed to coordinate certain of his sales of Stratagene common stock upon request. If the merger is not consummated, this lock-up agreement terminates when the merger agreement terminates. In addition, if Stratagene is acquired by another corporation, if a third party unaffiliated with Dr. Sorge acquires 50% or more of Stratagene’s common stock, or if both of the Hycor nominees resign or die without approving a successor, prior to the second annual meeting of Stratagene after the closing date of the merger, then Dr. Sorge’s ongoing voting and nominating obligations shall terminate.

      As of March 31, 2004, Dr. Sorge beneficially owned approximately 14.2 million shares of Stratagene common stock, which represent approximately 90% of the outstanding shares of Stratagene common stock.

      In addition, in connection with the merger, Stratagene has agreed to enter into a new employment agreement with Dr. Sorge and a registration rights agreement with Dr. Sorge and certain of his affiliates. For more information about the employment agreement and the registration rights agreement, please refer to “Summary — Transactions Related to the Merger” and “Stratagene’s Management — Employment Agreements” located elsewhere in this proxy statement/ prospectus.

STRATAGENE’S BUSINESS

Overview

      Stratagene develops and manufactures biological products and instruments designed to improve the speed and accuracy of life sciences research. Stratagene markets its products to researchers at academic and government institutions and pharmaceutical, biotechnology and industrial companies, in the U.S. and internationally. These researchers use Stratagene’s products to identify genes and proteins, study how cells are regulated by genes and proteins, determine the molecular mechanisms of health and disease, search for new drug therapies, develop diagnostic tests, and test the safety of compounds used in food and pharmaceuticals.

      Stratagene engages in business activity in only one operating segment. Stratagene’s products incorporate a diverse range of molecular biology technologies used for gene transfer, gene and protein expression, gene cloning, protein and gene functional analysis, nucleic acid and protein purification and analysis, microarrays, DNA replication and nucleic acid quantification. Microarrays are typically a two-dimensional surface upon which substances have been spotted in a regular pattern, such as in a grid pattern, where the surface is exposed to a test liquid that potentially contains molecules that may attach to one or more of the spotted substances on the surface. Stratagene offers a broad portfolio of products in each of the following three market categories:

•	Genetic Technologies: Stratagene’s genetic technologies products help researchers isolate and analyze genes and the proteins that they produce. These products include reagents, which are purified substances used in or to produce a chemical reaction, kits, cells and cell-derived products, and gene sequences.

•	Nucleic Acid and Protein Purification and Analysis: Stratagene’s nucleic acid and protein purification and analysis products help researchers purify and analyze DNA, RNA and proteins from a variety of human and non-human sources.

•	Genomics, Proteomics, and Bioinformatics: Stratagene’s products in this category include proprietary and non-proprietary gene sequences, which can be used as controls in microarray studies. This permits faster and more complex analysis of the control of gene expression as required by high throughput screening efforts. High throughput screening is a process by which experimental tests are performed in an automatic fashion, typically involving miniaturization and robotics, so that hundreds or thousands of individual experimental tests can be performed in a single day. Stratagene markets server-based microarray software, as well as desktop microarray and pathway software under the Iobion name.

      Stratagene’s management estimates that overall sales of life sciences research products, which include products in these three market categories, totaled approximately $4.5 billion in 2002. The established genetic technologies market is estimated by Stratagene’s management to be growing at approximately 5% per year. Stratagene’s management estimates that the nucleic acid and protein purification and analysis market and the genomics, proteomics and bioinformatics market are growing at approximately 10% and 20%, respectively. These market size and growth rate figures are based on the good faith estimates of Stratagene’s management, which estimates in turn are based upon their review of internal surveys, independent industry publications and other publicly available information, including reports and information prepared by Adams Business Associates, Frost & Sullivan, and Phortech International.

      Stratagene believes that the overall life sciences research products market will continue to expand due to several factors, including:

•	intensifying competition between pharmaceutical and biotechnology companies to discover new drugs;

•	a growing need to identify genes and proteins and to analyze their functions based on new information generated by genome sequencing projects; and

•	a proliferation of new research initiatives made possible by rapidly changing life sciences research techniques.

      Stratagene believes that its competitive strengths position it to compete effectively within the life sciences research products market. These strengths include innovative product research and development, a diverse intellectual property portfolio, a dedication to quality and customer service, effective sales and marketing, and an experienced management team.

      Stratagene’s strategy is to develop leadership positions in existing and emerging categories of the life sciences research products market by developing and marketing novel, innovative products that deliver superior value to its customers. In executing this strategy, Stratagene will continue to focus on its expertise in genetic technologies while aggressively seeking to build on its expertise in nucleic acid and protein purification and analysis and genomics, proteomics, and bioinformatics. As part of Stratagene’s strategy, it is:

•	increasing its investments in research and development to accelerate new product development and intellectual property creation;

•	expanding its sales and marketing capabilities in new product areas and geographic regions; and

•	introducing new products in existing and newer target markets.

Scientific Overview

DNA is the Genetic Blueprint That Directs Cell Activity

      Living material is typically compartmentalized into cells. Each cell contains a set of instructions, or genetic information, which directs the cell’s activities. This genetic information is encoded in a large, double stranded chemical chain called deoxyribonucleic acid, or DNA. There are four “letters” which comprise the genetic code, corresponding to chemical side groups, or nucleotides, on the chain. These nucleotides are labeled adenosine (A), cytosine (C), guanosine (G), and thymidine (T). The sequence of the letters in a DNA chain contains information, much as the specific sequence of dots and dashes in Morse code contains information. The entire human genetic code, referred to as the human “genome,” is believed to contain about 3 billion letters.

      DNA can be copied by an enzyme called a DNA polymerase. The polymerase facilitates the synthesis of a new copy of the DNA code by using the original copy as a template. Cells copy their DNA when they divide, so that a cell will inherit the same information as its parent cell. Cells also copy their DNA into ribonucleic acid, or RNA, using an enzyme called an RNA polymerase. Of the 3 billion letters of the human genetic code, approximately 10% is copied into translatable RNA. This 10% contains what is referred to as the “genes” within the genetic code. The function of the other 90% of the genetic code is not yet clear, although some of it is involved in regulating the activity of genes.

      Some RNA copies of genes act as “messengers,” carrying information from the DNA to the protein synthetic machinery of the cell, and are accordingly referred to as messenger RNA. This protein synthetic machinery uses another specific type of RNA, called “transfer RNA,” to translate the code of the messenger RNA and use it to build proteins. Typically, groups of three letters comprise a word, or “codon.” Each codon corresponds to a specific amino acid. The codon sequence in a given messenger RNA corresponds to the amino acid sequence of the derived protein.

      Proteins form the architecture of the cell and carry out various tasks, such as metabolizing nutrients and disposing of wastes. DNA polymerases and RNA polymerases are proteins. Accordingly, a cell may contain “feedback loops,” whereby genetic information is translated into proteins and such proteins can in turn affect the translation of genetic information. The control signals for these feedback loops are being characterized by researchers and are part of the field referred to as gene expression analysis. While all cells contain the same genetic information, different types of cells translate different parts of their genetic code into RNA and proteins and, therefore, have different functions. The translation of this information into RNA and proteins is often called gene expression. For example, a skin cell may need to express proteins involved in the creation of skin pigment whereas a blood cell may need to express proteins involved in the transport of oxygen. The signals for such differential gene expression are contained in the DNA, but can only be interpreted if a cell contains the proper proteins capable of recognizing such signals. The cascading feedback loops involved in the development of a multicellular organism from a single cell are enormously complex and form the basis for current life sciences research activity.

Genomics and Proteomics are Changing the Way Drugs are Developed

      Much of the current drug development process is focused on the protein products of cells. Proteins can be “drug targets.” This means that a drug can enhance or interfere with the action of a cellular protein in a way that creates a beneficial effect. In the past, researchers would laboriously purify proteins from natural sources to provide target proteins for drug screening assays, or analysis. However, recombinant DNA technology has provided a faster and less expensive route to the production of protein targets for drug discovery. With this technology, the researcher will clone, or copy, the gene containing instructions for the synthesis of protein products. This recombinant protein product can then be used as a relatively inexpensive, renewable source of targets in high throughput drug screening assays. This route to drug discovery requires knowledge of the protein target likely to be involved in a disease process and the sequence of the gene that encodes the protein.

      While there are many definitions for genomics and proteomics, the general concept is to apply DNA and protein technologies on a whole-genome or whole-cell scale. Genomics entails viewing the genetic code of an organism as a whole, rather than on a gene by gene basis. Gene sequences are being found at a rate that far exceeds the rate at which researchers can determine the functions of the proteins corresponding to these gene sequences. As the genetic codes of various species are determined the focus of research shifts toward determining the functions of the genes and the proteins these genes encode.

      While the genetic codes for many species will be known, the specific sequences of the individual genes within the genetic code will take some time to uncover. Gene identification efforts are being undertaken by researchers both in academia and in biotechnology companies. Computers are extremely helpful in this effort. However, computer-based identification can be facilitated greatly by supplementing the genome sequence with additional laboratory information. This will expand the demand for genomic and proteomic research products.

      Determining the functions of human genes and their corresponding proteins, especially as these functions relate to the processes that cause disease, including their interactions and relationships to each other, will present significant challenges to researchers. Accordingly, this will require large expenditures and long-term research efforts. In addition, life sciences technologies are being applied to livestock and agriculture, as well as the food industry. Thus, molecular biology, and its application to genomics and proteomics, is a core expertise needed for most life sciences research today.

How Stratagene Helps Life Sciences Researchers

      Almost all molecular biology and biochemistry research, whether in an academic laboratory or at a pharmaceutical or biotechnology company, involves the manipulation of genes and the proteins produced from genes. These researchers use the core tools and techniques described below to identify, analyze and determine the function of genes.

Genetic Technologies

      Genetic technologies help researchers identify genes and produce proteins. Identifying genes and producing proteins from genes, either in cells or in isolation, are crucial to identifying potential therapeutic drugs. For example, a pharmaceutical researcher might want to develop assays that measure the relative binding strengths of a specified chemical to the protein produced by a gene that appears to be involved in a type of brain tumor. If so, the researcher will want to obtain copies of the relevant genes. In addition, the researcher might want host cells that are engineered to express the proteins encoded by these relevant genes, such that, when a binding event occurs a measurable signal is generated.

      Genetic technologies are typically designed to achieve three results:

      Gene Cloning. If a desired gene is not available to a researcher, the researcher will want to search for the gene in a gene library. It is important to recognize that having the DNA sequence of a gene does not mean that the chemical gene entity is available. While small genes can be synthesized chemically, larger genes currently need to be obtained from a biological source. Gene libraries are large collections of the genes from a species of interest. The genes typically are placed into DNA “vectors” that permit the replication of such genes in foreign species, such as bacteria. This process is known as cloning.

      Most gene cloning experiments are performed in laboratory strains of bacteria that have been made safe for day to day handling. Stratagene has genetically engineered several laboratory strains to optimize them for their ability to accept foreign, or non-bacterial, DNA and to create foreign proteins. Bacteria that have been treated in a way to accept foreign DNA are called “transformation competent.” Stratagene’s high efficiency transformation competent cell lines allow researchers to make very large gene libraries from small amounts of DNA.

      Researchers typically screen gene libraries using specially designed DNA or RNA probes to find specific genes of interest. Because DNA sequences having similar or identical codes “hybridize,” or stick to each other, under appropriate conditions, it is possible to find genes of interest within a gene library by looking for specific hybridization to clones contained in a gene library. Stratagene has been selling gene and complementary DNA, or cDNA, libraries for over 14 years, and has produced libraries from many different species.

      Gene Expression. While bacteria and mammals use the same genetic code to make proteins, certain codons in the genetic code are found more commonly in mammals than in bacteria. Thus, bacteria are not efficient at reading these mammalian codons. Consequently, bacteria do not make mammalian proteins as efficiently as they make bacterial proteins. By placing certain mammalian-like transfer RNAs into bacteria and increasing the level of transfer RNA in bacterial cells, Stratagene’s gene expression technologies have enhanced the ability of bacteria to make large amounts of mammalian proteins.

      Gene Function. As more genome sequences become known, researchers are shifting their attention from looking for genes by traditional gene sequencing techniques to looking for genes using some aspect of their function as the detection mechanism. For example, a gene screening system called the “two-hybrid system” looks for interactions between the protein products of genes. This system enables researchers to find proteins that normally interact with other proteins, thus providing a means for mapping out protein interaction pathways. The pathways are important because they represent the communication pathways within cells. For example, cells may have proteins on their surface that can detect a hormone. The hormone’s signal may be communicated to the interior of the cell by a series of interactions between proteins. Knowing the specific proteins involved in these interactions can be useful when attempting to find drugs that block or mimic certain signaling events.

      Another method for analyzing gene function involves the use of “expression libraries.” These libraries utilize “expression vectors.” Expression vectors contain a specific gene of interest. Expression vectors are capable of directing the synthesis of the protein encoded by this gene in a way that allows the protein to be fully functional. Retroviruses, which are RNA containing viruses, make good expression vectors. The genomes of these viruses can be engineered so that they carry an RNA copy of a gene of interest as well as the viral genes needed for movement of the genes into a cell and the expression of such genes. Stratagene sells a number of retroviral expression vectors.

      A gene library constructed using a retroviral expression vector can introduce various genes into mammalian target cells, and the expressed genes can have a detectable impact on the mammalian cells. For example, suppose that mammalian cells are engineered such that they produce a detectable signal, such as fluorescent light emission, if a particular protein-signaling pathway has been activated. These cells can then be used as hosts for infection by a retroviral expression library. The host cells become infected with different retroviral expression vectors containing different genes. Hundreds of thousands of cells can be examined for fluorescent light emission, and those cells that produce a fluorescent light signal may contain a gene from the library that activates the protein-signaling pathway. The gene within the retroviral expression vector can be identified and then further studied for its role in cellular signaling and control. Such protein pathways can lead to the discovery of potential targets for drug intervention.

      Sometimes researchers wish to alter the genetic code of a gene to study the impact of mutations on gene or protein function. For example, certain genes that control cell division can inhibit cancer if mutated at certain locations within the genetic code. Researchers sometimes wish to replicate such mutations in the laboratory, or to find new mutations that may have similar effects. Stratagene’s QuikChange kits allow researchers to alter the genetic code of genes precisely. As more and more genes are discovered, the interest in such mutation work should increase significantly.

      Once researchers have their DNA clones of interest, whether natural or mutant, they often wish to place the relevant DNA clone into a host cell to make the encoded protein. If they wish to place the DNA into a mammalian cell, which is referred to as “transfection,” some type of gene transfer chemical is typically used. Stratagene’s transfection products are among the most efficient at facilitating the transfer of DNA into mammalian cells.

      Sometimes genes contain the proper regulatory sequences to permit expression after transfection into mammalian cells. More often researchers want to join a specific part of the gene known as the “open reading frame” with powerful regulatory sequences derived from other genes. Regulatory sequences derived from viral genes are particularly advantageous, since viruses are generally well equipped to activate themselves in many different cell types and in high levels. Stratagene sells a number of expression vectors with viral regulatory sequences.

      One particularly interesting gene for gene expression studies produces green fluorescent protein. Green fluorescent proteins are found in many species, although the genes for only a few of them have been cloned. Stratagene has isolated a gene for green fluorescent protein from a previously unidentified sea organism. This gene has particularly advantageous spectral properties. If the gene is placed into an expression vector, host cells containing the gene will glow a green color. If the open reading frame of this green fluorescent protein is attached to the open reading frame of another gene of interest, the resultant protein can be visualized with a microscope, and its location in the cell can give information regarding the function of the gene of interest. In addition, this green fluorescent protein gene can be placed into a cell in association with regulatory sequences that are part of a protein-signaling pathway. Activation of this green fluorescent protein gene, detected by light emission, indicates that the particular protein-signaling pathway has been activated. This can be very helpful in dissecting the elements of protein-signaling pathways.

      Scientists have recently learned how to suppress the activation of a gene using RNA through a process called RNAi. Stratagene has developed products that allow for gene suppression. These products include cloning vectors, RNA transfection reagents, transcription reagents, and an enzyme called Dicer. Gene suppression helps to identify gene and protein function, since one can observe the effects of such suppression on the cell’s performance.

Nucleic Acid and Protein Purification and Analysis

      Not all molecular biology research applications involve the cloning of genes initially. Often, researchers wish to study the natural state of DNA or RNA straight from the species of interest. For example, researchers may wish to determine whether there are mutations in the DNA of an individual, or they may wish to determine whether specific genes, or their respective RNAs, are present in greater or fewer copies than normal. Researchers may also study the level of messenger RNA corresponding to certain genes to determine how active such genes are in a given cell. As an initial step, these processes require the purification of DNA or RNA from other cellular components, and Stratagene’s purification kits address this need.

      To determine which gene or genes might be of interest for further study, researchers chemically label cellular RNA, or a copy of it, to make a probe. This is followed by the hybridization of this probe to DNA or RNA of interest. DNA or RNA sequences that are complementary to the probe bind most strongly. If a researcher compares the binding of the probes obtained from different RNA samples to a particular collection of genes, it is possible to find genes whose RNA is differentially expressed among the tissue sources from which the RNA was prepared.

      A newer approach involves the use of microarrays. Microarrays consist of many gene fragments printed onto a glass surface. Hybridization of probes provides researchers a highly parallel way of determining which genes are more or less active in various tissues. This type of information can give clues as to which genes may be involved in certain disease pathways or developmental pathways, or involved in basic cellular control mechanisms.

      Once genes have been identified using microarrays, researchers want to validate their observations with a more quantitative method, such as quantitative, real-time PCR, known as QPCR. The polymerase chain reaction, known as PCR, is a process for replicating specific DNA sequences, such as a target gene, in a test-tube. This process is widely used in molecular biology research. The DNA is repeatedly heated and cooled in the presence of a DNA polymerase. The DNA polymerase duplicates the DNA in each heating/cooling cycle. In theory, there is a two-fold increase in the amount of DNA present in the test-tube after each cycle. Actual yields are slightly less than two-fold per cycle and vary with the DNA being duplicated and the quality of the DNA polymerase being used. Stratagene offers various DNA polymerases to serve this market. After 20 to 30 heating and cooling cycles, previously undetectable amounts of specifically targeted DNA can be increased in yield by over a million-fold. Ideal characteristics of DNA polymerases include stability, processivity, that is, the length of chains replicated, accuracy and yield.

      The availability of heat-stable DNA polymerases has greatly increased the versatility of PCR. These polymerases can withstand boiling water temperatures that are needed in the PCR process. The market leading thermostable polymerase, Taq DNA polymerase, suffers from several limitations. For example, genes replicated with Taq DNA polymerase often contain an unacceptably high rate of undesired mutations. Stratagene has isolated another DNA polymerase, Pfu, from an archaebacterium called Pyrococcus furiosus, which is found in deep-sea thermal vents.

      Polymerases in cells typically function together with a number of protein accessory factors. These factors can greatly enhance the yield of PCR reactions. Current formulations of Pfu include certain accessory factors that provide more accurate and longer DNA copies than Taq DNA polymerase in comparable yields. Stratagene holds patents and patent applications covering Pfu polymerase, certain accessory factors and a range of polymerase formulations.

      Early implementations of the PCR process involved several independent steps requiring separate pieces of laboratory equipment. Researchers had to transfer their reaction samples several times before obtaining a meaningful scientific result. Moreover, the final results obtained from these early implementations were not quantitative. That is, they did not give precise information about the amount of DNA created during the amplification reaction, nor could they be used to accurately predict the amount of target DNA or RNA present in the sample at the beginning of the amplification reaction. The quantitative PCR, or QPCR, process measures the amount of specific DNA molecules created in real-time during the PCR amplification process. By measuring the growth rate of DNA during the QPCR process, and comparing it to known standards, the initial concentration of target DNA or RNA can be determined. A process called reverse transcriptase PCR can determine the starting concentration of an RNA molecule by first replicating it into a DNA molecule, using a polymerase called reverse transcriptase, and then amplifying the amount of the DNA molecule using PCR. Quantitative PCR can be carried out on several DNA or RNA target molecules simultaneously, thus making it possible to measure their relative initial concentrations quantitatively. Stratagene offers instruments and reagents designed to perform quantitative PCR reactions. This information can be used to validate differential RNA measurements made with DNA microarrays.

Genomics, Proteomics, and Bioinformatics

      With the advent of high throughput DNA sequencing efforts, the amount of genetic sequence information available from human and other organisms has dramatically increased over the last few years. The availability of this information has profound consequences for life sciences researchers. Researchers can now save time and money by rapidly focusing their research on classes of related genes and their related proteins. However, effectively using this information also requires that researchers have available several enabling technologies. These technologies include software and hardware for large-scale sequence recognition and predictive and statistical analysis of gene sequences, gene and protein expression, and protein structure. In anticipation of revolutionary changes caused by genomics and proteomics, Stratagene has developed a number of new products that target the fast growing genomics, proteomics, and bioinformatics market.

      With the increased number of gene sequences, researchers need to analyze a large number of genes in parallel. The arraying of genes on a solid surface, known as microarrays, provides a highly versatile means of analyzing a large number of gene sequences at the same time. Researchers can screen such microarrays for evidence of differential gene expression between normal and diseased tissues. Genes that are differentially expressed are candidates for researchers to seek to obtain physical copies of the gene itself. Stratagene’s microarray research tools support this fast growing market.

      A number of genes, such as those involved in cancer, cell death, protein signaling, cell growth, DNA repair and other interesting cellular processes, are of particular interest to molecular biology researchers. The availability of these genes as sequences on microarrays, in expression systems and in cells is highly valuable to researchers. Stratagene has created a line of products to address the emerging genomics, proteomics, and bioinformatics market, including numerous proprietary genes and nucleic acid controls. In addition, Stratagene has partnered with Iobion to develop, market and sell software capable of analyzing microarray data. This software, formatted in desktop and server versions, is capable of finding statistically significant changes in gene activity levels among hundreds of thousands of data points. In addition, Stratagene sells a desktop software product that is capable of mining the scientific literature for relationships between various molecules, such as proteins, hormones, and drugs. The software draws relationship diagrams automatically from the information it extracts from the scientific literature. Such software is useful in creating pathway diagrams for protein interactions, which are useful in proteomics research.

      Stratagene has also used its enzymology expertise to develop products used in proteomics research. One process used to analyze complex mixtures of proteins is mass spectrometry. Protein samples are typically treated with an enzyme prior to placing a protein sample into a mass spectrometer. Stratagene has been developing enzymes for use in this process.

Market Opportunity

      Overall sales of life sciences research products, which include products in the three market categories identified above, totaled approximately $4.5 billion in 2002. The established genetic technologies market is estimated to be growing at approximately 5% per year. Estimates indicate that the nucleic acid and protein purification and analysis market and the genomics, proteomics, and bioinformatics market are growing at approximately 10% and 20% per year, respectively.

      The market for these products and for related services consists of the academic market, which includes universities and government institutions, and the commercial market, which includes pharmaceutical, biotechnology and industrial companies. Several factors are driving the growth of the life sciences research products market:

•	Accelerated Investment in Commercial Research and Intensifying Competition to Discover Drug Therapies. As more genes of the human and other genomes are sequenced, Stratagene believes that the focus of research will shift toward discovering the specific functions of each gene, particularly those implicated in the processes that cause disease. The desire to secure proprietary positions increasingly leads companies to seek a competitive advantage by adopting methods that can accelerate their efforts to discover new drugs.

•	High Throughput Sequencing and Genome Sequencing Projects. High throughput automated DNA sequencing has made it technically and economically feasible to sequence the entire DNA in a genome. The U.S. government launched the Human Genome Project in October 1990, at which time it committed $3.0 billion to the project to determine the DNA sequence of the estimated 3 billion nucleotide letters contained in the human genome. The completion of the human genome sequence has provided information that has accelerated the use of life sciences research tools. Accordingly, Stratagene believes that the market for gene expression and gene and protein analysis technologies will continue to expand as researchers attempt to determine the function of the many genes for which sequence data will become available.

•	Increased Government Funding. The National Institutes of Health is the largest purchaser of research products and services in the world. In October 1998, the U.S. Congress approved a 15% increase in NIH funding each year through 2003. While future increases are not expected to be 15% annually, Stratagene still believes that there will be growth in government spending for life sciences research, including spending on biowarfare threats and infectious diseases. Other governments have similarly increased funding for biomedical research. In the past, funding increases of this nature have resulted in a corresponding increase in the purchase of life science research products and services.

•	Proliferation of High Throughput Molecular Biology Techniques. The advent of high throughput technologies for DNA sequencing and gene expression analysis has greatly increased the number of genes that researchers can analyze. In addition, these newer technologies have enabled research to be performed on a much larger scale. For example, researchers previously used to study one or two genes at a time. Newer microarray and mass spectrometry technologies simultaneously provide information on hundreds to thousands of genes and proteins. High throughput techniques have increased demand for biological products and detection instrumentation.

      These factors have increased demand for new products and technologies that can lower the cost and increase the efficiency and accuracy of life sciences research.

Strategy

      Stratagene’s long-term growth has been built primarily on innovative product development by its internal research and development organization. Stratagene’s team of scientific employees identify emerging market opportunities and develop innovative products to address these opportunities. Stratagene maintains a strong research and development expertise across diverse life sciences research applications. The breadth of research and development expertise and emphasis on new product offerings has fostered a culture within Stratagene that promotes innovation.

      Stratagene’s strategy is to develop leadership positions in existing and emerging categories of the life sciences research products market by developing and marketing novel, innovative products that deliver superior value to its customers. The key elements of this strategy include:

•	Lead Through Innovative Research and Development. Stratagene emphasizes the development of new products based on the latest innovations and scientific discoveries. In recent years, Stratagene has increased its investment in research and development as part of its ongoing efforts to accelerate the development of new products and strengthen its intellectual property portfolio. Stratagene believes this increased investment in research and development will allow it to continue to build on its expertise in genetic technologies, nucleic acid and protein purification and analysis, and, more recently, genomics, proteomics and bioinformatics.

•	Leverage Stratagene’s Strong and Established Customer Relationships to Increase Sales in Existing and Emerging Growth Markets. A key part of Stratagene’s strategy is to increase sales of new products in emerging growth markets by capitalizing on its existing customer relationships. The same customers who purchase Stratagene’s genetic technologies products are now also purchasing nucleic acid and protein purification and analysis and genomics, proteomics and bioinformatics products. Stratagene believes that its 19 year history of supplying innovative, high-quality genetic technologies products to its customers enhances its ability to sell products in the nucleic acid and protein purification and analysis and genomics, proteomics and bioinformatics markets. Stratagene believes that it is ideally positioned to be a supplier of choice across wide areas of the life sciences research market.

•	Expand Sales and Marketing Capabilities. Stratagene intends to increase the number of its direct sales representatives and establish additional direct sales and distribution channels in new geographic markets. Stratagene is also expanding the capabilities of its web site to enable it to serve the needs of its customers as they shift from conventional procurement processes to e-commerce over the Internet.

•	Continue to Deliver Superior Value to Customers. Stratagene will endeavor to deliver superior value and support for its customers through rapid delivery times, high-quality products, knowledgeable sales and technical support and an information-rich web site.

Competitive Strengths

      Stratagene’s competitive strengths are critical to successfully implementing its strategy. Stratagene believes that its competitive strengths position it to compete effectively within the life sciences research products market. These strengths include:

      Innovative New Product Research and Development. Stratagene has a long history of simplifying difficult laboratory procedures by developing products that utilize innovative technologies. For example, the introduction of Stratagene’s CodonPlus cells solves a long-standing problem of inefficient expression of human genes in E. coli bacteria. By placing certain human-like protein synthesis elements into E. coli, Stratagene is able to greatly enhance the bacteria’s ability to synthesize human proteins.

      Stratagene intends to maintain and continually improve on its expertise in genetic technologies, such as gene transfer, gene expression, gene replication and gene detection. In addition, Stratagene recently introduced a number of new nucleic acid and protein purification and analysis products that are competitive with those of current market leaders, such as Stratagene’s Mx3000P QPCR instrument. Stratagene is also building on its expertise in life sciences by creating innovative genomics, proteomics and bioinformatics product offerings that serve this rapidly growing market. Stratagene’s research and development expenditure rate has resulted in a pipeline of new products.

      Diverse Intellectual Property Portfolio. Stratagene has a diverse portfolio of intellectual property covering products and technologies related to research in life sciences. Stratagene offers many products in which it has a proprietary interest. As of March 31, 2004, Stratagene had over 95 issued U.S. patents, over 95 pending U.S. patent applications, over 45 granted foreign patents and over 80 pending foreign patent applications. Additionally, Stratagene has entered into over 55 licenses with academic, government or commercial entities, which provide it with access to additional technologies.

      Dedication to Quality and Customer Service. Stratagene carefully monitors various quality parameters for each of its products, and rejects products that do not meet or exceed specifications. Stratagene has instituted many checks and balances in its manufacturing processes which are intended to yield very high quality products. Stratagene’s internal quality controls are intended to ensure that its products meet or exceed customers’ expectations.

      Stratagene’s customers rely on it for its swift and comprehensive product support, which includes access to its highly trained technical and customer service representatives. Stratagene provides free technical support and product ordering by telephone, fax and e-mail. Stratagene’s web site is available 24 hours each day for technical and ordering information. Stratagene typically fulfills most orders within 24 to 48 hours, using overnight couriers for delivery.

      Effective Sales and Marketing Network. Stratagene has developed effective sales, marketing and distribution capabilities in the life sciences research market. Stratagene markets its products in more than 45 countries through its annual catalog and quarterly Strategies newsletter. As of March 31, 2004, Stratagene employed a technically trained U.S. sales force of 20 individuals and had 19 foreign sales representatives. Stratagene also utilizes a network of 29 independent foreign distributors.

      Stratagene’s sales and marketing effort is supported by its web site. Through its web site, Stratagene provides researchers with information, including announcements about new products, on-line catalogs, newsletters, technical manuals and scientific information, as well as access to free bioinformatics tools which allow Stratagene’s customers to search for and order its products on-line. Stratagene’s web site received approximately 155,000 visits in March 2004. Information contained or incorporated in Stratagene’s website is not a part of this proxy statement/prospectus.

      Experienced Management. Stratagene’s chairman, president, and chief executive officer, Dr. Sorge, is directly involved in setting its strategic direction and overseeing new product research and development. Stratagene’s management team is comprised of individuals with many years of industry experience in research and development, sales and marketing, manufacturing and intellectual property protection and licensing. In addition to Dr. Sorge, at March 31, 2004, Stratagene employed 35 doctorate level employees in North America and 17 doctorate level employees in Europe. As a result of the long-standing presence of Stratagene’s management team in the scientific community, Stratagene believes that it is well positioned to create new and innovative products.

Stratagene’s Products and Product Lines

      Stratagene’s on-line catalog currently has over 2,500 stock keeping units, which are represented in approximately 275 product sub-groups, or 75 product group families. The following table summarizes some of Stratagene’s major products and product lines:

Genetic Technologies

Genomic and cDNA Libraries	More than 250 different collections of genes from over 20 different species
Two-Hybrid Libraries and Vectors	Open reading frames cloned into two-hybrid vectors, including a proprietary bacterial system, for interaction screening
Expression Libraries and Vectors	cDNAs cloned into viral expression vectors for functional screening, and associated vectors
Competent E. coli	Principal host cells used for gene cloning and library creation
Lambda Phage Technologies	Highly efficient gene transfer technology for library creation
QuikChange Mutagenesis Kit	Kit for making rapid and accurate changes in the genetic code of cloned genes. Allows for changes to be made in protein composition, used for determining protein function.
CodonPlus E. coli	Host cells engineered to more efficiently produce animal proteins
Transfection Reagents	Chemical preparations for the efficient transfer of genes into animal cells
Green Fluorescent Proteins	Genes that produce a protein that emits a fluorescent green light used for visual detection of gene expression
RNAi products	Vectors and enzymes used to suppress gene expression using small interfering RNA molecules
PathDetect Indicator Cell Lines	Mammalian cell lines containing reporter genes under the control of regulatory sequences from important gene pathways

Nucleic Acid and Protein Purification and Analysis

StrataPrep Nucleic Acid Purification and Absolutely RNA Kits	Kits that simplify the purification of DNA and RNA from several sources in single or 96-well formats
Enzyme Preparations	Herculase, Pfu DNA polymerase, Taq2000 DNA polymerase and Pfu Ultra are polymerase formulations that facilitate the replication of DNA, especially when used in the PCR process
Brilliant Kits for QPCR Chemistry	Enzymes, buffers and detection reagents for real-time PCR and QPCR analysis
Mx3000P and Mx4000	Four-color instruments that measure light during the PCR process, providing a means to make quantitative PCR measurements in real time

Genomics, Proteomics and Bioinformatics

Microarray Standards and Labeling Kits	RNAs, DNAs, and labeling kits for researchers performing microarray research
Gene Traffic and Array Assist	Server and desktop software for the analysis of microarray data
Pathway Assist	Desktop software for finding, organizing, and displaying protein and small-molecule interactions
Proteases for Proteomics	Proteases used to prepare protein samples for mass spectrometry

Genetic Technologies

      Genomic and cDNA Libraries. Stratagene is well known for its genomic and cDNA library collections. These libraries have been made from over 20 different species. These libraries represent a valuable genomics resource, and have enabled Stratagene to begin to create diverse clone collections. Sales of this product line generated revenues of $428,000 during 2003, representing 0.7% of total 2003 sales.

      Two-Hybrid Libraries and Vectors. The two-hybrid system produces positive results when two different proteins interact with each other. Stratagene has assembled libraries of open reading frames of genes in a two-hybrid vector. These libraries are used by researchers to look for clones that produce proteins capable of binding to their proteins of interest. Because Stratagene has already created the libraries, researchers simply need a clone or clones of interest, and need not create libraries of their own. Stratagene has developed libraries both in standard transcription-factor two-hybrid vectors and in its proprietary CytoTrap and Bacteriomatch vectors. The CytoTrap system uses a different method to detect interactions and allows researchers to identify clones that produce proteins that normally reside in the cytoplasm of the cell. These clones are more difficult to find using standard transcription-factor two-hybrid vectors. The Bacteriomatch system allows researchers to search for protein interactions using a very efficient bacterial host. In the Bacteriomatch system, proteins of any species are produced with Stratagene’s special bacterial host system and novel interactions found. The high efficiency of the proprietary bacterial system allows for significantly more proteins to be screened in a shorter period of time. Pharmaceutical companies are particularly interested in membrane-bound proteins that act as receptors, since these proteins make good drug development targets. Stratagene also sells the core two-hybrid vectors, which can be used by researchers to make their own two-hybrid libraries. Sales of this product line generated revenues of $743,000 during 2003, representing 1.2% of total 2003 sales.

      Expression Libraries and Vectors. Expression libraries are constructed in vectors that express genes contained within the vectors. Stratagene has developed viral vectors, which have been stripped of their replication genes, capable of efficiently transferring genes into mammalian cells and expressing them in high concentration. Stratagene’s viral vectors and viral libraries can be used to move hundreds of thousands of genes into mammalian target cells very efficiently. Sales of this product line generated revenues of $688,000 during 2003, representing 1.1% of total 2003 sales.

      Competent E. coli. Gene libraries are usually first constructed in E. coli bacteria. This requires the transfer of millions of genes into host E. coli. If the E. coli do not take up DNA efficiently, the libraries may be too small for researchers to use. Stratagene prepares the most efficient E. coli available for chemical transformation, permitting the creation of the most complete libraries. Stratagene has genetically engineered these E. coli to be more suitable for downstream applications. For example, DNA derived from these libraries is typically sequenced or mapped with specific enzymes. Stratagene’s E. coli have been engineered to produce large amounts of pure DNA for these applications. Stratagene also has created strains that are more suited for replicating unstable DNA sequences and other strains that allow higher levels of mammalian protein expression. Sales of this product line generated revenues of $7,543,000 during 2003, representing 11.7% of total 2003 sales.

      Lamda Phage Technologies. The most efficient way to move genes into E. coli bacteria is by using a lambda bacteriophage vector. This is essentially a virus capable of infecting E. coli. Stratagene offers a collection of lambda phage vectors in its Lambda Zap family, as well as a protein extract, Gigapack, which are capable of packaging lambda DNA molecules into so-called phage particles. These phage particles can infect E. coli extremely efficiently. Lambda phage libraries can be made extremely large, thereby increasing the probability of containing all or most genes of interest. Sales of this product line generated revenues of $2,163,000 during 2003, representing 3.4% of total 2003 sales.

      QuikChange Mutagenesis Kit. One way to determine the function of a gene is to modify its genetic code and determine the effect of the change when the mutant gene is introduced into a host cell. Sometimes researchers wish to change only a single nucleotide base of the genetic code of a gene. Such changes can alter the amino acid composition of proteins, which, in turn, can composition can change the performance of a protein, giving insight into how the protein works. Making these precise changes in the genetic code requires a very accurate procedure. Stratagene’s QuikChange site directed mutagenesis kit allows researchers to alter one or more nucleotide bases of the genetic code with a high degree of accuracy. The procedure is simple, fast and highly robust. The QuikChange mutagenesis kit is the market leading kit for making changes in the genetic code. Sales of this product line generated revenues of $6,726,000 during 2003, representing 10.4% of total 2003 sales.

      CodonPlus E. coli. For expression of mammalian genes in E. coli bacteria, Stratagene has engineered strains of bacteria to contain higher amounts of transfer RNAs, which are used by cells to “read” messenger RNA and build proteins. Bacteria do not efficiently read mammalian codons, and thus do not make mammalian proteins as efficiently as they make bacterial proteins. By placing mammalian-like transfer RNAs into E. coli bacteria, Stratagene has enhanced the ability of these bacteria to produce mammalian proteins. Researchers can use Stratagene’s Codon-Plus strains for producing high levels of recombinant proteins. Sales of this product line generated revenues of $1,081,000 during 2003, representing 1.7% of total 2003 sales.

      Transfection Reagents. The transfer of genes into mammalian cells is challenging. While viral vectors are extremely efficient at transferring genes into mammalian cells, sometimes it is not convenient to place a gene into a viral vector and the viral genes sometimes produce undesired effects. Genes also can be moved into mammalian cells with chemical reagents. Stratagene has been developing various chemical reagents to accomplish this. Stratagene’s GeneJammer transfection reagent is one of the highest efficiency, non-viral reagents for mammalian gene transfer. It permits researchers to move genes into mammalian cells without the need for any viral vector or other extraneous DNA sequences. Sales of this product line generated revenues of $526,000 during 2003, representing 0.8% of total 2003 sales.

      Green Fluorescent Protein. Most researchers use a green fluorescent protein isolated from a type of jellyfish. Stratagene recently cloned a green fluorescent protein gene from an uncharacterized sea organism. Stratagene’s green fluorescent protein has novel spectral properties. This product offers researchers a new reporter gene that can be used independently or in conjunction with other reporters in target cells. Sales of this product line generated revenues of $117,000 during 2003, representing 0.2% of total 2003 sales.

      RNAi Products. Many species, including humans, have developed an interesting mechanism for regulating the amount of RNA and protein that they produce. When their cells are exposed to short doubled stranded RNA molecules having a genetic sequence similar or identical to one of their genes they decrease the amount of the corresponding, naturally produced RNA. Cells actually produce double stranded micro RNAs that act to suppress the activity of other genes within the cell. Researchers have learned to mimic this process by introducing short double stranded RNA into cells bearing sequence identity to target RNAs. These double stranded RNAs suppress the levels of matching RNA in the cell. These “knockdown” experiments can produce changes in cell behavior and function. Such changes can help to determine the roles of targeted proteins whose levels are “knocked down” by the process. Stratagene sells the GeneEraser shRNA expression vector system as one method of performing these “knock down” experiments. This product line was introduced during 2003, and sales of this product line generated revenues of $64,000 in 2003, representing 0.1% of total 2003 sales.

      PathDetect Indicator Cell Lines. The transfer of information within cells proceeds along pathways that involve interactions between proteins. Activation of such pathways often cause certain genes to be turned on or off. This is achieved through the binding of cellular factors to regulatory sequences upstream of the particular gene. Stratagene’s PathDetect cell lines contain reporter genes, for example, genes that effect the emission of light, under the control of regulatory elements that normally control expression of certain genes of interest to researchers. Cells bearing these reporter genes emit light when a pathway that activates the reporter gene is stimulated. Accordingly, these cells can be used to identify drugs that activate a particular pathway. In addition, introduction of expression libraries, such as those provided by Stratagene, into live PathDetect cells can be used to find genes that activate the expression of specific genes of interest. This product makes it possible for a researcher to recover a gene responsible for activating a pathway in these live PathDetect cells. Sales of this product line generated revenues of $345,000 during 2003, representing 0.5% of total 2003 sales.

Nucleic Acid and Protein Purification and Analysis

      StrataPrep Nucleic Acid Purification and Absolutely RNA Kits. StrataPrep DNA purification kits permit the easy purification of DNA from various sources. The kits are in single tube and 96-well plate formats. Genomic DNA can be isolated from blood without the need for centrifugation. The Absolutely RNA purification kits permit the easy purification of RNA from tissue and cellular sources. These kits also are available in single tube and 96-well formats that permit ready use in high throughput applications. Sales of this product line generated revenues of $933,000 during 2003, representing 1.4% of total 2003 sales.

      Enzyme Preparations. Stratagene has commercialized several different enzyme preparations that are used in DNA synthesis and the polymerase chain reaction, or PCR. Pfu, a DNA polymerase, synthesizes DNA with very high accuracy. However, Pfu alone does not produce as much DNA as Taq polymerase, the most widely used thermostable DNA polymerase. Stratagene has discovered factors that assist Pfu in the DNA synthesis process, thereby increasing yield. Stratagene’s Pfu Turbo polymerase yields equivalent amounts of DNA as Taq polymerase and is five to ten times more accurate than Taq polymerase. Stratagene’s Pfu Ultra DNA polymerase generates the same high yields as Pfu Turbo, but is 18 times more accurate than Taq polymerase. Stratagene also sells blended polymerases that produce greater reliability and greater yield for long nucleic acid targets. Stratagene has an extensive patent portfolio covering many of its formulations.

      Stratagene’s Herculase product is a formulation containing Pfu DNA polymerase that exceeds the yields obtained with Taq polymerase, and is also more accurate than Taq polymerase. Stratagene has positioned Herculase to compete in the approximately $200 million Taq polymerase market, rather than solely in the approximately $25 million high accuracy market which its other DNA polymerase formulations currently serve. Stratagene also markets a recombinant form of Taq polymerase called Taq2000. For the conversion of RNA to DNA, Stratagene sells a reverse transcriptase product called StrataScript. Sales of this product line generated revenues of $13,801,000 during 2003, representing 21.4% of total 2003 sales.

      Brilliant QPCR Kits. Quantitative PCR is facilitated by fluorescent probes and dyes that permit the measurement of PCR product yield during the PCR process. Stratagene has developed kits that contain the enzymes, buffers, and dyes necessary to carry out QPCR experiments. Such kits are the consumables used on

Stratagene’s Mx3000P and Mx4000 QPCR instruments, although Stratagene’s kits also work on competitors’ instruments. QPCR experiments are performed by researchers to detect and quantify DNA or RNA in sample preparations, to detect single nucleotide polymorphisms, or differences, known as SNPs, and to detect nucleic acids contained in microorganisms, such as viruses. Sales of this product line generated revenues of $1,463,000 during 2003, representing 2.3% of total 2003 sales.

      Mx3000P and Mx4000 Instruments. Quantitative PCR is best carried out in an instrument that can perform thermocycling and fluorescent light detection simultaneously. The Mx instruments are designed for 96-well PCR reactions. The fluorescent detection capability can detect up to four different fluorescent wavelengths in the same experiment. Quantitative PCR probes will emit a fluorescent signal that grows in intensity as the target DNA sequence grows in intensity. Multiple quantitative PCR probes, having different fluorescent wavelength properties, can monitor the growth of four different DNA sequences simultaneously. This is particularly useful to researchers who wish to measure the relative levels of several DNAs and/or RNAs simultaneously. This makes the determination of relative RNA levels easy and accurate. For example, researchers can confirm that one type of RNA molecule may be elevated in certain tumors relative to a baseline RNA molecule, but that another type of RNA molecule may be reduced in concentration in the same tumor. This type of evidence would suggest that the genes that encode such RNA molecules, and their corresponding proteins, might be involved in the cancer process. The Mx instruments are completely automated with an easy to use software interface. The Mx4000 provides leading edge signal sensitivity, dynamic range, and flexibility. The Mx3000P provides the basic QPCR features and software at a competitive price. Sales of this product line generated revenues of $10,910,000 during 2003, representing 16.9% of total 2003 sales.

Genomics, Proteomics, and Bioinformatics

      Microarray Standards and Labeling Kits. Researcher use microarrays produced by several different commercial sources to monitor gene expression. Stratagene has developed a line of standards for such microarrays. Stratagene’s standards include RNA from various cell types and/or tissue sources. Researchers use Stratagene’s standards as a reference point, to compare their results against or to calibrate their arrays and detection equipment. Stratagene was first to market with a Universal RNA standard, which has become adopted by many laboratories as the “gold standard”. Stratagene also sells control DNA and RNA that can be used to monitor the efficiency of a microarray experiment. Stratagene’s labeling kits comprise enzymes for synthesizing nucleic acids as well as modified nucleotides for labeling. Researchers use these kits to label nucleic acid samples, and then mix these samples with their microarrays. The labeling compound produces a signal on the microarray that is quantified and analyzed. Sales of this product line generated revenues of $1,942,000 during 2003, representing 3.0% of total 2003 sales.

      GeneTraffic and Array Assist. After researchers apply a labeled nucleic acid sample to a microarray and detect the raw signal being generated, they need to interpret the results. Microarrays contain thousands of nucleic acid elements, each of which may produce a signal for each experiment. If a researcher is comparing 100 different tumor specimens on an array that produces 50,000 different signals, then 5 million data points must be analyzed. Such large numbers of data points go beyond the capabilities of unaided human analysis. As a result, software is needed to dissect the results and look for patterns and correlation. Stratagene has collaborated with Iobion Informatics to develop software for the purpose of microarray data analysis. The software comes in two versions. One version runs on a centralized server and can be accessed from any computer running a web browser. This software is especially valuable where core facilities service a number of smaller laboratories. Another version runs on a desktop or laptop. The server version of the software is more powerful; whereas, the desktop version is more affordable. Sales of this product line generated revenues of $700,000 during 2003, representing 1.1% of total 2003 sales.

      Pathway Assist. Pathway assist is a software product distributed by Stratagene that is used to find, organize, and display protein and small molecule interaction data. As genes and their corresponding proteins are discovered, researchers look for interactions of the protein with other proteins. This gives them clues about the function of these proteins in both normal and diseased states. If one protein is absent in a disease state, and another protein is known to interact with the missing protein, it might be possible to treat the disease with a compound that affects the interacting partner in a manner similar to what the missing protein would have done. In order to keep track of the thousands of known interactions, and to monitor new interactions being discovered, Stratagene has introduced software that can accomplish several tasks. The software can search the scientific literature on a regular basis and, through natural language processing algorithms, find statements indicating interactions between molecules. The software stores such information about interactions in a database. The database can be supplemented or edited manually, or merged with other curated databases. The software can then be queried to produce a diagram of all molecules known to interact with a chosen target molecule. These diagrams may be edited or merged with other diagrams containing similar information. The software removes redundant information and draws a new diagram representing the union of all non-redundant information. The software operates on a desktop or laptop computer and is relatively affordable based on the pricing of competitive products. This product was introduced during 2003, and sales of this product generated revenues of $329,000 in 2003, representing 0.5% of total 2003 sales.

      Proteases for Proteomics. Researchers have been using mass spectrometers to identify proteins within a mixture of molecules. A mass spectrometer is capable of identifying a unique molecular mass for the various molecules within a mixture. Proteins are made up of strings of amino acids, called peptide chains. Since the mass of most peptide chains found in native proteins are too large for most mass spectrometers, a protein sample is typically treated with a protease which separates the peptide chains at defined locations, producing smaller peptide chains. The mass of these smaller peptide chains can be identified by a mass spectrometer. After a protein mixture is treated with a protease and analyzed, the data is correlated with known information about the genome of the organism from which the protein sample was derived. Since it is possible to predict peptide chain composition from a DNA sequence, it is possible to identify the gene from which certain peptide chains were derived, thus identifying the proteins contained in the sample. Researchers are using such techniques to monitor the types and amounts of proteins contained with both normal and diseased tissue samples, as a way to develop insight into the mechanisms of disease. Stratagene has applied its expertise in enzymology toward proteases and has developed products for use in this process. This product line was introduced late in 2003. As a result, no sales were recorded during 2003.

Research and Development

      Stratagene believes that it has a strong scientific team. As of March 31, 2004, Stratagene’s research and development department had 64 employees, 26 of whom have Ph.D.s or M.D.s. Stratagene’s employees actively stay abreast of scientific and industry developments in an effort to identify and acquire innovative technologies from researchers and research institutions throughout the world. Stratagene owns 140 patents and has over 175 patent applications pending. Stratagene spent $9.9 million, $10.5 million and $10.5 million on proprietary research and development activities during fiscal 2001, 2002 and 2003, respectively.

      Stratagene’s core strengths are in the areas of molecular biology, including gene cloning, gene expression and gene libraries. Stratagene has focused research groups in DNA replication factors, nucleic acid and protein purification, E. coli and mammalian genetics, PCR and QPCR, RNAi, proteomics, microarrays and bioinformatics.

Sales and Marketing

      Stratagene currently markets its products in over 45 countries worldwide. Stratagene sells its products directly to customers in the U.S., Canada, Germany, France, the United Kingdom and 14 other countries. In addition, Stratagene uses specialized distributors to market its products in more than 25 other countries. As of March 31, 2004, Stratagene employed 104 highly trained and skilled people in its sales and marketing department to market its products and provide customer technical support and service. Over 64% of Stratagene’s sales and marketing staff have degrees in biological sciences and over 40% have advanced degrees.

      Stratagene’s customers include most major pharmaceutical and biotechnology companies, including Merck, Pfizer, Amgen and Genentech. Stratagene also serves almost all academic research laboratories, including the United States National Institutes of Health, Harvard University, Stanford University and the

University of California system. As a result of its long history of providing products to the molecular biology research market, Stratagene enjoys a high degree of brand awareness.

      Due to the highly technical nature of its products, Stratagene employs and trains scientists to work as technical sales representatives. Each technical sales representative has an extensive background in molecular biology, including time spent in the laboratory doing research prior to being hired by the sales department. To guide the professional training of Stratagene’s technical sales representatives, Stratagene has developed a comprehensive product training and consultative selling skills curriculum called Stratagene University. Technical sales representatives matriculate through a series of courses to increase their product knowledge and develop the skills necessary to assist customers in making informed buying decisions. Strong consultative skills, in-depth product knowledge and a thorough understanding of molecular biology techniques and the research process allow Stratagene’s sales representatives to become advisors, acting in a consultative role with their customers. Stratagene’s technical sales representatives also seek to identify unmet market needs and opportunities for licensing and product development.

      Stratagene’s marketing departments in San Diego, California and Amsterdam, the Netherlands combine various types of advertising media and methods to inform customers of new product developments and enhancements to existing products. Stratagene advertises in many prominent scientific journals, periodically publishes a product catalog, distributes quarterly Strategies newsletters and conducts direct mail campaigns to researchers in the U.S. and Europe. Stratagene also reaches a broad range of scientists by presenting at scientific seminars and exhibiting at scientific meetings.

      Stratagene’s web site allows researchers to learn about new products, view an on-line catalog, place orders, download technical manuals and vector sequences, read Stratagene’s newsletter and subscribe to monthly announcements about new products and other pertinent scientific information. In March 2004, the Stratagene web site logged approximately 155,000 visits. Stratagene currently accepts orders on-line and is working to make its entire order fulfillment and billing processes available to its customers electronically. As a result, Stratagene expects to be fully able to support its customers as they seek to shift their purchasing from current conventional procurement processes to e-commerce over the Internet.

Manufacturing

      Stratagene maintains manufacturing facilities in San Diego, California and the Austin, Texas area. Operations at the San Diego facility focus on fermentation, high capacity purification of native and recombinant proteins, as well as the production of microarrays and gene clone and library collections. Stratagene’s Texas facility supports both biological and instrumentation manufacturing. Biological manufacturing includes fermentation, bulk production of competent E. coli and engineered mammalian cell lines, and production of vectors, cloning kits and kits for nucleic acid and protein purification, labeling and detection. Stratagene’s Texas facility also includes production lines for all instrumentation products, with instrument service facilities housed at both the Austin and Amsterdam sites. The addition of the Texas facility in 1999 has significantly increased Stratagene’s production capacity. Manufacturing at both the San Diego and Austin facilities are supported by an integrated planning, purchasing and warehousing system, which includes incoming materials inspection and quality assurance testing. New product introductions, and existing product and process improvements are supported by a biological process improvement department within the manufacturing sector. All products must meet or exceed rigid quality control testing specifications.

Patents and Proprietary Technologies

      Stratagene considers the protection of its proprietary technologies and products to be important to the success of its business. Stratagene relies on a combination of patents, licenses, trade secrets and trademarks to establish and protect its proprietary rights in its technologies and products. Stratagene’s product portfolio includes many products in which it has a proprietary interest. As of March 31, 2004, Stratagene had over 95 issued U.S. patents, over 95 pending U.S. patent applications, over 45 granted foreign patents and over 80 pending foreign patent applications. Additionally, Stratagene has entered into over 55 licenses with academic, government or commercial entities, which provide it with access to additional technologies. To stimulate growth, Stratagene continued to invest in excess of 15% of revenues in research and development during the prior two years. This investment in research and development is designed to continue an accelerated rate of new intellectual property creation.

      Generally, patents issued in the U.S. have a term of 17 years from the date of issue for patents issued from applications submitted prior to June 8, 1995 and 20 years from the date of filing of the application in the case of patents issued from applications submitted on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. Stratagene’s material patents expire at various times between 2010 and 2017. As the publication of discoveries in the scientific and/or patent literature tends to lag behind actual discoveries by at least several months, there may be patent applications or scientific discoveries Stratagene is not currently aware of. Accordingly, Stratagene cannot assure you that patents will issue from any of its patent applications or from applications licensed to it.

      Stratagene’s success depends to a significant degree upon its ability to develop proprietary products and technologies. It is important to Stratagene’s success that it adequately protect its intellectual property associated with these products and technologies. Stratagene intends to continue to file patent applications as it develops new products and technologies. Patents provide some degree of protection for Stratagene’s intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and expensive. See “Risk Factors — Inability to Secure and Maintain Intellectual Property Protection for Stratagene’s Products and Technologies Could Adversely Affect Stratagene’s Ability to Compete” and “— Intellectual Property Litigation Could Seriously Harm Stratagene’s Business.”

Technology Licensing

      Products accounting for approximately 58% of Stratagene’s total revenues in 2003 were sold pursuant to license agreements. Under these agreements, Stratagene pays royalties to the licensor based upon a percentage of the sales of the products containing or utilizing the licensed technology and/or intellectual property rights. Stratagene believes that its ability to license new technologies from third parties is and will continue to be important to its ability to offer new products.

      Stratagene’s significant licenses include:

•	PCR Research Reagent Products. Stratagene has acquired a non-exclusive license from Hoffmann-La Roche and Roche Molecular Systems, Inc., which we refer to collectively as Roche, which includes rights to use PCR and Taq polymerase in its research efforts as well as rights to manufacture, promote and sell products, including Taq polymerase and enzymes Stratagene develops or licenses, for PCR for the research field of use. Under this license agreement, Stratagene is obligated to pay royalties to Roche based on its sales of covered products, but is not required to make any milestone payments. Through March 31, 2004, Stratagene has paid or accrued an aggregate of approximately $20.1 million in royalties under this license agreement. This license agreement terminates (1) on the expiration of the last to expire underlying patent or (2) in the event of the bankruptcy or insolvency of Stratagene. Stratagene may terminate this license agreement for any reason upon 90 days written notice to Roche. Roche may terminate this license agreement (1) for cause or (2) if a third party which is licensed by Roche to manufacture products for use in PCR-based human diagnostics testing acquires more than 50% of the voting stock of the Stratagene subsidiary party to this license agreement. Upon the termination or expiration of this license agreement, all rights and licenses granted by Roche to Stratagene will automatically revert to or be retained by Roche. Any obligations Stratagene has to report to or pay royalties to Roche from the sale of licensed products prior to the termination or expiration of this license agreement will survive its termination or expiration. No termination provisions of this license agreement will be triggered by the merger transaction between Stratagene and Hycor.

•	Thermal Cyclers for use in PCR. Stratagene has acquired a non-exclusive license from Applied Biosystems which grants rights to promote and sell to end-users thermal cyclers and temperature cycling instruments as authorized thermal cyclers for the automated performance of PCR for the research field of use. Under this license agreement, Stratagene paid Applied Biosystems an upfront license fee and is obligated to pay royalties based on its sales of covered products, but is not required to make any milestone payments. Through March 31, 2004, Stratagene has paid or accrued an aggregate of approximately $1.8 million under this license agreement, including the upfront license fee and royalties. This license agreement terminates (1) on the expiration of the last to expire underlying patent or (2) in the event all claims of the underlying patents are unenforceable or invalid. Stratagene may terminate this license agreement for any reason upon 90 days written notice to Applied Biosystems. Applied Biosystems may terminate this license agreement (1) for cause, (2) upon a change in control of the Stratagene subsidiary party to this license agreement or (3) in the event of the bankruptcy or insolvency of Stratagene. Upon the termination or expiration of this license agreement, all rights and licenses granted by Applied Biosystems to Stratagene will automatically revert to or be retained by Applied Biosystems. Any obligations Stratagene has to report to or pay royalties to Applied Biosystems from activities prior to the termination or expiration of this agreement will survive its termination or expiration. No termination provisions of this license agreement will be triggered by the merger transaction between Stratagene and Hycor.

      In addition to these licenses, Stratagene maintains a portfolio of license rights to make, use and/or sell many of the various technologies underlying its products. In order to secure these licenses, Stratagene provides various financial and other considerations to the patent holder or the holder of such license rights. Typically, Stratagene’s licenses include an initial license fee and continuing royalties. A number of these licenses also include annual maintenance fees and/or minimum annual royalties. A license may contain other undertakings by Stratagene, such as a commitment to diligently pursue development and marketing of commercial products utilizing the licensed technology and/or intellectual property rights and payments at certain milestones, for example, at the first commercial sale of a product. Stratagene paid an aggregate of approximately $1.1 million in royalties and maintenance fees under its other license agreements in 2003.

      There can be no assurance that Stratagene will be able to continue to successfully identify new technologies developed by others. Even if Stratagene is able to successfully identify new technologies of interest, it may not be able to negotiate a license on favorable terms, or at all. See “Risk Factors — Failure to License New Technologies Could Impair Stratagene’s New Product Development.” Some of Stratagene’s licenses may not run for the life of the applicable patent. Stratagene may not be able to renew its existing licenses on favorable terms, or at all. If Stratagene loses its rights to patented technology, it may need to redesign its products or it may lose a competitive advantage. Potential competitors could license technologies that Stratagene fails to license and potentially erode its market share for certain products. See “Risk Factors — Stratagene May Not be able to Renew its Existing Licenses, which Could Prevent Stratagene from Selling Some of its Products.”

Competition

      The markets for Stratagene’s products are highly competitive. Stratagene expects the intensity of competition to increase. Stratagene’s principal competitors in each of its three market categories include the following:

	Nucleic Acid and Protein	Genomics and
Genetic Technologies	Purification and Analysis	Bioinformatics

Invitrogen Corporation Clontech (Becton, Dickinson) Amersham Pharmacia Biotech (Nycomed Amersham) Life Technologies Promega Corporation New England Biolabs	Qiagen Roche Molecular Systems Applied Biosystems	Incyte Pharmaceuticals Celera Genomics Invitrogen Corporation Affymetrix Human Genome Sciences Silicon Genetics

      Many of Stratagene’s competitors have greater financial, operational and sales and marketing resources and more experience in research and development than Stratagene. These competitors and other companies may have developed or could in the future develop new technologies that compete with Stratagene’s products or which could render its products obsolete. See “Risk Factors — The Markets for Stratagene’s Products are Extremely Competitive and Subject to Rapid Technological Change and If Stratagene Fails to Compete Effectively, Its Business May Suffer.”

      Stratagene believes that customers in its markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, there is a significant competitive advantage in being the first to introduce a new product to market. Accordingly, Stratagene believes that to compete effectively, it will need to consistently be first to market with innovative new research products and services. See “Risk Factors — Stratagene’s Future Success Depends on the Timely Introduction of New Products and the Acceptance of These New Products in the Marketplace.”

Government Regulation

      Stratagene is not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which it operates, including those governing the handling and disposal of hazardous wastes and other environmental matters. Stratagene’s research and development activities involve the controlled use of small amounts of hazardous materials, chemicals and radioactive compounds. Although Stratagene believes that its safety procedures for handling and disposing of such materials comply with applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Stratagene could be held liable for resulting damages. Any such liability could have a material adverse effect on Stratagene. However, Stratagene does not expect that compliance with the governmental regulations to which it is subject will have a material effect on its capital expenditures, earnings or competitive position.

Employees

      As of March 31, 2004, Stratagene employed 334 persons, of whom 52 hold Ph.D. or M.D. degrees. As of that date, 64 employees were engaged in research and development, 104 in sales and marketing, 116 in manufacturing and 50 in supporting business development, information services, intellectual property, legal, finance, human resources and other functions. None of Stratagene’s employees are covered by collective bargaining agreements and Stratagene believes that it maintains good relations with its employees.

Facilities

      Stratagene currently leases an approximately 47,000 square foot facility in San Diego, California that serves as its headquarters, as well as its base for marketing and product support operations and research and development activities. This lease expires in September 2008 and Stratagene has the right to renew this lease for an additional five-year period.

      Stratagene owns an approximately 6,000 square foot facility in Jackson Hole, Wyoming, operated exclusively for genomics research and development activities. Stratagene also owns approximately 42 contiguous acres in the Austin, Texas area, where during 1998 and 1999 it constructed an 85,000 square foot facility to support product manufacturing activities, warehousing and distribution. Stratagene leases an approximately 7,300 square foot facility in Amsterdam, the Netherlands to support European sales and distribution, approximately 2,200 square feet in Ontario, Canada to support research and development, and a small facility in Tokyo, Japan to support new sales and distribution channels in Asia. These leases expire in August 2007, December 2004 and August 2006, respectively. Stratagene’s manufacturing operations occupy approximately 15,000 square feet in its San Diego, California facility and approximately 25,000 square feet in its Texas facility. Stratagene believes that adequate facilities will be available upon the conclusion of its current leases to operate its business.

Legal Proceedings

      As of the date of this proxy statement/prospectus, Stratagene is a party to the following litigation and is also involved in other litigation in the ordinary course of business. Due to the uncertainties inherent in litigation, no assurance can be given as to the outcome of these proceedings. If any of these matters were resolved in a manner unfavorable to Stratagene, its business, financial condition and results of operations could be materially harmed. Additionally, favorable outcomes or gain contingencies that may result from these matters, if any, are not recognized until they are realized.

Invitrogen Corporation

      In June 2000, Stratagene was sued by Invitrogen Corporation (formerly Life Technologies, Inc.) in the United States District Court for the District of Maryland. The complaint alleges that Stratagene willfully infringed United States patent no. 6,063,608 (and United States patent nos. 5,244,797 and 5,405,776) for making, using and selling products derived from, using or containing RNase H minus reverse transcriptase enzymes. Invitrogen’s motion for a preliminary injunction was denied and the case was stayed pending a trial in a related action involving Invitrogen and a third party. Invitrogen appealed the denial of an injunction and the stay to the Federal Circuit Court of Appeals. In February 2002, the Federal Circuit Court of Appeals affirmed the district court’s decision. In September 2003, Invitrogen filed a consent to judgment that the asserted patents were invalid. Accordingly, the case against Stratagene remains administratively stayed pending Invitrogen’s appeal.

      In addition, in March 2001, Stratagene was sued by Invitrogen in the United States District Court for the Western District of Texas. Invitrogen alleges that Stratagene willfully infringed United States patent no. 4,981,797 for making, using and selling competent E. coli cell products and has alleged damages of up to approximately $22.0 million. In November 2001, the district court granted Stratagene’s motion for summary judgment, finding that the ’797 patent was not infringed by Stratagene. Invitrogen appealed the judgment to the Federal Circuit Court of Appeals which, in May 2003, reversed the district court’s decision in part and remanded the case for further proceedings. In January 2004, in response to a pending summary judgment motion, the district court ruled that Invitrogen’s ‘797 patent was invalid under 35 U.S.C. § 102(b). More specifically, the district court found that Invitrogen had used the patented process claimed in the ‘797 patent for commercial purposes for more than one year prior to the filing date of the patent. Having found the ‘797 patent invalid, the district court indicated there was no need for a trial. Invitrogen has filed a notice of appeal.

      In November 2001, Stratagene filed a complaint in the United States District Court for the District of Maryland charging Invitrogen with willful infringement and inducing others to infringe United States patent no. 5,556,772 for making, using, selling and offering for sale certain polymerase blend products. Stratagene seeks a permanent injunction against continued infringement as well as monetary damages (compensatory and enhanced) and recovery of its attorneys’ fees and costs. Given the nature of patent litigation, at the present time Stratagene is unable to quantify the amount of remuneration it will ultimately seek in this proceeding or the likelihood of recovering any portion of such remuneration once quantified. No trial date has been set by the district court. Invitrogen has filed requests for re-examination of the ’772 patent with the United States Patent and Trademark Office.

Takara Bio

      In November 2002, Stratagene filed a complaint in the United States District Court for the District of Maryland charging Takara Bio with willful infringement and inducing others to infringe United States patent no. 5,556,772 for making, using, selling and offering for sale certain polymerase blend products. Stratagene seeks a permanent injunction, monetary damages (compensatory and enhanced)and recovery of its attorneys’ fees and costs. Given the nature of patent litigation, at the present time Stratagene is unable to quantify the amount of remuneration it will ultimately seek in this proceeding or the likelihood of recovering any portion of such remuneration once quantified. Takara filed a counterclaim in a separate action in the United States District Court for the Southern District of California. By its counterclaim, Takara seeks joint ownership of Stratagene’s ’772 patent. In June 2003, Stratagene successfully moved to transfer the California action to Maryland. In August 2003, the Maryland district court denied Takara’s motion to dismiss or transfer the complaint, and the cases have been consolidated for pretrial and trial.

STRATAGENE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following description of Stratagene’s financial condition and results of operations in conjunction with its financial statements and the related notes and the other financial information appearing elsewhere in this proxy statement/prospectus. This section includes forward-looking statements that involve risks and uncertainties. Stratagene’s actual results could differ materially from those anticipated by forward-looking statements due to factors discussed under “Risk Factors,” “Stratagene’s Business” and elsewhere in this proxy statement/prospectus.

      The financial information for Stratagene includes the accounts and balances of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries on a combined basis, due to common control and management.

Overview

      Since Stratagene’s inception in 1984, it has been engaged in developing, manufacturing and marketing products used to conduct molecular biology research. A substantial majority of its revenue comes from the sale of these products, with the remainder coming from research grants, net shipping revenue and other sources. In 2003, approximately 38%, 50% and 4% of product sales were in the areas of genetic technologies; nucleic acid and protein purification and analysis; and genomics, proteomics, and bioinformatics, respectively. Stratagene’s products are used for research purposes and the use of these products is not regulated by the U.S. Food and Drug Administration or by any comparable international organization.

      Stratagene manufactures its products in facilities near Austin, Texas and in San Diego, California. Stratagene’s sales activities are primarily conducted through a dedicated direct sales organization in North America and Europe. Approximately 11% of the product sales in 2003 were to international distributors in selected countries in Europe and Asia, who resell them to researchers. Certain products manufactured by Stratagene in the United States are sold to Stratagene’s Netherlands branch for subsequent sale to their customers in Europe. Total product sales outside the U.S. accounted for approximately 26% of total product sales in 2003. In August 2003, Stratagene also opened a new facility in Japan to establish direct sales and distribution channels in Asia. There were no sales out of the Japanese facility in 2003.

      Stratagene markets its products to academic and government institutions and pharmaceutical, biotechnology and industrial companies. Historically, a substantial portion of product sales have been to researchers at these academic and government institutions.

      Stratagene anticipates that its results of operations may fluctuate from quarter to quarter and will be difficult to predict. The timing and degree of fluctuations will depend upon several factors, including:

•	the ability to successfully and timely develop and introduce new products;

•	introductions of competing technologies or products;

•	changes in customer research budgets and government funding of life sciences research;

•	the ability to manufacture its products efficiently; and

•	the ability to control or adjust research and development, sales and marketing, and general and administrative expenses in response to changes in revenue.

      In particular, Stratagene’s fourth quarter results have historically been adversely affected by slower sales as a result of reduced purchases by academic and research institutions, due in part to the closing of these facilities during the holiday period, and changes in product mix which typically result in a higher concentration of sales of lower margin products, such as instrumentation products. In addition, Stratagene has fewer production days in the fourth quarter due to Stratagene’s own shut down during the holidays.

Merger Agreement

      On July 24, 2003, Stratagene announced the execution of a merger agreement with Hycor. Pursuant to the merger agreement, Stratagene will acquire all of the outstanding shares of Hycor through a merger of a wholly-owned subsidiary of Stratagene with Hycor, with Hycor continuing as the surviving corporation and as a wholly-owned subsidiary of Stratagene. Pursuant to the merger agreement, Hycor’s stockholders would receive 0.6158 of a share of Stratagene common stock in exchange for each share of Hycor common stock, plus cash for any fractional shares. The closing of the merger is subject to various conditions, including, but not limited to, the receipt of the necessary regulatory and shareholder approvals. Stratagene expects that the proposed merger will be recognized as a tax-free reorganization.

      If the proposed merger is completed, the combined company would offer diagnostic products and life sciences research tool product lines to the global academic, pharmaceutical, and clinical and government laboratory markets. The combined company is expected to be impacted by merger-related costs consisting of severance payments, investment banker fees, professional fees and other miscellaneous expenses of approximately $6 million. Of this amount, approximately $1.5 million is expected to be capitalized and approximately $4.5 million is expected to be expensed. A portion of the amount to be expensed has been recognized in the third and fourth quarters of 2003, with the remainder to be recognized in the first and second quarters of 2004.

Critical Accounting Policies and Estimates

      Stratagene’s combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and management is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which Stratagene believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

      Revenue from biological products and basic instrumentation products is recognized under the provisions of SAB No. 104, which is generally when products are shipped, title has transferred and risk of loss has passed. In accordance with Statement of Position No. 97-2, Software Revenue Recognition, as amended by Statement of Position No. 98-9, for instrumentation products where software is a key component, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. Generally, these criteria are met at the time product is shipped and title has transferred. When contractual acceptance clauses exist, revenue is recognized upon satisfaction of such clauses. Contract research service revenues are earned and recognized in accordance with contract provisions. Government grant revenues related to research activities are recognized when earned, generally as related research activities occur. Amounts received in advance of performance or acceptance are recorded as deferred revenue. The following table summarizes the types of deferred revenue and the timing of when that revenue is recognized:

Type of Deferred Revenue	When Recognized

Extended warranty or maintenance agreements	Recognized over the term of the contract, generally 12 months. In most cases, these contracts were sold at the time of product purchase, and the recognition begins after the warranty period, which is generally one year.
Installation revenue	Recognized when system installation is completed. This generally occurs one to two months after product shipment.
License agreements	Recognized over the term of the agreement, generally 12 months.

The following table provides the percentage of the ending balance in deferred revenue that each type of deferred revenue represents for the periods presented:

	At December 31,

Type of Deferred Revenue	2003	2002

Extended warranty or maintenance agreements	80%	57%
Installation revenue	1%	1%
License agreements	19%	42%

Total deferred revenue	100%	100%

Accounts Receivable

      Stratagene performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness. Stratagene continuously monitors collections and payments from customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. Stratagene’s credit losses have historically been within expectations and the provisions established.

Inventories

      Inventories are valued at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. Stratagene regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory on specifically identified items based primarily on an estimated forecast of product demand and production requirements. Stratagene’s losses from disposal of excess or obsolete inventory have historically been within expectations and the provisions established. However, Stratagene’s estimates of future product demand may prove to be inaccurate, in which case Stratagene may have understated or overstated the provision required for excess and obsolete inventory. In addition, rapid technological change or new product development could result in an increase in the quantity of obsolete inventory on hand. In the future, if Stratagene’s inventory is determined to be overvalued, it would be required to recognize such costs in its cost of goods sold at the time of such determination. Likewise, if Stratagene’s inventory is determined to be undervalued, it may have over-reported its costs of goods sold in previous periods and would be required to recognize such additional operating income at the time of sale.

      Additionally, Stratagene’s manufacturing costs and inventory carrying costs are dependent on management’s accurate estimates of customer demand for Stratagene’s products. A significant increase in the demand for Stratagene’s products could result in a short-term increase in the cost of inventory purchases, while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand and increase the expense of storing and maintaining the inventory until it is sold. As a result, although management makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of Stratagene’s inventory and its reported operating results.

Deferred Taxes

      Stratagene’s deferred tax assets relate primarily to prior operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Deferred taxes are also recognized for differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Stratagene evaluates a variety of factors in determining the amount of deferred income assets to be recognized pursuant to SFAS No. 109, Accounting for Income Taxes.

Warranties

      Stratagene warrants certain equipment against defects in workmanship or materials for a period of one year from the date of purchase. Upon shipment of equipment sold that includes a warranty, Stratagene establishes, as part of cost of goods sold, a provision for the expected costs of such warranty. While Stratagene’s warranty costs have historically not been significant, Stratagene cannot guarantee that it will continue to experience the same warranty return rates that it has in the past. A significant increase in product return rates could have a material adverse impact on operating results for the period or periods in which such returns materialize.

Derivative Financial Instruments

      On January 1, 2001, Stratagene adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which we refer to as SFAS No. 133. Stratagene enters into derivative instruments to reduce the risk of foreign currency fluctuations; however, such derivative instruments do not qualify for hedge accounting under the provisions of SFAS No. 133. Accordingly, both unrealized and realized gains or losses resulting from changes in fair value are recognized as incurred in gain (loss) on foreign currency transactions in the current period statement of operations.

Research and Development

      Stratagene focuses its research and development efforts on developing products that use innovative technologies, primarily in the areas of: genetic technologies; nucleic acid and protein purification and analysis; and genomics, proteomics and bioinformatics. For the years ended December 31, 2003, 2002 and 2001, research and development spending in each technology market was as follows:

Technology Market	2003	2002	2001

Genetic Technologies	$1,275,368	$1,407,548	$1,679,680
Nucleic Acid and Protein Purification and Analysis	6,461,645	6,103,325	5,041,990
Genomics, Proteomics and Bioinformatics	2,717,571	3,199,279	3,214,325

Total R&D	$10,454,583	$10,710,153	$9,908,995

      Stratagene’s numerous research and development initiatives are generally ongoing. Some of the efforts are for new product technologies, while others are designed to support an existing product or products relating to one of Stratagene’s more than 2,500 stock keeping units, which are represented in approximately 75 existing product categories. In addition, the funds used by Stratagene in its research and development activities are allocated among the various technologies and products in which Stratagene is currently involved and are not concentrated to one specific product or product line. Since 1997, Stratagene has spent over $67 million on its research and development efforts and intends to spend between 14% and 16% of its revenues on research and development activities for at least the next few years.

      Stratagene does not provide forward-looking estimates of costs and time to complete any of its individual ongoing research and development projects because none of such projects are material to the company on an individual basis. In addition, any such estimates would be subject to a number of risks and uncertainties, including Stratagene’s ability to predict the outcome of complex research, competition from other entities of which Stratagene may become aware in future periods, predictions of market potential from products that may be derived from Stratagene’s research and development efforts and Stratagene’s ability to recruit and retain personnel with the necessary knowledge and skills to perform the required research activities. Please see the “Risks Factors” section of this proxy statement/prospectus for an additional discussion of the uncertainties surrounding Stratagene’s research and development initiatives.

Results of Operations

      The financial information of Stratagene Corporation and subsidiaries and BioCrest Holdings LLC and subsidiaries has been presented on a combined basis, due to common control and management. Approximately 90% of Stratagene and 73% of BioCrest are controlled, directly or indirectly, by Joseph A. Sorge, M.D., who is the chief operating decision maker for both entities. Substantially all of the remaining interests are represented by stakeholders common to both Stratagene and BioCrest. In addition to such common ownership and management, the operations of BioCrest are complementary to Stratagene’s operations, and certain of the entities included within the combined, consolidated financial statements perform services for, on or behalf of, other entities within the combined group.

      Restatement — Stratagene has restated its financial statements for the years ended December 31, 2002 and 2001. See note 13 to Stratagene’s 2002 combined financial statements for a description of the effects of the restatement. The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to this restatement.

2003 Compared to 2002

      Revenue increased $5.2 million or 8.1% in 2003 compared to 2002. This growth was primarily attributable to increases in QPCR and Mutagenesis product sales of $7.0 million offset by declines in older technology products of $4.0 million. Increased license and royalty income also contributed $1.5 million to the revenue growth. Sales in 2003 were also affected by the weakening dollar resulting in a positive foreign exchange impact to foreign sales of 20% and a 4% increase to total worldwide revenue when compared to 2002. Stratagene expects that future revenue will depend on a number of factors, including the market acceptance of new products, competitive conditions, currency fluctuations and the continued funding of customer research budgets.

      Gross margin increased 1.8% from 65% in 2002 to 66.8% in 2003 primarily due to increased sales of higher margin products.

      Research and development expenses decreased $0.3 million or 2.4% in 2003 compared to 2002. As a percentage of product sales, research and development expenses decreased from 16.6% in 2002 to 15.0% in 2003. The decrease resulted primarily from the cancellation of a research and development project. Stratagene intends to continue spending significant amounts on research and development in the future in effort to accelerate new product introductions. However, Stratagene expects that research and development expenses, as a percentage of revenues will decrease gradually as revenues increase.

      Selling and marketing expense decreased $1.6 million or 9.7% in 2003 compared to 2002. As a percentage of total revenue, selling and marketing expenses decreased from 26.0% in 2002 to 21.7% in 2003. The decrease in selling and marketing expenses resulted primarily from the consolidation of instrumentation and biological sales initiatives as well as a nonrecurring expense of $0.3 million incurred in 2002 related to stock compensation expense in connection with the termination of an employee’s stock options. These savings were offset by an unfavorable foreign exchange impact in foreign selling and marketing expenses of approximately $0.5 million. In the future, Stratagene expects to slightly increase its spending on selling and marketing as a percentage of revenues in an effort to increase market penetration and to support new product launches.

      General and administrative expenses increased by $0.6 million or 5.3% in 2003 compared to 2002. As a percentage of total revenue, general and administrative expenses decreased from 16.2% in 2002 to 15.8% in 2003. This minor increase in spending was primarily due to further investment in Stratagene’s Asian operations and patent litigation. Stratagene anticipates that general and administrative spending will remain relatively flat as a percentage of revenues.

      Impairment of long-lived assets increased by $75,000 or 132% in 2003 compared to 2002. This expense relates to writing-off the remaining unamortized balances of patents that management believes are not recoverable.

      Total other income (expense), net increased in expense by $2.1 million or 82.0% in 2003 compared to 2002, as a result of increased interest expense of $0.9 million due to interest rate of the subordinated notes increasing from 10% to 15% in April 2003. As a result of Stratagene refinancing this debt through new senior credit facilities in January 2004, interest expense is expected to decrease substantially in 2004. For more information regarding the terms of the new senior credit facilities and the amended subordinated notes, please see “Summary — Recent Developments.”

      In 2003 Stratagene also incurred increased losses on foreign currency transactions of $0.8 million as a result of its foreign currency hedging activities. Finally, Stratagene recognized a $0.3 million reduction in the amount of income recorded from the equity in a joint venture with Cenetron Diagnostics, which declined from income of $70,000 in 2002 to a loss of $0.2 million in 2003. Cenetron is a medical reference lab. A large portion of its revenue is under contract for clinical trials and is subject to fluctuations upon the expiration of the trials. Cenetron’s revenue declined $0.2 million in 2003 when compared to 2002 due to the expiration of the clinical trials, and Cenetron continues to look for additional clinical trial contracts to replace those that expired. Also in 2003, Cenetron incurred increased expenses in costs of product sold of $0.2 million, due to the increased cost of test kits and lab supplies, and in sales and marketing expenses of $0.2 million as a result of hiring a business development manager to focus on pharmaceutical sales and marketing initiatives. Stratagene’s financials reflect 49% of Cenetron’s net income(loss).

      Stratagene recorded $1.9 million of tax expense in 2003. The effective tax rate decreased from a 62.8% expense in 2002 to an expense of 36.7% in 2003. This decrease in the effective rate was primarily due to BioCrest incurring higher expenses in 2002 due to increased investment in bioinformatics, for which no income tax benefit can be recognized. BioCrest and its subsidiaries are limited liability companies; therefore, any related income tax liabilities are the responsibility of the members. As a result, the operations of BioCrest do not reflect a provision for income taxes. Therefore, income taxes are recorded only on Stratagene and its subsidiaries. Stratagene recognizes state research and development and other credits when they are generated. Excess credits are recognized and will be used to offset future taxable income as management believes it is more likely than not that the credits will be realized.

2002 Compared to 2001

      Revenue increased $4.6 million or 7.6% in 2002 compared to 2001. This growth was attributable to increases in QPCR and core product sales of $7.9 million offset by declines in older technology products of $3.9 million. Sales in the year 2002 were also affected by the weakening dollar resulting in a positive foreign exchange impact to foreign sales of 5% and a 1.2% increase to total worldwide revenue when compared to 2001.

      Gross margin increased slightly from 63.9% in 2001 to 65.0% in 2002 due to increased sales of higher margin products.

      Research and development expenses increased $0.8 million or 8.1% in 2002 compared to 2001. As a percentage of product sales, research and development expenses increased from 16.5% in 2001 to 16.6% in 2002. The increase resulted primarily from increased investment for nucleic acid and protein purification and analysis research and development.

      Selling and marketing expenses increased $1.8 million or 12.0% in 2002 compared to 2001. As a percentage of total revenue, selling and marketing expenses increased from 25.0% in 2001 to 26.0% in 2002. The increase in selling and marketing expenses resulted primarily from the impact of entering the bioinformatics market, enhancing the infrastructure needed to support a new QPCR instrument as well as increased support with respect to Stratagene’s core products, and costs associated with initiating direct sales in Asia. In addition, an unfavorable foreign exchange impact caused an increase of approximately $0.2 million on foreign selling and marketing expenses. Stratagene also incurred a stock compensation charge of $0.3 million in 2002 in connection with the termination of an employee’s stock options.

      General and administrative expenses decreased by $0.9 million or 7.8% in 2002 compared to 2001. As a percentage of total revenue, general and administrative expenses decreased from 19.0% in 2001 to 16.3% in 2002. This decrease was primarily due to reduced costs associated with protecting Stratagene’s patent portfolio, a decrease in executive travel, and lower European general and administrative costs resulting from more efficient management of expenses.

      Impairment of long-lived assets decreased by $0.1 million or 72.6% in 2002 compared to 2001. This expense relates to writing-off the remaining unamortized balances of patents that management believes are not recoverable.

      Total other income (expense), net increased in expense of $1.0 million or 63.2% in 2002 from net expense of $1.6 million in 2001 to $2.6 million in 2002. This increase in expense was due to losses incurred by Stratagene in 2002 on foreign currency transactions of $0.3 million as a result of its foreign currency hedging activities, whereas in 2001, Stratagene recognized foreign currency transaction gains of $0.4 million. As a result, Stratagene experienced a $0.7 million increase in expense in 2002 versus 2001. Additionally, the increase in expense resulted from income from the equity in a joint venture with Cenetron Diagnostics decreasing $0.4 million from income of $0.4 million in 2001 to income of $70,000 in 2002. Cenetron is a medical reference lab. A large portion of its revenue is under contract for clinical trials and is subject to fluctuations upon the expiration of the trials. Cenetron’s revenue declined $0.4 million in 2002 compared to 2001 due to the expiration of large clinical trial contracts. In 2002, Cenetron also began building its selling, general and administrative infrastructure, including adding a new marketing director and financial controller as well as investing in a new laboratory information system. These changes increased expenses by $0.5 million in 2002 when compared to 2001. Stratagene’s financials reflect 49% of Cenetron’s net income (loss). This increase in expense was offset by less interest expense of $0.1 million due to lower debt balances.

      Stratagene recorded $1.0 million of tax expense in 2002. The effective tax rate decreased from a 112% benefit in 2001 to a 62.8% expense in 2002. Stratagene recognizes state research and development and other credits when they are generated. Excess credits are recognized and will be used to offset future taxable income as management believes it is more likely than not that the credits will be realized. Income taxes are recorded only on Stratagene and its subsidiaries. BioCrest and its subsidiaries are limited liability companies; therefore, any related income tax liabilities are the responsibility of the members. As a result, the operations of BioCrest do not reflect a provision for income taxes.

      In 2001, Stratagene recorded $0.2 million of tax expense, which was offset by a reversal of an accrued liability from prior years of $0.6 million. Stratagene had established a liability for certain tax items related to the 1997 tax year. The statute of limitations expired for these tax issues in 2001. Accordingly, Stratagene reversed $0.6 million of the liability as a result of the expiration of the statute of limitations. The $0.6 million was recorded as a benefit to the tax provision in 2001. The resulting adjustment of $0.6 million, when combined with the $0.2 million in tax expense, resulted in a net income tax benefit of $0.4 million in 2001.

Liquidity and Capital Resources

      Stratagene’s liquidity requirements have historically consisted of research and development expenses, sales and marketing expenses, debt service, capital expenditures, working capital and general corporate purposes. These expenses have been funded primarily through cash from operations, supplemented with borrowings under credit facilities and other debt instruments.

      Stratagene generated net cash from operating activities of $7.7 million and $6.9 million in 2003 and 2002, respectively, and used $2.3 million and $2.5 million of net cash in its investing activities in 2003 and 2002, respectively. Capital expenditures and additions to patents for 2003 totaled $1.3 million and $1.0 million, respectively, as compared to $1.8 million and $1.0 million in 2002, respectively. Stratagene used $3.9 million in net cash for financing activities in 2003, which included the repayment of $4.9 million in debt. In 2002, Stratagene used $4.0 million for financing activities, which included the repayment of $4.2 million in debt.

      Based on a review of Stratagene’s accounts receivable, an allowance for doubtful accounts is accrued, however, Stratagene does not write off individual accounts receivable until substantially all avenues of legal recourse to collect the outstanding amount have been exhausted. The actual write-off for the year ended December 31, 2003 was minimal but the allowance increased by approximately $0.5 million. This increase in expected uncollectible accounts was due in part to an increase in the number of biotech companies experiencing financial problems. No significant impact to future liquidity is anticipated.

      Accounts receivable was a use of cash of $1.6 million in 2003 due primarily to strong sales in the fourth quarter. Days sales outstanding, or DSOs, decreased year over year from 39 to 38 days largely as a result of collection efforts. In 2002, accounts receivable was a source of cash of $0.8 million primarily due to a lowering of DSOs in Europe from improved collection efforts.

      Inventory was a use of cash of $1.0 million in 2003 as Stratagene increased its inventory levels primarily due to the introduction of the new Mx3000P instrument. In 2002, inventory was a source of cash of $0.6 million due to Stratagene reducing its inventory levels and increasing its inventory turns in several of its biological product categories.

      Prepaid expenses and other current assets was a use of cash of $1.3 million in 2003 primarily due to professional fees related to the proposed Hycor merger and increases in worker’s compensation premiums. Prepaid expenses and other current assets was a use of cash in 2002 of $0.3 million primarily related to increased current license income.

      Accrued royalty expense provided a source of cash of $1.1 million in 2003 primarily due to the retention by Stratagene of amounts that may be due to a third party depending on the resolution of matters relating to the potential overpayment of past royalties to such third party. In 2002, accrued royalties was a use of cash of $21,000.

      Accrued expenses and other liabilities was a source of cash of $0.3 million in 2003 due to increased litigation accruals and severance. In 2002, accrued expenses and other liabilities was a use of cash of $0.6 million due to paying previously accrued litigation invoices and incurring less expense for promotional literature.

      Deferred compensation to employees was a use of cash of $1.1 million in 2003. This was due to Stratagene paying out deferred compensation to employees who held either options to purchase shares of common stock that were about to expire or phantom stock or phantom stock options that Stratagene cancelled in 2000. Employees had the option of choosing a cash payout or deferred compensation payable in one lump sum in December 2003, with 6.25% interest paid annually. Deferred compensation in 2002 was a source of cash of $0.2 million due to the company entering into a deferred compensation agreement with an employee who held options to purchase shares of common stock that were about to expire. The deferred compensation will be paid in one lump sum in June 2004, with interest at 6.25% being paid annually.

      Deferred revenue and warranty liability was a use of cash of $0.2 million in 2003 due to Stratagene recognizing revenue for a license settlement in the amount of $0.5 million offset by increases in commercial product licenses and service agreements of $0.3 million. Deferred revenue and warranty liability was a source of cash of $1.2 million in 2002. This was due to Stratagene deferring $0.5 million for the license settlement and increases in commercial product licenses as well as increased service agreements on its instrumentation products.

      Income taxes payable was a source of cash of $0.6 million in 2003 due to Stratagene’s increase in net income over 2002, and a use of cash of $0.2 million in 2002 due to a decrease in net income over 2001.

      Total capital expenditures during fiscal 2003 and fiscal 2002 were approximately $2.3 million and $2.8 million, respectively. The table below shows the components of Stratagene’s capital spending during fiscal 2003 and fiscal 2002.

	For the Year Ended
	December 31,

Capital Description	2003	2002

Capitalized patent-related costs, consisting principally of legal fees	$1.0 million	$1.0 million
Manufacturing and research and development machinery and equipment	$0.5 million	$0.7 million
Computer equipment	$0.4 million	$0.4 million
Building and leasehold improvements	$53,000	$0.2 million
Capitalized software	$0.1 million	$0.2 million
Furniture and fixtures	$0.2 million	$0.2 million
Automobiles and trucks	$0.1 million	$28,000

      For fiscal 2004, Stratagene currently anticipates capital spending on property and equipment to be in the range of $1.0 million to $1.5 million.

      Stratagene had cash, cash equivalents and restricted cash totaling $2.7 million and $1.9 million at December 31, 2003 and 2002, respectively, and working capital of $9.5 million and $6.2 million at December 31, 2003 and 2002, respectively.

      As of December 31, 2003, Stratagene had approximately $30.4 million in total debt. This debt included approximately $24.0 million in subordinated notes and $5.6 million in industrial revenue bonds issued by BioCrest Manufacturing, a subsidiary of Stratagene. As of December 31, 2003, the subordinated notes were convertible, at the option of the holders, into approximately 4,800,000 shares of Stratagene common stock upon or after the occurrence of a conversion event as set forth in the instrument governing the subordinated notes. In addition, on January 23, 2004, Stratagene used $14.0 million it borrowed under a new senior credit facility to pay down the principal amount of the subordinated notes and amended and restated the terms of the remaining subordinated notes. As a result of this payment, at January 31, 2004 there was approximately $10.0 million in principal amount of subordinated notes outstanding. Subsequent to January 31, 2004, Stratagene has made $0.5 million in additional payments to further reduce the principal amount of the subordinated notes. For more information regarding the terms of the amended subordinated notes, please see “Summary — Recent Developments.”

      The industrial revenue bonds issued by BioCrest Manufacturing are secured by land, building and equipment acquired in Bastrop County, Texas with the proceeds from the issuance of the bonds. The average interest rate on the industrial revenue bonds for fiscal 2003 was 1.68%, and for fiscal 2002 it was 2.26%. Under the instrument governing the industrial revenue bonds, Stratagene is required to make sinking fund payments of $870,000 per year through April 2004, $735,000 through April 2005, $240,000 per year through April 2021, and then $175,000 through April 2022 when the bonds mature.

      The agreement governing the industrial revenue bonds contains restrictive covenants, the most significant of which relates to the maintenance of a cash flow coverage ratio of no less than 1:1. The cash flow ratio is comprised of BioCrest Manufacturing’s annual pre-tax profits increased by annual depreciation and other non-cash charges, divided by the sum of the current portion of long-term debt and capitalized leases due in the following 12 months. BioCrest Manufacturing was in compliance with this covenant for all periods presented. In addition, there is a reporting requirement which requires the delivery of annual audited financial statements within 120 days after the end of each fiscal year. Stratagene was not in compliance with this reporting covenant for the year ended December 31, 2002 and received a waiver from the lender for the non-compliance. Stratagene expects that it will comply with its reporting covenant for the year ended December 31, 2003.

      During fiscal year 2003, BioCrest Manufacturing also had a line of credit that provided for borrowings of up to $5.0 million. The loan was collateralized by substantially all of Stratagene’s assets. The line of credit expired by its terms in April 2003, and there was no outstanding balance at the time it expired.

      Stratagene leases certain facilities and equipment under noncancelable operating leases, with equipment leases expiring in August 2006 and facility leases for the company’s headquarters in La Jolla and its offices in Canada, the Netherlands and Japan expiring on September 30, 2008, December 31, 2004, August 31, 2007 and August 7, 2006, respectively.

      In addition, in the normal course of operations, Stratagene enters into purchase obligations with various vendors and suppliers of various key raw materials and other goods and services through purchase orders or other documentation. Such obligations are generally outstanding for periods of less than one year and are settled by cash payments upon delivery of goods and services. The purchase commitments covered by these various key raw materials and other goods and services aggregate approximately $2,334,000 for 2004.

      The following table summarizes the approximate future minimum payments under the above contractual obligations at December 31, 2003. The aggregate maturities of long-term debt principal payments that are shown below reflect the borrowing of $14.0 million from new credit facilities on January 23, 2004 to pay down Stratagene’s subordinated notes and amend and restate the remaining $10.0 million subordinated notes. As such, the total amount of debt reflected in the table is different than total debt as of December 31, 2003. For more information regarding the terms of the amended subordinated notes, please see “Summary — Recent Developments.

	Payment Due by Period

		Less than	1-3	4-5	After 5
Contractual Obligations	Total	1 Year	Years	Years	Years

Operating Leases	$5,357,562	$1,168,427	$3,422,187	$766,948	$—
Long-term Debt	30,573,922	3,142,284	23,873,125	503,512	3,055,000
Deferred compensation	268,200	268,200	—	—	—
Other Purchase Commitments	2,334,000	2,334,000	—	—	—

Total Contractual Obligations	$38,533,684	$6,912,911	$27,295,312	$1,270,460	$3,055,000

Other Commitments and Contingencies

      Stratagene has entered into employment contracts with certain of its officers. These contracts generally provide for severance benefits if the officer is terminated by Stratagene for convenience or by the officer for cause.

New Accounting Pronouncements

      Information regarding recent accounting pronouncements is contained in Note 2 to the Combined Financial Statements for the year ended December 31, 2003, which note is incorporated herein by this reference and is included as part of this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

      Stratagene’s financial instruments include cash and cash equivalents, investments and long-term debt. At December 31, 2003, the carrying values of its financial instruments approximated their fair values based on current market prices and rates.

Foreign Currency Translation/Transaction

      The accounts of foreign subsidiaries and affiliates of Stratagene are measured using the local currency as the functional currency. For these operations, assets and liabilities are translated into U.S. dollars at period-

end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net translation gains or losses are excluded from net income and reflected in accumulated other comprehensive income (loss) in the accompanying combined balance sheets. Realized gains or losses from foreign currency transactions are included in operations as incurred.

Derivative Financial Instruments

      As part of distributing its products, Stratagene regularly enters into intercompany transactions with its foreign subsidiaries. Stratagene’s currency exposures vary, but are primarily concentrated in the Euro, British Pound and Swiss Franc. Accordingly, Stratagene periodically enters into foreign currency exchange futures contracts to mitigate foreign currency risk on its European revenues. Stratagene manages its exposure over a maximum of 12 months. At December 31, 2003 and 2002, Stratagene had outstanding foreign currency exchange contracts, maturing through March 2004 and 2003, with contract amounts of $14.1 million and $11.5 million, respectively.

      On January 1, 2001, Stratagene adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which we refer to as SFAS No. 133. Stratagene enters into derivative instruments to reduce the risk of foreign currency fluctuations; however, such derivative instruments do not qualify for hedge accounting under the provisions of SFAS No. 133. Accordingly, both unrealized and realized gains or losses resulting from changes in fair value are recognized as incurred in gain (loss) on foreign currency transactions in the current period statement of operations.

Fair Value of Financial Instruments

      The carrying amounts of cash, restricted cash, foreign currency exchange contracts, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, and lines of credit are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the long-term debt is a reasonable estimate of fair value, as the loans have terms based on market rates.

      Stratagene’s international sales expose it to foreign currency risk in the ordinary course of its business. Approximately 26% of Stratagene’s revenue in fiscal 2003 was generated by Stratagene’s foreign subsidiaries. The financial position and results of operations of its foreign subsidiaries are measured using the local currency as the functional currency. The foreign subsidiaries sell products in various European currencies that are collected at future dates and purchase raw materials and finished goods in both U.S. dollars and European currencies. Accordingly, Stratagene is exposed to transaction gains and losses that could result from changes in foreign currency exchange rates. Realized gains and losses from foreign currency transactions are included in operations as incurred.

      For financial reporting purposes, the foreign subsidiaries’ statements of operations are translated from the local currency into U.S. dollars at the exchange rates in effect during the reporting period. When the local currency strengthens compared to the U.S. dollar, there is a positive effect on the foreign subsidiaries’ sales as reported in Stratagene’s consolidated financial statements. Conversely, when the U.S. dollar strengthens, there is a negative effect. In fiscal 2003, the net impact to Stratagene’s reported sales from the effect of exchange rate fluctuations from 2002 was an increase of approximately $3.0 million. In 2002, the net impact of Stratagene’s reported sales from the effect of the exchange rate fluctuations was an increase of approximately $0.8 million. In 2003, the net impact to Stratagene’s reported operating expenses from the effect of exchange rate fluctuations was an increase of approximately $2.6 million when compared to fiscal 2002.

      Assets and liabilities of the subsidiaries are translated at the exchange rate in effect at year-end. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive loss account in stockholders’ deficit. At December 31, 2003, the accumulated other comprehensive loss was approximately $0.9 million, which included the cumulative effect of foreign currency translation losses.

Interest Rates

      Stratagene’s cash and cash equivalents are generally invested in money market accounts and short-term debt instruments of highly rated credit issuers. Stratagene limits the amount of credit exposure to any one issuer and seeks to improve the safety and likelihood of preservation of its invested funds by limiting default risk and market risk.

      Stratagene’s line of credit expired by its terms in April 2003, and there was no outstanding balance at the time it expired.

      Under Stratagene’s industrial revenue bonds, the average interest rate for the year ended December 31, 2003 was 1.68%.

      Based on Stratagene’s short-term investment portfolio at December 31, 2003, Stratagene believes that a 10% rise or fall in interest rates would result in an increase or decrease in its interest income for the year of approximately $2,000.

      Stratagene’s interest income on longer-term investments is dependent on the interest rate attributable primarily to the debt securities purchased by Stratagene. Since Stratagene generally holds these securities to maturity, changes in interest rates are not expected to have a material impact on the value of Stratagene’s portfolio.

STRATAGENE’S MANAGEMENT

Executive Officers and Directors

      Stratagene’s executive officers and directors and their ages as of March 31, 2004 are as follows:

Name	Age	Positions

Joseph A. Sorge, M.D.	50	Chairman of the Board, Chief Executive Officer and Chief Financial Officer
Nicolas H. Roelofs, Ph.D.	46	Chief Operating Officer
Ronni L. Sherman	47	Executive Vice President and General Counsel
John R. Pouk	49	Senior Vice President, Global Sales and International Operations
Harold S. Eastman	65	Director
Carlton J. Eibl	43	Director
Stephen A. Kaplan	45	Director

      Joseph A. Sorge, M.D., a founder of Stratagene, has served as chairman of its board of directors and as its chief executive officer since 1986 and as its chief financial officer since October 2002. Dr. Sorge earned B.S. degrees in biology and chemistry from the Massachusetts Institute of Technology in 1975 and earned his M.D. degree from Harvard Medical School in 1979. Dr. Sorge served as a resident surgeon at Brown University from 1979 to 1980. In addition to his medical experience, Dr. Sorge trained as a post-doctoral fellow at Cold Spring Harbor Laboratories from 1980 to 1983 and served as an Assistant Member of the Department of Basic and Clinical Research for Scripps Clinic and Research Foundation from January 1983 to September 1986. Dr. Sorge is currently an Adjunct Member of Scripps Clinic and Research Foundation. He is a member of the American Society of Human Genetics and the American Society for Microbiology.

      Nicolas H. Roelofs, Ph.D., currently serves as Stratagene’s chief operating officer and is responsible for Stratagene’s commercial operations, including sales, marketing, business development and manufacturing. Before being appointed to this position in August 2003, he served as Stratagene’s senior vice president of marketing and Asian sales. Prior to joining Stratagene in September 2001, Dr. Roelofs was with Applied Biosystems where he most recently was a Business Unit Director. Dr. Roelofs has over a decade of experience in the life sciences area with Applied Biosystems, Dade Diagnostic and Baxter Healthcare. Dr. Roelofs has held senior management positions in the areas of marketing, research and development, sales, electronic business and business development. Dr. Roelofs received his Ph.D. in Organic Chemistry from the University of Nevada, Reno.

      Ronni L. Sherman currently serves as Stratagene’s executive vice president and general counsel. Ms. Sherman joined Stratagene in April 1988. Prior to joining Stratagene, Ms. Sherman served as associate counsel for Hybritech Incorporated from August 1984 to April 1988. Ms. Sherman earned her J.D. from Emory University School of Law and holds a B.S. degree in biology from the State University of New York at Binghamton. She is a member of the bar in the states of California and Texas, and is registered to practice before the U.S. Patent and Trademark Office.

      John R. Pouk currently serves as Stratagene’s senior vice president, global sales and international operations. Before being appointed to this position in September 2003, he served as Stratagene’s vice president of sales from October 1999 to September 2003, director of worldwide sales from December 1997 until October 1999 and as its director of North American sales from July 1996 until December 1997. From September 1979 until joining Stratagene, Mr. Pouk served in various capacities within the life sciences and medical divisions of Fisher Scientific Company, including serving as the vice president and general manager of the western region from October 1989 until July 1996. Mr. Pouk holds a B.A. degree in biology and a graduate degree in medical technology from Augustana College.

      Harold S. Eastman has served as a member of Stratagene’s board of directors since January 1996. Mr. Eastman has been president of Peregrine Capital since 1993 and president of Peregrine Images since 1995. From 1989 to 1993 he was president and vice chairman of McCaw Cellular and from 1986 to 1989 he was president of Fisher Scientific Company. Mr. Eastman received a B.A. in economics from the University of Puget Sound and an M.B.A. from the Stanford Graduate School of Business.

      Carlton J. Eibl has served as a member of Stratagene’s board of directors since February 1999. Since May 2003, Mr. Eibl has served as a managing director and chief operating officer of Enterprise Partners Venture Capital. From December 1999 until April 2003, Mr. Eibl served as president and chief executive officer of Maxwell Technologies, Inc., a publicly held power and computing technology company. From February 1999 until November 1999, Mr. Eibl served as Stratagene’s president and chief operating officer. Before joining Stratagene, Mr. Eibl held various executive positions with Mycogen Corporation, including serving as Mycogen’s chief executive officer from June 1997 until February 1999 and its president and chief operating officer from June 1995 until June 1997. He holds a B.A. degree from Cornell University and a J.D. degree from Boston University School of Law. Mr. Eibl also serves on the board of directors of Maxwell Technologies, Inc.

      Stephen A. Kaplan has served as a member of Stratagene’s board of directors since January 1996. Since June 1995, Mr. Kaplan has been a principal of Oaktree Capital Management, LLC, where he currently serves as co-manager of several funds. From November 1993 until May 1995, he was Managing Director of the Trust Company of the West. Prior to joining Trust Company of the West in 1993, Mr. Kaplan was a partner with the law firm of Gibson, Dunn & Crutcher LLP. He holds a J.D. degree from New York University School of Law and a B.S. degree from the State University of New York at Stony Brook. Mr. Kaplan serves on the boards of directors of CollaGenex Pharmaceuticals, Inc., Chart Industries, Inc., Maritime Corporation and Regal Entertainment Group.

Composition of Stratagene’s Board of Directors

      Stratagene’s board of directors currently consists of Dr. Sorge and Messrs. Eastman, Eibl and Kaplan, with one vacancy. Stephen O. James, who served as a member of Stratagene’s board of directors since January 1996, resigned from the board in August 2003. Mr. James informed Stratagene that his resignation was for personal reasons and that it was not as a result of any disagreement with Stratagene with respect to the proposed merger with Hycor or any other aspect of Stratagene’s operations, policies or practices. Mr. James participated fully in the evaluation of the proposed merger with Hycor and voted to approve the merger along with all of the other members of Stratagene’s board of directors. In connection with the closing of the merger, Messrs. Eastman and Kaplan will resign from Stratagene’s board of directors. Stratagene currently expects that following the merger Stratagene’s board of directors will consist of Dr. Sorge and Messrs. Eibl, Manion, Reed and Tholen.

      Messrs. Kaplan and Eastman were originally designated to serve on the board of directors under a stockholders agreement entered into in connection with the issuance of the subordinated notes, as the designees of the TCW Fund. In connection with the merger, the TCW Fund has agreed to terminate the stockholders agreement. As a result of the termination of the stockholders agreement, the TCW Fund will, among other things, lose its board designation rights. See “Certain Transactions — Prior Stockholders Agreement.”

Committees of Stratagene’s Board of Directors

      Stratagene currently has an audit committee consisting of Messrs. Eastman and Kaplan and a compensation committee consisting of Mr. Eibl. In connection with the merger, Stratagene intends to reconstitute its audit committee and compensation committee.

      Following the closing of the merger and the reconstitution of its board of directors, Stratagene expects that Messrs. Eibl, Reed and Manion will serve as the members of its audit committee, and Messrs. Eibl, Reed, and Tholen will serve as members of its compensation committee. Although specific duties have not yet been delegated to the new committees, Stratagene currently expects that the audit committee of Stratagene’s board of directors will recommend the appointment of its independent auditors, review its internal accounting procedures and financial statements and consult with and review the services provided by its independent auditors, including the results and scope of their audit, and the compensation committee of Stratagene’s board of directors will review and recommend to its board of directors the compensation and benefits of its executive officers and establish and review general policies relating to compensation and benefits of its employees.

Director Compensation

      Except for reimbursement of reasonable travel expenses relating to attendance at meetings of the board of directors and discretionary grants of stock options, Stratagene’s directors are not currently compensated for their services as directors. Stratagene did not grant any options to any of its directors in 2003.

Compensation Committee Interlocks and Insider Participation

      In fiscal 2002, Stratagene formed a compensation committee consisting of Messrs. James and Eibl. As described above under the heading “— Composition of Stratagene’s Board of Directors,” Mr. James resigned from Stratagene’s board of directors in August 2003. Mr. Eibl served as Stratagene’s president and chief operating officer from February 1999 until November 1999. None of Stratagene’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board of directors or compensation committee of Stratagene.

Executive Compensation

      The following table sets forth information regarding compensation received during the year ended December 31, 2003 by Stratagene’s chief executive officer and the other four most highly compensated executive officers who were serving as executive officers as of December 31, 2003 and whose total cash compensation for the year ended December 31, 2003 exceeded $100,000.

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying
Name and Principal Positions	Salary($)	Bonus($)		Options(#)

Joseph A. Sorge, M.D.(1)	1,108,091	22,295	(2)	—
Chairman of the Board and Chief Executive Officer
Nicolas H. Roelofs, Ph.D.	275,000	6,160	(2)	8,055
Chief Operating Officer(3)
Ronni L. Sherman	313,095	7,013	(2)	12,703
Executive Vice President and General Counsel
John R. Pouk	205,000	48,324	(2)(5)	—
Vice President, Sales
Thomas W. Collins, Jr.(4)	161,460	3,616	(2)	—
Vice President, Manufacturing

(1)	Dr. Sorge’s salary includes payments made to Dr. Sorge by Stratagene, its subsidiaries and its affiliates.

(2)	Represents bonuses paid during fiscal 2003.

(3)	Dr. Roelofs became Stratagene’s chief operating officer in August 2003. Prior to that time, Dr. Roelofs served as Stratagene’s senior vice president, marketing and Asian sales.

(4)	Mr. Collins left Stratagene in March 2004.

(5)	Includes amounts related to a 2001 sales performance bonus paid in 2003.

Option Grants

      The following table sets forth information regarding grants of stock options to each of the executive officers of Stratagene named in the executive compensation table above during the year ended December 31, 2003. The percentage of total options set forth below is based on 420,177 options granted during the year ended December 31, 2003.

Potential Realizable Value
at Assumed Annual Rates
	Number of	Percentage			of Stock Price
	Securities	of Total			Appreciation
	Underlying	Options	Exercise		for Option Term($)(3)
	Options	Granted to	Price Per	Expiration
Name	Granted(1)	Employees	Share(2)	Date	5%	10%

Joseph A. Sorge, M.D.	—	—	—	—	—	—
Nicolas H. Roelofs, Ph.D.	8,055	2.0%	$8.00	1/1/2010	$90,674	$125,575
Ronni L. Sherman	12,703	3.0%	$8.00	1/1/2010	$142,995	$198,036
John R. Pouk	—	—	—	—	—	—
Thomas W. Collins, Jr.	—	—	—	—	—	—

(1)	Options granted in 2003 under Stratagene’s 2000 stock option plan generally vest in five equal annual installments subject to the optionee’s continued employment or other service to Stratagene and expire seven years after the date of grant.

(2)	There is no established public trading market for the Stratagene common stock. In the absence of a public market, the fair market value of the Stratagene common stock is determined from time to time by its board of directors. The value of Stratagene common stock is dependent on numerous factors, such as operating conditions, management expertise and factors both internal and external to Stratagene as of the date of valuation.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of Stratagene common stock, overall market conditions and the option holder’s continued employment with Stratagene through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises And Fiscal Year-End Option Values

      The following table sets forth information about the exercise of options to acquire Stratagene’s common stock by the executive officers of Stratagene named in the executive compensation table during fiscal 2003 and year-end option amounts and values.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph A. Sorge, M.D.	—	—	17,500	—	$0	—
Nicolas H. Roelofs, Ph.D.	—	—	15,000	30,555	$0	$0
Ronni L. Sherman	—	—	48,580	40,923	$0	$0
John R. Pouk	—	—	82,570	16,480	$0	$0
Thomas W. Collins, Jr.	—	—	10,000	25,534	$0	$0

(1)	The value of each of the options set forth in the table above was $0 as of December 31, 2003 because the fair value of the Stratagene common stock as of such date was less than the exercise price of each of such options.

Employment Agreements

      Dr. Sorge and Stratagene are currently party to an employment agreement pursuant to which Dr. Sorge received an annual base salary of approximately $1,108,000 in fiscal 2003. However, Dr. Sorge and Stratagene have agreed to enter into a new amended and restated employment agreement in connection with the closing of the merger pursuant to which Dr. Sorge will continue to be employed as Stratagene’s chief executive officer and as chairman of its board of directors. The amended employment agreement will have a three year term, but will be subject to successive automatic one year renewals unless one party gives proper notice of its intention not to renew the amended employment agreement. Pursuant to the amended employment agreement, Dr. Sorge has agreed to reduce his annual base salary to $450,000. Dr. Sorge will also be eligible to receive salary increases and a bonus at the discretion of Stratagene’s board of directors and will be entitled to receive other benefits Stratagene makes generally available to its other executive officers under its employee benefit plans.

      Under the terms of the amended employment agreement, Dr. Sorge will also be granted an option to purchase 738,960 shares of Stratagene common stock at a price equal to the closing price of Stratagene’s common stock on the Nasdaq National Market on the effective date of the merger. Any unvested options will accelerate in connection with specified change of control events under the amended employment agreement.

      If Dr. Sorge is terminated without cause or resigns with “good reason,” as defined in the employment agreement, he is entitled to receive the following benefits:

•	subject to possible reduction by Stratagene to avoid the loss of deductions under Section 280G of the Internal Revenue Code, a lump sum cash severance payment in an amount equal to Dr. Sorge’s then effective base salary for the remainder of the term of the amended employment agreement, or if there are fewer than twelve months remaining in the term, for twelve months;

•	the vesting of all stock options held by Dr. Sorge; and

•	the right to continued participation in Stratagene’s benefit plans for the remainder of the term of employment.

      If Dr. Sorge’s employment is terminated due to death, resignation or for cause, as defined in the employment agreement, all salary and benefits cease immediately.

      Stratagene entered into an employment agreement with Mr. Pouk on September 1, 2002. The term of this agreement ends June 30, 2006, but Stratagene may agree with Mr. Pouk to extend the term for successive one-year periods. Pursuant to the employment agreement, Mr. Pouk is employed as Stratagene’s vice president of sales and receives a minimum base annual salary of $180,835, subject to increase as determined by Stratagene in its discretion. In addition, in June 2004 Stratagene will make a deferred compensation payment to Mr. Pouk of $268,200 plus accrued interest thereon at a rate of 6.25% from September 2002 until the payment date. Mr. Pouk is also eligible to receive a performance-based bonus on a quarterly basis. If Stratagene chooses to terminate Mr. Pouk’s employment without cause, Mr. Pouk will be entitled to a severance payment equal to the continuation of his base salary for up to one year from the date of termination, subject to certain limitations should Mr. Pouk accept comparable employment elsewhere. In no event, however, will Stratagene’s severance obligations to Mr. Pouk exceed an amount equal to his base salary for one year minus any compensation payable to him from some other source in exchange for his services. If Mr. Pouk’s employment relationship with Stratagene is terminated for any other reason, Mr. Pouk’s right to receive his salary and benefits ceases immediately.

      Pursuant to the employment agreement, Stratagene granted Mr. Pouk options to purchase 163,600 shares of Stratagene common stock. Of these options, options to purchase 62,850 shares of Stratagene common stock were fully vested and exercisable as of the date of grant, options to purchase 41,200 shares of Stratagene common stock vest in five equal annual installments on each of the first five anniversaries of the vesting commencement date and options to purchase 59,500 shares of Stratagene common stock vest if Mr. Pouk satisfies certain performance targets for the sale of products in the territories under his management.

      Stratagene entered into an employment agreement with Dr. Roelofs on September 4, 2001. Pursuant to the employment agreement, Dr. Roelofs was employed as Stratagene’s senior vice president of marketing and Asian sales. Dr. Roelofs was subsequently promoted in August 2003 and now serves as Stratagene’s chief operating officer. Dr. Roelofs receives a minimum base annual salary of $225,000, subject to increase as determined by Stratagene in its discretion. If Stratagene chooses to terminate Dr. Roelofs’ employment without cause, Dr. Roelofs will be entitled to a severance payment equal to the continuation of his base salary for up to six months from the date of termination, subject to certain limitations should Dr. Roelofs accept comparable employment elsewhere. In no event, however, will Stratagene’s severance obligations to Dr. Roelofs exceed an amount equal to his base salary for six months minus any compensation payable to him from some other source in exchange for his services. If Dr. Roelofs employment relationship with Stratagene is terminated for any other reason, Dr. Roelofs’ right to receive his salary and benefits ceases immediately.

      Pursuant to the employment agreement, Stratagene granted Dr. Roelofs options to purchase 37,500 shares of Stratagene common stock. These options vest in five equal annual installments on each of the first five anniversaries of Dr. Roelof’s employment.

Stock Option Plans

      2000 Stock Option Plan, as amended and restated. Stratagene’s board of directors and stockholders have adopted the 2000 stock option plan. Stratagene’s 2000 stock option plan currently authorizes Stratagene’s board of directors to grant options to purchase an aggregate of 2,000,000 shares of Stratagene common stock to employees, officers, directors and consultants. As of March 31, 2004, options to purchase an aggregate of 1,266,979 shares of common stock were outstanding under the 2000 stock option plan at exercise prices ranging from $7.50 to $12.00 per share. Such options generally vest over five years, with 20% vesting on each anniversary of the vesting commencement date, and generally expire seven years from the date of grant.

      Prior to completion of the merger, Stratagene intends to amend and restate its existing 2000 stock option plan. As amended, the stock option plan will permit the issuance of options to purchase an aggregate of 3,000,000 shares of Stratagene common stock. Assuming no further option grants are made under the stock option plan and after giving effect to the issuance of the option to purchase 738,960 shares of Stratagene common stock to be granted to Dr. Sorge in connection with the closing of the merger, there will be a total of approximately 1,000,000 shares available for future grant under the amended stock option plan. Independent directors will be ineligible to participate in the amended and restated stock option plan. However, awards granted to independent directors under the stock option plan prior to its amendment and restatement will continue to be subject to the terms of the stock option plan.

      Stratagene’s 2000 stock option plan is intended to promote its long-term growth and profitability, improve stockholder value, and attract, retain and reward highly motivated and qualified employees. The stock option plan is currently administered by a single administrator; however, after the completion of the merger, the stock option plan will be administered by the compensation committee of Stratagene’s board of directors.

      The stock option plan provides that the administrator will interpret and administer the stock option plan and all decisions of the administrator are final. As a result, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares of common stock to be covered by such grants, to determine the exercise price of options, and to make all other determinations and to take all other actions necessary or advisable for the administration of the plan.

      The exercise price of incentive stock options granted under the stock option plan must not be less than the fair market value of a share of Stratagene common stock on the date of grant. In the case of nonstatutory stock options, the exercise price must not be less than 85% of the fair market value on the date of grant unless otherwise agreed to by the administrator and otherwise permissible under applicable law. With respect to an incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of outstanding Stratagene capital stock, the exercise price of the option must be equal to at least 110% of fair market value on the date of grant, and the term of the option may not exceed five years. The term of all other incentive stock options may not exceed seven years. The aggregate fair market value of the common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The exercise price for an option must be paid in cash or in another manner approved by the administrator.

      Under the plan, all options, to the extent unexercised and exercisable on the date of the optionee’s termination of employment, may be exercised at any time prior to one year after the death or total and permanent disability of the optionee and three months after the termination of employment in cases other than death or disability.

      The administrator may terminate or amend the stock option plan or option agreements thereunder at any time; however, subject to certain exceptions, an optionee’s consent must be obtained if the proposed amendment would impair the rights of that optionee. Options granted under the stock option plan are not transferable otherwise than by will or by the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee or the optionee’s guardian or legal representative. The administrator may make certain adjustments to outstanding options in the event of certain transactions affecting Stratagene or any of its affiliates.

      2004 Independent Directors Option Plan. Stratagene also intends to adopt a director’s stock option plan for its independent directors. Stratagene currently expects that it will reserve approximately 200,000 shares of its common stock for issuance under this plan. Stratagene currently expects that independent directors will receive automatic awards under the director’s stock option plan upon initial appointment or election to Stratagene’s board of directors and, thereafter, at each annual meeting occurring during their term as a member of Stratagene’s board of directors.

Stratagene Employee Stock Purchase Plan

      Stratagene intends to adopt an employee stock purchase plan prior to the closing of the merger. The purpose of this plan is to provide a method for Stratagene’s eligible employees and eligible employees of participating subsidiaries to have an opportunity to purchase shares of Stratagene common stock. Stratagene expects that the plan will comply with the provisions of Section 423 of the Internal Revenue Code.

      The employee stock purchase plan will allow Stratagene’s eligible employees who elect to participate in the plan to make purchases of Stratagene’s common stock through payroll deductions at a price equal to 85% of the lesser of the fair market value of the Stratagene common stock on the first day and last day of an offering period. Participants in the plan may contribute up to a specified maximum percentage of their cash earnings through payroll deductions.

      Generally, Section 423 of the Internal Revenue Code prohibits participants from acquiring more than $25,000 in fair market value of the Stratagene common stock, as determined on the first day of the offering period, during any calendar year under the plan. Additionally, an employee is not eligible to participate in the plan if immediately after the grant of an option to purchase stock under the plan, the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of Stratagene stock or stock of Stratagene’s subsidiaries.

401(k) Savings Plan

      Stratagene’s 401(k) plan covers all eligible employees and is intended to qualify as a tax-qualified plan under the Internal Revenue Code. Employees are eligible to participate in the plan on the first day of the month following three months of service at Stratagene. The plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation up to a statutory limit, which is $13,000 in 2004. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. Stratagene currently matches 25% of the contributions of employees with one to three years of service up to a maximum of $1,000, 25% of the contributions of employees with three to six years of service up to a maximum of $1,750, and 30% of the contributions of employees with six or more years of service up to a maximum of $2,500. Stratagene’s contributions vest immediately.

Certain Transactions

      Since January 1, 2001, there has not been, nor is there currently planned, any transaction or series of similar transactions to which Stratagene was or is a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of Stratagene’s capital stock, or any member of any such person’s immediate family, had or will have a direct or indirect material interest other than agreements which are described in this proxy statement/prospectus under the headings “Summary — Transactions Related to the Merger” and “— Employment Agreements” and the transactions described below.

      Loans to Officers. Stratagene has made a number of loans to Dr. Sorge and trusts affiliated with Dr. Sorge over the past several years in exchange for promissory notes. As of March 31, 2004, interest rates on the promissory notes vary between 5.25% and 8.00%. The loans are generally secured by pledges of Stratagene common stock held by Dr. Sorge or such trusts and are non-recourse to him. As of March 31, 2004, Dr. Sorge owed Stratagene approximately $3.7 million under these promissory notes, of which approximately $3.4 million relates to overdue promissory notes. As discussed in this proxy statement/ prospectus under the heading “Summary — Transactions Related to the Merger,” Stratagene has agreed to repurchase shares of its common stock from Dr. Sorge and the affiliated trusts in an amount sufficient to repay the remaining principal and interest owed to Stratagene on the overdue promissory notes, plus an amount equal to the tax liability to be incurred by Dr. Sorge in connection with the repurchase. For more information about this repurchase, please see the section of this proxy statement/prospectus entitled “Summary — Transactions Related to the Merger.” Following the repurchase, Dr. Sorge will have one promissory note outstanding in the original principal amount of $250,000. This promissory note matures in July 2005 and bears interest at the rate of 8.00%, compounded annually, and is payable at maturity. As of March 31, 2004, the amount owed Stratagene under this promissory note was approximately $290,000, inclusive of accrued interest. The promissory note is secured by a second lien mortgage on certain real property in Wilson, Wyoming. This promissory note has not been materially modified since July 30, 2002 (for purposes of the Sarbanes-Oxley Act of 2002) and, as such, does not violate the prohibition on personal loans to executive officers and directors set forth in the Sarbanes-Oxley Act of 2002.

      Ms. Sherman, Stratagene’s general counsel and executive vice president, entered into an amended and restated promissory note in April 2001 pursuant to which she owed Stratagene the original principal amount of approximately $125,000. The promissory note bears interest at a rate of 5.43% per annum. The promissory note is secured by a pledge of Stratagene common stock held by Ms. Sherman and is non-recourse to her. All principal and interest under the promissory note is due and payable on the earlier to occur of events specified in the promissory note or April 10, 2011. As of March 31, 2004, Ms. Sherman owed Stratagene approximately $147,000 under this promissory note.

      Transactions with Affiliates of BioCrest Holdings. As discussed in this proxy statement/ prospectus under the heading “Summary — Transactions Related to the Merger,” Stratagene intends to acquire substantially all of the assets of BioCrest Holdings, L.L.C., a company under common control and management with Stratagene, concurrently with the closing of the merger. As payment for the assets of BioCrest, Stratagene will forgive all of the outstanding intercompany indebtedness owed by BioCrest and its subsidiaries to Stratagene and its subsidiaries in the aggregate amount of approximately $5.5 million and assume all of the other outstanding liabilities of BioCrest and its subsidiaries in the aggregate amount of approximately $1.1 million. The membership interests in BioCrest are beneficially owned by certain executive officers and directors of Stratagene and certain of its stockholders, including BioSense Partners, LP, an entity controlled by Dr. Sorge, an affiliate of the TCW Fund, Mr. Eibl, Mr. Eastman and Ms. Sherman. The percentage ownership interests these persons hold in BioCrest are listed in the table below:

Percentage
of Outstanding
Membership
Name of Beneficial Owner	Interests

BioSense Partners	73.5%
Affiliate of the TCW Fund	23.1%
Carlton J. Eibl	0.3%
Harold S. Eastman	1.4%
Ronni L. Sherman	0.7%
Others	1.0%

      During 2001 through 2003, BioCrest declared and paid pro rata distributions to the holders of its membership interests totaling an aggregate of approximately $1.8 million. BioSense Partners received approximately $1.3 million of these distributions.

      BioCrest owns 100% of the ownership interests in Phenogenex, L.L.C. As a result of the asset sale, Phenogenex will become a subsidiary of Stratagene. Phenogenex performs research and development services for Stratagene on a cost plus basis. Stratagene paid Phenogenex approximately $3.0 million, $2.4 million and $1.7 million in 2001, 2002 and 2003, respectively, for these research and development services.

      BioCrest also holds a 49% interest in Cenetron Diagnostics, Ltd. and the general partner of Cenetron Diagnostics. Dr. Sorge is a member of Cenetron’s board of directors. Cenetron leases space from Stratagene in Stratagene’s Texas facility for approximately $21,000 per month.

      Financial Advisory Fees. In December 1996, Stratagene agreed to pay the TCW Fund an annual financial advisory fee of $250,000 in each of 1996, 1997 and 1998. In July 1999, the TCW Fund agreed to reduce the total amount of advisory fees from $750,000 to $425,000. At this time, Stratagene issued the TCW Fund a promissory note in the principal amount of $425,000. The note accrued interest at a rate of 10.0% per annum and was originally due and payable on April 1, 2000. In March 2000, Stratagene and the TCW Fund amended the terms of the note to provide that the note would be due and payable on the earlier to occur of September 30, 2001 or the closing of an initial public offering of Stratagene’s common stock. Stratagene repaid the note in full in May 2001.

      Matters Relating to Carlton J. Eibl. Mr. Eibl served as Stratagene’s president and chief operating officer from February 1999 through November 1999. When Mr. Eibl commenced his employment with Stratagene, he purchased 66,668 shares of our common stock at a price of $7.50 per share and 33,334 membership interests in BioCrest at a price of $0.05 per interest. Stratagene and BioCrest had the right to repurchase these securities if Mr. Eibl’s employment terminated for any reason before the one-year anniversary of his employment with Stratagene. In February 1999, Stratagene also issued Mr. Eibl an option to acquire 624,000 shares of its common stock at an exercise price of $7.50 per share and BioCrest issued Mr. Eibl an option to acquire 312,000 membership interests in BioCrest at an exercise price of $0.005 per interest. These options were granted at an exercise price that equaled the fair value of the underlying securities as of the date of grant.

      Stratagene entered into a resignation agreement with Mr. Eibl in November 1999. Pursuant to his resignation agreement, Stratagene agreed that Mr. Eibl would continue to serve as a member of its board of directors until his successor is elected. Stratagene also agreed to grant Mr. Eibl an option to acquire shares of its common stock for each year he serves as a member of Stratagene’s board of directors. Mr. Eibl also agreed to provide consulting services to Stratagene for a maximum period of four months following his resignation.

      Under the terms of his resignation agreement, Mr. Eibl’s option continued to vest through February 15, 2000 with respect to 124,800 shares of Stratagene common stock. The remaining options to acquire 499,200 shares of Stratagene common stock terminated in November 1999. In addition, Stratagene waived its right to repurchase 66,668 shares of Stratagene common stock owned by Mr. Eibl. BioCrest also waived its repurchase rights with respect to 33,334 membership interests in BioCrest held by Mr. Eibl. As of March 31, 2004, Mr. Eibl held vested options to acquire 62,400 membership interests in BioCrest. The remaining options to acquire 249,600 membership interests in BioCrest terminated in November 1999.

Beneficial Ownership

      The following table sets forth certain information with respect to beneficial ownership of Stratagene common stock as of March 31, 2004 after giving effect to the conversion of $9.0 million in principal amount of the subordinated notes into 1,753,604 shares of Stratagene common stock and the modification of the remaining subordinated notes to lose their conversion rights in connection with the closing of the merger, as to:

•	each person, or group of affiliated persons, known by Stratagene to own beneficially more than 5% of its outstanding common stock;

•	each of its directors;

•	each of its executive officers named in the executive compensation table; and

•	all of Stratagene’s directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The percentage of shares beneficially owned is based on 17,386,272 shares of common stock outstanding as of March 31, 2004 (after giving effect to the conversion of $9.0 million in principal amount of the subordinated notes into 1,753,604 shares of Stratagene common stock). All shares of common stock subject to options exercisable within 60 days following March 31, 2004 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

      Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals and entities named below is: 11011 North Torrey Pines Road, La Jolla, California 92037.

	Shares Beneficially Owned

	Number of
Name and Address of Beneficial Owner	Shares	Percentage

Joseph A. Sorge, M.D.(1)	14,197,500	81.6%
Nicolas H. Roelofs, Ph.D.(2)	16,611	*
Ronni L. Sherman(3)	186,481	1.1%
John R. Pouk(4)	87,570	*
Thomas W. Collins, Jr.(5)	11,671	*
Harold S. Eastman(6)	269,529	1.6%
Carlton J. Eibl(7)	231,468	1.3%
Stephen A. Kaplan(8)	—	—
TCW Special Credits Fund V — The Principal Fund(9)	1,724,075	9.9%
Maryanne K. Sorge(10)	1,000,000	5.8%
All directors and executive officers as a group (7 persons)(11)	14,989,159	84.1%

*	Less than 1%.

(1)	Includes 467,128 shares of common stock held by J. A. Sorge Trust I, 226,560 shares of common stock held by J. A. Sorge Trust II, 467,128 shares of common stock held by J. A. Sorge Trust III, 226,560 shares of common stock held by J. A. Sorge Trust IV and 835,000 shares of common stock held by the

Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002, for each of which Dr. Sorge serves as trustee. Also includes 251,125 shares of common stock held by BioSense Partners, L.P., of which Dr. Sorge is the general partner. Also includes 250,000 shares of common stock held by The 2002 Sorge Marital Settlement Agreement Trust dated July 12, 2002, which shares will be transferred to Dr. Sorge upon the closing of the merger. Also includes options to purchase 17,500 shares of common stock which are exercisable within 60 days of March 31, 2004. Excludes 1,000,000 shares of common stock held by Maryanne K. Sorge, 200,000 shares of common stock held by Mr. Eastman and 70,000 shares of common stock held by Mr. James, a former director of Stratagene, over which Dr. Sorge currently has voting power. Dr. Sorge’s voting power over such shares will terminate concurrently with the closing of the merger.

(2)	Represents options to purchase 16,611 shares of common stock which are exercisable within 60 days of March 31, 2004.

(3)	Includes options to purchase 65,231 shares of common stock which are exercisable within 60 days of March 31, 2004. Includes 41,250 shares of common stock issued on April 4, 2004 to Ms. Sherman pursuant to and in accordance with the terms of an option agreement between Ms. Sherman and Stratagene.

(4)	Represents options to purchase 87,570 shares of common stock which are exercisable within 60 days of March 31, 2004.

(5)	Represents options to purchase 11,671 shares of common stock which are exercisable within 60 days of March 31, 2004.

(6)	Includes options to purchase 40,000 shares of common stock which are exercisable within 60 days of March 31, 2004. Also includes 29,529 shares of common stock to be issued to Mr. Eastman upon conversion of the subordinated notes in connection with the closing of the merger. Dr. Sorge currently has voting power over 200,000 of these shares, which voting power will terminate concurrently with the closing of the merger.

(7)	Includes options to purchase 164,800 shares of common stock which are exercisable within 60 days of March 31, 2004.

(8)	Mr. Kaplan is a principal of Oaktree Capital Management, LLC. Oaktree Capital Management serves as the manager of TCW Special Credits Fund V — The Principal Fund pursuant to a subadvisory agreement between Oaktree Capital Management and the general partner of the TCW Fund. As a result, Mr. Kaplan and Oaktree Capital Management may each be deemed to have beneficial ownership of the shares of common stock beneficially owned by the TCW Fund. Each of Mr. Kaplan and Oaktree Capital Management disclaims beneficial ownership of these shares.

(9)	Represents 1,724,075 shares of common stock to be issued to TCW Special Credits Fund V — The Principal Fund upon conversion of the subordinated notes in connection with the closing of the merger. The address of TCW Special Credits Fund V — The Principal Fund is c/o Oaktree Capital Management, LLC, 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071. In his capacity as a principal of the manager of the TCW Fund, Stephen A. Kaplan may be deemed to have voting power over these shares. Mr. Kaplan disclaims beneficial ownership of these shares.

(10)	Dr. Sorge currently has voting power over all of these shares. However, this voting power will terminate concurrently with the closing of the merger.

(11)	Includes (1) options to purchase 391,712 shares of common stock which are exercisable within 60 days of March 31, 2004, (2) 29,529 shares of common stock to be issued to Mr. Eastman upon conversion of the subordinated notes in connection with the closing of the merger, and (3) 41,250 shares of common stock issued to Ms. Sherman on April 4, 2004 pursuant to and in accordance with the terms of an option agreement between Ms. Sherman and Stratagene.

Changes in Accountants

      In November 2001, Deloitte & Touche LLP was appointed as Stratagene’s new independent auditors. Deloitte replaced Stratagene’s former auditors, KPMG LLP. The transition to Deloitte occurred as a result of a decision by Stratagene to solicit competitive bids for the company’s audit work following the completion of the audit work for Stratagene’s 2000 fiscal year. Deloitte was selected as Stratagene’s new auditors as a result of this process and the selection of Deloitte was approved unanimously by the audit committee of Stratagene’s board of directors.

      During fiscal 2001 prior to the retention of Deloitte, Stratagene had no disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement, if not resolved to the satisfaction of KPMG, would have caused them to make reference to such disagreement in their reports for such periods. In addition, there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, during fiscal 2001 prior to the retention of Deloitte. Stratagene has provided a copy of this disclosure to KPMG and requested that KPMG furnish to Stratagene a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A letter from KPMG has been filed as an exhibit to the registration statement of which this proxy statement/ prospectus forms a part.

      During fiscal 2001 prior to the retention of Deloitte, neither Stratagene nor anyone on its behalf consulted Deloitte regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on Stratagene’s financial statements or any matter that was the subject of a disagreement or a reportable event.

HYCOR’S BUSINESS

General

      Hycor is engaged in the research, development, manufacturing, and marketing of medical diagnostic products throughout the United States and many foreign countries.

      Hycor operates two wholly owned subsidiaries, Hycor Biomedical GmbH (“Hycor GmbH”), located in Kassel, Germany and Hycor Biomedical, LTD (“Hycor Ltd.”), formally known as Cogent Diagnostics Limited, located in Edinburgh, Scotland. Hycor GmbH primarily packages and distributes allergy diagnostic products in Europe. Hycor Ltd. develops, manufactures and markets a broad line of test kits for the diagnosis of autoimmune disease.

Merger Agreement

      On July 24, 2003, Hycor announced the execution of an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene, a Delaware corporation, SHC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Stratagene, and Hycor. Pursuant to the Merger Agreement, Stratagene would acquire all of the outstanding shares of Hycor through a merger between SHC Acquisition Sub and Hycor. Hycor will survive the merger as a wholly owned subsidiary of Stratagene. Pursuant to the Merger Agreement, Hycor’s stockholders would receive a fixed exchange ratio of 0.6158 Stratagene shares in exchange for each share of Hycor, plus cash for any fractional shares. The closing of the transaction is subject to closing conditions, including, but not limited to, the parties obtaining the necessary regulatory and shareholder approvals. Hycor expects that the proposed transaction will be recognized as a tax-free reorganization.

      Stratagene has filed a registration statement on Form S-4 (No. 333-109420) related to the proposed transaction, of which this proxy statement/ prospectus forms a part. Once the SEC declares the Form S-4 effective, the proxy statement/ prospectus will be mailed along with a proxy card to the shareholders of Hycor.

Products

      Hycor engages in business activity in only one operating segment that entails the development, manufacture, and sale of medical diagnostic products with a focus on allergy and autoimmune testing and urinalysis products. While Hycor offers a wide range of items for sale, many are manufactured at common production facilities.

      The KOVATM Microscopic Urinalysis System is Hycor’s largest product line accounting for approximately 47%, 52%, and 55% of net sales for 2003, 2002, and 2001, respectively. The KOVA System provides laboratories with the capability to perform uniform and reliable microscopic analyses of urine specimens. It is composed of plastic collection containers, tubes and pipettes, patented microscopic slides, and human urine-based control materials.

      Hycor’s clinical immunology product lines consist of allergy and autoimmune diagnostic products.

      Hycor’s allergy diagnostic product line, which accounted for approximately 40%, 35%, and 29% of revenues for 2003, 2002, and 2001, respectively, is a complete line of RIA (“radioimmunoassay”) and EIA (“enzymatic immunoassay”) procedures to test for specific allergies to more than 1000 different allergens such as grasses, weeds, trees, epidermals (i.e. animal hair), dust, dust mites, molds, and foods; general screening tests are also available. Unlike the traditional prick puncture and intradermal testing methods of diagnosing allergies, Hycor’s products permit a physician to diagnose allergies by testing a sample of the patient’s blood for the presence of the specific IgE or IgG antibody, which reacts with the corresponding allergen. This method has many advantages over the traditional methods of allergy diagnosis, not the least of which is patient comfort.

      Hycor’s autoimmune diagnostic product line, which accounted for approximately 8%, 8%, and 9% of revenues in 2003, 2002, and 2001, respectively, includes tests utilized for the diagnosis and monitoring of autoimmune disorders such as rheumatoid arthritis and systemic lupus erythematosus among others. Autoimmune diseases may be systemic or organ-specific and the need for this type of diagnostic testing is expected to increase as the population ages and primary care physicians are educated about autoimmune diseases. Hycor’s tests are based on enzyme immunoassay technology in a microplate format. Unlike traditional methods like immunofluorescence, which requires a dedicated and highly trained technologist to read slides manually through a microscope one at a time, Hycor’s products can be automated either on Hycor’s HY•TEC instruments or on general microplate processors.

      Hycor’s allergy and autoimmune product lines also include the HY•TEC 480 and HY•TEC 288 automated diagnostic systems which provide clinical laboratories with significant productivity improvement capabilities. The HY•TEC systems include the instruments, software, and test reagents necessary to perform allergy and autoimmune testing. Hycor places a large percentage of the HY•TEC systems on a “reagent rental” basis. A “reagent rental” transaction, common to the diagnostic market, involves the placement of an instrument in the laboratories of customers that pay for the system over an agreed contract period through the purchase of test reagents. Hycor’s HY•TEC reagent rental program is similar in that instruments are typically placed in use with direct customers and paid for over an agreed contract period through the purchase of test reagents, but also includes the sale of some instruments to distributors and direct customers. The typical contract period for the HY•TEC reagent rental is between 3 to 5 years. The instruments that are sold to distributors are sold with a minimal gross profit to assist them with their instrument placements, on the expectation that Hycor will earn a profit on the subsequent sales of reagents necessary to operate the instrument.

Sales and Marketing

      Clinical laboratories and certain specialty physicians are primary users of Hycor’s products. In the United States, Hycor’s product lines are generally sold through both independent and clinical laboratory distributors. The majority of sales in the United States are to Cardinal Health Corporation (formerly Allegiance Healthcare Corporation) and Fisher Scientific, two major U.S. distributors. The allergy product line is sold directly to the end user through Hycor’s direct sales force.

      In foreign countries Hycor’s products are sold primarily through a network of independent distributors. Hycor sells its allergy and autoimmune products to the German and U.K. market through a direct sales force.

      Export sales (all to unaffiliated customers) accounted for approximately $1,906,000, $1,774,000, and $1,730,000 in 2003, 2002, and 2001, respectively, which represents approximately 10% of total consolidated sales for each year. The primary geographical area was Europe, which, including sales by Hycor and its foreign subsidiaries, accounted for sales of $5,792,000, $5,754,000, and $5,036,000 in 2003, 2002, and 2001, respectively. (See Note 11 to Hycor’s Consolidated Financial Statements.)

      Hycor’s two largest distributors, Cardinal Health Corporation and Fisher Scientific, each accounted for 14% of net product sales in 2003; 18% and 16% of net product sales in 2002; and 22% and 13% of net product sales in 2001. A loss of one or both of these distributors or a decision by a significant customer to substantially decrease or delay purchases from Hycor or Hycor’s inability to collect receivables from these customers could have a material adverse effect on Hycor’s financial condition and results of operations. However, there are other national, regional, and foreign clinical laboratory products distributors, as well as Hycor’s sales force that could market Hycor’s products.

      Hycor did not have a significant backlog of orders at December 31, 2003 and December 31, 2002. Because of the short time between order receipt and expected delivery, Hycor, consistent with industry practice, carries a large inventory to meet the expected flow of orders. Backlog is not a significant factor in Hycor’s business.

      Hycor’s business is not considered seasonal in nature but is slightly affected in the third quarter by the general slowdown in Europe during the traditional vacation months.

Raw Materials

      Although a substantial amount of Hycor’s total purchases for raw materials and finished products were from a limited number of suppliers during the last fiscal year, a number of alternative sources are available to Hycor should they be required.

Research and Development

      Hycor maintains an ongoing research and development effort. The purpose of this effort is to evaluate new technologies, improve Hycor’s current product lines, and develop new products. Current projects in progress are focused on programs to support and enhance the HY•TEC diagnostic system. In addition during 2003, Hycor entered into development agreements with Bayer Healthcare LLC and Beckman Coulter, Inc. to adapt its autoimmune tests to their automated immunoassay systems. Hycor expects to begin sales of products in late 2004.

      Total research and development expenditures were approximately $2,169,000, $1,846,000, and $1,940,000 for 2003, 2002, and 2001, respectively.

Government Regulations

      Hycor is indirectly affected by government regulations directed towards containing the cost of medical services and limiting the amount of reimbursement to service providers. These types of regulations, which are applicable to both domestic and international markets, will tend to limit growth rates in Hycor’s target markets. Hycor’s products, including the HY•TEC automated diagnostic system, are designed to provide a cost effective solution to service providers, thereby aiding in the cost containment efforts. However, Hycor cannot predict the long-term affect on revenue growth resulting from these regulations.

      Hycor is registered as a manufacturer of medical devices and a licensed biological manufacturer with the Food and Drug Administration (“FDA”). To comply with FDA requirements, Hycor must manufacture its products in conformance with the FDA’s medical device Good Manufacturing Practice regulations. Hycor’s existing products are also subject to certain pre-market notification requirements of the FDA.

      The receipt, use, and disposal of radioactive materials is subject to licensing requirements of the Nuclear Regulatory Commission (“NRC”). Hycor holds a radioactive materials license from the NRC for its radioactive labeling activities and its facilities are inspected periodically by the NRC.

      Hycor would be adversely affected if it were unable to maintain its governmental licenses or continue to comply with applicable federal and state regulations, but Hycor does not expect this to occur. Hycor cannot predict whether future changes in government regulations might substantially increase compliance costs, adversely affect the time required to develop and introduce products, or limit or preclude the sale of its new products.

      Compliance with federal, state, and local regulations relating to environmental matters is not expected to have a material effect upon capital expenditures, earnings, or the competitive position of Hycor.

Competition

      Hycor’s product lines have several different competitors. The KOVA Microscopic Urinalysis System has significant competition from at least two national diagnostic product manufacturing and distribution companies that market supplies that perform similar functions. Management believes that Hycor is the leading supplier of standardized microscopic urinalysis systems.

      Pharmacia, Inc. and Diagnostic Product Corporation have products that compete with Hycor’s allergy diagnostic products.

      A substantial number of Hycor’s competitors are larger and have greater resources than Hycor. Hycor competes on the basis of price, promotion, quality of products, design of product, strength of Hycor’s relationship with dealers, and other methods relevant to the business.

Patents

      Hycor has maintained an aggressive patent policy and currently holds a number of domestic and foreign patents. While these patents offer some protection to its product lines and related technology, management believes that continued improvements to the product lines are more important for the protection of its market position. The most recent patent was issued in April 1999.

Employees

      As of March 31, 2004, Hycor had approximately 147 employees. None of the employees are covered by collective bargaining agreements and management believes that Hycor’s relations with its employees are satisfactory.

Properties

      At March 31, 2004, Hycor had three separate facilities.

•	Hycor’s corporate headquarters, principal administrative, and manufacturing facility is located in a leased 76,000 square foot two-story freestanding facility at 7272 Chapman Avenue, Garden Grove, California. The lease has a ten-year term ending December 31, 2007. Hycor has the option to extend the lease term for an additional five-year period.

•	Hycor leases a 12,900 square foot freestanding building located at Otto-Hahn StraBe 16, 34123 Kassel, Germany. The lease has a ten-year term ending March 31, 2005. Hycor has the option to extend the term of the lease for an additional five years. Hycor uses this facility for the packaging, warehousing, distribution, and administrative functions of its wholly owned subsidiary, Hycor Biomedical GmbH.

•	Hycor leases the 7000 square foot ground floor of a two-story building located at Pentlands Science Park, Bush Loan Penicuik, EH26 OPL Scotland. The lease has a five-year term ending September 30, 2006. Hycor has the option to extend the term of the lease for an additional five years. Hycor uses this facility for the laboratory, manufacturing, warehousing, distribution, and administrative functions of its wholly owned subsidiary, Hycor Biomedical Ltd.

In management’s opinion, in general, its plant and equipment are adequately maintained, in good operating condition and adequate for Hycor’s present needs. Hycor upgrades and modernizes its facilities and equipment and expands its facilities as necessary to meet customer and regulatory requirements.

Legal Proceedings

      To the best of management’s knowledge, there are no material pending legal proceedings. However, on occasion there may exist immaterial routine litigation that is incidental to the normal operations of the business to which Hycor is a party or to which Hycor’s property is subject.

HYCOR’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

      The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

Execution of Agreement

      On July 24, 2003, Hycor announced the execution of an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene, a Delaware corporation, SHC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Stratagene, and Hycor. Pursuant to the Merger Agreement, Stratagene would acquire all of the outstanding shares of Hycor through a merger between SHC Acquisition Sub and Hycor. Pursuant to the Merger Agreement, Hycor’s stockholders would receive a fixed exchange ratio of 0.6158 Stratagene shares in exchange for each share of Hycor, plus cash for any fractional shares. The closing of the transaction is subject to closing conditions, including, but not limited to, the parties obtaining the necessary regulatory and shareholder approvals. Hycor expects that the proposed transaction will be recognized as a tax-free reorganization.

      Stratagene has filed a registration statement on Form S-4 (No. 333-109420) related to the proposed transaction, of which this proxy statement/ prospectus forms a part. Once the SEC declares the Form S-4 effective, the proxy statement/ prospectus will be mailed along with a proxy card to the shareholders of Hycor.

      If the proposed transaction is completed, the combined company would offer diagnostic products and life sciences research tool product lines to the global academic, pharmaceutical, and clinical and government laboratory markets. Hycor is expected to be impacted by merger-related costs of approximately $3.7 million, consisting of severance payments, investment banking fees, professional fees and other miscellaneous expenses, of which Hycor has incurred approximately $688,000 as of December 31, 2003 and the balance is expected to be recognized in the first and second quarters of 2004.

Critical Accounting Policies

      Hycor’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and management is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which Hycor believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

Revenue Recognition

      Revenues from product sales are recognized at the time of shipment and passage of title. Revenues from customers under distributorship agreements are also recognized at the time of shipment and passage of title. Hycor offers customers the right to return products only if the products are shipped in error, are damaged or in the event of product failure. While such returns have historically not been significant, Hycor cannot guarantee that it will continue to experience the same return rates that it has in the past. Any significant increase in product failure rates and the resulting credit returns could have a material adverse impact on Hycor’s operating results for the period or periods in which such returns materialize.

Accounts Receivable

      Hycor performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness. Hycor continuously monitors collections and payments from customers and maintains a provision for estimated credit losses. Hycor reviews the accounts receivable allowance for doubtful accounts at least quarterly. This review is performed based on an evaluation of historical collection rates and the aging of the accounts receivable balances, and a specific account review with reserves assigned based on an assessment of the probability of the outstanding balances becoming a bad debt.

Hycor’s credit losses have historically been within expectations and the provisions established. However, the inability of one of Hycor’s significant customers to pay amounts owed could have a material adverse impact on Hycor’s operating results.

Inventories

      Inventories are valued at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. Hycor regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory on specifically identified items based primarily on an estimated forecast of product demand and production requirements. Hycor’s losses from disposal of excessive and obsolete inventories have historically been within expectations and the provisions established. However, Hycor’s estimates of future product demand may prove to be inaccurate, in which case Hycor may have understated or overstated the provision required for excess and obsolete inventory. In addition, rapid technological change or new product development could result in an increase in the amount of obsolete inventory quantities on hand. In the future, if Hycor’s inventory is determined to be overvalued, it would be required to recognize such costs in its cost of goods sold at the time of such determination. Likewise, if Hycor’s inventory is determined to be undervalued, it may have over-reported its costs of goods sold in previous periods and would be required to recognize such additional operating income at the time of sale.

      Additionally, Hycor’s manufacturing costs and inventory carrying costs are dependent on management’s accurate estimates of customer demand for Hycor’s products. A significant increase in the demand for Hycor’s products could result in a short-term increase in the cost of inventory purchases, while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand and increase the expense of storing and maintaining the inventory until it is sold. Therefore, although management makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of Hycor’s inventory and its reported operating results.

Deferred Taxes

      Hycor’s deferred taxes relate primarily to prior operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Deferred taxes are also recognized for differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Hycor evaluates a variety of factors in determining the amount of deferred income assets to be recognized pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. During 2003, Hycor reversed the valuation allowance on a portion of its deferred assets. To the extent that it becomes more likely than not that the deferred assets, which continue to have a valuation allowance, would be realized, Hycor would be required to reverse all or a portion of the remaining valuation allowance. Reducing the amount of the valuation allowance would have the affect of reducing Hycor’s effective tax rate and have a positive impact on net income in the period of change. To the extent it becomes more likely than not that the net deferred tax asset recorded by Hycor will not be realized, Hycor would be required to increase its valuation allowance by recording an additional income tax provision. (See Note 7 to Hycor’s Consolidated Financial Statements.)

Warranties

      All products are guaranteed to perform pursuant to Hycor’s policy for each product type when stored and used as directed. Warranty is limited to replacement of defective product returned at no cost to the customer. While Hycor’s warranty costs have historically not been significant, Hycor cannot guarantee that it will continue to experience the same warranty return rates that it has in the past. A significant increase in product return rates could have a material adverse impact on operating results for the period or periods in which such returns materialize.

Impairment Charges

      In 1994, Hycor acquired Melja Diagnostik, GmbH and recorded total goodwill resulting from the acquisition of approximately $1,900,000. Significant changes in both German reimbursement rates and the value of the U.S. dollar versus the Euro have caused declining operating results. In the fourth quarter of 2001, the goodwill related to this acquisition was determined to be impaired. As a result of this impairment, Hycor recorded a noncash pretax charge of $723,000 relating to Melja Diagnostik, GmbH goodwill. This write-down eliminates all goodwill related to this acquisition. The goodwill remaining on the balance sheet at December 31, 2003 amounts to approximately $156,000 and relates to the acquisition of Cogent Diagnostics Limited in 1997. (See Notes 9 and 12 to Hycor’s Consolidated Financial Statements.)

Results of Operations

2003 Compared to 2002

      Overall, 2003 net sales increased $1,166,524 or 6.3% when compared to 2002. Sales in the Urinalysis product line decreased by approximately $396,000 or 4.1% when compared to 2002. The Urinalysis product line is sold primarily to distributors and sales trends are subject to their inventory management policies. Hycor was aware that its two largest distributors in the United States had reduced inventory levels at year-end. Sales in the clinical immunology product line increased approximately $1,589,000 or 19.9% when compared to 2002. This increase was primarily the result of increased sales in the Allergy product line due to increased volumes with pre-existing accounts of approximately $844,000 and increasing activity from new accounts of approximately $396,000 for 2003, when compared to 2002. (See Note 11 to Hycor’s Consolidated Financial Statements.)

      Sales in the year 2003 were also affected by the weakening dollar resulting in a positive foreign exchange impact to foreign sales of approximately 13.4%. This resulted in an increase to consolidated reported sales of approximately $682,000 or 3.5% when compared to 2002. Additionally, continued pressures in the health care industry for cost controls affect Hycor’s revenue and Hycor anticipates that these pricing pressures will continue in the future. During 2003, Hycor did not experience any significant pricing changes for its products.

      Gross profit as a percentage of sales increased to 54.5% in 2003 from 53.4% in 2002 due primarily to changes in the product sales mix.

      Selling, general and administrative expenses increased $1,157,034 or 16.9% in 2003 over 2002 (40.6% of net sales in 2003 versus 36.9% of net sales in 2002). This increase was due primarily to expenses related to the merger negotiations of approximately $688,000 and to increases in sales support costs related to field sales activities in the United States market of approximately $244,000. In addition, during 2003, an unfavorable foreign exchange impact caused an increase in expenses of approximately $220,000.

      Research and development costs increased $323,168 or 17.5% (11.0% of net sales in 2003 versus 9.9% of net sales in 2002) primarily due to increased expenses in 2003 for ongoing development projects with Hycor’s allergy product line, expenses associated with Hycor’s agreement with Bayer Diagnostics and recruitment expenses. In addition, included in 2002 were non-recurring severance costs related to the termination of a senior member of management of approximately $189,000.

      Operating income decreased $625,713 or 51.4% in 2003 when compared to 2002. This decrease was due primarily to expenses related to the merger negotiations of approximately $688,000.

      Interest income decreased $9,684 or 5.6% in 2003 over the prior year primarily as a result of the sale and transfer of approximately $2,255,000 in long-term bonds to money market accounts with lower interest rates. Interest expense decreased approximately $36,000 or 87.6% in 2003 from the prior year due to the payment of the long-term debt balances early in the first quarter of 2003.

      The tax provision for the 12 months ended December 31, 2003 reflects the provision for federal, state, and foreign liabilities. Hycor’s effective tax rate differs from the statutory rate primarily due to a foreign tax rate differential and a reversal of approximately $1,786,000 of its $2,695,000 valuation allowance on its deferred tax assets. The reversal of the valuation allowance resulted in an income tax benefit of approximately $1,329,000 in 2003 compared to income tax expense of approximately 193,000 in 2002. This reversal is the result of Hycor’s recent sustained history of U.S. operating profitability and the determination by management that the future realization of the U.S. net deferred tax assets was judged to be more likely than not. Without the benefit of the valuation allowance reversal Hycor’s effective tax rate would have been approximately 6.4% in 2003 compared to 13.3% in 2002. (See Note 7 to Hycor’s Consolidated Financial Statements.)

2002 Compared to 2001

      Overall, 2002 net sales increased $1,277,883 or 7.4% when compared to 2001. Sales of Urinalysis and Clinical Immunology product lines increased $1,444,000 or 8.9% compared to 2001, while sales of other products decreased $166,000 or 14.5% over the same period. The increase in sales was primarily the result of increased sales in the Allergy product line due to increased volumes with pre-existing long-term accounts and increasing purchasing activity from additional HY•TEC placements in clinical laboratories within the last 12 months. (See Note 11 to Hycor’s Consolidated Financial Statements.)

      Sales in the year 2002 were also affected by the weakening dollar resulting in a positive foreign exchange impact to foreign sales of approximately 4.8%. This resulted in an increase to consolidated reported sales of approximately $223,000 or 1.2% when compared to 2001. Additionally, continued pressures in the health care industry for cost controls affect Hycor’s revenue and Hycor anticipates that these pricing pressures will continue in the future.

      Gross profit as a percentage of sales decreased to 53.4% in 2002 from 55.2% in 2001 due primarily to changes in the product sales mix with a higher percentage of sales coming from Hycor allergy products, which typically have lower margins than urinalysis products.

      Selling, general and administrative expenses increased $87,000 or 1.3% in 2002 over 2001 (36.9% of net sales in 2002 versus 39.1% of net sales in 2001). Spending in 2002 remained relatively flat compared to 2001. However an unfavorable foreign exchange impact caused an increase of approximately $86,000. Hycor had a negative provision for doubtful accounts of $25,000 in 2002, compared with expense of $102,000 in 2001. This change was due to aggressive collection efforts that resulted in collection of accounts which had been reserved for in the prior year. In addition, the implementation of SFAS No. 142, Goodwill and Other Intangible Assets, had a favorable impact of approximately $132,000 from the elimination of goodwill amortization in 2002.

      Research and development costs decreased $94,501 or 4.9% (9.9% of net sales in 2002 versus 11.2% of net sales in 2001) primarily due to a reduced number of research and development projects as compared to the prior year.

      Interest income increased $32,288 or 22.9% in 2002 over the prior year due to increased average monthly balances in cash and investments during the year partially offset by lower average interest rates. Interest expense decreased $12,852 or 23.7% in 2002 from the prior year due to declining interest rates in 2002.

      The tax provision for the 12 months ended December 31, 2002 reflects the provision for federal, state, and foreign liabilities. Hycor’s effective tax rate differs from the statutory rate primarily due to a foreign tax rate differential and a reduction in the valuation allowance due to the utilization of net operating loss carryforwards. (See Note 7 to Hycor’s Consolidated Financial Statements.)

Financial Condition and Liquidity

      Hycor’s working capital increased approximately $808,000 from $11,740,000 at December 31, 2002 to $12,548,000 at December 31, 2003, primarily as a result of profitable operations offset by the payment of the outstanding balance of $1,000,000 on Hycor’s line of credit in January 2003. The reduction in inventory levels of $461,000 was offset by the increase in current deferred tax assets of approximately $437,000. This deferred tax asset was created as a result of the reversal of the valuation allowance on a portion of the deferred tax assets. (See Note 7 to Hycor’s Consolidated Financial Statements.)

      Total capital expenditures during fiscal 2003 and fiscal 2002 were approximately $586,000 and $609,000, respectively. Capital spending during fiscal 2003 and fiscal 2002 included approximately $250,000 and $300,000 for reagent rental equipment, respectively, and $200,000 in each year for tooling and test equipment utilized in Hycor’s manufacturing and research and development areas. For fiscal 2004, Hycor currently anticipates capital spending on property and equipment to be in the range of $500,000 to $600,000.

      Hycor reduced its allowance for doubtful accounts by $24,000 and $93,000 in 2003 and 2002, respectively. Hycor’s routine reserve analysis, based on a specific account review and calculated percentage review, determined that the accounts receivable reserve required these downward adjustments.

      During 2003, cash provided by investing activities increased over 2002 because Hycor sold investments with an aggregate book value of $2,225,790 for total cash proceeds of $2,292,595 resulting in a net realized gain of $66,805. During 2002, Hycor sold investments with an aggregate book value of $911,986 for total cash proceeds of $908,547, resulting in a net realized loss of $3,439.

      Hycor’s principle capital commitments are for lease payments under non-cancelable operating leases. Additionally, the HY•TEC business requires the purchase of instruments, which in many cases are placed in use in laboratories of Hycor’s direct customers and paid for over an agreed contract period through the purchase of test reagents. This “reagent rental” sales program, common to the diagnostic market, creates negative cash flows in the initial years.

      Hycor has a line of credit that provides for borrowings of up to $2,000,000 and expires on July 1, 2004. The line of credit is collateralized by Hycor’s accounts receivable, inventories, and property and equipment. At December 31, 2003, Hycor had no outstanding advances under the line of credit and does not expect to renew it. Advances under the line of credit bear interest at the prime rate or at LIBOR plus 2% (3.17% as of December 31, 2003), payable monthly, with the principal due at maturity. During 2003, the applicable outstanding interest rate was 3.87%. The line of credit contains restrictive covenants, the most significant of which relate to the maintenance of minimum tangible net worth, debt-to-tangible net worth requirements and liquid assets plus accounts receivable-to-current liabilities requirements. At December 31, 2003, Hycor was in compliance with such covenants.

      In addition, in the normal course of operations, Hycor enters into purchase obligations with various vendors and suppliers of various key raw materials and other goods and services through purchase orders or other documentation. Such obligations are generally outstanding for periods less than a year and are settled by cash payments upon delivery of goods and services. The purchase commitments covered by these various key raw materials and other goods and services aggregate approximately $696,000 for 2004.

      The following table summarizes the approximate future minimum payments under the above contractual obligations at December 31, 2003:

	Payment Due by Period

		Less than	1-3	4-5	After 5
Capital Commitments	Total	1 Year	Years	Years	Years

Operating Leases	$2,841,000	$861,000	$1,407,000	$573,000	—
The Supply Agreement	162,000	162,000
Other Purchase Commitments	696,000	696,000	—	—	—

Total Capital Commitments	$3,699,000	$1,719,000	$1,407,000	$573,000	—

      In the past, Hycor has generally funded its capital expenditures and working capital requirements with cash flows from operations and funds available under the line of credit. Hycor expects to fund future capital expenditures and working capital needs with cash flows from operations.

      In October 2002, the board of directors authorized the repurchase of up to an aggregate of 1,000,000 shares of Hycor’s outstanding common stock. As of December 31, 2003, 11,500 shares of Hycor’s common stock had been purchased at an average cost of $1.77 per share for a total of $20,404.

Other Commitments and Contingencies

      Hycor has entered into employment contracts with each of Hycor’s five officers. These contracts generally provide for severance benefits if the officer is terminated by Hycor for convenience or by the officer for substantial cause. In addition, in order to assure that the officers would continue to provide independent leadership consistent with Hycor’s best interests in the event of an actual or threatened change in control of Hycor, the contracts also generally provide four of the officers with certain protections in the event of such a change in control. Two of the contracts provide certain benefits in the event of a change of control only and two of the contracts provide certain benefits in the event of a change of control and the occurrence of other specified contingencies. Such obligations are not included in the table of contractual obligations set forth above. In the event the proposed transaction with Stratagene is completed, Hycor will incur severance obligations of approximately $1.5 million which are included in the expected merger related costs disclosed above under the heading “Execution of Agreement.”

New Accounting Pronouncements

      Information regarding recent accounting pronouncements is contained in Note 2 to the Consolidated Financial Statements for the year ended December 31, 2003, which note is incorporated herein by this reference.

Quantitative and Qualitative Disclosures about Market Risk

      Hycor’s financial instruments include cash and cash equivalents and investments. At December 31, 2003, the carrying values of Hycor’s financial instruments approximated their fair values based on current market prices and rates.

      Hycor is exposed to a number of market risks in the ordinary course of business. These risks, which include foreign currency exchange risk and interest rate risk, arise in the normal course of business rather than from trading. Aside from the operations of Hycor’s subsidiaries in Germany and Scotland, Hycor does not transact business in foreign currencies. At the present time, Hycor does not have any hedging programs in place and does not trade in any financial or derivative instruments.

Foreign Currency

      Hycor’s international sales expose it to foreign currency risk in the ordinary course of its business. Approximately 26% of Hycor’s net sales in 2003 were generated by Hycor’s foreign subsidiaries. The financial position and results of operations of Hycor’s foreign subsidiaries are measured using the local currency as the functional currency. Hycor’s foreign subsidiaries sell product in various European currencies that are collected at future dates and purchase raw materials and finished goods in both U.S. Dollars and other European currencies. Accordingly, Hycor is exposed to transaction gains and losses that could result from changes in foreign currency exchange rates. Realized gains and losses from foreign currency transactions are included in operations as incurred.

      For financial reporting purposes, Hycor’s foreign subsidiaries’ statements of operations are translated from the local currency into U.S. Dollars at the exchange rates in effect during the reporting period. When the local currency strengthens compared to the U.S. Dollar, there is a positive effect on Hycor’s foreign subsidiaries’ sales and a negative effect on operating expenses as reported in Hycor’s Consolidated Financial Statements. Conversely, when the U.S. Dollar strengthens, there is a negative effect on sales and a positive effect on operating expenses. For 2003, the net impact to Hycor’s reported sales from the effect of exchange rate fluctuations was an increase of approximately $682,000 and the net impact to Hycor’s reported operating expenses from the effect of exchange rate fluctuations was an increase of approximately $220,000.

      Assets and liabilities of the subsidiaries are translated at the exchange rate in effect at each period-end. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive loss account in stockholders’ equity. At December 31, 2003, the accumulated other comprehensive loss was approximately $407,000, which included the cumulative effect of foreign currency translation adjustments of approximately $419,000.

      Certain countries in which Hycor operates adopted the Euro as a legal currency effective January 1, 1999. Euro notes and coins came into circulation after a three-year transition period on January 1, 2002. Hycor has not experienced any significant operational disruptions to date due to the Euro conversion and does not currently expect the continued implementation of the Euro to cause any significant operational disruptions.

Interest Rates

      Advances under the line of credit bear interest at the prime rate or at LIBOR plus 2%. The weighted-average interest rate for the year ended December 31, 2003 was 3.87%. At December 31, 2003, Hycor had no outstanding advances under the line of credit.

      Hycor’s cash and equivalents are generally invested in money market accounts and short-term debt instruments of highly rated credit issuers. Hycor limits the amount of credit exposure to any one issuer and seeks to improve the safety and likelihood of preservation of its invested funds by limiting default risk and market risk. Based on Hycor’s short-term investment portfolio at December 31, 2003, Hycor believes that a 10% rise or fall in interest rates would result in an increase or decrease in its interest income for the year of approximately $2,000.

      Hycor’s interest income on longer-term investments is dependent on the interest rate attributable primarily to the debt securities purchased by Hycor. Since Hycor generally holds these securities to maturity, changes in interest rates are not expected to have a material impact on the value of Hycor’s portfolio. During 2003, in anticipation of the expenses associated with the expected merger with Stratagene, Hycor sold investments with an aggregate book value of approximately $2,226,000. At December 31, 2003, Hycor’s long-term investments totaled $1,692,486 with a weighted average interest rate of 4.5%.

DESCRIPTION OF STRATAGENE CAPITAL STOCK

      The following is a summary of the material terms of Stratagene’s capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of Stratagene’s second amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus is a part, as well as applicable Delaware law.

General

      The authorized capital stock of Stratagene consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 4,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2004, there were 15,632,668 shares of Stratagene common stock outstanding and no shares of Stratagene preferred stock outstanding. As of March 31, 2004, there were options to purchase 1,391,779 shares of Stratagene common stock outstanding, of which options for 918,140 shares of Stratagene common stock were exercisable.

Stratagene Common Stock

      The outstanding shares of Stratagene common stock are, and the shares of Stratagene common stock issued in the merger will be, duly authorized, validly issued, fully paid and nonassessable. The shares of Stratagene common stock have the following rights:

•	subject to any preferential rights of any outstanding series of Stratagene preferred stock created by the board of directors from time to time, the holders of Stratagene common stock are entitled to receive dividends, when declared by Stratagene’s board of directors out of funds legally available therefor, and may be paid in cash, stock or other property. Stratagene has not historically paid dividends on its common stock and does not anticipate paying any dividends in the foreseeable future;

•	in the event of the liquidation, dissolution or winding-up of Stratagene, holders of Stratagene common stock are entitled to share ratably in all assets remaining after payment of liabilities and after providing for any liquidation preference for any outstanding shares of Stratagene preferred stock. Holders of the Stratagene common stock have no preferential, preemptive, conversion or redemption rights; and

•	holders of Stratagene common stock are entitled to one vote for each share held of record by them on all matters presented for a vote at a stockholders meeting, including the election of directors. Holders of Stratagene common stock do not have cumulative voting rights.

Stratagene Preferred Stock

      The authorized but unissued shares of Stratagene preferred stock are available for issuance from time to time at the discretion of Stratagene’s board of directors. Stratagene’s board of directors has the authority to determine, for each series of Stratagene preferred stock it establishes, the number, designation, powers, preferences, restrictions, qualifications, limitations and rights of the shares of such series, subject to applicable law and the provisions of any then-outstanding series of Stratagene preferred stock. The terms of any series of Stratagene preferred stock, including the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights and any corresponding effect on other Stratagene stockholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on the payment of dividends on the Stratagene common stock if dividends on the Stratagene preferred stock are in arrears, dilution of the voting power of other Stratagene stockholders to the extent a series of Stratagene preferred stock has voting rights and reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of Stratagene preferred stock.

      Stratagene believes that the ability of its board of directors to issue one or more series of preferred stock will provide it with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Stratagene preferred stock, as well as shares of Stratagene common stock, will be available for issuance without further action by Stratagene’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Stratagene’s securities may be listed or traded. The Nasdaq National Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least twenty percent. If the approval of Stratagene’s stockholders is not required for the issuance of shares of Stratagene preferred stock or Stratagene common stock, Stratagene’s board of directors may determine not to seek stockholder approval.

      Although Stratagene’s board of directors has no intention at the present time of doing so, it could issue a series of Stratagene preferred stock that could, depending on the terms of such series, discourage, delay or make more difficult attempts to take control of Stratagene through a merger, tender offer, proxy contest or otherwise.

Anti-Takeover Provisions

      Specified provisions of Stratagene’s certificate of incorporation and bylaws may make it less likely that its management would be changed, or someone would acquire voting control of Stratagene, without the consent of its board of directors. These provisions include:

•	that the board of directors may fill vacancies on the board of directors;

•	that all stockholder action must be effected at a duly called meeting, except with the unanimous written consent of the holders of all shares of Stratagene capital stock;

•	that Stratagene’s stockholders may call a special meeting only upon a request of stockholders owning not less than a majority in interest of Stratagene capital stock;

•	that the board of directors is authorized to designate the rights and privileges of Stratagene’s authorized and unissued preferred stock; and

•	that the approval of the holders of at least two-thirds of the voting power of the then outstanding shares of Stratagene common stock, excluding shares held by holders of ten percent or more of the Stratagene common stock, is required to amend the provision of Stratagene’s certificate of incorporation that allows for action of Stratagene’s stockholders by unanimous written consent.

      These provisions are intended to enhance the continuity and stability in the composition of Stratagene’s board of directors and management and in the policies formulated by them. These provisions are also designed to maximize the value of the outstanding Stratagene common stock in the event of an unsolicited attempt to takeover Stratagene in a manner or on terms that are not approved by the Stratagene board of directors and to discourage certain tactics that may be used in proxy fights. However, these provisions may delay, deter or prevent tender offers or takeover attempts that Stratagene’s stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow Stratagene stockholders to receive a premium over the market price of the Stratagene common stock.

Delaware Business Combination Statute

      Section 203 of the Delaware General Corporation Law, or DGCL, provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of fifteen percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of fifteen percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

      Section 203 may make it more difficult for a person who would be an interested stockholder to affect various business combinations with a corporation for a three-year period. Stratagene has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring Stratagene to negotiate in advance with Stratagene’s board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in Stratagene’s management. It is possible that such provisions could make it more difficult to accomplish transactions that Stratagene’s stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

      Continental Transfer and Trust Company will be the transfer agent and registrar for the Stratagene common stock.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

      If the merger is completed, all holders of Hycor common stock will become holders of Stratagene common stock. The rights of a holder of Hycor common stock are similar in some respects and different in other respects from the rights of a holder of Stratagene common stock. The rights of holders of Hycor common stock are currently governed by Delaware law and the restated certificate of incorporation and bylaws of Hycor. The rights of holders of Stratagene common stock are currently governed by Delaware law and the second amended and restated certificate of incorporation and amended and restated bylaws of Stratagene. The following is a summary of the material differences between the current rights of holders of Hycor common stock and the rights of holders of Stratagene common stock following the merger.

      This summary is not intended to be a complete discussion of the respective rights of Hycor and Stratagene stockholders and it is qualified in its entirety by reference to Delaware law, Hycor’s certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, and Stratagene’s certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Authorized Stock

      Hycor’s certificate of incorporation provides for authorized stock consisting of 20,000,000 shares of Hycor common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. Hycor’s certificate of incorporation authorizes the Hycor board of directors to issue shares of preferred stock in one or more series, the terms of which will be determined by the board, as well as Hycor common stock.

      Stratagene’s certificate of incorporation provides for authorized stock consisting of 50,000,000 shares of Hycor common stock, par value $0.0001 per share, and 4,000,000 shares of Stratagene preferred stock, par value $0.0001 per share. Stratagene’s certificate of incorporation authorizes the Stratagene board of directors to issue shares of preferred stock in one or more series, the terms of which will be determined by the board, as well as Stratagene common stock.

Dividends

      As Delaware corporations, Hycor and Stratagene may declare and pay dividends out of their surplus or, if they have no surplus, out of any net profits for the current or preceding fiscal year, provided that the payment will not reduce the capital of the corporation below the aggregate liquidation preference of the corporation’s stock having a preference upon the distribution of assets.

Election and Size of Board of Directors

      Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors.

      Hycor’s bylaws provide that the number of members of the board of directors shall be at least three and shall be fixed from time to time by the Hycor stockholders or by resolution of a majority of the board of directors. Hycor’s board of directors has fixed the number of directors at six and Hycor’s current board is composed of six directors.

      Stratagene’s bylaws provide that the number of directors that shall constitute the whole board of directors shall be determined from time to time by resolution adopted by the stockholders or by resolution of a majority of the board of directors. Stratagene’s board of directors currently consists of four directors, with one vacancy.

Removal of Directors

      Under Delaware law, directors may be removed from office by the affirmative vote of the majority of the outstanding stock and in the case of the corporation whose board is classified, stockholders may effect such removal only for cause.

      Hycor’s bylaws provide that any director or the entire board of directors may be removed from office with or without cause, by the affirmative vote of the holders of more than a majority of the combined voting power of the outstanding shares of stock entitled to vote in the election of directors. Hycor’s bylaws provide that one or more of Hycor’s directors may be removed for cause by a majority vote of the board. Hycor does not currently have a classified board.

      Stratagene’s bylaws provided that any director or the entire board of directors may be removed from office with or without cause by the affirmative vote of the holders of more than a majority of the voting power of the outstanding shares of stock entitled to vote in the election of directors. Stratagene does not currently have a classified board.

Vote on Extraordinary Corporate Transactions

      Delaware law generally provides, unless a corporation’s certificate of incorporation has different terms, that extraordinary transactions such as a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

      The Stratagene Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law.

      The Hycor Certificate of Incorporation contains a detailed provision requiring the affirmative vote of at least two-thirds of the outstanding shares of Hycor common stock for the approval of certain extraordinary transactions in which an “Interested Stockholder” is involved. Although summarized below, this provision is complicated and not easily summarized, and you are urged to carefully read Article Eighth of the Hycor Certificate of Incorporation.

      In addition to applying to mergers and sales of all assets, Article Eighth applies to sales of stock or assets valued at $1 million or more and to stock splits if an Interested Stockholder is involved. The requirement of a two-thirds vote does not apply if three quarters of the Hycor directors who are not affiliated with the Interested Stockholder approve a transaction and it satisfies detailed provisions about the price paid to Hycor stockholders, impact on Hycor dividends and other factors.

      This vote is required even when no other vote is required, or when a lesser percentage is specified by law or in any agreement with any national securities exchange or otherwise. Shares owned by an Interested Stockholder are not counted.

      Interested Stockholder means any person (except Hycor or any Subsidiary) who or which:

•	is the “beneficial owner,” directly or indirectly, of 10% or more of the outstanding Hycor common stock; or

•	is an affiliate of Hycor and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Hycor common stock; or

•	is an assignee of or has otherwise succeeded to any shares of Hycor common stock that were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

      The effect of Article Eighth is to make a transaction with an Interested Stockholder more difficult by requiring either a three-fourths vote of the directors, plus meeting complicated conditions, or a two-thirds vote of stockholders.

      Article Eighth does not require a two-thirds vote for the merger, because Dr. Sorge and Stratagene are not presently Interested Stockholders. Although both Dr. Sorge and Stratagene will become Interested

Stockholders because of the merger, any future extraordinary transaction by Hycor will not be affected by Article Eighth because Stratagene will, as 100% owner, be able to give the needed consent.

      Because Stratagene does not have a provision in its charter similar to Article Eighth, no two-thirds vote will be required by Delaware law for extraordinary transactions. However, transactions with any person who would be an interested shareholder of Stratagene will be subject to Delaware’s law providing for approval by disinterested directors or stockholders unless an “entire fairness” standard is met and to SEC rules concerning disclosure of such transactions. In deciding to approve the merger, Hycor’s directors considered the fact that limits such as those in Article Eighth would not apply in the future. After considering the provisions of Delaware law for disinterested approval and the provisions of federal securities law with respect to disclosure of such transactions they did not seek to include provisions similar to Article Eighth in the Stratagene charter.

Stockholder Action Without a Meeting

      Delaware law provides that unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power of the corporation. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required.

      Both Hycor’s and Stratagene’s certificate of incorporation provide that stockholder action may be taken at an annual or special meeting of the stockholders or by the unanimous written consent of the holders of all shares of capital stock having the right to vote with respect to such action.

Amendment of Certificate of Incorporation

      Under Delaware law, unless a higher vote is required by a corporation’s certificate of incorporation, an amendment to the certificate of incorporation must be approved by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote.

      Hycor’s certificate of incorporation requires the approval of the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by any interested stockholder, to amend the provisions of Hycor’s certificate of incorporation that provide for the special two-thirds voting requirements described above and for the provision that allows for stockholder action by unanimous written consent. For all other provisions of Hycor’s certificate of incorporation, amendments require the affirmative vote of the holders of a majority of the outstanding voting securities of Hycor.

      Stratagene’s certificate of incorporation requires the approval of the holders of at least two-thirds of the voting power of the then outstanding shares of Stratagene common stock, excluding shares held by holders of ten percent or more of the Stratagene common stock, to amend the provision of Stratagene’s certificate of incorporation that allows for stockholder action by unanimous written consent. For all other provisions of Stratagene’s certificate of incorporation, amendments require the affirmative vote of the holders of a majority of the outstanding voting securities of Stratagene.

Amendment of Bylaws

      Delaware law provides that a corporation’s bylaws may be amended by that corporation’s stockholders, or, if so provided in its certificate of incorporation, the corporation’s directors.

      Both Hycor’s board and Stratagene’s board generally have the ability to adopt, amend or repeal their bylaws.

Section 203 of the DGCL

      Section 203 of the DGCL provides restrictions on transactions with interested stockholders, as such term is defined under Delaware law. See “Description of Stratagene Capital Stock — Delaware Business

Combination Statute.” While a corporation is entitled to opt out of Section 203, neither Hycor nor Stratagene have opted out of Section 203 and are therefore both subject to the provisions of Section 203.

Limitation of Personal Liability of Directors and Indemnification

      Delaware law provides that a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law permits a corporation to indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

      Delaware law does not permit indemnification if the person is held liable to the corporation except to the extent that an appropriate court concludes, upon application by the person, that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper. No provision can eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission before the adoption of a provision eliminating or limiting the liability of a director for breach of fiduciary duty in the certificate of incorporation.

      Hycor’s certificate of incorporation and bylaws limit or eliminate the liability of directors to the fullest extent permitted by Delaware law and require indemnification to the maximum extent permitted by Delaware law. Stratagene’s certificate of incorporation and bylaws limit or eliminate the liability of directors to the fullest extent permitted by Delaware law and require indemnification to the maximum extent permitted by Delaware law, provided that Stratagene is only required to provide a single counsel for its indemnified officers and directors as a group unless otherwise required by law or by written agreement.

Appraisal Rights

      Under Delaware law, appraisal rights are available to a stockholder of a corporation in connection with specified mergers or consolidations involving that corporation. Appraisal rights are not available under Delaware law if the corporation’s stock is either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers; or

•	held of record by more than 2,000 stockholders;

unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares, or a combination of both. In each case, the shares must be of the surviving corporation or of another corporation that are publicly listed or held by more than 2,000 stockholders.

      Additionally, no appraisal rights are available for the stockholders of the surviving corporation if no vote of the surviving corporation is required to approve the merger.

      Appraisal rights are not available to Hycor or Stratagene stockholders in connection with the proposed merger.

Preemptive Rights

      Under Delaware law, absent express provision in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

      Neither Hycor’s nor Stratagene’s certificate of incorporation provides for its stockholders to have any preemptive rights with respect to any shares of its capital stock.

LEGAL MATTERS

      The validity of the shares of Stratagene common stock offered by this proxy statement/prospectus will be passed upon for Stratagene by Latham & Watkins LLP, San Diego, California. Paul, Hastings, Janofsky & Walker LLP and Latham & Watkins LLP will also each deliver an opinion concerning certain federal income tax consequences of the merger.

EXPERTS

      The combined financial statements of Stratagene Corporation (formerly “Stratagene Holding Corporation”) and subsidiaries and BioCrest Holdings and subsidiaries (entities under common control and management) (collectively, “the Company”) as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this proxy statement/prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (the report on the Company’s combined financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement described in Note 13), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Hycor Biomedical Inc. and subsidiaries (“Hycor”) as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this proxy statement/ prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (the report on Hycor’s consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting method discussed in Note 9), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This proxy statement/ prospectus constitutes a part of a registration statement on Form S-4 filed by Stratagene with the Securities and Exchange Commission to register its common stock to be issued pursuant to the merger. As allowed by the Securities and Exchange Commission rules, this proxy statement/ prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and any amendments to it in the manner described below. Summaries contained in this proxy statement/ prospectus of the contents of any agreement or other document referred to in the proxy statement/ prospectus are not necessarily complete and Stratagene and Hycor refer you to the complete copy of that agreement or other document for the precise legal terms and other information that may be important to you.

      In addition, Hycor files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by Hycor at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Hycor, who file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

      The Securities and Exchange Commission allows Hycor to “incorporate by reference” information into this proxy statement/prospectus, which means that Hycor can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the document set forth below that Hycor has previously filed with the Securities and Exchange Commission. This document contains important information about Hycor and its financial condition.

Securities and Exchange Commission Filings

for Hycor Biomedical Inc.
(Commission File No. 0-11647)

•	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003

      You can obtain any of the documents incorporated by reference in this document from Hycor or from the Securities and Exchange Commission through the Securities and Exchange Commission’s web site at the address provided above. Documents incorporated by reference are available from Hycor without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing to Hycor or by telephone at the following addresses or telephone numbers:

Hycor Biomedical Inc.
7272 Chapman Avenue
Garden Grove, California 92841
(714) 933-3000
Attention: Reginald Jones

      If you would like to request documents from Hycor, please do so by May 26, 2004.

      This document is a prospectus of Stratagene and is a proxy statement of Hycor for the Hycor special meeting. Stratagene has supplied all information contained in, or considered a part of, this proxy statement/ prospectus relating to Stratagene, and Hycor has supplied all information contained in, or considered a part of, this proxy statement/ prospectus relating to Hycor.

      Stratagene and Hycor have not authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that have been incorporated by reference into this proxy statement/ prospectus. Therefore, you should not rely on any other information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

STRATAGENE CORPORATION AND SUBSIDIARIES AND

BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

Page

Independent Auditors’ Report for the years ended December 31, 2003, 2002 and 2001	F-1-1
Combined Balance Sheets as of December 31, 2003 and 2002 (as restated)	F-1-2
Combined Statements of Operations for the years ended December 31, 2003, 2002 (as restated) and 2001 (as restated)	F-1-3
Combined Statements of Stockholders’ Deficit for the years ended December 31, 2003, 2002 (as restated) and 2001 (as restated)	F-1-4
Combined Statements of Cash Flows for the years ended December 31, 2003, 2002 (as restated) and 2001 (as restated)	F-1-6
Notes to Combined Financial Statements for the years ended December 31, 2003, 2002 and 2001	F-1-8

F-1-i

INDEPENDENT AUDITORS’ REPORT

To the Boards of Directors and Stockholders of

Stratagene Corporation and BioCrest Holdings, LLC:

      We have audited the accompanying combined balance sheets of Stratagene Corporation (formerly, “Stratagene Holding Corporation”) and subsidiaries and BioCrest Holdings, LLC and subsidiaries (entities under common control and management) (collectively, the “Company”) as of December 31, 2003 and 2002 and the related combined statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2003. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Stratagene Corporation (formerly, “Stratagene Holding Corporation”) and subsidiaries and BioCrest Holdings, LLC and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 13, the accompanying 2002 and 2001 financial statements have been restated.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

April 14, 2004

F-1-1

STRATAGENE CORPORATION AND SUBSIDIARIES AND

BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

COMBINED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

		(As restated,
		Note 13)
ASSETS
Current assets:
Cash and cash equivalents	$2,003,762	$1,207,892
Cash — restricted related to bond indenture	658,587	677,704
Foreign currency exchange contracts	205,110	233,406
Accounts receivable, less allowance for doubtful accounts of $990,849 in 2003 and $517,581 in 2002	8,390,326	6,415,575
Inventories	7,729,655	6,634,395
Deferred income tax assets	1,711,947	1,947,550
Due from related party, current	265,639	294,111
Prepaid expenses and other current assets	2,702,233	1,527,920

Total current assets	23,667,259	18,938,553
Property and equipment, net	10,320,992	11,186,227
Other assets	696,858	400,794
Due from related party	451,630	386,867
Intangible assets, net of accumulated amortization of $2,667,010 in 2003 and $2,307,591 in 2002	2,984,009	2,572,507
Investment in joint venture	467,109	713,227

Total assets	$38,587,857	$34,198,175

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,003,788	$3,843,927
Accrued compensation	1,302,102	1,471,710
Accrued royalties	2,310,744	1,226,114
Accrued expenses and other liabilities	1,122,480	642,859
Current portion of long-term debt	920,062	1,717,682
Deferred compensation	268,200	1,062,980
Deferred revenue	1,491,976	1,630,555
Income taxes payable	1,165,663	606,963
Warranty liability	596,788	564,000

Total current liabilities	14,181,803	12,766,790
Long-term debt, less current portion (certain amounts refinanced in January 2004, Note 3)	29,461,617	28,751,127
Deferred compensation	—	268,200
Deferred income tax liabilities	891,179	660,513

Total liabilities	44,534,599	42,446,630

Commitments and contingencies (Note 8)
Stockholders’ (and Members’) Deficit (Note 5):
Stratagene preferred stock, $.0001 par value; 4,000,000 shares authorized; no shares issued and outstanding at December 31, 2003 and 2002, respectively	—	—
Stratagene common stock, $.0001 par value; 50,000,000 shares authorized; 15,632,668 shares issued and outstanding at December 31, 2003 and 2002, respectively	1,563	1,563
Additional paid-in capital	1,821,202	1,748,609
Accumulated deficit	(3,447,340)	(6,154,771)
Notes receivable from stockholders	(3,356,309)	(3,176,795)
Accumulated other comprehensive loss	(940,514)	(641,717)

	(5,921,398)	(8,223,111)
Treasury stock, at cost; 7,040 in 2003 and 2002, respectively	(25,344)	(25,344)

Total stockholders’ deficit	(5,946,742)	(8,248,455)

Total liabilities and stockholders’ deficit	$38,587,857	$34,198,175

See accompanying notes to combined financial statements.

F-1-2

STRATAGENE CORPORATION AND SUBSIDIARIES AND

BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

		(As restated,	(As restated,
		Note 13)	Note 13)
Product sales	$69,702,650	$64,511,818	$59,954,508

Costs and expenses:
Cost of products sold	23,145,014	22,597,784	21,620,438
Research and development	10,454,583	10,710,153	9,908,995
Selling and marketing	15,144,353	16,768,132	14,970,527
General and administrative	10,997,516	10,445,865	11,323,622
Impairment of long-lived assets	131,250	56,629	206,342

Total costs and expenses	59,872,716	60,578,563	58,029,924

Income from operations	9,829,934	3,933,255	1,924,584

Other income and expenses:
Gain (loss) on foreign currency transactions	(1,151,145)	(301,677)	426,186
Equity in income (loss) of joint venture	(246,118)	69,710	444,890
Other income (expense), net	(9,874)	35,768	2,051
Interest expense	(3,526,235)	(2,602,708)	(2,717,108)
Interest income	240,820	220,891	264,192

Total other expenses	(4,692,552)	(2,578,016)	(1,579,789)

Income before income taxes	5,137,382	1,355,239	344,795
Income tax benefit (expense)	(1,885,244)	(850,640)	386,264

Net income	$3,252,138	$504,599	$731,059

See accompanying notes to combined financial statements.

F-1-3

STRATAGENE CORPORATION AND SUBSIDIARIES

AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

COMBINED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2003, 2002 and 2001

	Common Stock		Additional
			Paid-in
	Shares	Amount	Capital

Balance as of January 1, 2001 (as restated, Note 13)	15,593,708	$1,559	$1,454,838
Common stock issued upon exercise of stock options	64,750	7	191,492
Cancelled shares	(18,750)	(2)	(67,498)
Compensation expense from remeasurement of stock options, net of tax	—	—	202,798
Share value adjustment on stockholder notes	—	—	(30,976)
Notes receivable from stockholders of Stratagene	—	—	—
Payments on notes receivable under stock option plans	—	—	—
Distributions paid to BCH members	—	—	—
Capital contributions from BCH members	—	—	425
Net income	—	—	—
Foreign currency translation	—	—	—
Comprehensive income	—	—	—

Balance as of December 31, 2001 (as restated, Note 13)	15,639,708	$1,564	$1,751,079
Repurchase of common stock	(7,040)	(1)	1
Compensation expense from remeasurement of stock options	—	—	24,097
Adjustment to fair value for common shares subject to variable accounting	—	—	(26,568)
Notes receivable from stockholders of Stratagene	—	—	—
Distributions paid to BCH members	—	—	—
Net income	—	—	—
Foreign currency translation	—	—	—
Comprehensive income	—	—	—

Balance as of December 31, 2002 (as restated, Note 13)	15,632,668	$1,563	$1,748,609
Compensation expense from remeasurement of stock options	—	—	72,593
Notes receivable from stockholders of Stratagene	—	—	—
Distributions paid to BCH members	—	—	—
Net income	—	—	—
Foreign currency translation	—	—	—
Comprehensive income	—	—	—

Balance as of December 31, 2003	15,632,668	$1,563	$1,821,202

(Continued)

F-1-4

STRATAGENE CORPORATION AND SUBSIDIARIES

AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

COMBINED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2003, 2002 and 2001

		Note	Accumulated	Treasury Stock
		Receivable	Other	Class A		Total
	Accumulated	from	Comprehensive			Stockholders’	Comprehensive
	Deficit	Stockholders	Income (loss)	Shares	Amount	Deficit	Income

Balance as of January 1, 2001 (as restated, Note 13)	$(6,180,520)	$(2,760,403)	$(152,408)	—	$—	$(7,636,934)	$—
Common stock issued upon exercise of stock options	—	—	—			191,499	—
Cancelled shares	—	—	—	—	—	(67,500)	—
Compensation expense from remeasurement of stock options, net of tax	—	—	—	—	—	202,798	—
Share value adjustment on stockholder notes	—	—	—	—	—	(30,976)	—
Notes receivable from stockholders of Stratagene	—	(309,491)	—	—	—	(309,491)	—
Payments on notes receivable under stock option plans	—	31,430	—	—	—	31,430	—
Distributions paid to BCH members	(400,000)	—	—	—	—	(400,000)	—
Capital contributions from BCH members	—	—	—	—	—	425	—
Net income	731,059	—	—	—	—	731,059	731,059
Foreign currency translation	—	—	(18,477)	—	—	(18,477)	(18,477)

Comprehensive income	—	—	—	—	—	—	$712,582

Balance as of December 31, 2001 (as restated, Note 13)	$(5,849,461)	$(3,038,464)	$(170,885)	—	$—	$(7,306,167)
Repurchase of common stock	—	—	—	7,040	(25,344)	(25,344)	—
Compensation expense from remeasurement of stock				—	—
options	—	—	—	—	—	24,097	—
Adjustment to fair value for common shares subject to variable accounting	—	—	—	—	—	(26,568)	—
Notes receivable from stockholders of Stratagene	—	(138,331)	—	—	—	(138,331)	—
Distributions paid to BCH members	(809,909)	—	—	—	—	(809,909)	—
Net income	504,599	—	—	—	—	504,599	504,599
Foreign currency translation	—	—	(470,832)	—	—	(470,832)	(470,832)

Comprehensive income	—	—	—	—	—	—	$33,767

Balance as of December 31, 2002 (as restated, Note 13)	$(6,154,771)	$(3,176,795)	$(641,717)	7,040	$(25,344)	$(8,248,455)
Compensation expense from remeasurement of stock options	—	—	—	—	—	72,593	—
Notes receivable from stockholders of Stratagene	—	(179,514)	—	—	—	(179,514)	—
Distributions paid to BCH members	(544,707)	—	—	—	—	(544,707)	—
Net income	3,252,138	—	—	—	—	3,252,138	3,252,138
Foreign currency translation	—	—	(298,797)	—	—	(298,797)	(298,797)

Comprehensive income	—	—	—	—	—	—	$2,953,341

Balance as of December 31, 2003	$(3,447,340)	$(3,356,309)	$(940,514)	7,040	$(25,344)	$(5,946,742)

(Concluded)

See accompanying notes to combined financial statements.

F-1-5

STRATAGENE CORPORATION AND SUBSIDIARIES

AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

		(As restated,	(As restated,
		Note 13)	Note 13)
Cash flows from operating activities:
Net income	$3,252,138	$504,599	$731,059
Equity in (income) loss of joint venture	246,118	(69,710)	(444,890)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,715,611	2,613,758	2,446,073
Impairment of long-lived assets	131,250	56,629	206,342
Stock compensation	72,593	(2,471)	171,822
Loss on disposal of assets	19,037	37,909	33,647
Interest accrued on notes receivable from stockholders	(179,514)	(138,331)	(184,186)
Accretion of interest on notes payable and long-term debt	3,236,143	2,220,711	2,020,237
Deferred income taxes	548,473	94,347	(91,426)
Other	—	—	44,689
Changes in assets and liabilities:
Foreign currency exchange contracts	28,299	147,779	(250,515)
Accounts receivable, net	(1,601,947)	776,360	(626,181)
Inventories	(959,656)	616,107	(620,547)
Prepaid expenses and other current assets	(1,275,047)	(280,249)	43,680
Due from related party	(108,418)	(680,978)	(112,619)
Income taxes receivable	(93,804)	90,659	(50,457)
Other assets	(18,009)	(45,736)	17,387
Accounts payable	939,904	332,400	872,219
Accrued royalties	1,084,630	(20,887)	484,808
Accrued expenses and other liabilities	320,859	(621,643)	511,904
Deferred compensation to employees	(1,062,980)	220,597	(93,069)
Deferred revenue and warranty liability	(160,232)	1,244,838	766,372
Income taxes payable	554,429	(157,248)	(316,672)

Net cash provided by operating activities	7,689,877	6,939,440	5,559,677

Cash flows from investing activities:
Purchases of property and equipment	(1,319,768)	(1,802,364)	(1,204,015)
Additions to intangible assets	(1,047,814)	(992,094)	(715,070)
Changes in restricted cash	19,117	(5,498)	1,137
Cash distributions from joint venture	—	294,000	294,000

Net cash used in investing activities	(2,348,465)	(2,505,956)	(1,623,948)

(Continued)

F-1-6

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

		(As restated,	(As restated,
		Note 13)	Note 13)
Cash flows from financing activities:
Repayment of note payable to related party	—	—	$(425,000)
Principal payments on long-term debt	$(3,201,616)	$(2,321,428)	(2,142,858)
Issuance of long-term debt	748,342	$28,237	—
Borrowings under line of credit	900,000	1,000,000	—
Payments on line of credit	(900,000)	(1,000,000)	—
Sinking fund payments	(870,000)	(870,000)	(870,000)
Proceeds from issuance of common stock to director/officer	—	—	124,001
Payments received on notes receivable under stock option plans	—	—	31,430
Proceeds from capital contributions from BCH members	—	—	425
Distribution payments to BCH members	(544,707)	(809,909)	(400,000)
Equity issuance costs	3,501	—	—
Repurchase of common stock	—	(25,344)	—

Net cash used in financing activities	(3,864,480)	(3,998,444)	(3,682,002)
Effects of foreign currency exchange rates on cash	(681,062)	(844,160)	(68,457)

Net increase (decrease) in cash	795,870	(409,120)	185,270
Cash at beginning of year	1,207,892	1,617,012	1,431,742

Cash at end of year	$2,003,762	$1,207,892	$1,617,012

Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
Interest	$2,106,371	$227,417	$574,417
Income taxes	$876,446	$1,024,607	$(15,033)
Supplemental disclosure of non-cash investing and financing activities:
Settlement of note receivable through repurchase of common stock	$—	$25,590	$—

(Concluded)

See accompanying notes to combined financial statements.

F-1-7

STRATAGENE CORPORATION AND SUBSIDIARIES

AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

1.	The Company and Its Business

      Description of Business — Stratagene Corporation and subsidiaries (“Stratagene”) is involved in developing, producing, marketing, and distributing biological and instrumentation products, using new and innovative genetic research technologies, predominantly in the genetic technologies and nucleic acid marketplace.

      Stratagene Corporation was incorporated in Delaware in November 1995 under the name Stratagene Holding Corporation and was formed by Joseph A. Sorge, M.D (“Dr. Sorge”) for the purpose of acquiring all of the outstanding stock of Stratagene, a California corporation (“Stratagene California”), not held by Dr. Sorge. Effective December 31, 1995, Stratagene acquired all of the outstanding common and preferred stock of Stratagene California not held by Dr. Sorge. Since this transaction did not involve a change in control of voting interests, it was accounted for as a leveraged recapitalization and recorded on a historical cost basis in a manner similar to a pooling-of-interests as contemplated by Emerging Issues Task Force (“EITF”) No. 88-16. In July 2000, Stratagene formed SHC Subsidiary Corporation, which in turn formed Stratagene Canada. Stratagene Canada’s primary business was providing bioinformatics software design and development services. In 2001, Stratagene dissolved and liquidated three European subsidiaries located in England, Switzerland, and Germany. In 2002, Stratagene dissolved and liquidated its Foreign Sales Corporation, SHC Subsidiary Corporation, and Stratagene Canada. In 2003, Stratagene Holding Corporation changed its name to Stratagene Corporation and amended its Articles of Incorporation to reflect such name change. Also in 2003, Stratagene formed two subsidiaries, Stratagene Japan K.K. in order to establish direct sales and distribution channels in Asia, and SHC Acquisition Sub for the purpose of merging with Hycor BioMedical Inc. (“Hycor”) (See Note 12).

      BioCrest Holdings, LLC and subsidiaries (“BCH”) is currently involved in inventing products using new and innovative genetic research technologies, primarily in the genomics and bioinformatics markets.

      BioCrest Holdings, LLC was established as a limited liability company in Delaware in July 1997. In February 2001, BCH formed Iobion, LLC and subsequently renamed it Iobion Informatics, LLC (“Iobion”). Iobion’s primary business is designing, developing, marketing and selling bioinformatics software. BCH owns approximately 78% of Iobion. The remaining 22% interest in Iobion is represented by membership units held by two individuals. Gains, losses and cash flows are allocated in accordance with the LLC agreement, generally first to make up any deficit in a member’s capital account, next to provide for a priority return to BCH, and then in accordance with respective ownership percentages. Iobion has incurred annual losses of approximately $671,000, $1,941,000 and $818,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and as of December 31, 2003 and 2002, Iobion had accumulated deficits of approximately $696,000 and $631,000, respectively. None of the losses have been allocated to the minority holders of the 22% interest, who did not fund initial capital contributions and have no requirement to make future capital contributions to Iobion. Accordingly, BCH has absorbed all losses incurred since inception. Iobion’s subsidiaries include Iobion Informatics (Canada), Ltd. and Iobion LP.

      Basis of Presentation — The financial information of Stratagene Corporation and subsidiaries and BioCrest Holdings, LLC and subsidiaries (collectively, the “Company”) has been presented on a combined basis, due to common control and management. Approximately 90% of Stratagene and 73% of BCH are controlled, directly or indirectly, by Dr. Sorge, who is the chief operating decision maker for both entities. Substantially all of the remaining interests are represented by stakeholders common to both Stratagene and BCH. In addition to such common ownership and management, the operations of BCH are complementary to Stratagene’s operations, and certain of the entities included within the combined, consolidated financial statements perform services for, or on behalf of, other entities, within the combined group.

F-1-8

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

2.	Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements of Stratagene Corporation include the accounts of Stratagene Corporation and all of its wholly owned subsidiaries. The consolidated financial statements of BCH include the accounts of BioCrest Holdings, LLC and all of its wholly owned subsidiaries, as well as Iobion and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated as appropriate in the consolidation and combination of Stratagene and BCH.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.

      Intangibles — Intangible assets, net includes costs incurred in connection with patent applications, consisting principally of legal fees. Amortization is calculated using the straight-line method over the estimated useful lives of the patents, generally seven years. Amortization expense totaled $359,419, $403,824, and $380,761 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Restricted Cash — Restricted cash held by the bank totaled $658,587 and $677,704 at December 31, 2003 and 2002, respectively. Total interest earned on restricted cash was $3,398, $5,397 and $27,728 for the years ended December 31, 2003, 2002 and 2001, respectively. Restricted cash deposits relate to the sinking fund payments required under the reimbursement agreement relating to the Bastrop County bonds. The Company makes monthly deposits into the sinking fund account. Each April, the sinking fund deposits are then used to make the required annual payment. Annual sinking fund deposits of $870,000 are required through April 2004, reducing to $735,000 through April 2005, then $240,000 annually through April 2021 and $175,000 through April 2022.

      Inventories — Inventories consist primarily of biological products and instruments and are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. Stratagene regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory on specifically identified items based primarily on an estimated forecast of product demand and production requirements. Stratagene’s losses from disposal of excess and obsolete inventories have historically been within expectations and the provisions established.

      Inventories include the following at December 31,

	2003	2002

Raw materials and supplies	$4,314,445	$4,012,292
Work-in-process	1,612,335	989,401
Finished goods	1,802,875	1,632,702

Total	$7,729,655	$6,634,395

      Research and Development Costs — Research and development costs are expensed in the period incurred.

      Property and Equipment — Property and equipment are stated at cost. Depreciation of furniture and equipment, autos and trucks is calculated using the straight-line method based upon an estimated useful life of three to five years. The building is depreciated over 25 years using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the lease or estimated useful life of the asset, generally five years.

F-1-9

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      Property and equipment are summarized as follows:

	2003	2002

Land	$607,890	$607,890
Building	8,701,349	8,648,357
Furniture and equipment	11,219,018	10,003,109
Leasehold improvements	267,796	267,796
Vehicles	245,301	117,052

	21,041,354	19,644,204
Less accumulated depreciation	(10,720,362)	(8,457,977)

Total	$10,320,992	$11,186,227

      Notes Receivable from Stockholders — At December 31, 2003 and 2002, Stratagene had unsecured notes receivable totaling $3,356,309 and $3,176,795, respectively, from stockholders of Stratagene, primarily for the exercise of Stratagene options for common stock and to replace certain other previously outstanding notes. These notes bear interest at rates ranging from prime (4.00% at December 31, 2003) to 5.91%. Interest and principal are due from January 1, 2002 through April 10, 2011. The notes due January 1, 2002 remain unpaid, and as of December 31, 2003, principal and accrued interest totaled $3,211,535. See Note 12 for further information regarding these stockholder notes receivable.

      Revenue Recognition — Revenue from biological products and basic instrumentation products is recognized under the provisions of SAB No. 104, which is generally when products are shipped, title has transferred and risk of loss has passed. In accordance with Statement of Position No. 97-2, Software Revenue Recognition, as amended by Statement of Position No. 98-9, for instrumentation products where software is a key component, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. Generally, these criteria are met at the time product is shipped and title has transferred. When contractual acceptance clauses exist, revenue is recognized upon satisfaction of such clauses. Contract research service revenues are earned and recognized in accordance with contract provisions. Government grant revenues related to research activities are recognized when earned, generally as related research activities occur. Amounts received in advance of performance or acceptance are recorded as deferred revenue.

      The following table summarizes the types of deferred revenue and the timing of when that revenue is recognized:

Type of deferred revenue	When recognized

Extended warranty or maintenance agreements	Recognized over the term of the contract, generally 12 months. In most cases, these contracts were sold at the time of product purchase and the recognition of revenue begins after the warranty period, which is generally one year.
Installation revenue	Recognized when system installation is completed. This generally occurs one to two months after product shipment.
License agreements	Recognized over the term of the agreement, generally 12 months.

F-1-10

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

The following table provides the percentage of the ending balance in deferred revenue that each type of deferred revenue represents as of December 31 for each year presented:

Type of deferred revenue	2003	2002

Extended warranty or maintenance agreement	80%	57%
Installation revenue	1%	1%
License agreements	19%	42%

Total deferred revenue	100%	100%

      Warranty — The Company warrants certain equipment against defects in workmanship or materials for a period of one year from the date of purchase. Upon shipment of equipment sold that includes a warranty, the Company establishes, as part of cost of goods sold, a provision for the expected costs of such warranty.

      Accrued warranty activity for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002

Balance at beginning of year	$564,000	$367,977
Charged to costs and expenses	534,197	522,585
Reductions of accrued warranty	(501,409)	(356,562)

Balance at end of year	$596,788	$564,000

      Income Taxes — Stratagene and its subsidiaries record income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

      BCH consists substantially of limited liability companies that are treated as partnerships for income tax purposes; therefore, any related income tax liabilities are the responsibility of the members. As a result, the operations of BCH do not reflect a provision for income taxes.

      Foreign Currency Translation/Transaction — The accounts of foreign subsidiaries and affiliates of the Company are measured using the local currency as the functional currency. For these operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net translation gains or losses are excluded from net income and reflected in accumulated other comprehensive income (loss) in the accompanying combined balance sheets. Realized gains or losses from foreign currency transactions are included in operations as incurred.

      Derivative Financial Instruments — As part of distributing its products, the Company regularly enters into intercompany transactions with its foreign subsidiaries. The Company’s currency exposures vary, but are primarily concentrated in the Euro, British Pound and Swiss Franc. Accordingly, the Company periodically enters into foreign currency exchange futures contracts to mitigate foreign currency risk on its European revenues. The Company manages its exposure over a maximum of twelve months. At December 31, 2003 and 2002, the Company had outstanding foreign currency exchange contracts, maturing through March 2004 and 2003, respectively, with contract amounts of $14,064,850 and $11,513,062, respectively.

F-1-11

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, (“SFAS No. 133”). The Company enters into derivative instruments to reduce foreign currency risk; however, such derivative instruments do not qualify for hedge accounting under the provisions of SFAS No. 133. Accordingly, both unrealized and realized gains or losses resulting from changes in fair value are recognized as incurred in gain (loss) on foreign currency transactions in the current period statement of operations. The Company does not enter into derivative instruments for trading or speculative purposes.

      Fair Value of Financial Instruments — The carrying amounts of cash, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, and line of credit are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the long-term debt is a reasonable estimate of fair value, as the loans have terms based on market rates.

      Impairment of Long-Lived Assets — The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      Stock Options — The Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, as amended, and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation.

      Pro forma information regarding net loss is required by SFAS No. 123, Accounting for Stock-based Compensation (“SFAS No. 123”), and has been determined as if the Company had accounted for its employee stock options under the minimum value method of SFAS No. 123. The estimated weighted average fair value at grant date for the options granted during 2003, 2002 and 2001 was de minimis. The minimum value for these options was estimated at the dates of grant using the Black-Scholes option valuation model with the following weighted-average assumptions for 2003, 2002 and 2001:

	2003	2002	2001

Risk free interest rates	3.4%	3.0%	3.5%
Dividend yield	0%	0%	0%
Effective volatility	0%	0%	0%
Weighted average expected life	6 years	6 years	6 years

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. In the Company’s case, the expected stock price volatility was effectively zero based on the minimum value method because the Company’s stock has not been publicly traded. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input

F-1-12

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information is as follows:

	2003	2002	2001

Net income as reported	$3,252,138	$504,599	$731,059
Stock-based employee compensation expense (benefit) included in reported net income	47,346	(26,568)	148,500
Total stock-based compensation expense determined under minimum value based method for all awards, net of related tax effects	(4,917)	(14,915)	(105,214)

Pro forma net income	$3,294,567	$463,116	$774,345

      Charges for options granted to non-employees have been determined in accordance with SFAS No. 123 and EITF No. 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically re-measured as the underlying options vest and are included in additional paid-in capital in the financial statements.

      Segment Reporting — The Company currently operates in a single operating segment. The Company generates revenue from various sources that result primarily from its underlying biotechnology products. In addition, financial results are prepared and reviewed by management as a single operating segment.

      Recent Accounting Pronouncements — In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 142, Goodwill and Other Intangible Assets, (“SFAS No. 142”). SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001 are to be reassessed and the remaining amortization periods adjusted accordingly. The adoption of SFAS No. 142, effective January 1, 2002, did not have a material effect on the Company’s results of operations or financial position.

      In November 2002, the FASB issues FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, (“FIN 45”). FIN 45 requires that a liability be recorded for the fair value of the obligation in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires certain disclosures about each of the entity’s guarantees. The Company applies the recognition and disclosure provision of FIN 45 prospectively to any guarantees issued after December 31, 2002.

      In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, (“SFAS No. 148”). SFAS No. 148 provides alternative methods of transition for those entities that elect to voluntarily adopt the fair value accounting provisions of SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”). SFAS No. 148 also requires more prominent disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation as well as pro forma disclosure of the effect in interim financial statements. The transition and annual disclosure provisions of SFAS No. 148 are effective for the year ended December 31, 2002, and accordingly, the accompanying notes to financial statements reflect such disclosures. The Company has not elected to adopt

F-1-13

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

the fair value accounting provisions of SFAS No. 123, and therefore, the adoption of SFAS No. 148 did not have a material effect on the Company’s results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which was revised in December 2003. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The revised interpretation, known as “FIN 46R,” requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 31, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has reviewed the provisions of FIN 46R and believes that the adoption of FIN 46R will not have a material impact on its consolidated financial statements since the Company’s investment in an unconsolidated entity does not currently qualify as a variable interest entity.

      In May 2003, the FASB issued Statement No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities, (“SFAS No. 149”). This statement amends and clarifies the financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of SFAS No. 149 did not have a material effect on the Company’s results of operations or financial position.

      In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, (“SFAS No. 150”). This statement established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003, with certain exceptions. The adoption of SFAS No. 150 did not have a material effect on the Company’s results of operations or financial position.

      In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104 clarifies existing guidance regarding revenues for contracts which contain multiple deliverables to make it consistent with EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The adoption of SAB 104 did not have a material impact on the Company’s revenue recognition policies, nor its financial position or results of operations.

F-1-14

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

3.	Long-Term Debt and Line of Credit

      Long-term debt and line of credit consisted of the following at December 31,

	2003	2002

10% unsecured convertible subordinated notes. On January 3, 2003, one note holder was paid in full in the amount of $838,936. Convertible, at the option of the holder, at any time prior to maturity into 4,800,000 shares of Stratagene common stock upon or after the occurrence of a conversion event as defined in the Securities Purchase Agreement. Subsequent to December 31, 2003, the notes were refinanced as described below.	$23,985,101	$23,950,572
Debt from bond indenture agreement with Bastrop County, Texas totaling $9,100,000, at an average interest rate of 1.68% (1.65% at December 31, 2003). Sinking fund payments of $870,000 per year are required through April 2004, $735,000 through April 2005, reduced to $240,000 per year through April 2021, and then $175,000 through April 2022 when the bonds mature. Proceeds are restricted to the purchase of land, building and equipment in Bastrop County, Texas. Collateralized by land, building and equipment.	5,620,000	6,490,000
Phenogenex promissory note totaling $637,500 and bearing interest at 7.5%. Thirty-five monthly payments of $5,179 beginning July 2003, with a final payment of $596,938 due June 2006; Secured by certain real property located in Jackson, Wyoming, which is the location of the Phenogenex operations.	630,074	—
Vehicle financing totaling $156,486, interest ranging from 0% to 4.5%. For one vehicle, principal payments of $784 for 36 months beginning March 2003, with final payment due in February 2006. For second vehicle, principal payments of $2,137 for 59 payments beginning December 2003, with final principal payment of $2,145 due November 2008.	146,504	28,237

	30,381,679	30,468,809
Current portion of long-term debt	920,062	1,717,682

Long-term debt, less current portion	$29,461,617	$28,751,127

New Senior Credit Facility

      On January 21, 2004, the Company entered into a senior credit agreement with Merrill Lynch Business Financial Services Inc. (“MLBFS”). The senior credit facility consists of (1) a $4.0 million one-year revolving borrowing base facility, (2) a $9.0 million three-year reducing revolving facility, (3) a $6.0 million 27-month term loan and (4) a one-year letter of credit facility to support the bond indenture agreement with Bastrop County, Texas. On January 23, 2004, Stratagene borrowed approximately $14.2 million of the aggregate availability under the reducing revolving facility and the term loan, of which $14.0 million was used to pay down the principal amount of the convertible subordinated notes and the remaining amount was used to pay various MLBFS and other third-party fees.

      The obligations under the senior credit facility have been guaranteed by each of Stratagene and BCH and are secured by substantially all of the assets of Stratagene and BCH. In addition, Dr. Sorge has personally

F-1-15

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

guaranteed the obligations under the senior credit facility. Subject to certain conditions, Dr. Sorge’s personal guarantee will terminate upon the closing of the merger with Hycor (see Note 12).

      Borrowings under the senior credit facility bear interest (1) in the case of the one-year revolving facility, at a variable rate equal to the one-month LIBOR rate plus 2.40% (2) in the case of the three-year reducing revolving facility, at a variable rate equal to the one-month LIBOR rate plus 2.55% and (3) in the case of the term loan, at a variable rate equal to the prime rate plus 1.00%.

      The senior credit facilities contain restrictive covenants requiring the Company to maintain certain financial ratios, including minimum debt service coverage ratios, fixed charge coverage ratios and tangible net worth. The Company’s first covenant compliance certificate is not due until 60 days after the quarter ended March 31, 2004, but the Company anticipates that it will be in compliance with all covenants.

Amendment of Convertible Subordinated Notes

      Concurrently with the closing of the senior credit facility and the pay down of a portion of the convertible subordinated notes, Stratagene and the holders of the convertible subordinated notes amended and restated the securities purchase agreement governing the convertible subordinated notes. Under the amended and restated securities purchase agreement:

•	the remaining subordinated notes of approximately $10.0 million are due and payable on July 23, 2007;

•	$9.0 million in principal amount of the subordinated notes will convert into 1,753,604 shares of common stock upon the closing of the merger with Hycor (see Note 12) and the remaining approximately $1.0 million of subordinated notes have no conversion rights; and

•	the subordinated notes are now secured by a second priority lien on substantially all of the assets of Stratagene and BCH.

      In March 2004, $0.5 million of additional principal payments were made on the non-convertible subordinated notes.

      The subordinated notes, as amended, accrue interest at a rate of 15.0% per annum, except that the interest rate on the subordinated notes will increase 25 basis points to the extent that the subordinated notes remain outstanding on April 16, 2004 and on each three month anniversary of such date thereafter. Subject to certain restrictions set forth in an intercreditor agreement entered into by Stratagene, MLBFS and the holders of the subordinated notes, Stratagene is required to make quarterly interest payments on the subordinated notes in arrears commencing on April 15, 2004, with two-thirds of each such interest payment to be paid in cash and the remaining one-third payable in the form of additional non-convertible subordinated notes.

F-1-16

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The aggregate maturities of long-term debt principal payments for each of the five years subsequent to December 31, 2003 are shown below and reflect the restructuring of the debt that occurred in January 2004. As such, the total amounts reflected in the table is different than total debt as of December 31, 2003.

Principal
Payment

2004	$3,142,284
2005	3,451,729
2006	1,978,404
2007	18,442,993
2008	263,512
Thereafter	3,295,000

Total	$30,573,922 (a)

(a)	The restructuring of the debt in January 2004 increased total debt by $192,243, increased principal maturities in 2004 by $2.2 million and extended the maturity of certain payments to 2007 from 2004.

4.	Related Party Transactions

      Included in due from related party is a promissory note in the amount of $240,000 from two stockholders, one of which is an officer and director of the Company. The note is secured by a second deed of trust on certain real property located in San Diego County, California and bears interest at 8%, compounded annually. Upon failure to pay the note at maturity in 2002, the note provided for the interest rate to become 10%, compounded annually, on the entire remaining principal balance. Principal and interest were due August 12, 2002. The note remains unpaid and interest is accruing at 10%. At December 31, 2003 and 2002, the outstanding balance of this note, net of interest paid, was $265,639 and $241,489, respectively. See Note 12 for further information about this promissory note. Total interest earned for this note was $14,549, $11,089 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. A second promissory note in the amount of $250,000 with the same parties is also included in due from related party. This note is secured by a second mortgage on certain real property located in Wilson, Wyoming and bears interest at 8%, compounded annually. Principal and interest are due upon the earlier of the sale of the related property or July 9, 2005. The second mortgage provides that the Company may, at its option, release the indebtedness, extend the due date, alter the terms of payment of the note, or alter, substitute or release property securing the indebtedness. At December 31, 2003 and 2002, the outstanding balance of this note was $280,736 and $259,722, respectively, and total interest earned for the years ended December 31, 2003, 2002 and 2001 was $21,014, $9,722 and $0, respectively.

      The Company has an unsecured note from a former employee totaling $55,122 and $52,622 at December 31, 2003 and 2002, respectively, including interest, which was included in due from related party. The loan bears interest at 5% and was due on December 30, 2003. Total interest earned on this note was $2,500, $2,506 and $116 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company has taken a 100% reserve on this note in the amount of $55,122 as of December 31, 2003, as it is overdue and is likely uncollectible.

      Additional amounts due from related parties totaled $170,895 and $127,145 at December 31, 2003 and 2002, respectively. Total interest earned on these notes was $3,519, $3,315 and $3,122 for the years ended December 31, 2003, 2002 and 2001, respectively. These amounts are comprised of an unsecured loan and a receivable due from a stockholder of Stratagene. The unsecured loan totaled $40,580 and $37,060 at

F-1-17

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

December 31, 2003 and 2002, respectively, including interest. The loan bears interest at 6% and was due on August 15, 2001. The note remains unpaid at December 31, 2003. The receivable totaled $130,315 and $90,085 at December 31, 2003 and 2002, respectively, including interest. The outstanding balance of additional amounts with related parties will be settled in connection with the consummation of the merger described in Note 12.

5.	Stockholders’ Deficit

      Stratagene’s Common Stock — Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the rights of any preferred stock.

      In July 2003, the Board of Directors approved a 1 for 2 reverse stock split of Stratagene’s common stock. Financial and share data appropriately reflect this reverse stock split.

      Membership Interests of BCH — Due to the common control and management of Stratagene and subsidiaries and BCH and subsidiaries, the ownership interests of such entities is presented on a combined basis in the accompanying combined statements of stockholders’ deficit for the years ended December 31, 2003, 2002 and 2001. The membership interests of BCH have been included in the components of stockholders’ deficit for the years ended December 31, 2003, 2002 and 2001:

	Additional	Accumulated	Total
	Paid-in Capital	Deficit	Equity (Deficit)

Balance as of January 1, 2001	$50,716	$259,140	$309,856
Capital contributions from BCH members	425		425
Current year loss	—	(554,990)	(554,990)
Distribution to BCH members	—	(400,000)	(400,000)

Balance as of December 31, 2001	51,141	(695,850)	(644,709)
Current year loss	—	(1,744,931)	(1,744,931)
Distribution to BCH members	—	(809,909)	(809,909)

Balance as of December 31, 2002	51,141	(3,250,690)	(3,199,549)
Current year loss	—	(977,938)	(977,938)
Distribution to BCH members	—	(544,707)	(544,707)

Balance as of December 31, 2003	$51,141	$(4,773,335)	$(4,722,194)

      Distributions are made from time to time to BCH’s members on a pro rata basis pursuant to the terms of BCH’s limited liability company agreement. The distributions set forth in the preceding table were deemed appropriate by management and the holders of a substantial majority in interest of BCH’s membership interests in consideration of BCH’s available cash.

F-1-18

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following table summarizes the total combined deficit for Stratagene and subsidiaries and BCH and subsidiaries:

	December 31,

	2003	2002

BCH and subsidiaries	$4,722,194	$3,199,549
Stratagene and subsidiaries	895,488	4,604,505
Intercompany eliminations	329,060	444,401

	$5,946,742	$8,248,455

      Registration Rights Agreement — Pursuant to the terms of a registration rights agreement dated December 6, 1995 between SHC and one of the holders of the convertible subordinated notes, the Company granted registration rights to the holder with respect to shares of Stratagene’s common stock that the holder will receive upon any conversion of the convertible subordinated notes. Stratagene is not required to effect more than one registration for the holder pursuant to the demand registration rights. In addition, after an initial public offering, the holder will be entitled to additional piggyback registration rights with respect to the registration of its shares of Stratagene’s common stock.

      Stock Options — In 1996, Stratagene adopted a non-qualified stock option plan (the “Option Plan”), which provides for the grant of options to employees of Stratagene or a subsidiary of Stratagene to purchase up to 2,000,000 shares of Class B common stock at exercise prices of not less than the fair value of the Class B common stock. Options under the Option Plan vest over a period determined by Stratagene’s Board of Directors, but not longer than five years and three months after the grant date. In 2000, the Board of Directors offered all 1996 stock option plan holders who held Class B common stock options that were to expire in April 2001 the right to receive deferred compensation in consideration of their agreement to terminate the April 2001 options. The holders of these options received deferred compensation of $4.00 per share of Class B common stock less the stock option exercise price, plus accrued interest of 6.25% per annum. Interest is payable annually, with the principal payable in one lump sum on December 31, 2003. The amount of deferred compensation charged to expense in 2000 relating to the April 2001 options totaled $440,000. On December 31, 2003, the deferred compensation was paid in full including interest.

      In 2000, Stratagene adopted a non-qualified stock option plan (“Plan”), which provides for the grant of options to employees of Stratagene or a subsidiary of Stratagene and BCH or a subsidiary of BCH to purchase up to 2,000,000 shares of common stock at exercise prices of not less than the fair value of the common stock. Options under the 2000 Plan vest over a period determined by Stratagene’s Board of Directors, but not longer than five years. The options must be exercised before seven years.

      In 2000, the Board of Directors approved the Plan, a form of Non-Qualified Stock Option Agreement (“Option Agreement”) to be used with the Plan, and the granting of options, effective December 31, 2000, to purchase an aggregate of 1,272,543 shares of common stock subject to the execution of the Option Agreements. For the years ended December 31, 2003, 2002 and 2001, options to purchase additional shares of common stock totaling 335,871, 200,978 and 270,605, respectively, were granted, subject to execution of the Option Agreements, in employment offer letters or by special grant of the Plan Administrator pursuant to the Plan.

      In 2002, the Company offered an employee who held Class B common stock options that expired the right to receive deferred compensation in consideration for terminating the options. The holder of the options received deferred compensation of $268,200, plus accrued interest of 6.25% per annum. Interest is payable annually, with the principal payable in one lump sum on June 30, 2004. The Company recognized selling and

F-1-19

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

marketing compensation expense of $268,200 in 2002. Also in 2002, the Company granted an employee options to purchase up to 60,000 shares of common stock based on the achievement of certain performance requirements. Because the number of options that will ultimately be issued was unknown at the grant date, the award was accounted for as variable. Stock compensation expense related to these options was $0 in 2003, 2002 and 2001.

      As a result of issuing stock options to non-employees and consultants, the Company recognized $25,235, $24,097 and $54,298 of research and development compensation expense for the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table summarizes Stratagene’s option activity:

		Weighted-
		average
		Exercise
	Options	Price

Outstanding, January 1, 2001	1,914,543	9.64
Granted	270,605	12.00
Exercised	(106,000)	2.58
Forfeited	(396,206)	8.74

Outstanding, December 31, 2001	1,682,942	10.66
Granted	200,978	10.82
Exercised	—	—
Forfeited	(350,591)	11.72

Outstanding, December 31, 2002	1,533,329	$10.44
Granted	335,870	8.44
Exercised	—	—
Forfeited	(420,177)	9.00

Outstanding, December 31, 2003	1,449,022	$10.34

      Exercised options of 106,000 in 2001 include 41,250 shares that will be issued to an employee upon the occurrence of certain events but not later than April 2004. During 2003, 2002 and 2001, the Company recognized $47,346, $(26,568) and $148,500 of general and administrative (benefit) expense associated with this transaction, respectively.

F-1-20

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following table summarizes information about Stratagene stock options outstanding as of December 31, 2003:

	Options Outstanding			Options Exercisable

	Number	Weighted-		Number
	Outstanding	average	Weighted-	Exercisable	Weighted-
	as of	Remaining	average	as of	average
	December 31,	Contractual	Exercise	December 31,	Exercise
Range of Exercise Prices	2003	Life (in Years)	Price	2003	Price

$ 7.50-$ 8.00	375,051	4.81	$7.84	124,800	$7.50
$ 9.00-$10.00	308,225	2.95	9.50	251,945	9.50
$10.50-$11.00	45,700	2.19	10.60	32,600	10.58
$11.50	17,750	3.00	11.50	11,625	11.50
$12.00	702,296	4.31	12.00	365,575	12.00

	1,449,022	4.07	$10.34	786,545	$10.42

      In January 1999, BCH adopted an option equity plan, which provides for the grant of options to executives, key employees, affiliates or consultants of BCH to purchase up to 750,000 units of membership rights. The options vest over a five-year period, and at the discretion of the administrator, vesting may be accelerated. The options expire five years and three months from the date the option was granted. At December 31, 2003, 163,751 options for membership units had been granted, with options prices at $0.50 per unit.

      In March 1999, Phenogenex, a subsidiary of BCH, adopted an option equity plan, which provides for the grant of options to employees or consultants of Phenogenex or any affiliate of the Company to purchase up to 500,000 units of membership rights. The options vest over a period of five years and expire five years and three months from the date the option was granted. At December 31, 2003, 10,000 options for membership rights had been granted, with option prices at $0.50 per unit.

6.	Phantom Stock Plan

      Through December 2000, Stratagene California had a phantom stock plan whereby employees with one year of service could receive their bonus in the form of cash or phantom stock.

      On December 20, 2000, the Company terminated its phantom stock plan and canceled the outstanding phantom stock rights and phantom stock option rights. Each holder of phantom stock received aggregate consideration of $4.40 per phantom stock right, payable in cash or a promissory note, plus accrued interest of 6.25% per annum. Total cash payments for the year ended December 31, 2000 were $191,214 and total note obligations were $217,229 payable in one lump sum on December 31, 2003 with interest paid annually. On December 31, 2003, these notes were paid in full, including interest. Each holder of phantom stock option rights received consideration of $4.40 per phantom stock option right less the applicable phantom stock option exercise price, payable in cash or deferred compensation, plus accrued interest of 6.25% per annum. Total cash payments for the year ended December 31, 2000 were $359,790 and total deferred compensation was $536,266 payable in one lump sum on December 31, 2003 with interest paid annually. On December 31, 2003, the deferred compensation was paid in full, including interest.

F-1-21

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

7.	Income Taxes

      Components of income tax expense (benefit) of the Company are as follows:

	2003	2002	2001

Current:
Federal	$1,345,136	$796,871	$(382,854)
State	58,142	(16,673)	33,459
Foreign	15,696	9,413	51,761

	1,418,974	789,611	(297,634)

Deferred:
Federal	461,825	112,488	59,237
State	8,522	(83,098)	(95,172)
Foreign	(4,077)	31,639	(52,695)

	466,270	61,029	(88,630)

Income tax expense (benefit)	$1,885,244	$850,640	$(386,264)

      The actual income taxes differ from the expected income taxes (computed by applying the federal income tax rate of 34% to the Company’s earnings before income taxes) as follows:

	2003	2002	2001

Computed expected federal income taxes of the Company	$1,746,710	$454,790	$113,417
Foreign operations, net of tax	(115,922)	(72,179)	75,706
State income taxes, net of federal benefit	43,999	(34,116)	(36,248)
General business credit	(165,677)	(170,751)	(145,200)
BCH (income) loss not included in corporate group	288,523	560,582	186,044
Reversal of estimated reserves	—	—	(640,000)
Non-deductible expenses and other, net	87,611	112,314	60,017

	$1,885,244	$850,640	$(386,264)

      The Company had established a liability for certain tax items related to the 1997 tax year. The statute of limitations expired for these tax issues in 2001. Accordingly, the Company reversed $640,000 of the liability as a result of the statute’s expiration, which was recorded as a benefit to the tax provision in 2001. The resulting adjustment of $640,000, when combined with the $253,736 in tax expense, resulted in a net income tax benefit of $386,264 in 2001.

      The Company recognizes state research and development and other credits when they are generated. Excess credits are recognized and will be used to offset future taxable income, as management believes it is more likely than not that the credits will be realized.

      BCH consists substantially of limited liability companies that are treated as partnerships for income tax purposes; therefore, any related income tax liabilities are the responsibility of the members. As a result, the operations of BCH do not reflect a provision for income taxes.

F-1-22

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      Deferred income taxes result from temporary differences between the tax basis of an asset or a liability and its reported amount in the accompanying combined balance sheets. The components that comprise deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002

Deferred tax assets:
Accounts receivable reserves	$363,089	$187,930
Inventories reserves	800,706	805,908
Accrued expenses and other liabilities	700,968	760,708
Long-term debt, net	59,936	68,577
Phantom stock options	—	346,833
General business credit	501,320	619,041
Net operating losses	168,317	165,411

Deferred tax assets	2,594,336	2,954,408
Deferred tax liabilities:
State taxes	(177,156)	(187,693)
Patents	(828,464)	(765,412)
Property and equipment	(767,948)	(714,266)

Net deferred tax assets	$820,768	$1,287,037

      At December 31, 2003, the Company had $85,000 of federal net operating loss (“NOL”) carryforwards, $13,000 of California NOL carryforwards, and $201,000 of foreign NOL carryforwards. The federal NOLs can be carried forward for a period of 20 years and will begin to expire in 2020. California NOLs can be carried forward for a period of 5 years and will begin to expire in 2005. Foreign NOLs have an indefinite carryforward period. Also at December 31, 2003, the Company had $501,000 of California tax credits. The entire California tax credit is a research and development tax credit, which has an indefinite carryforward period.

      Management believes that it is more likely than not that the deferred tax assets will be realized in the normal course of operations, and accordingly, no valuation allowance has been recorded in the accompanying combined balance sheets.

8.     Commitments and Contingencies

      Operating Lease Commitments — The Company leases certain facilities and equipment under noncancelable operating leases, with equipment leases expiring in August 2006 and facility leases for the Company’s headquarters in La Jolla and its offices in Canada, the Netherlands and Japan expiring on various dates between December 31, 2004 and September 30, 2008. Total rental expense under all operating leases was $1,215,123, $1,458,755 and $1,784,659 in 2003, 2002 and 2001, respectively. Future minimum lease payments under noncancelable operating leases are as follows:

	2004	2005	2006	2007	2008

Future minimum lease payments	$1,168,427	$1,167,320	$1,168,237	$1,086,630	$766,948

F-1-23

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      License Agreements — In connection with its research and development efforts, Stratagene has entered into various license agreements with unrelated parties which provide Stratagene with rights to develop, produce and market products using certain technologies and patent rights maintained by the parties. The terms of the various agreements require Stratagene to pay royalties ranging from 1% to 45% of sales on products which have been produced using the technologies. Such agreements generally provide for terms that commence upon execution and continue until expiration of the last patent relative to the technology. During 2003, 2002 and 2001, royalty expenses under the aforementioned license agreements were approximately $3,805,000, $4,376,000, and $4,185,000, respectively, and were included in cost of products sold in the accompanying combined statements of operations.

      Legal Proceedings and Other Income — Stratagene is a party to litigation in the ordinary course of business, including the litigation described below. Due to the uncertainties inherent in litigation, no assurances can be given as to the outcome of these proceedings. If any of these matters were resolved in a manner unfavorable to Stratagene, its business, financial condition and results of operations could be materially harmed. Additionally, favorable outcomes or gain contingencies that may result from these matters, if any, are not recognized until they are realized.

     Invitrogen Corporation

      In June 2000, Stratagene was sued by Invitrogen Corporation (formerly Life Technologies, Inc.) in the United States District Court for the District of Maryland. The complaint alleges that Stratagene willfully infringed United States patent no. 6,063,608 (and United States patent nos. 5,244,797 and 5,405,776) for making, using and selling products derived from, using or containing RNase H minus reverse transcriptase enzymes. Invitrogen’s motion for a preliminary injunction was denied and the case was stayed pending a trial in a related action involving Invitrogen and a third party. Invitrogen appealed the denial of an injunction and the stay to the Federal Circuit Court of Appeals. In February 2002, the Federal Circuit Court of Appeals affirmed the district court’s decision. In September 2003, Invitrogen filed a consent to judgment that the asserted patents were invalid. Accordingly, the case against Stratagene remains administratively stayed pending Invitrogen’s appeal.

      In addition, in March 2001, Stratagene was sued by Invitrogen in the United States District Court for the Western District of Texas. Invitrogen alleges that Stratagene willfully infringed United States patent no. 4,981,797 for making, using and selling competent E. coli cell products and has alleged damages of up to approximately $22.0 million. In November 2001, the district court granted Stratagene’s motion for summary judgment, finding that the ’797 patent was not infringed by Stratagene. Invitrogen appealed the judgment to the Federal Circuit Court of Appeals which, in May 2003, reversed the district court’s decision in part and remanded the case for further proceedings. In January 2004, in response to a pending summary judgment motion, the district court ruled that Invitrogen’s ’797 patent was invalid under 35 U.S.C § 102(b). More specifically, the district court found that Invitrogen had used the patented process claimed in the ’797 patent for commercial purposes for more than one year prior to the filing date of the patent. Having found the ’797 patent invalid, the district court indicated there was no need for a trial. Invitrogen has filed a notice of appeal.

      In November 2001, Stratagene filed a complaint in the United States District Court for the District of Maryland charging Invitrogen with willful infringement and inducing others to infringe United States patent no. 5,556,772 for making, using, selling and offering for sale certain polymerase blend products. Stratagene seeks a permanent injunction against continued infringement as well as monetary damages (compensatory and enhanced) and recovery of its attorneys’ fees and costs. Given the nature of patent litigation, at the present time Stratagene is unable to quantify the amount of remuneration it will ultimately seek in this proceeding or the likelihood of recovering any portion of such remuneration once quantified. No trial date has been set by

F-1-24

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

the district court. Invitrogen has filed requests for re-examination of the ’772 patent with the United States Patent and Trademark Office.

Takara Bio

      In November 2002, Stratagene filed a complaint in the United States District Court for the District of Maryland charging Takara Bio with willful infringement and inducing others to infringe United States patent no. 5,556,772 for making, using, selling and offering for sale certain polymerase blend products. Stratagene seeks a permanent injunction, monetary damages (compensatory and enhanced) and recovery of its attorneys’ fees and costs. Given the nature of patent litigation, at the present time Stratagene is unable to quantify the amount of remuneration it will ultimately seek in this proceeding or the likelihood of recovering any portion of such remuneration once quantified. Takara filed a counterclaim in a separate action in the United States District Court for the Southern District of California. By its counterclaim, Takara seeks joint ownership of Stratagene’s ’772 patent. In June 2003, Stratagene successfully moved to transfer the California action to Maryland. In August 2003, the Maryland district court denied Takara’s motion to dismiss or transfer the complaint, and the cases have been consolidated for pretrial and trial.

Other Income

      The Company received $8,927 in 2003 and $47,992 in 2002 pursuant to the settlement of legal matters originating in 2002 and 1998, which were recorded in other income. Such amounts were recorded when received due to uncertainty regarding collectibility. For the years ended December 31, 2003, 2002 and 2001, other income, net, was as follows:

	2003	2002	2001

Litigation settlements	$8,927	$47,992	$—
Other miscellaneous income (expense)	947	(12,224)	2,051

Total other income, net	$9,874	$35,768	$2,051

      401(k) Savings Plan — The Company has a qualified 401(k) Employee Savings Plan (the “Savings Plan”) available to substantially all full-time employees over the age of 21.

      The Company matches 25% of the contributions of employees with one to three years of service up to a maximum of $1,000, 25% of the contributions of employees with three to six years of service up to a maximum of $1,750, and 30% of the contributions of employees with six or more years of service up to a maximum of $2,500. The contributions vest immediately. Total company contribution expense for the years ended December 31, 2003, 2002 and 2001 were $194,621, $185,138 and $166,793, respectively.

      Employment Contracts — Stratagene has entered into employment contracts with each of Stratagene’s officers. These contracts generally provide for severance benefits if the officer is terminated by Stratagene for convenience or by the officer for cause. In addition, in order to assure that the officers would continue to provide independent leadership consistent with Stratagene’s best interests in the event of an actual or threatened change in control of Stratagene, the contracts also generally provide for certain protections in the event of such a change in control. These protections include the extension of employment contracts and the payment of certain severance benefits upon the termination of employment following a change in control. Management does not believe that the proposed merger with Hycor Biomedical Inc. (see Note 12) will trigger any change in control provisions of these contracts.

F-1-25

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

9.	Segment Information

      The Company engages in business activity in only one operating segment, molecular biology technology. The Company’s products incorporate a diverse range of molecular biology technologies used for gene transfer, gene and protein expression, gene cloning, protein and gene functional analysis, nucleic acid and protein purification and analysis, microarrays, DNA replication and nucleic acid quantification. The Company offers a broad portfolio of products in each of the following three market categories: genetic technologies; nucleic acid and protein purification and analysis; and genomics, proteomics, and bioinformatics.

      Information about the Company’s products and operations in different geographic locations for the years ended December 31, 2003, 2002 and 2001 is shown below:

Market Category Information:	2003	%	2002	%	2001	%

Product sales by market categories:
Genetic technologies	$26,591,836	38.1%	$27,725,813	43.0%	$27,735,477	46.3%
Nucleic acid and protein purification and analysis	34,747,561	49.9%	30,502,708	47.3%	27,463,995	45.8%
Genomics, proteomics, and bioinformatics	3,097,850	4.4%	2,639,683	4.1%	1,286,959	2.1%
Other	5,265,403	7.6%	3,643,614	5.6%	3,468,077	5.8%

	$69,702,650	100.0%	$64,511,818	100.0%	$59,954,508	100.0%

Geographic Information:	2003	%	2002	%	2001	%

Product sales by geographic region(a):
U.S.	$51,889,266	74.4%	$49,224,467	76.3%	$47,182,391	78.7%
Netherlands	17,813,384	25.6%	15,287,351	23.7%	12,772,117	21.3%

	$69,702,650	100.0%	$64,511,818	100.0%	$59,954,508	100.0%

(a)	Revenues are allocated to countries based on the source of the product

      Long-lived assets by geographic region at December 31, 2003 and 2002 are as follows:

	2003	2002

U.S.	$13,565,885	$13,831,956
Netherlands	285,021	327,572
Japan	150,953	—

	$14,001,859	$14,159,528

10.	Goodwill and Intangible Assets

      Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, Stratagene’s goodwill and certain intangible assets are no longer amortized, but are subject to an annual impairment test.

F-1-26

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following sets forth the intangible assets by major asset class:

		Year Ended			Year ended
		December 31, 2003			December 31, 2002

	Useful Life		Accumulated	Net Book		Accumulated	Net Book
	(Years)	Gross	Amortization	Value	Gross	Amortization	Value

Non-amortizing goodwill	—	$319,336	—	$319,336	$319,336	—	$319,336
Amortizing patents and other	Approximately 7 years	$5,651,019	$2,667,010	$2,984,009	$4,880,098	$2,307,591	$2,572,507

      The Company evaluates patents for impairment and writes-off the remaining unamortized balances of those patents which, in management’s best estimates, are not recoverable. Accordingly, Stratagene recorded impairment charges of $131,250, $56,629 and $206,342 in 2003, 2002 and 2001, respectively, in the accompanying statements of operations.

      Amortization expense in each of the next five fiscal years is expected to be as follows:

Year	Amount

2004	$506,301
2005	484,514
2006	431,001
2007	351,999
2008	267,261

$2,041,076

      The following summarizes what net income would have been had the non-amortization provisions of SFAS No. 142 been adopted over the entire reporting period:

	Years Ended December 31,

	2003	2002	2001

Reported net income	$3,252,138	$504,599	$731,059
Goodwill amortization	—	—	79,834

Adjusted net income	$3,252,138	$504,599	$810,893

11.	Investment in Joint Venture

      The Company’s investment in joint venture consists of a 49% interest in the net assets of Cenetron Diagnostics, LLC (“Cenetron”), a research lab. The investment in Cenetron is accounted for under the equity method, and includes goodwill, representing the excess of cost over the Company’s share of net assets of approximately $560,000, which was being amortized over seven years. Total amortization was $79,834 for the year ended December 31, 2001. Due to the adoption of SFAS No. 142, which does not allow further amortization of goodwill, there was no amortization expense incurred in the years ended December 31, 2003 and 2002.

F-1-27

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

12.	Proposed Merger Agreement

Merger Agreement

      On July 24, 2003, Stratagene announced the execution of an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Corporation, a Delaware corporation, SHC Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Stratagene Corporation, and Hycor. Pursuant to the Merger Agreement, Stratagene Corporation will acquire all of the outstanding shares of Hycor through a merger between SHC Acquisition Sub and Hycor, with Hycor surviving as a wholly-owned subsidiary of Stratagene Corporation. Pursuant to the Merger Agreement, Hycor’s stockholders will receive 0.6158 of a share of Stratagene common stock in exchange for each share of common stock of Hycor, plus cash for any fractional shares. The closing of the transaction is subject to closing conditions, including, but not limited to, the parties obtaining the necessary regulatory and shareholder approvals. Stratagene currently expects that the proposed transaction will be recognized as a tax-free reorganization. As provided in the Merger Agreement, if the Merger Agreement is terminated as result of certain events, either of Stratagene or Hycor shall pay the other a termination fee. At December 31, 2003, there were approximately $1.2 million in merger related costs, which are recorded in prepaid expenses and other current assets on the balance sheet.

      In connection with the merger, the following events will occur:

•	Stratagene will forgive $390,000 of the shareholder note receivable due to Stratagene by Dr. Sorge, the Company’s chief executive officer, and pay the income taxes related to the forgiveness on a “grossed-up” basis, which is expected to result in a charge to Stratagene of approximately $650,000. This forgiveness will be applied to reduce the note receivable, which was $3,211,535 at December 31, 2003. Dr. Sorge will satisfy the remaining portion of his shareholder note receivable by redeeming shares in an amount equal to the remaining principal and interest due at the closing of the merger. The number of shares that will be redeemed will vary depending on the actual closing date of the merger. However, Stratagene expects to redeem approximately 524,000 shares at approximately $6.50 per share, which was based on Hycor’s stock price of approximately $4.00 at the time the agreement was reached, adjusted for the exchange ratio.

•	In addition, Dr. Sorge’s ex-wife has agreed to pay the balance of her note of $265,639 at December 31, 2003 through the redemption of approximately 42,000 shares at approximately $6.50 per share, which was based on Hycor’s stock price of approximately $4.00 at the time the agreement was reached, adjusted for the exchange ratio.

•	Dr. Sorge is entitled to receive a bonus in the aggregate amount of $1.8 million, which will be paid over a 39-month term.

•	Stratagene intends to acquire all of the assets of BCH. As payment for the assets of BCH, Stratagene will forgive all of the outstanding intercompany indebtedness owed by BCH and its subsidiaries of approximately $5.5 million and assume all outstanding third party indebtedness of approximately $1.1 million.

13.	Restatement of Financial Statements

      Subsequent to filing Stratagene’s Amendment No. 1 to the registration statement on Form S-4 in January 2004, the Company determined that the accounting treatment of its hedging activities utilizing Euro denominated futures contracts did not fully comply with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As a result, the Company has restated its financial statements for the years ended December 31, 2002 and 2001. There were also other items known by the

F-1-28

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

Company that are recorded herein in connection with the restatement. The following discussion provides an overview of the restatement and the related adjustments. The following summarizes the effect of the restatement on the statement of operations described:

	Year Ended December 31,

	2002	2001

Foreign currency futures contracts and hedge accounting	$(278,688)	$(11,713)
Other items	21,559	40,157

Pre-tax impact of adjustment to the statement of operations	(257,129)	28,444
Tax (expense) benefit impact	105,975	(7,322)

Total impact to net income	$(151,154)	$21,122

Foreign Currency Futures Contracts and Hedge Accounting

      The Company corrected the accounting for its Euro denominated futures contracts, as the hedge accounting treatment did not comply with the provisions of SFAS No. 133. As a result, losses resulting from changes in fair value of the Company’s derivative instruments of $278,688 and $11,713 for the years ended December 31, 2002 and 2001, respectively, were reported in gain (loss) on foreign currency transactions in the statement of operations. The Company recorded a corresponding tax provision and adjustment to its deferred tax asset.

      Also, for the years ended December 31, 2002 and 2001, the Company reclassified ($230,581) and $158,024 of realized foreign currency (losses) gains, respectively, associated with Euro futures contracts, from product sales to gain (loss) on foreign currency transactions in the statement of operations.

Other Items

      As a result of the restatement for the item discussed above, management deemed it appropriate to record adjustments for certain other known items, principally related to reconciling inventory turns, credit memos, and related accounts payable and operating expenses.

      The following table summarizes the effects of the restatement by financial statement line item affected:

	2002

	As Previously	As
	Reported	Restated

Balance Sheet
At December 31:
Deferred income tax asset, current	2,019,677	1,947,550
Accounts payable	3,815,180	3,843,927
Income taxes payable	671,421	606,963
Accumulated other comprehensive income (loss)	(815,958)	(641,717)
Accumulated deficit	(5,944,114)	(6,154,771)

F-1-29

STRATAGENE CORPORATION AND SUBSIDIARIES
AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

	2002		2001

	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated

Income Statement
For the year ended December 31:
Product sales	64,281,236	64,511,818	60,112,532	59,954,508
Cost of products sold	22,602,472	22,597,784	21,502,861	21,620,438
Research and development	10,711,359	10,710,153	10,013,796	9,908,995
Selling and marketing	16,771,205	16,768,132	14,983,815	14,970,527
General and administrative	10,527,097	10,445,865	11,400,474	11,323,622
Gain (loss) on foreign currency transactions	207,593	(301,677)	231,818	426,186
Income before income taxes	1,612,368	1,355,239	316,351	344,795
Income tax benefit (expenses)	(956,615)	(850,640)	393,586	386,264
Net income	655,753	504,599	709,937	731,059

F-1-30

HYCOR FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The following documents are filed as part of this report:

Page Number

Independent Auditors’ Report	F-2-1
Hycor Consolidated Balance Sheets as of December 31, 2003 and 2002	F-2-2
Hycor Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003, 2002, and 2001	F-2-4
Hycor Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2003, 2002, and 2001	F-2-5
Hycor Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002, and 2001	F-2-6
Hycor Notes to Consolidated Financial Statements for the years ended December 31, 2003, 2002, and 2001	F-2-7

F-2-i

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Hycor Biomedical Inc.
Garden Grove, California

      We have audited the accompanying consolidated balance sheets of Hycor Biomedical Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the index at Item 21(b). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hycor Biomedical Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 9 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 26, 2004

F-2-1

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$4,928,995	$1,667,181
Investments	1,692,486	3,791,188
Accounts receivable, net of allowance for doubtful accounts of $66,583 (2003) and $90,598 (2002)	2,916,963	2,785,556
Inventories	4,780,861	5,241,984
Prepaid expenses and other current assets	211,550	286,268
Deferred income taxes	436,708	—

Total current assets	14,967,563	13,772,177

Property and equipment, at cost:
Leasehold improvements	1,962,452	1,924,424
Machinery and equipment	6,761,003	6,040,007
Furniture, fixtures, and office equipment	1,997,852	1,931,158

	10,721,307	9,895,589
Accumulated depreciation and amortization	(8,641,716)	(7,617,573)

Property and equipment, net	2,079,591	2,278,016

Goodwill	156,338	156,338
Deferred income taxes	1,349,151	—
Intangibles and other assets, net of accumulated amortization of $238,408 (2003) and $293,463 (2002)	79,786	88,392

Total assets	$18,632,429	$16,294,923

See notes to consolidated financial statements

F-2-2

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$583,952	$461,317
Accrued liabilities	598,703	587,524
Accrued payroll expenses	968,489	890,349
Current portion of long-term debt	—	2,028
Accrued income taxes	268,913	90,672

Total current liabilities	2,420,057	2,031,890

Long-term debt, net of current portion	—	1,000,000

Total liabilities	2,420,057	3,031,890

Commitments and Contingencies (Note 10)
Stockholders’ Equity:
Preferred stock, $0.01 par value; authorized — 3,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized — 20,000,000 shares; issued and outstanding: 8,109,222 shares in 2003 and 8,049,068 shares in 2002	81,092	80,491
Paid-in capital	13,466,669	12,908,133
Retained earnings/accumulated deficit	3,071,863	909,492
Accumulated other comprehensive loss	(407,252)	(635,083)

Total stockholders’ equity	16,212,372	13,263,033

Total liabilities and stockholders’ equity	$18,632,429	$16,294,923

See notes to consolidated financial statements

F-2-3

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

NET SALES	$19,757,033	$18,590,509	$17,312,626
COST OF SALES	8,981,751	8,669,716	7,757,372

Gross profit	10,775,282	9,920,793	9,555,254

OPERATING EXPENSES:
Selling, general and administrative	8,015,382	6,858,348	6,771,526
Research and development	2,168,874	1,845,706	1,940,207
Impairment loss on long-lived assets	—	—	722,773

Total operating expenses	10,184,256	8,704,054	9,434,506

OPERATING INCOME	591,026	1,216,739	120,748
INTEREST EXPENSE	(5,139)	(41,480)	(54,332)
INTEREST INCOME	163,470	173,154	140,866
GAIN (LOSS) FROM SALE OF INVESTMENTS	66,805	(3,439)	(8,766)
GAIN (LOSS) ON FOREIGN CURRENCY TRANSACTIONS	17,209	104,754	(87,247)

INCOME BEFORE INCOME TAX PROVISION	833,371	1,449,728	111,269
INCOME TAX (BENEFIT) EXPENSE	(1,329,000)	193,000	68,000

NET INCOME	$2,162,371	$1,256,728	$43,269

BASIC EARNINGS PER SHARE	$0.27	$0.16	$0.01

DILUTED EARNINGS PER SHARE	$0.26	$0.15	$0.01

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
NET INCOME	$2,162,371	$1,256,728	$43,269
OTHER COMPREHENSIVE INCOME, NET OF TAX
Foreign currency translation adjustments	293,247	196,193	(74,027)
Unrealized (losses) gains on securities	(8,630)	8,745	81,223
Plus: reclassification adjustment for losses included in net income	(56,786)	3,222	8,149

OTHER COMPREHENSIVE INCOME, NET OF TAX	227,831	208,160	15,345

COMPREHENSIVE INCOME	$2,390,202	$1,464,888	$58,614

See notes to consolidated financial statements

F-2-4

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

					Accumulated
	Common Stock			Retained	Other
				Earnings	Comprehensive
	Number of		Paid-In	(Accumulated	Income
	Shares	Par Value	Capital	Deficit)	(Loss)	Total

BALANCE AT JANUARY 1, 2001	7,738,858	$77,389	$12,640,536	$(390,505)	$(858,588)	$11,468,832
ISSUANCE OF COMMON STOCK, UNDER EMPLOYEE BENEFIT PLANS	171,275	1,712	219,643	—	—	221,355
EXERCISE OF COMMON STOCK WARRANTS (Note 6)	108,064	1,081	(1,081)	—	—	—
NET INCOME	—	—	—	43,269	—	43,269
OTHER COMPREHENSIVE INCOME	—	—	—	—	15,345	15,345

BALANCE AT DECEMBER 31, 2001	8,018,197	80,182	12,859,098	(347,236)	(843,243)	11,748,801
ISSUANCE OF COMMON STOCK, UNDER EMPLOYEE BENEFIT PLANS	42,371	424	69,324	—	—	69,748
COMMON STOCK PURCHASED (Note 6)	(11,500)	(115)	(20,289)	—	—	(20,404)
NET INCOME	—	—	—	1,256,728	—	1,256,728
OTHER COMPREHENSIVE INCOME	—	—	—	—	208,160	208,160

BALANCE AT DECEMBER 31, 2002	8,049,068	80,491	12,908,133	909,492	(635,083)	13,263,033
ISSUANCE OF COMMON STOCK, UNDER EMPLOYEE BENEFIT PLANS	60,154	601	131,177	—	—	131,778
REVERSAL OF DEFERRED INCOME TAX VALUATION ALLOWANCE	—	—	427,359	—	—	427,359
NET INCOME	—	—	—	2,162,371	—	2,162,371
OTHER COMPREHENSIVE INCOME	—	—	—	—	227,831	227,831

BALANCE AT DECEMBER 31, 2003	8,109,222	$81,092	$13,466,669	$3,071,863	$(407,252)	$16,212,372

See notes to consolidated financial statements

F-2-5

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$2,162,371	$1,256,728	$43,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	894,440	949,296	1,126,280
Impairment loss on long-lived assets	—	—	722,773
Deferred income tax provision	(1,358,500)	—	20,788
Provision for doubtful accounts receivable	(1,017)	(25,423)	101,924
Provision for excess and obsolete inventories	77,221	125,857	270,040
(Gain) Loss on sales of investments	(66,805)	3,439	8,766
Change in assets and liabilities, net of foreign currency adjustments
Accounts Receivable	5,365	(40,898)	472,683
Inventories	553,599	533,193	(1,344,016)
Prepaid expenses and other current assets	88,497	(52,305)	80,304
Accounts payable	105,522	15,062	(147,520)
Accrued liabilities	(8,606)	92,224	(199,289)
Accrued payroll expenses	64,236	196,780	(309,232)
Income taxes payable	178,840	(22,546)	58,323

Total adjustments	532,792	1,774,679	861,824

Net cash provided by operating activities	2,695,163	3,031,407	905,093

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(232,753)	(2,973,920)	(264,375)
Proceeds from sales of investments	2,292,595	908,547	253,745
Purchases of property and equipment	(585,757)	(608,720)	(467,811)
Purchases of intangible assets	—	(575)	(7,684)
Proceeds from sales of property and equipment	—	25,243	450

Net cash provided by (used in) investing activities	1,474,085	(2,649,425)	(485,675)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(1,002,028)	(26,692)	(54,147)
Proceeds from issuance of common stock under employee stock purchase plans	131,778	69,748	221,355
Purchases of Hycor common stock	—	(20,404)	—

Net cash (used in) provided by financing activities	(870,250)	22,652	167,208

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(37,184)	(91,787)	72,944

INCREASE IN CASH AND CASH EQUIVALENTS	3,261,814	312,847	659,570
CASH AND CASH EQUIVALENTS, Beginning of year	1,667,181	1,354,334	694,764

CASH AND CASH EQUIVALENTS, End of year	$4,928,995	$1,667,181	$1,354,334

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year
— interest	$3,954	$41,502	$76,992
— income taxes	$25,215	$263,309	$35,116

See notes to consolidated financial statements

F-2-6

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

Note 1:     Description of Business

Description of Business

      Hycor Biomedical Inc. (“Hycor” or the “Company”) is engaged in developing, manufacturing and marketing medical diagnostic products. Hycor’s products are primarily used in the clinical laboratory and specialty physician markets in the United States and Europe. The majority of sales are through independent and clinical laboratory distributors.

Note 2:     Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of Hycor Biomedical Inc. and its wholly owned subsidiaries. All intercompany amounts and transactions have been eliminated in consolidation.

Foreign Currency

      The financial position and results of operations of Hycor’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of the subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive loss account in stockholders’ equity. Realized gains or losses from foreign currency transactions are included in operations as incurred.

Cash Equivalents

      Cash equivalents are deemed to be highly liquid investments with an original maturity of three months or less.

Investments

      Hycor accounts for investments pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. At December 31, 2003 and 2002, marketable debt securities have been categorized as available for sale and, as a result, are stated at fair value. Marketable debt securities available for current operations are classified in the consolidated balance sheet as current assets. Unrealized holding gains and losses are included as a component of accumulated other comprehensive income (loss), net of tax, until realized.

Credit Risk

      Most of Hycor’s business activity is with medical products distributors that are primarily located in the United States and Europe. Hycor grants normal trade credit to customers without requiring collateral or other security. Hycor maintains reserves for potential credit losses, and those losses have been within management’s expectations.

Inventories

      Inventories are valued at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. Hycor regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory on specifically identified items based primarily on an

F-2-7

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

estimated forecast of product demand and production requirements. Hycor’s losses from disposal of excessive and obsolete inventories have historically been within expectations and the provisions established.

Long-Lived Assets

      In the normal course of business, Hycor acquires tangible and intangible assets. Hycor periodically evaluates the recoverability of the carrying amount of its long-lived assets (including property and equipment, goodwill and other intangible assets) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted future cash flows estimated to be derived from an asset are less than its carrying amount. Impairments are recognized in operating earnings. Hycor uses its best judgment based on the most current facts and circumstances surrounding its business when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments, and the fair value of a potentially impaired asset. Changes in assumptions used could have a significant impact on Hycor’s assessment of recoverability.

      Numerous factors, including changes in Hycor’s business, industry segment, and global economy, could significantly impact management’s decision to retain, dispose of, or idle certain of its long-lived assets. No impairment existed as of December 31, 2003.

Property and Equipment

      Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the assets’ estimated useful lives that range from 3 to 20 years. Leasehold improvements are amortized over the life of the lease. Maintenance, repairs, and minor renewals are charged to expense as incurred. Additions and improvements are capitalized.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of purchase price over the fair market value of tangible assets and identifiable intangible assets resulting from business acquisitions. Other intangible assets include patents, trademarks, and license fees that are recorded at cost. In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, acquired intangible assets must be separately identified. Goodwill and other intangible assets with indefinite lives are not amortized, but are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives. In accordance with SFAS No. 142, the goodwill and other intangible assets with indefinite lives that were being amortized over 10 years follow the non-amortization approach beginning January 1, 2002. Patents and other intangible assets are amortized using the straight-line method over periods ranging from 5 to 17 years (see Notes 9 and 12).

Other Assets

      Other assets consist primarily of long-term deposits.

Comprehensive Income

      Components of comprehensive income are reported in the financial statements in the period in which they are recognized. The components of comprehensive income for Hycor include net income, foreign

F-2-8

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

currency translation adjustments and unrealized gains or losses on marketable securities. The components of accumulated other comprehensive income are as follows:

	Year Ended December 31,

	2003	2002

Unrealized gain on investments	$12,147	$77,563
Equity adjustment from foreign currency translation	(419,399)	(712,646)

	$407,252	$(635,083)

Stock-Based Compensation

      Hycor accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations.

      SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) and net income (loss) per share had Hycor adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Hycor’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Hycor’s calculations were made using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected life, 72 months; stock volatility, 83% in 2003, 88% in 2002 and 93% in 2001; risk-free interest rates, 3.0% in 2003, 2.8% in 2002 and 5.0% in 2001; and no dividends during the expected term. Hycor’s calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 2003, 2002 and 2001 awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) would have been as follows:

	2003	2002	2001

Net income as reported	$2,162,371	$1,256,728	$43,269
Stock-based compensation expense-net of tax effect	210,503	194,451	125,379

Pro forma net income (loss)	$1,951,868	$1,062,277	$(82,110)
Pro forma basic income (loss) per share	$0.24	$0.13	$(0.01)
Pro forma diluted income (loss) per share	$0.23	$0.13	$(0.01)

Income Taxes

      Hycor accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. Accordingly, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for differences between the bases of assets and liabilities for financial and tax reporting purposes. A valuation allowance reduces deferred tax assets when it is “more likely than not” that some portion or all of the deferred tax assets will not be realized.

F-2-9

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

Revenue Recognition

      Revenues from product sales are recognized at the time of shipment and passage of title. Revenues from customers under distributorship agreements are also recognized at the time of shipment and passage of title. No consignment sales, rights of return or other such special terms are in effect.

Earnings Per Share (“EPS”)

      Basic EPS is based on the weighted-average number of shares outstanding during the periods, while diluted EPS additionally includes the dilutive effect of Hycor’s outstanding options and warrants computed using the treasury stock method. The number of shares used in computing EPS is as follows:

	2003	2002	2001

Weighted-average number of shares outstanding	8,072,329	8,034,785	7,936,392
Common stock equivalents	392,662	299,760	314,510

	8,464,991	8,334,545	8,250,902

      For the years ended December 31, 2003, 2002 and 2001, options outstanding totaling 962,000 shares, 960,125 shares and 621,875 shares, respectively, were excluded from the calculations of earnings per common share, as their effect would have been antidilutive.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

      Certain items in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation.

New Accounting Pronouncements

      In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, which supersedes SAB No. 101, Revenue Recognition in Financial Statements. SAB No. 104 clarifies existing guidance regarding revenues for contracts which contain multiple deliverables to make it consistent with Emerging Issues Task Force (“EITF”) No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The adoption of SAB No. 104 did not have a material impact on Hycor’s revenue recognition policies, nor its financial position or results of operations.

      In January 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities and in December 2003, issued Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities — An Interpretation of APB No. 51. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46R clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements, to certain

F-2-10

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without subordinated financial support from other parties. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. FIN No. 46R applies immediately to variable interest entities created after December 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies no later than the first reporting period ending after December 15, 2004, to variable interest entities in which an enterprise holds a variable interest (other than special purpose) that it acquired before January 1, 2004. FIN No. 46R applies to public enterprises as of the beginning of the applicable interim or annual period. Hycor believes that the adoption of FIN No. 46 and FIN No. 46R will not have a material impact on its financial position or results of operations because Hycor has no variable interest entities.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope, which may have previously been reported as equity, as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 for public companies. In October 2003, the FASB indefinitely deferred implementation of paragraphs 9 and 10 of SFAS No. 150 regarding parent company treatment of minority interest for certain limited life entities. The adoption of SFAS No. 150 did not have a significant impact on Hycor’s consolidated financial statements.

Note 3:     Investments

      Investments consist principally of corporate debt securities, categorized as available for sale, with scheduled maturities all within one to six years. As of December 31, 2003, the cost and fair value were $1,678,196 and $1,692,486, respectively. As of December 31, 2002, such investments cost and fair value were $3,705,007 and $3,791,188, respectively.

      Gross unrealized holding gains included in accumulated other comprehensive income at December 31, 2003 and 2002 were $14,290 and $106,960, offset by unrealized holding losses of $0 and $20,779, respectively. For the purpose of determining gross realized gains and losses, the cost of securities sold is based on specific identification. During 2003, Hycor sold investments with an aggregate book value of $2,225,793 for total cash proceeds of $2,292,595, resulting in a net realized gain of $66,805. During 2002, Hycor sold investments with an aggregate book value of $911,986 for total cash proceeds of $908,547, resulting in a net realized loss of $3,439.

Note 4:     Inventories

      Inventories at December 31, 2003 and 2002 consisted of:

	2003	2002

Raw materials	$1,203,645	$1,232,950
Work-in-process	1,878,449	2,109,407
Finished goods	1,698,767	1,899,627

	$4,780,861	$5,241,984

F-2-11

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

Note 5:     Long-term Debt

      Hycor has available a $2,000,000 line of credit with a maturity date of July 1, 2004. Advances under the line of credit are collateralized by Hycor’s accounts receivable, inventories, and property and equipment and bear interest at the prime rate or at LIBOR plus 2% (3.17% as of December 31, 2003).

      The line of credit contains restrictive covenants, the most significant of which relate to the maintenance of minimum tangible net worth, debt-to-tangible net worth requirements, and liquid assets plus accounts receivable-to-current liabilities requirements. At December 31, 2003, Hycor was in compliance with such covenants. During the quarter ended March 31, 2003, Hycor paid the outstanding balance of $1,000,000 on this line of credit and did not have any amounts outstanding during the remainder of fiscal 2003. Hycor does not expect to renew the line of credit.

Note 6:     Stockholders’ Equity

      In October 2002, the Board of Directors authorized the repurchase of up to an aggregate of 1,000,000 shares of Hycor’s outstanding common stock. As of December 31, 2003, 11,500 shares of Hycor’s common stock had been purchased at an average cost of $1.77 per share for a total of $20,404.

Note 7:     Income Taxes

      Hycor’s income before income tax provision was subject to taxes in the following jurisdictions for the following periods:

	2003	2002	2001

United States	$489,226	$464,136	$1,261,303
Foreign	344,145	985,592	(1,150,034)

Total	$833,371	$1,449,728	$111,269

      The income tax provision consists of the following at December 31:

	2003	2002	2001

Current:
Federal	$329,000	$167,000	$35,000
State	112,000	16,000	13,000
Foreign	16,000	10,000	20,000

Total	457,000	193,000	68,000
Deferred:
Federal	498,000	(428,000)	624,000
State	193,000	(24,000)	(106,000)
Foreign	117,000	304,000	(390,000)
Change in valuation allowance	(2,594,000)	148,000	(128,000)

Subtotal	(1,786,000)	—	—

Total	$(1,329,000)	$193,000	$68,000

F-2-12

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

      A reconciliation of Hycor’s effective tax rate compared to the federal statutory tax rate is as follows:

	2003	2002	2001

Provision computed at federal statutory rate	$284,000	$493,000	$38,000
Increase (decrease) resulting from:
State taxes, net	(240,000)	11,000	9,000
Research and development credits	(28,000)	(23,000)	(60,000)
Intangibles	1,000	3,000	11,000
Meals and entertainment	12,000	7,000	8,000
Foreign rate differential	(124,000)	(174,000)	—
Other	—	—	13,000
Valuation allowance	(1,234,000)	(124,000)	49,000

	$(1,329,000)	$193,000	$68,000

      The components of Hycor’s deferred income tax benefit as of December 31, 2003 and 2002 are as follows:

	2003	2002

Allowance for doubtful accounts	$8,000	$22,000
Inventory reserves	332,000	409,000
Depreciation	138,000	108,000
Accrued payroll	76,000	59,000
Tax credits	594,000	966,000
Net operating loss carryforwards	1,218,000	1,465,000
Deferred state taxes	(153,000)	6,000
Unrealized foreign exchange gain	—	(65,000)
Research and development amortization	303,000	346,000
Foreign goodwill and organization cost amortization	61,000	73,000
Other	118,000	114,000

Subtotal	2,695,000	3,503,000
Valuation allowance	(909,000)	(3,503,000)

Total	$1,786,000	$—

      In the quarter ended December 31, 2003, Hycor reversed $1,786,000 of its $2,695,000 valuation allowance on its deferred tax assets. The remaining valuation allowance of $909,000 relates to gross foreign net operating loss carryforwards of approximately $2.7 million, for which Hycor has determined that a valuation allowance is required due to circumstances that lead management to believe that the realization of this deferred tax asset is not likely. Based on the nature of the underlying deferred tax assets, the reversal of the valuation allowance resulted in an increase to additional paid-in capital of $427,000 and a net income tax benefit of $1,359,000. This reversal is the result of Hycor’s recent sustained history of U.S. operating profitability and the determination by management that the future realization of the U.S. net deferred tax assets was judged to be more likely than not. Hycor exercises significant judgment relating to the projection of future taxable income to determine the recoverability of any tax assets recorded on the balance sheet. If judgments regarding recoverability of deferred tax assets are not accurate, Hycor could be required to record additional reserves against deferred tax assets in future periods.

F-2-13

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

      As of December 31, 2003, Hycor has approximately $830,000 of federal net operating loss carryforwards. Utilization of a portion of the federal net operating losses has been limited, due to a change in ownership, to approximately $100,000 per year by Internal Revenue Code Section 382, with the remainder beginning to expire in 2008. In addition, Hycor has foreign net operating loss carryforwards of approximately $2.7 million, which have no expiration.

Note 8:	Employee Benefit Plans

Stock Option Plans

      On February 23, 2001 the Board of Directors adopted the Hycor Biomedical Inc. 2001 Incentive Stock Option Plan (“2001 ISOP”) under which up to 1,000,000 shares could be issued upon exercise of options granted under the plan.

      At December 31, 2003, Hycor had reserved 1,668,000 shares of common stock for issuance to employees and directors under the 2001 ISOP and two predecessor stock option plans. Options are generally granted at fair market value and become exercisable over a four-year period. These options generally expire 10 years from the date of grant. At December 31, 2003, all plans were stockholder approved and 706,000 shares were available for grant.

      Option activity under the plans is as follows:

		Weighted-
		Average
	Number of	Exercise
	Shares	Price

Outstanding, January 1, 2001	782,875	$2.93
Granted (weighted-average fair value of $5.63)	60,000	7.19
Exercised	(190,375)	2.66
Canceled	(34,125)	3.32

Outstanding, December 31, 2001 (342,375 options exercisable at a weighted-average price of $3.46)	618,375	3.40
Granted (weighted-average fair value of $1.53)	453,000	2.07
Exercised	(7,750)	1.61
Canceled	(103,500)	4.93

Outstanding, December 31, 2002 (436,625 options exercisable at a weighted-average price of $2.68)	960,125	2.62
Granted (weighted-average fair value of $2.38)	48,000	3.31
Exercised	(17,625)	1.62
Canceled	(28,500)	4.58

Outstanding, December 31, 2003	962,000	$2.61

F-2-14

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

      Additional information regarding options outstanding as of December 31, 2003, is as follows:

	Options Outstanding			Options Exercisable

		Weighted-Avg.
		Remaining	Weighted-Avg.		Weighted-Avg.
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Yrs)	Price	Exercisable	Price

$1.00 to 1.94	267,250	4.9	$1.61	252,250	$1.60
2.00 to 2.35	481,250	7.9	2.02	150,500	2.00
3.00 to 4.69	137,500	5.0	4.29	91,000	4.44
6.13 to 7.65	76,000	7.0	6.89	54,000	6.77

$1.00 to 7.65	962,000	6.6	$2.61	547,750	$2.68

Stock Purchase Plan

      Hycor has reserved 207,181 shares of its common stock for issuance to employees under two employee stock purchase plans. The plans allow eligible employees to have salary withholdings to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of each three-month offer period, subject to an annual limitation.

      Hycor’s 1988 Employee Stock Purchase Plan terminated during the year 2001 and there are no shares reserved for future issuance under this plan. Stock issued under this plan was 7,255 shares at weighted-average prices of $1.49 in 2001.

      On February 25, 2000, the Board of Directors adopted the Hycor Biomedical Inc. 2000 Employee Stock Purchase Plan (“2000 ESPP”) under which up to 300,000 shares could be sold to the employees. Hycor has 207,181 shares reserved for future issuance under its 2000 ESPP. Stock issued under this plan was 42,529, 34,621 and 11,373 shares in 2003, 2002 and 2001 at the weighted-average price of $2.43, $1.66 and $4.25, respectively.

401(k) Plan

      Hycor has established a profit sharing plan under Internal Revenue Code Section 401(k). The 401(k) plan allows employees to contribute up to 15% of their salary to the plan. Hycor matches 50% of the first 2% of an employee’s contribution and 100% of the next 1% of contribution. Compensation expense related to these plans was $169,774, $159,807, and $166,382, in 2003, 2002, and 2001, respectively.

Note 9:	Goodwill and Intangible Assets

      Effective January 1, 2002, Hycor adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, Hycor’s goodwill and certain intangible assets are no longer amortized, but are subject to an annual impairment test. In accordance with SFAS No. 142, there were no impairments or

F-2-15

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

impairment indicators present and no loss was recorded during the year ended December 31, 2003. The following sets forth the intangible assets by major asset class:

		December 31, 2003			December 31, 2002
	Useful
	Life		Accumulated	Net Book		Accumulated	Net Book
	(Years)	Gross	Amortization	Value	Gross	Amortization	Value

NON-AMORTIZING
Goodwill		$156,338	—	$156,338	$156,338	$—	$156,338

AMORTIZING
Patents and other	(6-17)	$143,213	$99,606	$43,607	$206,873	$154,640	$52,213

      Aggregate amortization expense on intangible assets was approximately $8,484 and $15,127 for the years ended December 31, 2003 and 2002, respectively. Amortization expense in each of the next five fiscal years is expected to be incurred as follows:

Year	Amount

2004	$9,220
2005	7,544
2006	6,972
2007	6,693
2008	4,793
Thereafter	8,385

$43,607

      In accordance with SFAS No. 142, Hycor has completed the transitional impairment tests and fair value analysis for goodwill and other intangible assets, respectively, and there were no impairments or impairment indicators present and no loss was recorded during the year ended December 31, 2002.

      The following summarizes what net income would have been had the non-amortization provisions of SFAS No. 142 been adopted over the entire reporting period, adjusted for taxes:

	Year Ended December 31,

	2003	2002	2001

Reported net income	$2,162,371	$1,256,728	$43,269
Goodwill amortization	—	—	131,979

Adjusted net income	$2,162,371	$1,256,728	$175,248

Basic earnings per share:
Reported net income	$0.27	$0.16	$0.01
Goodwill amortization	—	—	0.01

Adjusted basic earnings per share	$0.27	$0.16	$0.02

Diluted earnings per share:
Reported net income	$0.26	$0.15	$0.01
Goodwill amortization	—	—	0.01

Adjusted diluted earnings per share	$0.26	$0.15	$0.02

F-2-16

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

Note 10:	Commitments and Contingencies

Operating Leases

      Hycor leases office, laboratory, and warehouse space and laboratory equipment under non-cancelable operating leases. Rental expense under operating leases for the years ended December 31, 2003, 2002 and 2001 was approximately $838,000, $768,000 and $736,000, respectively.

      Future annual minimum lease payments under the noncancelable operating leases as of December 31, 2003 are as follows:

Year	Amount

2004	$861,000
2005	740,000
2006	667,000
2007	573,000

$2,841,000

Indemnification and Guarantees

      Hycor has entered into employment contracts with each of Hycor’s officers. These contracts generally provide for severance benefits if the officer is terminated by Hycor for convenience or by the officer for substantial cause. In addition, in order to assure that the officers would continue to provide independent leadership consistent with Hycor’s best interests in the event of an actual or threatened change in control of Hycor, the contracts also generally provide for certain protections in the event of such a change in control. These protections include the extension of employment contracts and the payment of certain severance benefits upon the termination of employment following a change in control.

Other Commitments

      Hycor has entered into a product manufacturing and sales agreement (the “Supply Agreement”) with an equipment manufacturer located in Europe to supply HY•TEC instruments. At December 31, 2003, the approximate future minimum payment under the Supply Agreement is $162,000 during 2004.

      In addition, in the normal course of operations, Hycor enters into purchase obligations with various vendors and suppliers of various key raw materials and other goods and services through purchase orders or other documentation. Such obligations are generally outstanding for periods less than a year and are settled by cash payments upon delivery of goods and services. The purchase commitments covered by these various key raw materials and other goods and services aggregate approximately $696,000 as of December 31, 2003.

Note 11:	Segment Information

      Hycor engages in business activity in only one operating segment that entails the development, manufacture and sale of medical diagnostic products with a focus on clinical immunology testing and urinalysis products. While Hycor offers a wide range of items for sale, most are manufactured at common production facilities. In addition, Hycor’s products are marketed through a common sales organization and are sold to a similar customer base made up primarily of clinical laboratories and specialty physician offices.

      Hycor sells its products primarily through distributors. Sales to Hycor’s two largest distributors each accounted for 14% of net product sales in 2003; 18% and 16% of net product sales in 2002; and 22% and 13% in 2001. The account receivable balances for these two distributors were approximately $430,000 and $237,000 in

F-2-17

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

2003 and $414,000 and $528,000 in 2002, respectively. A decision by a significant customer to substantially decrease or delay purchases from Hycor or Hycor’s inability to collect receivables from these customers could have a material adverse effect on Hycor’s financial condition and results of operations.

      In addition to its U.S. operations, Hycor has subsidiaries in Scotland and Germany. Information about Hycor’s products and operations in different geographic locations is shown below.

Revenues by product line	2003	%	2002	%	2001	%

	(In thousands)
Urinalysis	$9,238	47%	$9,634	52%	$9,607	55%
Clinical Immunology	9,565	48%	7,977	43%	6,560	38%
Other	954	5%	980	5%	1,146	7%

	$19,757	100%	$18,591	100%	$17,313	100%

Geographical information	2003	%	2002	%	2001	%

Revenues(a)
United States	$14,675	74%	$13,928	75%	$13,147	76%
Foreign:
Germany	3,217	16%	3,002	16%	2,443	14%
Scotland	1,865	10%	1,661	9%	1,723	10%

Subtotal — foreign	5,082	26%	4,663	25%	4,166	24%

Total revenues	$19,757	100%	$18,591	100%	$17,313	100%

(a)	Revenues are allocated to countries based on the source of the product.

Long-lived assets (net):	2003	2002

United States	$1,892	$2,054
Foreign:
Germany	266	344
Other Europe	158	125

Subtotal — foreign	424	469

Total long-lived assets	$2,316	$2,523

Deferred tax assets:	2003	2002

United States	$1,786	$2,477
Foreign:
Germany	964	1,083
Other Europe	(55)	(57)

Subtotal — foreign	909	1,026

Subtotal	2,695	3,503

Valuation allowance	(909)	(3,503)

Total deferred tax assets	$1,786	$—

F-2-18

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001 — (Continued)

Note 12:	Impairment Loss on Long-Lived Assets

      In 1994, Hycor acquired Melja Diagnostik, GmbH and recorded total goodwill resulting from the acquisition of approximately $1,900,000. Significant changes in both German medical testing reimbursement rates and the value of the U.S. dollar versus the Euro have caused declining operating results. In the fourth quarter of 2001, the goodwill related to this acquisition was determined to be impaired. Impairment of goodwill was determined based on Hycor’s expected inability to generate positive future operating cash flows to support the recorded value of goodwill. Hycor recorded a non-cash charge of $723,000 that eliminates all remaining goodwill related to this acquisition.

Note 13:     Selected Quarterly Data (Unaudited)

      Summarized quarterly financial data for fiscal year 2003 is as follows:

	Year Ended December 31, 2003

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net Sales	$4,877,566	$4,980,793	$4,969,469	$4,929,205
Gross profit	2,544,849	2,763,052	2,741,078	2,726,303
Net income	331,138	217,014	73,355	1,540,864
Basic net income per share	0.04	0.03	0.01	0.19
Diluted net income per share	0.04	0.03	0.01	0.18

      Summarized quarterly financial data for fiscal year 2002 is as follows:

	Year Ended December 31, 2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net Sales	$4,571,509	$4,694,184	$4,508,657	$4,816,159
Gross profit	2,346,472	2,558,009	2,424,845	2,591,467
Net income	252,584	408,343	331,858	263,943
Basic net income per share	0.03	0.05	0.04	0.03
Diluted net income per share	0.03	0.05	0.04	0.03

F-2-19

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

STRATAGENE HOLDING CORPORATION,

SHC ACQUISITION SUB, INC.

AND

HYCOR BIOMEDICAL INC.

July 24, 2003

A-i

A-ii

EXHIBITS

EXHIBIT A-1	Lock-Up Agreement for Stratagene Stockholders
EXHIBIT A-2	Lock-Up Agreement for Joseph A. Sorge
EXHIBIT A-3	Lock-Up Agreement for Hycor Directors and Officers
EXHIBIT B	Certificate of Merger
EXHIBIT C	Stratagene Restated Certificate
EXHIBIT D	Form of Employment Agreement for Joseph A. Sorge
EXHIBIT E	Directors and Committees

A-iii

INDEX OF DEFINED TERMS

	Section

Agreement	Preamble
Antitrust Laws	5.7	(b)
Audited Combined Consolidated Financials	5.21
BCH	3.1	(c)
Biocrest Entities	5.17
bylaws	2.1
Cenetron Diagnostics	5.17
Cenetron Management	5.17
CERCLA	2.16	(b)
Certificate of Incorporation	2.1
Certificate of Merger	1.1
Certificates	1.7	(c)
Closing	1.2
Closing Date	1.2
COBRA	2.10	(h)
Code	Recitals
Combined Consolidated Interim Balance Sheet	3.5	(c)
Combined Consolidated Interim Financial Statements	3.5	(c)
Combined Consolidated Year End Balance Sheets	3.5	(c)
Confidentiality Agreement	5.5
Converted Notes	5.18
Copyrights	2.11	(a)(iii)
D&O Insurance	5.16	(a)
Delaware Law	Recitals
Effective Time	1.2
Employment Contracts	2.10	(a)
ERISA	2.10	(a)
ERISA Affiliate	2.10	(f)
Exchange Act	2.5	(a)
Exchange Agent	1.7	(a)
Exchange Fund	1.7	(b)
Exchange Ratio	1.6	(a)
Expenses	7.3	(b)(i)
Extended Notes	5.18
Governmental Entity	2.3	(b)
Hazardous Materials	2.16	(b)
HSR Act	2.3	(b)
Hycor	Preamble
Hycor Balance Sheet	2.5	(a)
Hycor Balance Sheet Date	2.13
Hycor Common Stock	1.6	(a)
Hycor Companies	2.10	(a)
Hycor Disclosure Schedule	2

A-iv

	Section

Hycor Employees	5.20
Hycor Financial Statements	2.5	(a)
Hycor Material Contracts	2.12
Hycor Option Plans	1.6	(c)
Hycor Options	1.6	(c)
Hycor Owned Intellectual Property	2.11	(b)
Hycor Owned Trade Secrets	2.11	(c)
Hycor Plans	2.10	(a)
Hycor SEC Documents	2.5	(a)
Hycor Shareholder List	1.6	(a)
Hycor Stockholders Meeting	2.9
Hycor Subsidiary	2.1	(b)
Intellectual Property Rights	2.11	(a)
Interim Financial Statements	3.5	(a)
Iobion	5.17
IRS	2.3	(b)
Lock Up Agreements	Recitals
Marks	2.11	(a)(i)
Material Adverse Effect	2
Merger	1.1
Merger Consideration	1.6	(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.6	(d)
Multi-Employer Plan	2.10	(e)
Multiple Employer Plan	2.10	(e)
Non-Soliciting Party	4.2
Order	5.7	(b)
Patents	2.11	(a)(ii)
PBGC	2.10	(c)
Person	1.7	(e)
Phenogenex	5.17
Plans	2.10	(a)
Predecessor Hycor Employer	2.10	(a)
Predecessor Hycor Plan	2.10	(a)
Predecessor Stratagene Employer	3.10	(a)
Predecessor Stratagene Plan	3.10	(a)
Proxy Statement	2.9
Qualified Plans	2.10	(c)
Registration Statement	2.9
Sarbanes-Oxley Act	2.5	(b)
SEC	2.5
Section 16	5.20
Securities Act	2.5
Software	2.11	(a)(v)

A-v

	Section

Stratagene	Preamble
Stratagene Balance Sheet	3.5	(a)
Stratagene Balance Sheet Date	3.5	(a)
Stratagene Benefit Plans	5.20
Stratagene Bylaws	3.1	(a)
Stratagene Certificate of Incorporation	3.1	(a)
Stratagene Combined Consolidated Balance Sheets	3.5	(c)
Stratagene Combined Consolidated Financial Statements	3.5	(c)
Stratagene Common Stock	Recitals
Stratagene Companies	3.10	(a)
Stratagene Disclosure Schedule	3
Stratagene Financial Statements	3.5	(a)
Stratagene Interim Balance Sheet	3.5	(a)
Stratagene Material Contracts	3.12
Stratagene Notes	3.2
Stratagene Option Plans	3.2
Stratagene Options	3.2
Stratagene Owned Intellectual Property	3.11	(a)
Stratagene Owned Trade Secrets	3.11	(b)
Stratagene Plans	3.10	(a)
Stratagene Restated Certificate	5.15
Stratagene Subsidiary	3.1	(a)
Stratagene Year End Balance Sheet	3.5	(a)
Superior Proposal	4.2
Surviving Corporation	1.1
Takeover Proposal	4.2
Tax Returns	2.25	(b)
Taxes	2.25	(a)
Termination Fee	7.3	(b)(ii)
Trade Secrets	2.11	(a)(iv)

A-vi

AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 24, 2003, by and among STRATAGENE HOLDING CORPORATION, a Delaware corporation (“Stratagene”), SHC ACQUISITION SUB, INC., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Stratagene, and HYCOR BIOMEDICAL INC., a Delaware corporation (“Hycor”).

RECITALS

      A.     Stratagene and Hycor have determined that it would be appropriate and in their respective best interests for Merger Sub to merge with and into Hycor upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

      B.     The Board of Directors of Hycor (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Hycor adopt and approve this Agreement and approve the Merger.

      C.     The Board of Directors of Stratagene (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Stratagene adopt and approve this Agreement and approve the Merger and the issuance of shares of Stratagene’s common stock, $0.0001 par value (“Stratagene Common Stock”), pursuant to the Merger.

      D.     Concurrently with the execution of this Agreement, as a condition and inducement to the willingness of each of Hycor and Stratagene to enter into this Agreement, certain stockholders of the respective companies are entering into a Lock Up Agreement in the forms attached hereto as Exhibit A-1, A-2 or A-3 (the “Lock Up Agreements”).

      E.     The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

THE MERGER

      1.1     The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Hycor (the “Merger”), the separate corporate existence of Merger Sub shall cease and Hycor shall continue as the surviving corporation and a subsidiary of Stratagene. Hycor as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Seventeenth Floor, 695 Town Center Drive, Costa Mesa, California 92626, or at such other location as the parties agree. In connection with the

Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hycor and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Hycor and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4     Certificate of Incorporation; Bylaws.

      (a)     Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Hycor shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, which shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation, except that Article I of the certificate of incorporation shall be amended to read as follows: The name of this corporation is Hycor Biomedical Inc.

      (b)     Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

      1.5     Directors and Officers. At the Effective Time, the initial directors of the Surviving Corporation shall be J. David Tholen, Joseph A. Sorge, and Carlton J. Eibl, each to hold office until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Hycor until their respective successors are duly elected or appointed and qualified.

      1.6     Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Hycor or the holders of any of the following securities:

(a) Conversion of Hycor Common Stock. At the Effective Time, all shares of Hycor common stock, $0.01 par value (“Hycor Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Hycor Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and each share of Hycor Common Stock will be converted automatically into the right to receive 0.6158 of a share of Stratagene Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring at or prior to the Effective Time) (the “Exchange Ratio”) (such shares of Stratagene Common Stock, in the aggregate, the “Merger Consideration”). At the Closing, Hycor shall deliver to Stratagene a certified list showing the name and address of each record holder of Hycor Common Stock and the exact number of shares held by each such holder (the “Hycor Shareholder List”).

(b) Cancellation of Hycor Common Stock Owned by Stratagene or Hycor. At the Effective Time, all shares of Hycor Common Stock that are owned by Stratagene or Hycor or any direct or indirect wholly owned subsidiary of Stratagene or of Hycor immediately prior to the Effective Time shall be canceled and extinguished and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) Stock Option Plans. At the Effective Time, all unexercised and unexpired options to purchase Hycor Common Stock (“Hycor Options”) then outstanding under any stock option plan of Hycor, including the Hycor Biomedical Inc. 2001 Stock Option Plan, the Hycor Biomedical Inc. 1992 Incentive Stock Plan, the Hycor Biomedical Inc. Nonqualified Stock Option Plan for Non-Employee Directors, as amended, and any other plan, agreement or arrangement (collectively, the “Hycor Option Plans”), whether or not then exercisable (all of which are set forth in Section 1.6(c) of the Hycor Disclosure Schedule), will be assumed by Stratagene. Each Hycor Option so assumed by Stratagene under this Agreement will continue to have, and be subject to, the same terms and conditions (including, except as set forth in the last sentence of this Section 1.6(c), vesting schedule) as set forth in the applicable Hycor Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Hycor Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Stratagene Common Stock equal to the product of the number of shares of Hycor Common Stock that were issuable upon exercise of such Hycor Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Stratagene Common Stock, and (ii) the per-share exercise price for the shares of Stratagene Common Stock issuable upon exercise of each such assumed Hycor Option will be equal to the quotient determined by dividing the exercise price per share of Hycor Common Stock at which such Hycor Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Hycor Options to which Section 421(a) of the Code applies into options to purchase Stratagene Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Hycor Options within the meaning of Section 424 of the Code. Each such converted Hycor Option shall remain subject to the terms and conditions of the Hycor Option Plan pursuant to which such Hycor Option was granted and the agreement evidencing the grant of such Hycor Option.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Stratagene. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Appraisal Rights. Notwithstanding Section 1.6(a), if for any reason appraisal rights under Section 262 of Delaware Law become available to holders of Hycor Common Stock in connection with the Merger, the shares of Hycor Common Stock outstanding immediately prior to the Effective Time and held by a holder who properly exercises and perfects appraisal rights for such shares of Hycor Common Stock in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of Hycor Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Hycor shall give Stratagene prompt notice of any demands received by Hycor for appraisal of shares of Hycor Common Stock, and Stratagene shall have the right to participate in all negotiations and proceedings with respect to such demands. Hycor shall not, except with the prior written consent of Stratagene, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Hycor.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Stratagene Common Stock shall be issued, and no holder of shares of Hycor Common Stock shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Stratagene with respect to any fractional shares of Stratagene Common Stock that would otherwise be issued to such stockholder. In lieu of any fractional shares of Stratagene Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Stratagene Common Stock shall, upon proper surrender of such person’s Certificates (as defined below), receive a cash payment equal to such fraction multiplied by the closing price of one share of Hycor Common Stock as reported on the Nasdaq National Market System two trading days immediately prior to the Effective Time.

      1.7     Surrender of Certificates.

      (a)     Exchange Agent. Continental Stock Transfer & Trust, or such other company designated by Hycor and reasonably satisfactory to Stratagene if Continental Stock Transfer & Trust is unable or unwilling to serve, shall act as exchange agent (the “Exchange Agent”) in the Merger.

      (b)     Stratagene to Provide Common Stock and Cash. Promptly after the Effective Time, Stratagene shall make available to the Exchange Agent for exchange in accordance with this Article I (i) the certificates representing the Merger Consideration and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f). Stratagene agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions payable pursuant to Section 1.7(d). Any dividends or distributions to which holders of unexchanged shares of Hycor may be entitled pursuant to Section 1.7(d) shall be paid to the Exchange Agent at the same time Stratagene pays such dividends to other holders. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Hycor Common Stock pursuant to this Agreement out of the Exchange Fund (as defined below). Any cash and certificates representing Stratagene Common Stock deposited with the Exchange Agent shall be referred to herein as the “Exchange Fund.”

      (c)     Exchange Procedures. Promptly (and in no event more than five business days) after the Effective Time, Stratagene and Hycor shall instruct the Exchange Agent to mail to each holder of record (immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Hycor Common Stock, whose shares were converted into the right to receive shares of Stratagene Common Stock, and cash in lieu of fractional shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Hycor and Stratagene may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Hycor Common Stock represented by such Certificate (after taking into account all shares of Hycor Common Stock then held by such holder), cash in lieu of fractional shares of Stratagene Common Stock to which such holder is entitled pursuant to Section 1.6(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Hycor Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Stratagene Common Stock into which such shares of Hycor Common Stock shall have been so converted, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d).

      (d)     Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Stratagene Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Stratagene Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.7. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder of the certificates representing whole shares of Stratagene Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Stratagene Common Stock.

      (e)     Transfers of Ownership. If any certificate representing shares of Stratagene Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Stratagene or any agent designated by it any transfer tax or other taxes required by reason of the issuance of a certificate for shares of Stratagene Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Stratagene or any agent designated by it that any such taxes have been paid or are not payable. For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

      (f)     No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Stratagene, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.8     No Further Ownership Rights in Hycor Common Stock. All shares of Stratagene Common Stock issued upon the surrender for exchange of shares of Hycor Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Hycor Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Hycor Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for Hycor Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.9     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the receipt of an affidavit of that fact from the holder thereof, such shares of Stratagene Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Stratagene may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond or indemnity agreement as it may reasonably direct as security against any claim that may be made against Stratagene, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Hycor and Merger Sub, the officers and directors of Hycor, Stratagene and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF HYCOR

      In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any Person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any Person means any effect that individually or taken together with other effects is materially adverse to (i) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement. In this Agreement, any reference to a party’s “knowledge” means the actual knowledge of such party’s executive officers after such inquiry, if any, as they deem reasonably necessary of employees, officers and directors of such party charged with senior administrative or operational responsibility for such matters.

      Except as disclosed in the specific corresponding section of the document of even date herewith delivered by Hycor to Stratagene prior to the execution and delivery of this Agreement (the “Hycor Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Hycor represents and warrants to Stratagene as follows:

      2.1     Organization, and Qualification; Subsidiaries.

      (a)     Hycor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Hycor. Hycor has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Hycor. Hycor has heretofore made available to Stratagene a complete and correct copy of its certificate of incorporation (including all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (the “Certificate of Incorporation” and “bylaws,” respectively). Such Certificate of Incorporation and bylaws are in full force and effect. Hycor is not in violation of any provision of its Certificate of Incorporation or bylaws.

      (b)     Section 2.1(b) of the Hycor Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Person that is a subsidiary of Hycor (for purposes of this Section 2.1(b), each a “Hycor Subsidiary”). Except for the Hycor Subsidiaries, Hycor does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. Except as set forth in Section 2.1(b) of the Hycor Disclosure Schedule, all outstanding capital stock or other ownership interest of each Hycor Subsidiary is, directly or indirectly, owned (of record and beneficially) by Hycor free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Hycor Subsidiary to any Person except Hycor. Each Hycor Subsidiary (a) is a corporation or other entity as identified in Section 2.1(b) of the Hycor Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hycor. Hycor has made available to Stratagene complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Hycor Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 2.1(b) of the Hycor Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares or ownership interests, whether such record or beneficial owner is an employee, agent or affiliate of Hycor, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

      2.2     Capitalization. The authorized capital stock of Hycor consists of 20,000,000 shares of Hycor Common Stock and 3,000,000 shares of preferred stock. As of the close of business on July 24, 2003, 8,077,839 shares of Hycor Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the close of business on July 24, 2003, except for (a) 1,685,125 shares of Hycor Common Stock reserved for issuance pursuant to the Hycor Options and (b) 221,439 shares of Hycor Common Stock reserved for issuance pursuant to Hycor’s employee stock purchase plan, there are not now, and other than as permitted by Section 4.1(b)(xv) hereof there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Hycor to issue, transfer or sell any shares of its capital stock or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Hycor or securities convertible into or exchangeable for such shares or equity interest or obligating Hycor to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since April 10, 2003, Hycor has not issued any shares of its capital stock, except pursuant to the exercise of Hycor Options and Hycor’s employee stock purchase plan. All issued and outstanding shares of Hycor Common Stock are, and all shares of Hycor Common Stock which may be issued pursuant to the exercise of outstanding Hycor Options will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of Hycor or any Hycor Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Hycor Common Stock or any capital stock of, or other equity interests in, Hycor or any Hycor Subsidiary not described in Section 2.2 of the Hycor Disclosure Schedule.

      2.3     Authority; Governmental Consents.

      (a)     Authority. Hycor has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement and the Certificate of Merger by the stockholders of Hycor as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hycor and the consummation by Hycor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Hycor, subject, in the case of the Merger, to the approval thereof by the holders of Hycor Common Stock required under Delaware Law and the Certificate of Incorporation and bylaws of Hycor. This Agreement has been duly and validly executed and delivered by Hycor, and, assuming this Agreement constitutes a valid and binding obligation of Stratagene and Merger Sub, this Agreement constitutes a valid and binding agreement of Hycor, enforceable against Hycor in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      (b)     Governmental Consents. Other than in connection with, or in compliance with, the provisions of Delaware Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, notices to or filings with the Internal Revenue Service (the “IRS”) or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by Hycor of the transactions contemplated by this Agreement. As used in this Agreement, the term “Governmental Entity” means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

      2.4     No Violation. Neither the execution and delivery of this Agreement by Hycor nor the consummation by Hycor of the transactions contemplated hereby will (i) assuming the stockholder approval contemplated by Section 2.3(a) is obtained, constitute a breach or violation of any provision of the Certificate of Incorporation or bylaws of Hycor, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Hycor or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Hycor or any of its subsidiaries, or by which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Hycor, any statute, ordinance, rule or regulation applicable to Hycor or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Hycor.

      2.5     SEC Reports and Financial Statements; Sarbanes-Oxley Act Compliance.

      (a)     Hycor has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2000 and prior to the date hereof (the “Hycor SEC Documents”), and has made copies of all such forms, reports and documents available to Stratagene. Each Hycor SEC Document (i) as of its filing date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Hycor SEC Document). The audited and unaudited consolidated financial statements of Hycor included in any Hycor SEC Document (the “Hycor Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Hycor and its subsidiaries as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hycor, and except for the absence of certain footnote information in the unaudited statements. Hycor and its subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its consolidated balance sheet as at March 31, 2003 (including the notes thereto and the other disclosures made in Hycor’s Form 10-Q for the quarter ended March 31, 2003) (the “Hycor Balance Sheet”) included in the Hycor SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since March 31, 2003, which as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $500,000 is listed or described on Section 2.5(a) of the Hycor Disclosure Schedule.

      (b)     Each required form, report and document containing financial statements that Hycor has filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Hycor’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (a) was true and accurate and complied with the Sarbanes-Oxley Act, (b) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (c) has not been modified or withdrawn. Neither Hycor nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. Hycor’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Hycor to comply with, and the appropriate officers of Hycor to make all certifications required under, the Sarbanes-Oxley Act.

      2.6     Compliance with Applicable Laws and Permits; Regulatory Matters. Hycor and each of its subsidiaries has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and Hycor and each of its subsidiaries has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on Hycor. Neither Hycor nor any of its subsidiaries has received any written governmental notices within two years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Neither Hycor nor any of its subsidiaries is in default or noncompliance under any (a) permits, consents or similar instruments, or

(b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance which is not reasonably likely to have a Material Adverse Effect on Hycor.

      2.7     Certain Agreements Affected by the Merger. Except as set forth in Section 2.7 of the Hycor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of Hycor or any of its subsidiaries, (ii) increase any benefits otherwise payable by Hycor or any of its subsidiaries to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $100,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which Hycor or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

      2.8     Litigation. Except as set forth in Section 2.8 of the Hycor Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Hycor, threatened since January 1, 2002 against Hycor or any of its subsidiaries and no such item listed in such Section 2.8, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Hycor or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither Hycor nor any of its subsidiaries is a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Hycor or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

      2.9     Registration Statement; Proxy Statement/ Prospectus. The information supplied by Hycor for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Stratagene Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Hycor for inclusion in the proxy statement/prospectus (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) to be provided to the stockholders of Hycor in connection with the meeting of Hycor’s stockholders to consider the Merger (the “Hycor Stockholders Meeting”) shall not, on the date the Proxy Statement is first mailed to Hycor stockholders, at the time of the Hycor Stockholders Meeting or at the Effective Time, contain any statement which, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Hycor Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Hycor which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Hycor shall promptly inform Stratagene and supplement the Proxy Statement. Notwithstanding the foregoing, Hycor makes no representation, warranty or covenant with respect to any information supplied by or respecting Stratagene or any of its subsidiaries (other than information supplied by and with respect to Hycor) which is contained in any of the foregoing documents.

      2.10     Employee Benefit Plans.

      (a)     Plans. Section 2.10(a) of the Hycor Disclosure Schedule includes a complete list of all employee benefit plans and programs providing benefits to any employee or former employee (“Plans”) sponsored or maintained by Hycor or any of its subsidiaries or to which Hycor or any of its subsidiaries contributes or is obligated to contribute (the Hycor Plans”) and all written employment, severance, consulting and other compensation contracts (“Employment Contracts”) between Hycor or any of its subsidiaries and any current, or former (to the extent obligations of Hycor or any of its subsidiaries are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to Hycor or its subsidiaries in excess of $100,000. Hycor and its subsidiaries are not party to any oral Employment Contract that is not terminable at will. Except as disclosed on Section 2.10(a) of the Hycor Disclosure Schedule, no oral Employment Contract requires payments by Hycor or any of its subsidiaries in excess of $75,000 annually. Each of the Hycor Plans may be amended or terminated at any time by action of the Hycor Board of Directors, or such Hycor Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable Hycor Plan and compliance with applicable laws and regulations. Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. For all purposes of this Agreement, the term “Hycor Plan” shall include any Predecessor Hycor Plans (as defined herein). “Predecessor Hycor Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 2.10(a)but which was maintained, contributed to or resulted in or may result in liability to any Predecessor Hycor Employer (as defined herein) or any of Hycor, its affiliates or subsidiaries or their respective ERISA Affiliates (“Hycor Companies”). “Predecessor Hycor Employer” shall mean any employer, entity or business operation acquired by any of the Hycor Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

      (b)     Documents. With respect to each Hycor Plan, Hycor has made available to Stratagene a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract, except for any Employment Contract with a foreign employee of Hycor or any of its subsidiaries requiring payments by Hycor or any of its subsidiaries not in excess of $100,000.

      (c)     Compliance. All Hycor Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such Hycor Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Hycor. With respect to each Hycor Plan that is intended to qualify under Section 401(a) of the Code (“Qualified Plans”), either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to Stratagene, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such Hycor Plan or the tax exempt status of any related trust, and any and all amendments to each Hycor Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated Hycor Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Hycor Plan and the requirements of the Pension Benefit Guaranty Corporation (“PBGC”), to the extent applicable, were fully satisfied.

      (d)     Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on Hycor, all contributions required to be made by Hycor or any of its subsidiaries to any Hycor Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Hycor Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the Hycor Financial Statements to the extent required under generally accepted accounting principles.

      (e)     Multi-Employer Plan Etc. No Hycor Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Hycor Plan is a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a “Multi-Employer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a “Multiple Employer Plan”).

      (f)     Liabilities. There does not now exist, nor, to the knowledge of Hycor, do any circumstances exist that would reasonably be expected to result in, any liability to any Hycor Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(l) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $10,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of Hycor nor any ERISA Affiliate of Hycor has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by Hycor or any of its subsidiaries that has not been satisfied in full, and Hycor is not aware of any condition that exists that presents a material risk to Hycor or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no Hycor Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Hycor Plan ended prior to the Effective Time and (iv) neither Hycor nor any ERISA Affiliate of Hycor has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. An “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Hycor or Stratagene, as appropriate, or that is a member of the same “controlled group” as Hycor or Stratagene, as appropriate, pursuant to Section 4001(a)(14) of ERISA.

      (g)     Claims. There are no pending, or to the knowledge of Hycor, no threatened or anticipated claims by or on behalf of any Hycor Plan, by any employee or beneficiary covered under any such Hycor Plan, or otherwise involving any such Hycor Plan (other than routine claims for benefits).

      (h)     COBRA etc. With respect to each Hycor Plan, Hycor and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Hycor) with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

      2.11     Intellectual Property.

      (a)     Certain Definitions. The term “Intellectual Property Rights” shall mean intellectual property rights arising from or in respect to the following:

(i) fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, “Marks”);

(ii) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”);

(iii) copyrights and registrations and applications therefor (collectively, “Copyrights”) and mask work rights;

(iv) know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, “Trade Secrets”); and

(v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, “Software”).

      (b)     Section 2.11(b) of the Hycor Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by Hycor or any Hycor Subsidiary that is material to the operation of its business as presently conducted (collectively, “Hycor Owned Intellectual Property”). Except as set forth in Section 2.11(b) of the Hycor Disclosure Schedule, Hycor and its subsidiaries own all right, title, and interest in the Hycor Owned Intellectual Property, and Hycor and its subsidiaries have not granted to any Person an exclusive license to use any item of Hycor Owned Intellectual Property, nor has Hycor granted any rights to create any derivative works based on the Hycor Owned Intellectual Property. Except as set forth in Section 2.11(b) of the Hycor Disclosure Schedule, Hycor and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Hycor Owned Intellectual Property. To Hycor’s or its subsidiaries’ knowledge, the Hycor Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any Hycor Owned Intellectual Property.

      (c)     Trade Secrets. To their knowledge, Hycor and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of Hycor or its subsidiaries (collectively, “Hycor Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to Hycor. Hycor and its subsidiaries have the right to use the Hycor Owned Trade Secrets which are material to the operation of their business as presently conducted in the manner in which such Hycor Owned Trade Secrets are currently being used, and Hycor and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Hycor Owned Trade Secrets.

      (d)     Infringement. Except as set forth in Section 2.11(d) of the Hycor Disclosure Schedule, neither Hycor nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, Hycor and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, Hycor and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the Hycor Owned Intellectual Property or Hycor Owned Trade Secrets.

      (e)     Confidentiality. Hycor and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To Hycor’s knowledge, no employee of Hycor or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

      2.12     Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Hycor or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound which involves (i) future payments of $100,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Hycor (the “Hycor Material Contracts”) is in full force and effect and there are no defaults by Hycor or any of its subsidiaries or, to Hycor’s knowledge, any other party thereto under any Hycor Material Contract.

      2.13     Absence of Certain Changes. Except as set forth in Section 2.13 of the Hycor Disclosure Schedule, since March 31, 2003 (the “Hycor Balance Sheet Date”), each of Hycor and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Hycor; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $100,000 of Hycor or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Hycor or any of its subsidiaries or any revaluation by Hycor or any of its subsidiaries of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Hycor or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Hycor or any of its subsidiaries of any of its shares of capital stock or other securities; (v) (a) the entry by Hycor or any of its subsidiaries into any contract which involves future payment of $100,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any Hycor Material Contract; (vi) any amendment or change to its Certificate of Incorporation or bylaws; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by Hycor or any of its subsidiaries to any of its directors or executive level employees, other than normal length of service adjustments in accordance with past practices. Neither Hycor nor any of its subsidiaries has agreed since the Hycor Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations or discussions with Stratagene and its representatives regarding the transactions contemplated by this Agreement).

      2.14     Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Hycor or any of its subsidiaries which in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Hycor or any of its subsidiaries, any acquisition of property by Hycor or any of its subsidiaries or the conduct of business by Hycor or any of its subsidiaries.

      2.15     Title to Property. Hycor and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Hycor Balance Sheet or acquired after the Hycor Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Hycor Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Hycor Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on Hycor. The respective property and equipment of Hycor and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of Hycor and each of its subsidiaries are reflected in the Hycor Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 2.15 of the Hycor Disclosure Schedule identifies each parcel of real property owned or leased by Hycor and its subsidiaries as of the date of this Agreement.

      2.16     Environmental Matters.

      (a)     Hazardous Materials. Except as set forth on Section 2.16 of the Hycor Disclosure Schedule, during the period that Hycor or any of its subsidiaries has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities by or on behalf of Hycor or any of its subsidiaries or, to the knowledge of Hycor, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on Hycor and (ii) neither Hycor nor any of its subsidiaries nor, to Hycor’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on Hycor. Hycor has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to the time when Hycor or one of its subsidiaries took possession of any such properties or facilities and which would be reasonably likely to result in a Material Adverse Effect on Hycor.

      (b)     Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

      2.17     Employee Matters. Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on Hycor, Hycor and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Hycor and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $50,000 in the aggregate, or any taxes, except for taxes less than $25,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $25,000 in the aggregate. Hycor and each of its subsidiaries is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), which in the aggregate exceed $25,000. There are no pending claims against Hycor or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability, which in the aggregate exceed $50,000. Neither Hycor nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $25,000 in the aggregate. There are no controversies pending or, to the knowledge of Hycor, controversies that have been threatened since January 1, 2002, between Hycor and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Hycor. Neither Hycor nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract and Hycor is not aware of any activities or proceedings of any labor union to organize any such employees. To Hycor’s knowledge, no employee of Hycor or any of its subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Hycor or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Hycor or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

      2.18     Interested Party Transactions. Except as described in the Hycor SEC Documents, neither Hycor nor any of its subsidiaries is indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Hycor or any of its subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

      2.19     Insurance. Section 2.19 of the Hycor Disclosure Schedule contains a complete list of all insurance policies and bonds to which either Hycor or any of its subsidiaries is a party or which pertain to its assets. Except as set forth in Section 2.19 of the Hycor Disclosure Schedule, there is no claim in excess of $100,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Hycor and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Hycor has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $100,000 with respect to, any of such policies.

      2.20     Complete Copies of Materials. Hycor has delivered or made available true and complete copies of each document listed on the Hycor Disclosure Schedule and each other document that has been reasonably requested by Stratagene or its counsel in connection with their legal and accounting review of Hycor.

      2.21     Board Approval. The Board of Directors of Hycor has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Hycor and (c) resolved to recommend adoption of this Agreement to the stockholders of Hycor.

      2.22     Brokers’ and Finders’ Fees. Except for payment obligations to The Seidler Companies set forth in an engagement letter and fee letter, copies of which have been provided to Stratagene, Hycor has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.23     Lock Up Agreements. The Lock Up Agreements referred to in Section 5.9(a) hereof have been executed and delivered by the Persons named in Section 5.9(a) of the Hycor Disclosure Schedule and constitute the valid and binding obligations of each such Person, enforceable against each such Person, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      2.24     Opinion of Financial Advisor. Hycor has received the written opinion of its financial advisor, The Seidler Companies, that in such advisor’s opinion, as of July 24, 2003, the Merger Consideration to be delivered to the stockholders of Hycor is fair, from a financial point of view, to the stockholders of Hycor, and has provided a copy of such opinion to Stratagene.

      2.25     Tax Representations.

      (a)     The term “Taxes” means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred or accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. References to Hycor or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which Hycor or one of its subsidiaries incurs a liability for Taxes as a result of transferee liability.

      (b)     Hycor and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns, reports, statements or estimates (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of Hycor, no basis exists for any material adjustment. All Taxes due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

      (c)     The Hycor Balance Sheet reflects adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Hycor and its subsidiaries but not yet paid for all Tax periods and portions thereof through the Hycor Balance Sheet Date. Since the Hycor Balance Sheet Date, Hycor and its subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business.

      (d)     Hycor and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on Hycor.

      (e)     Neither Hycor nor any of its subsidiaries has a permanent establishment in any foreign country.

      (f)     There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Hycor, threatened against Hycor or any of its subsidiaries for any past due Taxes in excess of $100,000 individually or in the aggregate, and, except as shown on Section 2.25(f) of the Hycor Disclosure Schedule, Hycor has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Hycor or any of its subsidiaries for which Hycor or any of its subsidiaries could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Hycor.

      (g)     There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of Hycor or any of it subsidiaries (except for liens and encumbrances for taxes not yet due).

      (h)     No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect Hycor or any of its subsidiaries.

      (i)     Hycor does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

      (j)     Hycor has never been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

      (k)     Neither Hycor nor any of its subsidiaries is a party to or is not bound by, nor does any of them have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

      (l)     Neither Hycor nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (m)     To the knowledge of Hycor, there are no proposed reassessments of any property owned by Hycor or any of its subsidiaries or other proposals that could increase the amount of any Tax to which Hycor or any of its subsidiaries would be subject.

      (n)     Hycor has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Hycor or any of its subsidiaries.

      (o)     Hycor has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

      2.26     Representations Complete. None of the representations or warranties made by Hycor herein or in any Schedule hereto, including the Hycor Disclosure Schedule, or in any certificate furnished by Hycor pursuant to this Agreement, or in the Hycor SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF STRATAGENE AND MERGER SUB

      Except as disclosed in the specific corresponding section of the document of even date herewith delivered by Stratagene to Hycor prior to the execution and delivery of this Agreement (the “Stratagene Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Stratagene represents and warrants to Hycor as follows:

      3.1     Organization, and Qualification; Subsidiaries.

      (a)       Stratagene is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Stratagene. Stratagene has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Stratagene. Stratagene has heretofore made available to Hycor a complete and correct copy of its certificate of incorporation (including all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (collectively, the “Stratagene Certificate of Incorporation” and “Stratagene Bylaws,” respectively). The Stratagene Certificate of Incorporation and Stratagene Bylaws are in full force and effect. Stratagene is not in violation of any provision of the Stratagene Certificate of Incorporation or the Stratagene Bylaws.

      (b)     Section 3.1 of the Stratagene Disclosure Schedule sets forth the name and jurisdiction of incorporation and, with respect to each subsidiary of Stratagene that is a corporation, the authorized and outstanding capital of each Person that is a subsidiary of Stratagene (for purposes of this Section 3.1(b), each a “Stratagene Subsidiary”). Except for the Stratagene Subsidiaries and, except as set forth on Section 3.1(b) of the Stratagene Disclosure Schedule, Stratagene does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. Except as set forth in Section 3.1(b) of the Stratagene Disclosure Schedule, all outstanding capital stock or other ownership interest of each Stratagene Subsidiary is, directly or indirectly, owned (of record and beneficially) by Stratagene free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Stratagene Subsidiary to any Person except Stratagene. Each

Stratagene Subsidiary (a) is a corporation or other entity as identified in Section 3.1(b) of the Stratagene Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene has made available to Hycor complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Stratagene Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 3.1 of the Stratagene Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares or ownership interests, whether such record or beneficial owner is an employee, agent or affiliate of Stratagene, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

      (c)     Section 3.1(c) of the Stratagene Disclosure Schedule also sets forth the name and jurisdiction of incorporation and, with respect to each Biocrest Entity that is a corporation, the authorized and outstanding capital of each of the Biocrest Entities, as defined in Section 5.18 of this Agreement, and discloses the present ownership of all stock, membership, partnership or other ownership interests in each Biocrest Entity. The transaction described on the term sheet referenced in Section 5.18 of the Stratagene Disclosure Schedule has been approved by the holders of approximately 96.5% of the outstanding membership interests of BioCrest Holdings, L.L.C., a Delaware limited liability company (“BCH”). Such approval is the only approval necessary by the holders of membership interests of BCH to approve such term sheet and no greater percentage of holders of membership interests of BCH will be required to approve the definitive documentation that will be entered into to consummate the transactions contemplated by such term sheet. Each Biocrest Entity is a corporation or other entity as identified in Section 3.1(c) of the Stratagene Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene has made available to Hycor complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Biocrest Entity, as presently in effect. With respect to any exception to ownership set forth in Section 3.1(c) of the Stratagene Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of all shares or ownership interests in the Biocrest Entities, whether such record or beneficial owner is an employee, agent or affiliate of Stratagene, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership. For the purposes of this Agreement each Biocrest Entity shall be deemed a Stratagene Subsidiary.

      3.2 Capitalization. The authorized capital stock of Stratagene consists of 50,000,000 shares of Stratagene Common Stock and 4,000,000 shares of preferred stock. As of the close of business on July 24, 2003, 15,632,668 shares of Stratagene Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the close of business on July 24, 2003, except as set forth on Section 3.2 of the Stratagene Disclosure Schedule and except for (a) 1,580,381 shares of Stratagene Common Stock reserved for issuance pursuant to all unexercised and unexpired options to purchase Stratagene Common Stock (“Stratagene Options”) then outstanding under any stock option plan of Stratagene, including The Year 2000 Stock Option Plan of Stratagene Holding Corporation, and any other plan, agreement or arrangement (collectively, the Stratagene Option Plans”), whether or not then exercisable, all of which are set forth in Section 3.2 of the Stratagene Disclosure Schedule, and (b) shares of Stratagene Common Stock reserved for issuance pursuant to those certain Stratagene Holding Corporation Convertible Notes, as amended (the “Stratagene Notes”), there are not now, and other than as permitted by Section 4.1(b)(xv) hereof, there will not be at the Effective Time any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating Stratagene to issue, transfer or sell any shares of capital stock of Stratagene or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Stratagene or securities convertible into or exchangeable for such shares or equity interest or obligating Stratagene to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since April 10, 2003, Stratagene has not issued any shares of its capital stock, except pursuant to the exercise of Stratagene Options. All issued and outstanding shares of Stratagene Common Stock are, and all shares of Stratagene Common Stock which may be issued pursuant to the exercise of outstanding Stratagene Options will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of Stratagene or any Stratagene Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Stratagene Common Stock or any capital stock of, or other equity interests in, Stratagene or any Stratagene Subsidiary not described in Section 3.2 of the Stratagene Disclosure Schedule.

      3.3     Authority; Governmental Consents.

      (a)     Authority. Each of Merger Sub and Stratagene has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement by the stockholders of Stratagene and by the sole stockholder of Merger Sub as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stratagene and Merger Sub and the consummation by Stratagene and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Stratagene and Merger Sub, subject, in the case of the Merger, to the approval thereof by the stockholders of Stratagene and the sole stockholder of Merger Sub required under Delaware law and the respective certificates of incorporation and bylaws of Stratagene and Merger Sub. This Agreement has been duly and validly executed and delivered by Stratagene and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Hycor, this Agreement constitutes a valid and binding agreement of Stratagene and Merger Sub, enforceable against Stratagene and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      (b)     Governmental Consents. Other than (i) in connection with, or in compliance with, the provisions of Delaware Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of the National Association of Securities Dealers, Inc., notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, or under the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Stratagene or Merger Sub of the transactions contemplated by this Agreement.

      3.4     No Violation. Neither the execution and delivery of this Agreement by Stratagene and Merger Sub nor the consummation by Stratagene and Merger Sub of the transactions contemplated hereby will (i) assuming the stockholder approval contemplated by Section 3.3(a) is obtained, constitute a breach or violation of any provision of the certificate of incorporation or bylaws of either of them, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent of or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Stratagene or any Stratagene Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Stratagene or any of its subsidiaries, or by which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Stratagene, any statute, ordinance, rule or regulation applicable to Stratagene or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Stratagene.

      3.5     Financial Statements.

      (a)     Section 3.5(a) of the Stratagene Disclosure Schedule contains true and complete copies of (i) the audited consolidated balance sheet of Stratagene and its subsidiaries at December 31, 2002 (the “Stratagene Year End Balance Sheet”) and the related audited consolidated statements of income, stockholders’ equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of Stratagene and its subsidiaries (the “Stratagene Interim Balance Sheet,” and together with the Stratagene Year End Balance Sheet, the “Stratagene Balance Sheets”) at March 31, 2003 (the “Stratagene Balance Sheet Date”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the period ended on the Stratagene Balance Sheet Date (the “Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “Stratagene Financial Statements”). Notwithstanding the foregoing, the Stratagene Financial Statements do not contain any information relating to, or the results of operations of, the BioCrest Entities.

      (b)     The Stratagene Financial Statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of Stratagene and its subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene and its subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the Stratagene Interim Balance Sheet (including the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since March 31, 2003, which as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $500,000 is listed or described in Section 3.5(b) of the Stratagene Disclosure Schedule.

      (c)     Section 3.5(c) of the Stratagene Disclosure Schedule contains true and complete copies of (i) the audited combined consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries at December 31, 2000 and December 31, 2001 and the unaudited combined consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries at December 31, 2002 (collectively, the “Combined Consolidated Year End Balance Sheets”) and the related audited combined consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2000 and December 31, 2001 and the related unaudited combined consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2002 and (ii) the unaudited combined consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries (the “Combined Consolidated Interim Balance Sheet,” and together with the Combined Consolidated Year End Balance Sheet, the “Stratagene Combined Consolidated Balance Sheets”) at the Stratagene Balance Sheet Date and the related unaudited combined consolidated statements of income, stockholders’ equity and cash flows for the period ended on the Stratagene Balance Sheet Date (the “Combined Consolidated Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “Stratagene Combined Consolidated Financial Statements”).

      (d)     The Stratagene Combined Consolidated Financial Statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the combined consolidated financial position and combined consolidated results of operations, retained earnings and cash flows of Stratagene, the

BioCrest Entities and the Stratagene Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the Combined Consolidated Interim Financial Statements, to the absence of notes and normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Stratagene. Stratagene, the BioCrest Entities and the Stratagene Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the Combined Consolidated Interim Balance Sheet (including the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since March 31, 2003, which as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $500,000 is listed or described in Section 2.5(d) of the Stratagene Disclosure Schedule.

      3.6     Compliance with Applicable Laws and Permits; Regulatory Matters. Stratagene and each of its subsidiaries has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and each of them has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on Stratagene. Neither Stratagene nor any of its subsidiaries has received any written governmental notices within two years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Neither Stratagene nor any of its subsidiaries is in default or noncompliance under any (a) permits, consents or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance which is not reasonably likely to have a Material Adverse Effect on Stratagene.

      3.7     Certain Agreements Affected by the Merger. Except as set forth in Section 3.7 of the Stratagene Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of Stratagene or any of its subsidiaries, (ii) increase any benefits otherwise payable by Stratagene or any of its subsidiaries to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $100,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which Stratagene or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

      3.8     Litigation. Except as set forth in Section 3.8 of the Stratagene Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Stratagene, threatened since January 1, 2002, against Stratagene or any of its subsidiaries that, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Stratagene or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither Stratagene nor any of its subsidiaries is a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Stratagene or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

      3.9     Registration Statement; Proxy Statement/ Prospectus. The information supplied by Stratagene for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Stratagene for inclusion in the Proxy Statement to be sent to the stockholders of

Hycor in connection with the Hycor Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to Hycor’s stockholders, at the time of the Hycor Stockholders Meeting, or at the Effective Time, contain any statement which, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Hycor Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Stratagene which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Stratagene shall promptly inform Hycor. Notwithstanding the foregoing, Stratagene makes no representation, warranty or covenant with respect to any information supplied by or respecting Hycor or any of its subsidiaries (other than information supplied by and with respect to Stratagene) which is contained in any of the foregoing documents.

      3.10     Employee Benefit Plans.

      (a)     Plans. Section 3.10(a) of the Stratagene Disclosure Schedule includes a complete list of all Plans sponsored or maintained by Stratagene or any of its subsidiaries or to which Stratagene or any of its subsidiaries contributes or is obligated to contribute (the “Stratagene Plans”) and all Employment Contracts between Stratagene or any of its subsidiaries and any current or former (to the extent obligations of Stratagene or any of its subsidiaries are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to Stratagene or its subsidiaries in excess of $100,000. Stratagene and its subsidiaries are not party to any oral Employment Contract that is not terminable at will. Except as disclosed in Section 3.10(a) of the Stratagene Disclosure Schedule, no oral Employment Contract requires payments by Stratagene or any of its subsidiaries in excess of $75,000 annually. Each of the Stratagene Plans may be amended or terminated at any time by action of the Stratagene Board of Directors, or such Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable Stratagene Plan and compliance with applicable laws and regulations. For all purposes of this Agreement, the term “Stratagene Plan” shall include any Predecessor Stratagene Plans (as defined herein). “Predecessor Stratagene Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 3.10(a) but which was maintained, contributed to or resulted in or may result in liability to any Predecessor Stratagene Employer (as defined herein) or any of Stratagene, its affiliates or subsidiaries or their respective ERISA Affiliates (the “Stratagene Companies”). “Predecessor Stratagene Employer” shall mean any employer, entity or business operation acquired by any of the Stratagene Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

      (b)     Documents. With respect to each Stratagene Plan, Stratagene has made available to Hycor a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract, except for any Employment Contract with a foreign employee of Stratagene or any of its subsidiaries requiring payments by Stratagene or any of its subsidiaries not in excess of $100,000.

      (c)     Compliance. All Stratagene Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such Stratagene Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Stratagene. With respect to each Stratagene Plan that is intended to be a Qualified Plan, either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to Hycor, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such Stratagene Plan or the tax exempt status of any related trust, and any and all amendments to each Stratagene Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated Stratagene Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Stratagene Plan and the requirements of the PBGC were, to the extent applicable, fully satisfied.

      (d)     Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on Stratagene, all contributions required to be made by Stratagene or any of its subsidiaries to any Stratagene Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Stratagene Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the Stratagene Financial Statements to the extent required under generally accepted accounting principles.

      (e)     Multi-Employer Plan Etc. No Stratagene Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Stratagene Plan is a Multi-Employer Plan or a Multiple Employer Plan.

      (f)     Liabilities. There does not now exist, nor, to the knowledge of Stratagene, do any circumstances exist that would reasonably be expected to result in, any liability to any Stratagene Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(1) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $10,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of Stratagene nor any ERISA Affiliate of Stratagene has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by Stratagene or any of its subsidiaries that has not been satisfied in full, and Stratagene is not aware of any condition that exists that presents a material risk to Stratagene or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no Stratagene Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Stratagene Plan ended prior to the Effective Time and (iv) neither Stratagene nor any ERISA Affiliate of Stratagene has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I of Subtitle B of ERISA.

      (g)     Claims. There are no pending, or to the knowledge of Stratagene, no threatened or anticipated claims by or on behalf of any Stratagene Plan, by any employee or beneficiary covered under any such Stratagene Plan, or otherwise involving any such Stratagene Plan (other than routine claims for benefits).

      (h)     COBRA etc. With respect to each Stratagene Plan, Stratagene and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Stratagene) with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

      3.11     Intellectual Property.

      (a)     Section 3.11(a) of the Stratagene Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by Stratagene or any Stratagene Subsidiary that is material to the operation of its business as presently conducted (collectively, “Stratagene Owned Intellectual Property”). Except as set forth in Section 3.11(a) of the Stratagene Disclosure Schedule, Stratagene and its subsidiaries own all right, title, and interest in the Stratagene Owned Intellectual Property, and Stratagene and its subsidiaries have not granted to any Person an exclusive license to use any item of Stratagene Owned Intellectual Property nor has Stratagene granted any rights to create any derivative works based on the Stratagene Owned Intellectual Property. Except as set forth in Section 3.11(a) of the Stratagene Disclosure Schedule, Stratagene and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Stratagene Owned Intellectual Property. To Stratagene’s or its subsidiaries’ knowledge, the Stratagene Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any Stratagene Owned Intellectual Property.

      (b)     Trade Secrets. To their knowledge, Stratagene and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of Stratagene or its subsidiaries (collectively, “Stratagene Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to Stratagene.. Stratagene and its subsidiaries have the right to use the Stratagene Owned Trade Secrets which are material to the operation of their business as presently conducted in the manner in which such Stratagene Owned Trade Secrets are currently being used, and Stratagene and its subsidiaries have not received any written notice or claim since January 1, 2002 challenging its right to use such Stratagene Owned Trade Secrets.

      (c)     Infringement. Except as set forth in Section 3.11(c) of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, Stratagene and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, Stratagene and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the Stratagene Owned Intellectual Property or Stratagene Owned Trade Secrets.

      (d)     Confidentiality. Stratagene and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To Stratagene’s knowledge, no employee of Stratagene or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

      3.12     Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Stratagene or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound which involves (i) future payments of $100,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Stratagene (the “Stratagene Material Contracts”) is in full force and effect and there are no defaults by Stratagene or any of its subsidiaries or, to Stratagene’s knowledge, any other party thereto under any Stratagene Material Contract.

      3.13     Absence of Certain Changes. Except as set forth in Section 3.13 of the Stratagene Disclosure Schedule, since the Stratagene Balance Sheet Date, Stratagene and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that as of the date hereof has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Stratagene; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $100,000 other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of assets by Stratagene or any Stratagene Subsidiary; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to Stratagene’s shares, or any direct or indirect redemption, purchase or other acquisition of any of Stratagene’s shares of capital stock or other securities; (v) (a) the entry by Stratagene or any of its subsidiaries into any contract which involves future payments of $100,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any Stratagene Material Contract; (vi) any amendment or change to the Stratagene Certificate of Incorporation or the Stratagene Bylaws or other charter documents of Stratagene or any of its subsidiaries; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by Stratagene or any of its subsidiaries to any director or executive level employee, other than normal length of service adjustments in accordance with past practices. Neither Stratagene nor any of its subsidiaries has agreed since the Stratagene Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and neither Stratagene nor any of its subsidiaries is currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) other than as contemplated by this Agreement.

      3.14     Restrictions on Business Activities. Except as set forth in Section 3.14 of the Stratagene Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Stratagene or any of its subsidiaries, which in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Stratagene or any of its subsidiaries, any acquisition of property by Stratagene or any of its subsidiaries or the conduct of business by Stratagene or any of its subsidiaries.

      3.15     Title to Property. Stratagene and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Stratagene Interim Balance Sheet or acquired after the Stratagene Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Stratagene Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Stratagene Interim Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on Stratagene. The respective property and equipment of Stratagene and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of Stratagene and each of its subsidiaries are reflected in the Stratagene Interim Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 3.15 of the Stratagene Disclosure Schedule identifies each parcel of real property owned or leased by Stratagene and its subsidiaries as of the date of this Agreement.

      3.16     Environmental Matters. Except as disclosed in Section 3.16 of the Stratagene Disclosure Schedule, during the period that Stratagene or any of its subsidiaries has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities by or on behalf of Stratagene or its subsidiaries or, to the knowledge of Stratagene, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on Stratagene and (ii) neither Stratagene nor any of its subsidiaries nor, to Stratagene’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on Stratagene. Except as disclosed in Section 3.16 of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries has knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to the time when Stratagene or one of its subsidiaries took possession of any such properties or facilities and which would be reasonably likely to result in a Material Adverse Effect on Stratagene.

      3.17     Employee Matters. Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on Stratagene, Stratagene and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Stratagene and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $50,000 in the aggregate, or any taxes, except for taxes less than $25,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $25,000 in the aggregate. Stratagene and its subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), which in the aggregate exceed $25,000. There are no pending claims against Stratagene or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability, which in the aggregate exceed $50,000. Stratagene does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $25,000 in the aggregate. There are no controversies pending or, to the knowledge of Stratagene, controversies that have been threatened since January 1, 2002, between Stratagene and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on Stratagene. Stratagene and its subsidiaries are not a party to any collective bargaining agreement or other labor union contract and Stratagene is not aware of any activities or proceedings of any labor union to organize any such employees. To Stratagene’s knowledge, no employee of Stratagene or any subsidiary of Stratagene is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Stratagene or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by them or to the use of trade secrets or proprietary information of others.

      3.18     Interested Party Transactions. Except as disclosed in Section 3.18 of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries is indebted to any director or officer (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Stratagene or any subsidiary and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

      3.19     Insurance. Section 3.19 of the Stratagene Disclosure Schedule contains a complete list of all insurance policies and bonds to which either Stratagene or any of its subsidiaries is a party or which pertain to its assets. Except as set forth in Section 3.19 of the Stratagene Disclosure Schedule, there is no claim in excess of $100,000 pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Stratagene and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Stratagene has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $100,000 with respect to, any of such policies.

      3.20     Complete Copies of Materials. Stratagene has delivered or made available true and complete copies of each document listed on the Stratagene Disclosure Schedule and each other document that has been reasonably requested by Hycor or its counsel in connection with their legal and accounting review of Stratagene.

      3.21     Board Approval. The Board of Directors of Stratagene has (a) approved this Agreement and the Merger and the other transactions contemplated hereby, including, without limitation, the issuance of shares of Stratagene Common Stock in connection with the Merger and the amendment and restatement of the Stratagene Certificate of Incorporation contemplated by Section 5.16(a), (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Stratagene, and (c) resolved to recommend adoption of this Agreement to the stockholders of Stratagene.

      3.22     Brokers’ and Finders’ Fees. Stratagene has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.23     Lock Up Agreements. The Lock Up Agreements referred to in Section 5.9(b) hereof have been executed and delivered by the Persons named in Section 5.9(b) of the Stratagene Disclosure Schedule and constitute the valid and binding obligations of each such Person, enforceable against each such Person, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

      3.24     Tax Representations.

      (a)     References to Stratagene or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which Stratagene or a subsidiary incurs a liability for Taxes as a result of transferee liability.

      (b)     Stratagene and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material Tax Returns that were due, or will be due, prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of Stratagene, no basis exists for any material adjustment. All Taxes shown as due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

      (c)     The Stratagene Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Stratagene and its subsidiaries but not yet paid for all Tax periods and portions thereof through the Stratagene Balance Sheet Date. The Combined Consolidated Year End Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Stratagene, the BioCrest Entities and the Stratagene Subsidiaries but not yet paid for all Tax periods and portions thereof through December 31, 2002. Since the Stratagene Balance Sheet Date, neither Stratagene, nor any Stratagene Subsidiary, has incurred any liability for Taxes other than in the ordinary course of business. Since December 31, 2002, no BioCrest Entity has incurred any liability for Taxes other than in the ordinary course of business.

      (d)     Stratagene and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on Stratagene.

      (e) Neither Stratagene nor any of its subsidiaries has a permanent establishment in any foreign country except as shown on Section 3.24(e) of the Stratagene Disclosure Schedule.

      (f)     There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Stratagene, threatened against Stratagene or any of its subsidiaries for any past due Taxes in excess of $100,000 individually or in the aggregate, and Stratagene has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Stratagene or any of its subsidiaries for which such Person could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Stratagene or any of its subsidiaries.

      (g)     There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of Stratagene or any of its subsidiaries (except for liens and encumbrances for taxes not yet due).

      (h)     No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect Stratagene or any of its subsidiaries.

      (i)     Neither Stratagene nor any of its subsidiaries has any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

      (j)     Except as set forth on Section 3.24(j) of the Stratagene Disclosure Schedule, neither Stratagene nor any of its subsidiaries has been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

      (k)     Neither Stratagene nor any of its subsidiaries is a party to or is bound by, and neither Stratagene nor any of its subsidiaries has any obligation under, any Tax sharing, Tax indemnity or similar agreement.

      (l)     Neither Stratagene nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (m)     To the knowledge of Stratagene, there are no proposed reassessments of any property owned by Stratagene or any of its subsidiaries or other proposals that could increase the amount of any Tax to which Stratagene or any of its subsidiaries would be subject.

      (n)     Neither Stratagene nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Stratagene or any of its subsidiaries.

      (o)     Neither Stratagene nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

      3.25     Stratagene Notes. The holders of the Stratagene Notes have agreed to convert a portion of the Stratagene Notes into shares of Stratagene Common Stock and to restructure the remaining Stratagene Notes as described on Section 3.25 of the Stratagene Disclosure Schedule. A copy of the agreement among Stratagene and the holders of the Stratagene Notes has been provided to Hycor.

      3.26     Representations Complete. None of the representations or warranties made by Stratagene herein or in any Schedule hereto, including the Stratagene Disclosure Schedule, or in any certificate furnished by Stratagene pursuant to this Agreement, or in the Stratagene Financial Statements, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business of Hycor and Stratagene.

      (a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Hycor and Stratagene agrees that (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other, or as set forth in Section 4.1 of the Stratagene Disclosure Schedule or the Hycor Disclosure Schedule, as applicable), it will, and will cause its respective subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes and to file tax returns (including delinquent tax returns), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use commercially reasonable efforts consistent with past practice to keep available the services of its present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of Hycor and Stratagene agrees to promptly notify the other of any event or occurrence which is reasonably likely to have a Material Adverse Effect on either party or the transactions contemplated by this Agreement.

      (b)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated in Sections 5.17 and 5.18 or elsewhere in this Agreement (including the Stratagene Disclosure Schedule and the Hycor Disclosure Schedule), neither Stratagene nor Hycor shall do, cause or permit itself or any of its subsidiaries to do any of the following, without the prior written consent of Hycor or Stratagene, as applicable:

(i) Charter Documents. Cause or permit any amendments to its certificate of incorporation or bylaws;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements, providing for the repurchase of shares in connection with any termination of service to Hycor or Stratagene, as the case may be (all of which agreements shall be specifically identified in the Hycor Disclosure Schedule or the Stratagene Disclosure Schedule, as applicable) and except for the redemptions described in Section 4.1(b)(ii) of the Stratagene Disclosure Schedule;

(iii) Stock Option Plans. Grant any additional stock options or take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any option plan, the exercise price of such options or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv) Modification to Contracts. Except as specifically permitted in this Section 4.1, (a) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice, and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of inventory and supplies in the ordinary course) obligate Hycor or Stratagene to pay amounts in cash or property in excess of $100,000, individually, or $500,000 in the aggregate or

(b) enter into any contract or commitment relating to, or violate, amend or otherwise modify or waive any of its employment agreements, option agreements or any other compensatory arrangements even if such action would otherwise be in the ordinary course of business;

(v) Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(vi) Intellectual Property. Transfer to any Person or entity any rights to its Intellectual Property other than non-exclusive licenses of data in the ordinary course of business consistent with past practice (other than any transfer between Hycor and Stratagene);

(vii) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the products or technology of Hycor or Stratagene, as applicable;

(viii) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets with a fair market value individually in excess of $100,000 or in the aggregate in excess of $500,000, except in the ordinary course of business consistent with past practice;

(ix) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for borrowings under existing lines of credit;

(x) Leases. Enter into any operating lease providing for monthly payments in excess of $10,000 or having a term longer than twelve months;

(xi) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Stratagene Financial Statements or the Hycor Financial Statements, and (b) the payment of fees and expenses of third parties in connection with the transactions contemplated by this Agreement;

(xii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, or enter into any capital leases, except in the ordinary course of business and in no event shall such expenditures, additions, improvements or leases in the aggregate be in excess of $500,000;

(xiii) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

(xiv) Termination or Waiver. Terminate or waive any right the value of which exceeds $100,000 individually or in the aggregate;

(xv) Employee Benefit Plans; New Hires; Pay Increases. Except as required by applicable law or as would not increase the cost of benefits, adopt or amend any employee benefit or stock purchase or option plan, hire any new director level employee, officer level employee, non-director employee or non-officer employee, except solely to replace non-director or non-officer employees that either leave or are terminated after the date of this Agreement, pay any special bonus or special remuneration to any employee or director except for payments previously committed to in writing, which payments are disclosed on Section 4.1(b)(xv) of either the Hycor Disclosure Schedule or the Stratagene Disclosure Schedule, as applicable, or increase the salaries or wage rates of its employees;

(xvi) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to Hycor Plans, Stratagene Plans or Employment Contracts;

(xvii) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where a party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(xviii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xix) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(xx) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through (xix) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

      4.2     No Solicitation. Each of Stratagene and Hycor, each a “Non-Soliciting Party,” shall not, and shall direct its officers, directors, employees, representatives or other agents not to, do any of the following: (i) take any action to solicit, initiate or encourage an offer or proposal (a “Takeover Proposal”) for (a) a merger or other business combination involving a Non-Soliciting Party or the acquisition, in one or more transactions, of 20% or more of the assets of a Non-Soliciting Party, other than the Merger, or (b) the acquisition by any Person or Persons, directly or indirectly, of shares of capital stock of a Non-Soliciting Party, or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to a Non-Soliciting Party to, or afford access to the properties, books or records of a Non-Soliciting Party to, any Person that has advised a Non-Soliciting Party that it may be considering making, has made or could reasonably be expected to make a Takeover Proposal; provided that nothing herein shall prohibit a Non-Soliciting Party’s Board of Directors from taking and disclosing to such Non-Soliciting Party’s stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of a Non-Soliciting Party, then, to the extent the Board of Directors of such Non-Soliciting Party believes in good faith that such unsolicited Takeover Proposal (x) if accepted, is reasonably likely to be consummated and (y) if consummated, would (based upon written advice from its financial advisor) result in a transaction more favorable to its stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of such Non-Soliciting Party determines in good faith after consultation with outside legal counsel that failure to provide information or engage in negotiations would be reasonably likely to violate the Non-Soliciting Party’s Board of Directors’ fiduciary duties to its stockholders under applicable laws, then such Non-Soliciting Party and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.2 or any other provisions of this Agreement; provided that in each such event the Non-Soliciting Party notifies the other Non-Soliciting Party of such determination by its Board of Directors and provides the other Non-Soliciting Party with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) the other Non-Soliciting Party with all documents containing or referring to non-public information that are supplied to such third party; provided, further, that the Non-Soliciting Party provides such non-public information to the third party pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.5); provided, further, however, that (i) such Non-Soliciting Party shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the Merger unless such Non-Soliciting Party has terminated this Agreement pursuant to Section 7.1(f) or (h) and has paid the other Non-Soliciting Party all amounts payable pursuant to

Section 7.3(b) or (c) and (ii) during the period referenced in Section 7.1(f) and (h) (which shall in no event be shorter than five business days), such Non-Soliciting Party, if requested by Hycor or Stratagene, as applicable, negotiates in good faith with Hycor or Stratagene, as applicable, to make adjustments to the terms and conditions of this Agreement, if any, as would enable the Board of Directors of the Non-Soliciting Party to recommend this Agreement on such adjusted terms. A Non-Soliciting Party will promptly notify (and in no event later than 24 hours after receipt thereof) the other Non-Soliciting Party after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to such Non-Soliciting Party or for access to the properties, books or records of such Non-Soliciting Party by any Person that has advised such Non-Soliciting Party that it may be considering making, or that has made, a Takeover Proposal and will keep the other Non-Soliciting Party fully informed of the status and details of any such Takeover Proposal notice, and shall provide the other Non-Soliciting Party with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing.

ARTICLE V.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

      5.1     Proxy Statement/ Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) Hycor shall prepare and file with the SEC the Proxy Statement relating to the approval of the Merger and this Agreement and the transactions contemplated hereby, by the stockholders of Hycor, in form and substance reasonably acceptable to Stratagene, and (b) Stratagene shall prepare and file with the SEC the Registration Statement (which shall incorporate the Proxy Statement as a prospectus), in form and substance reasonably acceptable to Hycor, in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Hycor shall pay the SEC filing fee, and the printing and mailing expenses, for the Registration Statement and the Proxy Statement. Each of Hycor and Stratagene shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Stratagene and Hycor will notify each other promptly of the receipt of any comments from the SEC or its staff or of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Registration Statement or any other filing with the SEC. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing, Stratagene and Hycor shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Stratagene and Hycor, such amendment or supplement; provided, however, that prior to such filing or mailing, Hycor and Stratagene shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon.

      5.2     Consent of Stratagene Stockholders. Stratagene shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and bylaws to use commercially reasonable efforts to solicit from stockholders of Stratagene consents in favor of the Merger and the transactions contemplated thereby, including, without limitation, the issuance of the Merger Consideration and the amendment and restatement of the Stratagene Certificate of Incorporation contemplated by Section 5.15(a), and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger and the other matters to be approved and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger and the other matters to be approved. Such recommendation shall not be modified or withdrawn unless the Stratagene Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or Hycor materially breaches this Agreement.

      5.3     Meeting of Hycor Stockholders. Hycor shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene the Hycor Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC for the purpose of voting upon the approval of the Merger and the transactions contemplated thereby. Hycor shall consult with Stratagene regarding the date of the Hycor Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Hycor Stockholders Meeting without the consent of Stratagene. Subject to Sections 4.2 and 5.1, Hycor shall use commercially reasonable efforts to solicit from stockholders of Hycor proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger, and the transactions contemplated hereby and thereby. Such recommendation shall not be modified or withdrawn unless the Hycor Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or Stratagene materially breaches this Agreement.

      5.4     Access to Information.

      (a)     Access. Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Notwithstanding the foregoing, neither Hycor nor Stratagene shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product.

      (b)     Ongoing Operations. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Stratagene and Hycor shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

      (c)     No Modification. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.5     Confidentiality. The parties acknowledge that each of Stratagene and Hycor have previously executed a mutual confidential disclosure agreement effective as of March 11, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, however, that the Confidentiality Agreement shall not be binding on Stratagene or its subsidiaries or affiliates after the Effective Time.

      5.6     Public Disclosure. Unless otherwise permitted by this Agreement, Stratagene and Hycor shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

      5.7     Consents; Cooperation.

      (a)     Consents. Each of Stratagene and Hycor shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it, including those under any contracts, for the consummation of the Merger, including those required under the HSR Act and those listed on Schedule 5.7(a). The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

      (b)     Cooperation. Each of Stratagene and Hycor shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Stratagene and Hycor shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Stratagene and Hycor decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that the parties shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond December 31, 2003. Each of Stratagene and Hycor shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Stratagene and Hycor also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws. Notwithstanding anything to the contrary in this Section 5.7, neither Stratagene nor Hycor shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated hereby.

      (c)     No Action Required. Notwithstanding anything to the contrary in Section 5.7(a) or (b), (i) neither Stratagene nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that is reasonably likely to have a Material Adverse Effect on Stratagene or of Stratagene combined with the Surviving Corporation after the Effective Time and (ii) neither Hycor nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that is reasonably likely to have a Material Adverse Effect on Hycor or combined with Stratagene after the Effective Time.

      5.8     Merger Filings. On the Closing Date, Merger Sub and Hycor shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and cause such documents to be duly filed with the Secretary of State of the State of Delaware on the Closing Date or as soon as practicable thereafter. In addition, if not previously filed before such time, Stratagene shall file the Amended and Restated Stratagene Certificate of Incorporation with the Secretary of State of the State of Delaware on the Closing Date.

      5.9     Lock Up Agreements.

      (a)     Hycor shall use its commercially reasonable efforts to cause each Person named in Section 5.9(a) of the Hycor Disclosure Schedule who has not already executed a Lock Up Agreement to execute and deliver to Stratagene a Lock Up Agreement concurrently with the execution of this Agreement and keep each such Lock Up Agreement in full force and effect.

      (b)     Stratagene shall use its commercially reasonable efforts to cause each Person named in Section 5.9(b) of the Stratagene Disclosure Schedule who has not already executed a Lock Up Agreement to execute and deliver to Hycor a Lock Up Agreement concurrently with the execution of this Agreement and keep each such Lock Up Agreement in full force and effect.

      5.10     Legal Requirements. Subject to Section 5.7 hereof, each of Stratagene, Merger Sub and Hycor will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      5.11     Blue Sky Laws. Stratagene shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Stratagene Common Stock in connection with the Merger. Hycor shall use commercially reasonable efforts to assist Stratagene as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Stratagene Common Stock in connection with the Merger.

      5.12     Assumed Options. At the Effective Time, all Hycor Options shall be assumed by Stratagene. Within ten days after the Effective Time, Stratagene will issue to each Person who, immediately prior to the Effective Time was a holder of a Hycor Option a document evidencing the foregoing assumption of such option by Stratagene. Prior to the Effective Time, Hycor will deliver to Stratagene a true and complete list of all holders of outstanding options pursuant to the Hycor Option Plans, including the number of shares of Hycor Common Stock subject to each such option, the exercise and vesting schedule (including that related to any change of control), the exercise price per share, the date such option was issued, the term of each such option and the option plan pursuant to which such option was issued, which list shall be updated by Hycor at and as of the Effective Time.

      5.13     Form S-8. Stratagene shall file with the SEC a registration statement on Form S-8 covering the shares of Stratagene Common Stock issuable pursuant to the exercise of the Hycor Options as contemplated by Section 1.6(c) on or before the date which is five business days after the Closing Date. Stratagene shall use its commercially reasonable efforts to cause such Form S-8 registration statement to remain effective until the exercise or expiration of all such Hycor Options. Hycor shall cooperate with and assist Stratagene in the preparation of such registration statement.

      5.14     Listing of Shares. As promptly as practicable after the date hereof, and in any event prior to the date Hycor first mails or otherwise delivers the Proxy Statement to its stockholders (the “Mailing Date”), Stratagene shall submit to the Nasdaq National Market a listing application with respect to all shares of Stratagene Common Stock to be outstanding as of the Closing Date, which shall include, without limitation (a) the shares of Stratagene Common Stock constituting the Merger Consideration, (b) the shares of Stratagene Common Stock issuable upon exercise of the Hycor Options as contemplated by Section 1.6(c), and (c) the shares of Stratagene Common Stock issuable upon conversion of the Stratagene Notes as contemplated by Section 5.18. In addition, each of Hycor and Stratagene shall take all actions necessary and desirable so that as of the Mailing Date Stratagene will satisfy the rules and requirements of the National Association of Securities Dealers, Inc. with respect to the listing of the aforementioned Stratagene Common Stock on the Nasdaq National Market, subject only to Stratagene meeting the initial price requirement under Rule 4420 or 4310(c)(4) of the NASD Manual.

      5.15     Amendment and Restatement of the Stratagene Certificate of Incorporation; Reconstitution of the Stratagene Board. On or prior to the Closing Date, Stratagene shall take, or shall have caused to be taken, all action necessary to: (a) amend and restate Stratagene’s Amended and Restated Certificate of Incorporation in substantially the form of Exhibit C attached hereto (the “Stratagene Restated Certificate”); and (b) elect as directors of Stratagene each of and only the following individuals: J. David Tholen, Joseph A. Sorge, Carlton J. Eibl, Robert Mannion and John Reed.

      5.16     Directors and Officers Insurance.

      (a)     For six years after the Effective Time, Stratagene will provide officers’ and directors’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring on or prior to the Effective Time covering each officer and director of Stratagene currently covered by Stratagene’s officers’ and directors’ liability insurance policy and each officer and director of Hycor currently covered by Hycor’s officers’ and directors’ liability insurance policy. Stratagene will provide D&O Insurance in respect of acts or omissions occurring after the Effective Time covering (i) the designees to Stratagene’s Board of Directors as contemplated by Section 5.15 hereof in the same manner currently provided to directors of Hycor and (ii) any officer of Hycor that becomes an officer of Stratagene in the same manner provided to all other officers of Stratagene.

      (b)     Stratagene and the Surviving Corporation agree that (i) the indemnification obligations set forth in the Certificate of Incorporation and bylaws of Hycor shall survive the Merger (and, prior to the Effective Time, Stratagene shall cause the certificate of incorporation and bylaws of the Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of at least six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of Hycor or any Hycor Subsidiary or who served at the request of Hycor or any Hycor Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable law and (ii) any indemnification or other agreements of Hycor or any Hycor Subsidiary as in effect on the of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

      (c)     In the event Stratagene or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

      5.17     Acquisition of Biocrest Entities. Prior to the Effective Time, Stratagene shall acquire substantially all of the assets of BCH. As a result of such acquisition, Stratagene will hold, either directly or through a Stratagene Subsidiary, (a) 100% of the outstanding membership interests of Phenogenex, L.L.C., a Delaware limited liability company (“Phenogenex”) (it being understood that options to purchase approximately 0.25% of the membership interests of Phenogenex will remain outstanding), (b) approximately 77.8% of the outstanding membership interests of Iobion Informatics, L.L.C., a Delaware limited liability company (“Iobion”), (c) approximately 49.0% of the outstanding membership interests of Cenetron Management, L.L.C., a Texas limited liability company (“Cenetron Management”), and (d) approximately 48.951% of the outstanding membership interests in Cenetron Diagnostics, Ltd., a Texas limited partnership (“Cenetron Diagnostics” and, together with BCH, Phenogenex, Iobion and Cenetron Management, the “BioCrest Entities”). Such acquisition shall be on the terms and subject to the conditions set forth on the term sheet referenced in Section 5.17 of the Stratagene Disclosure Schedule.

      5.18     Conversion and Repurchase of Notes. Stratagene shall take all actions necessary to convert $9.0 million of the Stratagene Notes (such converted notes being referred to herein as the “Converted Notes”) into 1,753,604 shares of Stratagene Common Stock effective immediately after the Effective Time. Stratagene and the holders of the Stratagene Notes shall take all actions necessary to extend the term of the remaining Stratagene Notes (the “Extended Notes”) to January 2005, forego all conversion rights with respect to the Extended Notes, and amend the interest rate of the Extended Notes, all as described on Section 3.25 of the Stratagene Disclosure Schedule. Stratagene represents that the total amount of the

Stratagene Notes (together with accrued interest thereon) outstanding as of July 14, 2003 was $24,054,098.93.

      5.19     Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

      5.20     Employee Benefit Matters. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Stratagene or any Stratagene Subsidiary (the “Stratagene Benefit Plans”) in which any director, officer or employee of Hycor or any Hycor Subsidiary (the “Hycor Employees”) will participate effective as of the Effective Time, Stratagene shall, or shall cause the Surviving Corporation to, recognize all service of the Hycor Employees with Hycor or a Hycor Subsidiary, as the case may be, for purposes of eligibility and vesting, but not for purposes of benefit accrual, in any Stratagene Benefit Plan in which such Hycor Employees may be eligible to participate after the Effective Time. Prior to the Effective Time: (i) the Board of Directors of Stratagene, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of Stratagene Common Stock or options to acquire shares of Stratagene Common Stock pursuant to this Agreement and the Merger by any officer or director of Hycor who may become a covered person of Stratagene for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16; and (ii) the Board of Directors of Hycor, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Hycor Common Stock or Hycor Options pursuant to this Agreement and the Merger by any officer or director of Hycor who is a covered person of Hycor for purposes of Section 16 shall be an exempt transaction for purposes of Section 16.

      5.21     Financial Statements. On or prior to the date the Registration Statement is first filed with the SEC, Stratagene shall obtain, and deliver to Hycor, the audited consolidated balance sheet of Stratagene, the BioCrest Entities and the Stratagene Subsidiaries at December 31, 2002 and the related audited consolidated statements of income, stockholders’ equity and cash flows for the year then ended (the “Audited Combined Consolidated Financials”).

ARTICLE VI.

CONDITIONS TO THE MERGER

      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Hycor, Stratagene and Merger Sub under Delaware Law and as may be required by such Person’s certificate of incorporation and bylaws, and this Agreement.

(b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(d) Governmental Approval. Stratagene, Hycor and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers, expirations of waiting periods and consents as may be required under the Securities Act, state Blue Sky laws, and the HSR Act.

(e) Listing of Shares. The Nasdaq National Market shall have given written approval for the listing of the shares of Stratagene Common Stock outstanding following the Merger or issuable upon exercise of the Hycor Options and such listing shall be effective as of the Effective Time, subject only to Stratagene meeting the initial price requirement under Rule 4420 or 4310(c)(4) of the NASD Manual.

      6.2     Additional Conditions to Obligations of Hycor. The obligations of Hycor to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Hycor:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Stratagene in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Stratagene and (B) for those representations and warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) Stratagene shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) Hycor shall have been provided with a certificate executed on behalf of Stratagene by its President certifying that the conditions set forth in this Section 6.2(a) have been fulfilled.

(b) No Material Adverse Change. There shall not have occurred since the date of this Agreement any change that constitutes a Material Adverse Effect on Stratagene, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c) Employment Agreement. Stratagene shall have executed and delivered an Employment Agreement with Joseph A. Sorge dated the Effective Time in the form attached hereto as Exhibit D.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision limiting or restricting Stratagene’s conduct or operation of the business of Hycor following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) Tax Opinion. Hycor shall have received the opinion of Paul, Hastings, Janofsky & Walker LLP, dated as of the date of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters to be delivered as of the

Effective Time by each of Hycor, Merger Sub and Stratagene, in form and substance reasonably satisfactory to such counsel.

(f) Lock Up Agreements. Each of the Persons listed on Section 5.9(b) of the Stratagene Disclosure Schedule shall have executed and delivered to Hycor a Lock Up Agreement and each such Lock Up Agreement shall be in full force and effect.

(g) Conversion of Notes. The holders of the Stratagene Notes shall have taken all actions described on Section 3.25 of the Stratagene Disclosure Schedule so that immediately after the Effective Time, $9.0 million in principal amount of the Stratagene Notes will be converted into 1,753,604 shares of Stratagene Common Stock and the Stratagene Notes shall be amended as described in such Section 3.25 of the Stratagene Disclosure Schedule.

(h) Amendment and Restatement of Stratagene Certificate of Incorporation. The Stratagene Restated Certificate shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

(i) Post-Merger Board Composition. Effective as of the Closing, the Board of Directors of Stratagene shall be reconstituted such that the Board of Directors of Stratagene shall consist solely of the five persons identified on Exhibit E of this Agreement and Stratagene shall have established Compensation, Nomination and Audit Committees comprised of the individuals named on Exhibit E, or other persons reasonably acceptable to Hycor if any such individual becomes unavailable to serve.

(j) Third Party Consents. Hycor shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Schedule 6.2(j).

(k) Biocrest Acquisition. The acquisition contemplated by Section 5.17 of this Agreement shall have been completed.

(l) Audited Combined Consolidated Financials. Stratagene shall have obtained, and shall have furnished to Hycor, the Audited Combined Consolidated Financials.

(m) Agreements with Executive. The transactions described in Section 3.7 of the Stratagene Disclosure Schedule shall have been completed as described.

(n) Employee Stock Purchase Plan. Stratagene shall have enacted an Employee Stock Purchase Plan in form reasonably acceptable to Hycor.

      6.3     Additional Conditions to the Obligations of Stratagene and Merger Sub. The obligations of Stratagene and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Stratagene:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Hycor in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Hycor and (B) for those representations and warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) Hycor shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) Stratagene shall have been provided with a certificate executed on behalf of Hycor by its President and Chief Financial Officer certifying that the conditions set forth in this Section 6.3(a) have been fulfilled.

(b) Third Party Consents. Stratagene shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Schedule 6.3(b).

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Stratagene’s conduct or operation of the business of Hycor, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(d) No Material Adverse Change. There shall not have occurred any change since the date of this Agreement that constitutes a Material Adverse Effect on Hycor, determined without regard to whether such change constitutes a breach of a representation or warranty.

(e) Lock Up Agreements. Each of the Persons listed on Section 5.9(a) of the Hycor Disclosure Schedule shall have executed and delivered to Stratagene a Lock Up Agreement and each such Lock Up Agreement shall be in full force and effect.

(f) Hycor Shareholder List. The Hycor Shareholder List shall have been delivered as contemplated by Section 1.6(a) of this Agreement.

(g) Tax Opinion. Stratagene shall have received the opinion of Latham & Watkins LLP, dated as of the date of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters to be delivered as of the Effective Time by each of Hycor, Merger Sub and Stratagene, in form and substance reasonably satisfactory to such counsel.

(h) Conversion of Notes. The holders of the Stratagene Notes shall have taken all actions described on Section 3.25 of the Stratagene Disclosure Schedule so that immediately after the Effective Time, $9.0 million in principal amount of the Stratagene Notes will be converted into 1,753,604 shares of Stratagene Common Stock and the Stratagene Notes shall be amended as described in such Section 3.25 of the Stratagene Disclosure Schedule.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Hycor or Stratagene, this Agreement may be terminated:

(a) by mutual consent of Stratagene and Hycor, by action of their respective Boards of Directors;

(b) by either Stratagene or Hycor, if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 2003 (provided a later date may be agreed upon in writing by the parties hereto; and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure);

(c) by Hycor, (i) if (A)(1) Stratagene shall breach in any material respect any covenant or agreement on the part of Stratagene set forth in this Agreement, (2) any representation or warranty of Stratagene set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Stratagene set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by Stratagene of written notice thereof and

(C) such breach or misrepresentation would cause the condition set forth in Section 6.3(a) not to be satisfied (and Hycor shall not have willfully breached any of its covenants hereunder, which breach is not cured), (ii) if the Stratagene stockholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2003, or (iii) if the Board of Directors of Stratagene withdraws, modifies or changes its recommendation that the stockholders of Stratagene approve the Merger in a manner adverse to Hycor and its stockholders, unless such withdrawal, modification or change is as a result of a breach by Hycor that would entitle Stratagene to terminate this Agreement or as a result of a Material Adverse Effect on Hycor;

(d) by Stratagene, (i) if (A)(1) Hycor or Merger Sub shall breach in any material respect any covenant or agreement on the part of Hycor or Merger Sub set forth in this Agreement, (2) any representation or warranty of Hycor or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Hycor or Merger Sub set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by Hycor of written notice thereof and (C) such breach or misrepresentation would cause the condition set forth in Section 6.2(a) not to be satisfied (and Stratagene shall not have willfully breached any of its covenants hereunder, which breach is not cured), (ii) if (A) for any reason Hycor fails to call and hold the Hycor Stockholders Meeting by December 31, 2003 unless the reason therefor is that the Registration Statement has not been declared effective by the SEC at least thirty-five (35) days prior to December 31, 2003 or unless Hycor is terminating this Agreement as a result of Stratagene’s breach hereof or (B) if the Hycor stockholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2003, or (iii) if the Board of Directors of Hycor withdraws, modifies or changes its recommendation of the issuance of the Merger Consideration in a manner adverse to Stratagene or its stockholders unless such withdrawal, modification or change is as a result of a breach by Stratagene that would entitle Hycor to terminate this Agreement or as a result of a Material Adverse Effect on Stratagene;

(e) by Hycor if a Takeover Proposal for Stratagene shall have occurred and the Board of Directors of Stratagene in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2003) reject such Takeover Proposal;

(f) by Stratagene if a Superior Proposal for Stratagene shall have occurred and Stratagene shall have provided Hycor at least five (5) business days prior notice of the terms of the Superior Proposal, provided Stratagene simultaneously pays the amounts due under Section 7.3(b) and complies with its obligations under Section 4.2 of this Agreement;

(g) by Stratagene if a Takeover Proposal for Hycor shall have occurred and the Board of Directors of Hycor in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2003) reject such Takeover Proposal;

(h) by Hycor if a Superior Proposal for Hycor shall have occurred and Hycor shall have provided Stratagene at least five (5) business days prior notice of the terms of the Superior Proposal, provided Hycor simultaneously pays the amounts due under Section 7.3(c) and complies with its obligations under Section 4.2 of this Agreement.

(i) by either Stratagene or Hycor if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

      7.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Stratagene, Merger Sub or Hycor or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the foregoing, the provisions of

Section 5.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

      7.3     Expenses and Termination Fees.

      (a)     Parties to Bear Own Expenses. Subject to subsection (b) and (c) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel, the expenses incurred in connection with printing the Proxy Statement and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Statement and the listing of additional shares pursuant to Section 6.1(e) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger) shall be paid by the party incurring such expense.

      (b)     Expenses and Termination Fees Payable by Stratagene.

(i) Hycor and Stratagene agree that if this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(e) or Section 7.1(f), then Stratagene shall pay Hycor an amount equal to the Expenses (as defined below) of Hycor. The payment of such Expenses shall be made by Stratagene not later than two business days after delivery to Stratagene of notice of demand for payment and a documented itemization setting forth in reasonable detail all of the Expenses of Hycor (which itemization may be supplemented and updated from time to time by Hycor until the 90th day after Hycor delivers such notice of demand for payment). As used in this Section 7.3, the term “Expenses” means, with respect to a Person, all costs and expenses directly incurred by such Person to negotiate, execute and perform its obligations under this Agreement, including costs and expenses related to the Proxy Statement and Registration Statement, if any, and the transactions contemplated hereby (but specifically excluding any costs or expenses related to the amendment of any agreement or settlement of any dispute prior to the execution of this Agreement), provided that in no event shall any Person be required to pay the Expenses of any other Person hereunder in excess of $0.5 million.

(ii) In addition to any payment required by subsection (i) of this Section 7.3(b), (A) in the event that this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(e), or Section 7.1(f), then Stratagene shall pay to Hycor immediately prior to such termination, in the case of a termination by Stratagene, or within two business days thereafter, in the case of a termination by Hycor, a termination fee of $1.5 million (the “Termination Fee”), and (B) in the event that this Agreement is terminated pursuant to Section 7.1(b) by Stratagene or is terminated pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) by Hycor, and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for Stratagene which Stratagene has not rejected, then Stratagene shall pay Hycor, no later than two days after the earlier to occur of (x) the date of entrance by Stratagene or any Stratagene Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than Hycor) purchases 20% or more of the assets or equity interests of Stratagene or any Stratagene Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by Stratagene or any Stratagene Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of Stratagene is first publicly announced, within 12 months of the termination of this Agreement), an amount equal to the Termination Fee.

      (c)     Expenses and Termination Fees Payable by Hycor.

(i) Hycor and Stratagene agree that if this Agreement is terminated pursuant to Section 7.1(d), Section 7.1(g) or Section 7.1(h), then Hycor shall pay Stratagene an amount equal to the Expenses of Stratagene. The payment of such Expenses shall be made by Hycor not later than two business days after delivery to Hycor of notice of demand for payment and a documented itemization setting forth in reasonable detail all of the Expenses of Stratagene (which itemization may be supplemented and updated from time to time by Stratagene until the 90th day after Stratagene delivers such notice of demand for payment).

(ii) In addition to any payment required by subsection (i) of this Section 7.3(c), (A) in the event that this Agreement is terminated pursuant to Section 7.1(d)(iii), Section 7.1(g) or Section 7.1(h), then Hycor shall pay to Stratagene immediately prior to such termination, in the case of a termination by Hycor, or within two business days thereafter, in the case of a termination by Stratagene, the Termination Fee, and (B) in the event that this Agreement is terminated pursuant to Section 7.1(b) by Hycor or is terminated pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) by Stratagene, and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for Hycor which Hycor has not rejected, then Hycor shall pay Stratagene, no later than two days after the earlier to occur of (x) the date of entrance by Hycor or any Hycor Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than Stratagene) purchases 20% or more of the assets or equity interests of Hycor or any Hycor Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by Hycor or any Hycor Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of Hycor is first publicly announced, within 12 months of the termination of this Agreement), an amount equal to the Termination Fee.

      (d)     Payment of Expenses and Termination Fees. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

      7.4     Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of Stratagene, Hycor or Merger Sub, no amendment may be made without further stockholder approval which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.

      7.5     Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that after approval of the Merger by the stockholders of Stratagene, Hycor or Merger Sub, no extension or waiver of this Agreement or any portion thereof may be made without further stockholder approval which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII.

GENERAL PROVISIONS

      8.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Hycor, to:

Hycor Biomedical Inc.

7272 Chapman Avenue
Garden Grove, California 92841
Attention: J. David Tholen
Facsimile No.: (314) 933-3220
Telephone No.: (714) 933-9005

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626
Attention: Peter J. Tennyson
Facsimile No.: (714) 979-1921
Telephone No.: (714) 668-6200

(b)	if to Stratagene or Merger Sub, to:

Stratagene Holding Corporation

11011 N. Torrey Pines Road
La Jolla, California 92037
Attention: Joseph A. Sorge
Facsimile No.: (858) 535-0712
Telephone No.: (858) 535-5400

with a copy to:

Latham & Watkins LLP

701 “B” Street, Suite 2100
San Diego, California 92101
Attention: Thomas A. Edwards
Facsimile No.: (619) 696-7419
Telephone No.: (619) 236-1234

      8.2     Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      8.3     Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 24, 2003. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

      8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the Stratagene Disclosure Schedule and the Hycor Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(e), 1.7, 5.12, 5.13, 5.14, 5.16 and 5.20.

      8.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.7     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.8     Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      8.9     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law, except to the extent that the laws of the State of Delaware govern the terms and effects of the Merger. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in either Orange County or San Diego County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      8.10     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.11     Disclosure. The inclusion of any information in the Stratagene Disclosure Schedule or the Hycor Disclosure Schedule does not indicate that Stratagene or Hycor, as applicable, has determined that the information included in the Stratagene Disclosure Schedule or the Hycor Disclosure Schedule, when considered individually or in the aggregate, is necessarily material to Stratagene or Hycor, as applicable.

      8.12     Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

[SIGNATURE PAGE TO AGREEMENT AND

PLAN OF REORGANIZATION]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

HYCOR BIOMEDICAL INC.

By:	/s/ J. DAVID THOLEN

Name: J. David Tholen
Title: Chief Executive Officer

STRATAGENE HOLDING CORPORATION

By:	/s/ JOSEPH A. SORGE

Name: Joseph A. Sorge
Title: Chief Executive Officer

SHC ACQUISITION SUB, INC.

By:	/s/ JOSEPH A. SORGE

Name: Joseph A. Sorge
Title: Chief Executive Officer

EXHIBIT A-1

(Stratagene Form)

July      , 2003

Hycor Biomedical Inc.

7272 Chapman Avenue
Garden Grove, CA 92841-2103

Ladies and Gentlemen:

      This letter constitutes a “lock-up” agreement contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Holding Corporation (“Stratagene”), SHC Acquisition Sub, Inc., a wholly owned subsidiary of Stratagene (“Merger Sub”), and Hycor Biomedical Inc. (“Hycor”), pursuant to which Merger Sub will be merged with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Stratagene. As you know, the Merger Agreement requires that I enter into a “lock-up” agreement with you as a condition to closing. In consideration of your execution and delivery of the Merger Agreement and compliance therewith, I hereby agree with Stratagene, for itself and for the benefit of its stockholders that I will not sell any shares of capital stock of Stratagene owned by me for a period of thirty days from the consummation of the Merger. In the event that the Merger is not consummated, this letter agreement and all rights and obligations of the parties hereunder shall automatically terminate upon the termination of the Merger Agreement.

      Please sign below to confirm your acceptance and understanding of these terms and your acknowledgment that this constitutes the “lock-up” letter required by the Merger Agreement.

Yours very truly,

Understood and accepted as of

this                     day of July, 2003

HYCOR BIOMEDICAL INC.

By:

Name:

Title:

A-1-1

EXHIBIT A-2

(Sorge Form)

July      , 2003

Hycor Biomedical Inc.

7272 Chapman Avenue
Garden Grove, CA 92841-2103

Ladies and Gentlemen:

      This letter constitutes a “lock-up” agreement contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Holding Corporation (“Stratagene”), SHC Acquisition Sub, Inc., a wholly owned subsidiary of Stratagene (“Merger Sub”), and Hycor Biomedical Inc. (“Hycor”), pursuant to which Merger Sub will be merged with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Stratagene. As you know, the Merger Agreement requires that I enter into a “lock-up” agreement with you as a condition to closing. In consideration of your execution and delivery of the Merger Agreement and compliance therewith, I hereby agree with Hycor, for itself and for the benefit of its stockholders, as follows:

1. I will vote all my shares of capital stock of Stratagene in favor of the transaction contemplated by the Merger Agreement, and if I fail to do so, you may treat this letter as a written consent thereto.

2. No later than the effective time of the Merger I will vote my shares of capital stock of Stratagene in favor of a slate of directors containing, initially two nominees for the Board of Directors of Stratagene recommended by the Board of Directors of Hycor. The two nominees so presently recommended are J. David Tholen and Robert Mannion. These persons, together with successors approved by them, are referred to as “Continuing Directors” in this letter agreement.

3. At the next two regular annual meetings after the consummation of the Merger, I will vote my shares of capital stock of Stratagene for the election of the Continuing Directors. In addition, in my capacity as an officer or a member of the Board of Directors of Stratagene, I will use my reasonable best efforts to bring about the nomination of the Continuing Directors for election at the next two regular annual meetings. I will not directly or indirectly seek to influence the stockholders or directors of Stratagene to fail or omit to nominate for election, or vote for, the Continuing Directors or to remove the Continuing Directors until after the second annual meeting following the Merger.

4. In my capacity as a director of Stratagene, and as a stockholder of that company, until after the second annual meeting following the Merger, I will use my reasonable best efforts to provide that one or more Continuing Directors are members of the Audit, Compensation and Nominating Committees of Stratagene and, if those Committees have more than three members, that at least two members of those Committees will be Continuing Directors. This requirement shall not apply with respect to any Continuing Director who is not able to meet applicable standards of independence or expertise required under the rules of any national securities exchange or under the regulations of the Securities and Exchange Commission to serve on one of the named committees.

5. In the event that the Merger is not consummated, all rights and obligations of the parties hereunder shall automatically terminate upon the termination of the Merger Agreement. In addition, (a) all rights and obligations of the parties set forth in paragraphs 1 and 2 shall terminate upon the effective time of the Merger and (b) all rights and obligations of the parties set forth in paragraphs 3 and 4 shall terminate if Stratagene is acquired by another corporation, if a third party unaffiliated with me acquires 50% or more of Stratagene’s common stock, or if both Continuing Directors resign or die and have not approved a successor.

A-2-1

Hycor Biomedical Inc.
July      , 2003

6. With respect to the registration rights that I will be granted with respect to my shares of capital stock of Stratagene, I agree at the request of the Board of Directors of Stratagene, or a placement agent attempting to assist Stratagene to refinance or pay its indebtedness to TCW Special Credits Fund V – The Principal Fund and Hal Eastman if any still exists, to coordinate my sale of shares of capital stock of Stratagene after the exercise of my registration rights, to permit such indebtedness to be refinanced or to be paid with the proceeds of a share issuance by Stratagene.

7. I agree not to sell any shares of capital stock of Stratagene owned by me for a period of thirty (30) days following the Merger.

      Please sign below to confirm your acceptance and understanding of these terms and your acknowledgment that this constitutes the “lock-up” letter required by the Merger Agreement.

Yours very truly,

Joseph A. Sorge,
on behalf of himself as an individual and
on behalf of the trusts and partnerships
listed on Exhibit A hereto.

Understood and accepted as of

this                     day of July, 2003

HYCOR BIOMEDICAL INC.

By:

Name:

Title:

A-2-2

EXHIBIT A

SORGE TRUSTS AND PARTNERSHIPS

Name of Entity	Authority of Joseph A. Sorge

Joseph A. Sorge Trust I	Trustee
Joseph A. Sorge Trust II	Trustee
Joseph A. Sorge Trust III	Trustee
Joseph A. Sorge Trust IV	Trustee
Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002	Trustee
2002 Sorge Marital Settlement Agreement Trust dated July 12, 2002	Trustee
BioSense Partners, L.P.	Manager of BioSense Management, L.L.C., its general partner

A-2-3

EXHIBIT A-3

(Hycor Form)

July      , 2003

Stratagene Holding Corporation

11011 North Torrey Pines Road
La Jolla, California 92037

Ladies and Gentlemen:

      This letter constitutes a “lock-up” agreement contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Stratagene Holding Corporation (“Stratagene”), SHC Acquisition Sub, Inc., a wholly owned subsidiary of Stratagene (“Merger Sub”), and Hycor Biomedical Inc. (“Hycor”), pursuant to which Merger Sub will be merged with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Stratagene. As you know, the Merger Agreement requires that I enter into a “lock-up” agreement with you as a condition to closing. In consideration of your execution and delivery of the Merger Agreement and compliance therewith, I hereby agree with Stratagene, for itself and for the benefit of its stockholders, that at any meeting of stockholders of Hycor called to vote upon the Merger and the Merger Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote with respect to the Merger and the Merger Agreement is sought (the “Stockholders Meeting”), I shall appear, or cause the holder of record on any applicable record date (the “Record Holder”) to appear, for the purpose of obtaining a quorum at the Stockholders Meeting, and vote (or cause the Record Holder to vote) all my shares of capital stock of Hycor in favor of the Merger, the adoption of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. If I fail to vote my shares of capital stock of Hycor in favor of the Merger you may treat this letter as a written consent thereto.

      All rights and obligations of the parties hereunder shall terminate upon the first to occur of (a) the effective time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms.

      Please sign below to confirm your acceptance and understanding of these terms and your acknowledgment that this constitutes the “lock-up” letter required by the Merger Agreement.

Yours very truly,

Understood and accepted as of

this      day of July, 2003

STRATAGENE HOLDING CORPORATION

By:

Name:

Title:

A-3-1

EXHIBIT B

CERTIFICATE OF MERGER

INTENTIONALLY OMITTED

B-1

EXHIBIT C

STRATAGENE RESTATED CERTIFICATE

INTENTIONALLY OMITTED

C-1

EXHIBIT D

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the            day of                     , 2003, by and between Stratagene Holding Corporation, a Delaware corporation (“Employer”), and Joseph A. Sorge (“Executive”).

RECITALS

      A.     Executive and Employee are parties to that certain Employment Agreement, dated as of December 6, 1995, by and among Executive, Employer, Stratagene, a California corporation and a wholly owned subsidiary of Employer (“Stratagene”), and TCW Special Credits Fund V — The Principal Fund, a California limited partnership (the “Fund”), as amended by that certain First Amendment to Employment Agreement, effective as of December 1, 2002, by and among Executive, Employer, Stratagene and the Fund and that certain Second Amendment to Employment Agreement, effective as of                     , 2003, by and among Executive, Employer, Stratagene and the Fund (as so amended, the “Prior Employment Agreement”).

      B.     Employer, SHC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Employer (“Merger Sub”), and Hycor Biomedical Inc., a Delaware corporation (“Hycor”), have entered into that certain Agreement and Plan of Reorganization, dated as of July      , 2003 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Hycor (the “Merger”) and Hycor will survive the Merger as a wholly owned subsidiary of Employer.

      C.     It is a condition precedent to the closing of the transactions contemplated by the Merger Agreement that Employer and Executive amend and restate the Prior Employment Agreement upon the terms and subject to the conditions herein provided.

      D.     Employer and Executive desire to enter into this Agreement upon the terms and subject to the conditions herein provided.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

EMPLOYMENT AND DUTIES

      1.1 Positions and Duties. Executive shall serve as President and Chief Executive Officer of Employer, with such duties and authority as are customary for, and commensurate with, such position and as provided in Employer’s bylaws (as they may be reasonably amended from time to time). Executive shall also, without any additional compensation, serve as a member of the employer’s Board of Directors and as Chairman of Employer’s Board of Directors, or as an officer or director of Employer’s subsidiaries if elected to such positions by Employer’s Board of Directors, but recognizes that the Board of Directors has no obligation to elect Executive to such positions. Executive shall discharge his duties in a loyal and diligent manner. Executive shall report to the Board of Directors.

      1.2 Activities. During his employment, Executive shall devote substantially all his working time, interest and effort to the performance of his duties under this Agreement. Executive shall not have any significant business activities except for his service to Employer under this Agreement. Employer agrees that Executive may devote such time to personal investment activities for himself and his family that are not in conflict with, and do not interfere with the performance of, Executive’s duties to Employer as may be fairly and reasonably necessary. However, without the prior approval of Employer’s Board of Directors, Executive shall not serve as a director or an officer (or in any comparable capacity for any non-corporate entity) of any other company except one of Employer’s subsidiaries or family investment vehicles (including charitable trusts).

ARTICLE II.

COMPENSATION

      2.1 Salary. For Executive’s services hereunder, Employer shall pay to Executive as base salary the amount of $450,000 during each year of the Employment Term (as hereinafter defined), prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Said base salary shall be payable in equal installments in conformity with Employer’s normal payroll practices. Such base salary shall be reviewed on at least an annual basis by the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”) and may be increased from time to time by Employer’s Board of Directors upon the approval of the Compensation Committee in its discretion. Effective as of the date of any increase, the base salary as so increased shall be considered the new base salary for all purposes of this Agreement and may not thereafter be reduced.

      2.2 Bonus. In addition to the base salary set forth in Section 2.1 above, Executive shall be eligible for a bonus, at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. It is anticipated that if the Employer establishes any general bonus program for senior executives based upon the attainment of established goals, that Executive shall be entitled to participate in such program on a basis at least comparable to other senior executives.

      2.3 Other Benefits. During the Employment Term, Executive shall be entitled to participate in and receive all other benefits of employment generally available to Employer’s other executive management personnel, including, but not limited to, inclusion in Employer’s retirement plan, medical plan, disability plan and other similar benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, in each case as approved by the Board of Directors, or if authority to establish such programs is delegated to it, the Compensation Committee. Employer shall provide, at Employer’s expense, Executive the use of the automobile currently provided for Executive’s use, and when such automobile is sold or exchanged shall provide Executive an automobile consistent with the Employer’s automobile policy for senior executive officers as in effect from time to time. Employer shall provide Executive office space and administrative support to assist him to perform his duties and consistent with his position, which may include reasonable support for personal activities. Executive shall be entitled to four weeks of paid vacation each year, which will accrue and be paid out in conformity with Employer’s normal vacation pay practices. Executive also shall be entitled to indemnification by Employer to the fullest extent permitted by applicable law for all losses arising out of Executive’s services as an employee, officer or director of Employer or any of its subsidiaries, and Employer shall at all times while this Agreement is in effect include in its certificate of incorporation a provision making indemnification of its officers and directors to such extent mandatory. If Employer enters into separate agreements with its officers or directors providing for indemnification, Executive shall be entitled to an agreement no less favorable than those provided to other officers and directors. The Board of Directors, upon the recommendation of the Compensation Committee, may in its sole discretion grant such additional benefits to Executive from time to time as they deem proper and desirable.

      2.4 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, including, without limitation, the requirement that Executive properly account for such business expenses in accordance with Employer policy.

      2.5 Options. Employer shall grant Executive an option to purchase 738,960 shares of Employer’s common stock, par value $0.0001 per share (the “Common Stock”), at a per share exercise price equal to the Fair Market Value (as defined below) of a share of Common Stock as of the date of the closing of the transactions contemplated by the Merger Agreement. Such options shall vest in 60 equal monthly installments per full month of employment pursuant to a stock option agreement to be executed by Employer and Executive concurrently herewith in substantially the form of Exhibit A attached hereto.

      The “Fair Market Value” of one (1) share of Common Stock shall be the closing price of a share of the Employer’s Common Stock on the Nasdaq National Market on the effective date of the Merger.

      2.6 Acceleration of Options. The options granted pursuant to Section 2.5, and any other options to purchase Employer’s common stock which are subject to a vesting requirement, shall vest immediately prior to the effective time of a change of control. For purposes of this Agreement, a “Change of Control” of Employer shall be deemed to be (i) an acquisition of all or substantially all of the assets of Employer or (ii) a sale of stock or a merger, consolidation, reorganization or other combination or acquisition whereby (A) the existing stockholders of Employer and their affiliates do not retain at least a majority of the voting power of the capital stock of Employer or the surviving corporation and (B) a single previously unaffiliated investor owns (including such unaffiliated investor’s affiliates) a majority of the voting power of the capital stock of Employer or the surviving corporation. In no event shall a “Change of Control” include a transaction where prior existing stockholders of Employer and their affiliates hold less than a majority of the outstanding voting power of Employer’s capital stock due to the sale of shares of capital stock to the public or other investors, so long as no other single previously unaffiliated investor (including such unaffiliated investor’s affiliates) owns a majority of the voting power of Employer’s capital stock.

      2.7 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.

ARTICLE III.

TERM OF EMPLOYMENT

      3.1 Term. The term of this Agreement shall commence on the date hereof and shall continue through                     , 2006 [three years from the closing date of the Merger], unless extended as hereinafter provided (the “Employment Term”).

      3.2 Extension of Term. The Employment Term automatically shall be extended by one year on each anniversary of its date, unless either party has given a written notice of non-extension at least thirty (30) days prior to such anniversary.

      3.3 Termination by Employer. Prior to the expiration of the Employment Term, Executive’s employment may be terminated, and he may be removed from any position as an officer of Employer or as an officer of Employer or any of its subsidiaries, either without Cause or for Cause by the action of Employer’s Board of Directors. For these purposes, termination for “Cause” shall mean termination because of Executive’s (a) material neglect of or failure to perform his duties or obligations hereunder, (b) except as permitted by Section 1.2, acceptance of a position with any other company which conflicts with Executive’s duties to Employer, (c) conviction of a felony leading to incarceration for at least thirty (30) days, or (d) conviction of a criminal offense having a demonstrably material adverse effect on Employer’s financial condition (as opposed to its stock price), including, without limitation, offenses under state or federal securities law, or laws prohibiting harassment or discrimination on the basis of gender, race, nationality, sexual orientation or religion. Poor financial performance or poor stock price performance of Employer shall not be in and of itself grounds for termination of Executive for Cause. The Board of Directors or the Compensation Committee shall deliver written notice of any alleged Cause to Executive, clearly delineating the grounds for alleging Cause, and if the basis stated in such notice is clause (a) or (b) above, Executive shall have thirty (30) days following receipt of such notice to cure or otherwise eliminate the conditions which are alleged to constitute grounds for termination for Cause, in either case to the reasonable satisfaction of the Board of Directors, and if the basis stated in such notice is clause (d) above, Executive shall have the right to demonstrate that a conviction referred to in clause (d) should not be regarded as having a material adverse effect on Employer’s financial condition (as opposed to stock price). If Executive does not cure or otherwise eliminate such conditions within the thirty-day period or demonstrate the lack of a material adverse effect, as applicable, the Board of Directors shall deliver written notice to Executive of any decision to terminate Executive’s employment for Cause, and Executive shall have ten (10) days following receipt of such notice to demand arbitration of the issue as to whether or not Cause exists. Such arbitration shall be conducted in accordance with the terms of Section 6.3 below. Termination for Cause shall be effective only upon a final conclusion of the arbitration, but during the arbitration the Board of Directors may, subject to reinstatement, suspend Executive, with full pay, benefits, and continued option vesting, from all duties as an officer or executive of the Employer and its subsidiaries if it concludes its fiduciary duties to the Employer require such suspension.

      3.4 Termination by Executive For Good Reason. In the event (a) Executive’s title is reduced or Executive’s job responsibilities are materially reduced without Executive’s prior written consent (except in the case of (i) a suspension contemplated in Section 3.3, (ii) a reduction while Executive is incapable of performing his duties because of a condition or illness which if it continued would permit termination of Executive’s employment for disability, or (iii) a change in title or reduction in responsibilities required by a change in law or the rules of any securities exchange, including a requirement that a listed company have a non-employee Chairman), (b) Executive’s base salary is reduced or other benefits to be provided to Executive hereunder are materially reduced (except in the case of a reduction in benefits which applies to all senior executives in a similar manner), in either case without Executive’s prior written consent, (c) Employer’s principal office is relocated outside of the greater San Diego, California metropolitan area without Executive’s prior written consent, or (d) Employer fails to pay Employee any compensation when due, then Executive shall have the right to terminate this Agreement by giving written notice of such termination to Employer and such termination shall have the same consequences as a termination of Executive by Employer without Cause. In the case of a claim by Executive under this Section 3.4, Employer shall have thirty (30) days to cure or otherwise eliminate the alleged grounds for termination and the right to arbitrate any such claim in accordance with Section 8.3 below.

      3.5 Termination Due to Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death. In the event that by reason of major injury, illness or other major physical or mental impairment Executive shall be (a) substantially unable to perform his services hereunder for more than 90 consecutive days or (b) substantially unable to perform his services hereunder for a total of 120 days in any twelve-month period, then Employer may terminate Executive’s employment hereunder. The parties shall agree upon an independent, qualified physician to evaluate Executive’s condition. If the parties are unable to agree upon the physician to conduct such evaluation, an independent, qualified physician will be appointed by an arbitrator. If such independent, qualified physician certifies to Employer’s Board of Directors that any such condition renders Executive substantially unable to perform his duties, the Board of Directors may assign Executive’s duties or authority to others prior to the completion of the periods described in clauses (a) and (b) of the preceding sentence, and such assignment of duties or authority shall not be a basis for Executive to terminate this Agreement under Section 3.4. Executive’s beneficiaries, estate, heirs, representatives or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits such as accrued vacation benefits and stock options.

ARTICLE IV.

BENEFITS AFTER TERMINATION OF EMPLOYMENT

      4.1 Benefits Upon Termination. Upon termination of Executive’s employment under this Agreement by the Employer under Section 3.3 for Cause or Section 3.5 due to death or disability) or upon the resignation of Executive (other than a resignation by Executive under Section 3.4 (Termination by Executive for Good Reason)), all salary and benefits of Executive hereunder shall cease immediately; provided, however, that if there is a termination of this Agreement under Section 3.5 as a result of the disability of Executive, then Executive shall be entitled to continue to participate in any medical and disability plans or programs then in effect for senior executive officers of Employer for the duration of the Employment Term. If Executive’s employment is terminated by Employer without Cause, except for a termination for death or disability under

Section 3.5, or if Executive terminates his employment under Section 3.4 hereof, Executive shall be entitled to (a) a lump sum cash severance payment in an amount equal to Executive’s then effective base salary for the remainder of the Term, or if there are fewer than twelve months remaining in the Term, for twelve months, payable within 10 days of the date of such termination, and the vesting of all stock options issued to Executive under any Employer stock option plan, and (b) the inclusion in Employer’s medical plan, disability plan and other benefit plans for the remainder of the Employment Term. Notwithstanding the foregoing, the Employer may reduce the severance benefits provided hereunder to the extent reasonably necessary, based on the written opinion of an independent tax advisor, to avoid lost deductions under Section 280G of the Code or excise taxes under Section 4999 of the Code (or any successors to such provisions) but shall honor any reasonable request by Executive about which benefits shall be reduced.

      4.2 Rights Against Employer. The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including Executive) by reason of the termination of this Agreement under Section 3.3 (Termination by Employer) or Section 3.5 (Termination Due to Death or Disability) or upon the resignation of Executive, except as otherwise provided in this Article IV, including, without limitation, under Section 3.4 (Termination by Executive for Good Reason).

ARTICLE V.

CONFIDENTIAL INFORMATION

      5.1 Executive acknowledges that Employer holds as confidential, and Executive has previously had access, and expects to continue to have access during the Employment Term, to certain information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of its business, including, but not limited to, trade secrets, data, improvements, inventions, techniques, marketing plans, forecasts, pricing information and customer lists. During his employment by Employer and for a period of no less than three years thereafter, Executive shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of his employment during the Employment Term. Further, during the Term and for a period of three years thereafter, Executive agrees not to solicit for employment, or assist (including by identification as a prospective candidate) any third party to solicit for employment any person employed by Employer during the Term or during the three-year period following the Term without the prior permission of Employer’s Board of Directors. However, if Executive’s employment is terminated by Employer or if Executive terminates his employment for good reason under Section 3.4, the restrictions concerning solicitation of employees in the preceding sentence shall apply only for sixty (60) days after such termination.

ARTICLE VI.

GENERAL PROVISIONS

      6.1 Entire Agreement. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby, including, without limitation, the Prior Employment Agreement, which shall be of no further force and effect. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Employer and Executive which specifically states the intent of the parties to amend this Agreement.

      6.2 Assignment and Binding Effect. Neither this Agreement nor his rights or obligations hereunder shall be assignable by Executive. Employer may assign this Agreement to any successor of Employer, and upon such assignment any such successor shall be deemed substituted for Employer upon the terms and subject to the conditions hereof.

      6.3 Arbitration. The parties hereto agree that disputes between Executive and the Employer under this Agreement shall be submitted to final and binding arbitration, unless the parties otherwise agree. Such arbitration shall take place in San Diego, California pursuant to the Employment Dispute Rules of the American Arbitration Association (“AAA”), except as otherwise agreed to by the parties. The arbitrator shall be selected by the AAA, and such selection is intended to be private, confidential and decided on an expedited basis. The parties hereto agree that (a) they will request the AAA and the arbitrator that the matter be heard within sixty (60) days after the demand is submitted and the decision be rendered within ten (10) days after the hearing is concluded, (b) both parties will keep confidential the filing of the arbitration (except to the extent the Employer concludes that a public announcement is appropriate under applicable securities laws or stock exchange policies or regulations) and the evidence and other information exchanged and (c) the decision of the arbitrator shall be final, binding and non-appealable. Employer shall pay the fees of the AAA and the arbitrator and expenses associated with such proceeding. At the request of the prevailing party, the arbitrator may award the costs and expenses of the arbitration (including the prevailing party’s attorney fees and expenses) as a component of the damages, if any, sustained by the prevailing party, but shall not have the authority to award punitive or exemplary damages.

      6.4 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

      6.5 Governing Law; Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

      6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at their respective addresses set forth below. Each party may change its address by written notice in accordance with this Section 6.6.

Address for Employer:	Stratagene Holding Corporation
11011 North Torrey Pines Road
La Jolla, California 92037

Attention:	Chief Financial Officer
Address for Executive: Joseph A. Sorge
144 10th Street
Del Mar, California 92014

      6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

      6.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER:

STRATAGENE HOLDING CORPORATION,
a Delaware corporation

By:

Name:

Title:

EXECUTIVE:

JOSEPH A. SORGE

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

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NON-QUALIFIED STOCK OPTION AGREEMENT

      THIS AGREEMENT (the “Agreement”), dated as of                     , 2003 , is made by and between Stratagene Holding Corporation, a Delaware corporation, hereinafter referred to as the “Company,” and Joseph A. Sorge, an Employee of the Company or a Subsidiary of the Company, hereinafter referred to as “Optionee.”

      WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of Common Stock of the Company;

      WHEREAS, the Company and the Optionee have entered into that certain Amended and Restated Employment Agreement, dated as of                     , 2003 (the “Employment Agreement”), which is conditioned upon execution of this Agreement by the Company and the Optionee;

      WHEREAS, the Company wishes to carry out the Year 2000 Stock Option Plan of Stratagene Holding Corporation (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement);

      WHEREAS, the Administrator of the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Non-Qualified Stock Option (the “Option”) provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service and has advised the Company thereof and instructed the undersigned officers to issue said Option.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

      Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. Any term not otherwise defined herein shall have the meaning set forth in the Plan.

      1.1 Administrator. “Administrator” shall have the meaning set forth in Section 1.1 of the Plan.

      1.2 Board. “Board” shall mean the Board of Directors of the Company.

      1.3 Cause. Notwithstanding anything in the Plan to the contrary, “Cause” shall have the meaning given to such term in the Employment Agreement.

      1.4 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

      1.5 Common Stock. “Common Stock” shall mean the common stock of the Company, par value $0.0001 per share, or shares of stock or other securities into which such shares are converted, reclassified or exchanged.

      1.6 Company. “Company” shall mean Stratagene Holding Corporation, a Delaware corporation.

      1.7 Director. “Director” shall mean a member of the Board.

      1.8 Employee. “Employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company, or of any corporation which is then a Parent Corporation or a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

      1.9 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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      1.10 Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall be: (a) the average of the daily closing or sales prices of a share of Common Stock on the principal exchange or on Nasdaq on which shares of Common Stock are then trading or quoted, if any, for the ten trading day period ending on the trading day previous to such date; or (b) if such Common Stock is not publicly traded on an exchange and not quoted on Nasdaq, the fair market value established by the Board acting in good faith. Notwithstanding the foregoing, if the Board determines that the value of the Common Stock determined under clause (a) above does not accurately reflect the fair market value of the Common Stock as of a given date, then the Board acting in good faith shall establish the fair market value of such stock.

      1.11 Option. “Option” shall mean the Non-Qualified Option granted under this Agreement and Article III of the Plan.

      1.12 Optionee. “Optionee” shall mean the Employee granted the Option under this Agreement.

      1.13 Plan. “Plan” shall mean The Year 2000 Stock Option Plan of Stratagene Holding Corporation, as amended from time to time.

      1.14 Secretary. “Secretary” shall mean the Secretary of the Company.

      1.15 Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

      1.16 Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      1.17 Termination of Employment. “Termination of Employment” shall mean the time when the employee-employer relationship between the Optionee and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) at the discretion of the Administrator, any termination where there is a simultaneous reemployment or continuing employment of the Optionee by the Company or any Subsidiary, (b) at the discretion of the Administrator, any termination which results in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, any termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. Subject to the terms of the Employment Agreement, the Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment. Notwithstanding any other provision of the Plan, the Company or any Subsidiary shall have an absolute and unrestricted right to terminate an Optionee’s service at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.

ARTICLE II

GRANT OF OPTION

      2.1 Grant of Option. In consideration of the Optionee’s agreement to remain in the employ of the Company or its Subsidiaries and for other good and valuable consideration, effective as of                     , 2003 (the “Date of Grant”), the Company irrevocably grants to the Optionee the option to purchase any part or all of an aggregate of 738,960 shares of Common Stock upon the terms and conditions set forth in this Agreement.

      2.2 Purchase Price. The purchase price of the shares of Common Stock covered by the Option shall be $           per share without commission or other charge.

      2.3 Consideration to Company. In consideration of the granting of the Option by the Company, the Optionee agrees to render faithful and efficient services to the Company or any Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe for a period of at least one (1) year from

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the date this Option is granted. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause.

ARTICLE III

PERIOD OF EXERCISABILITY

      3.1 Commencement of Exercisability.

      (a) Subject to subsection (c) of this Section 3.1 and Sections 3.3 and 5.14, the shares subject to the Option shall vest and become exercisable in 60 equal monthly installments commencing on the date hereof, with the first monthly installment vesting on                     , and each successive monthly installment vesting on the monthly anniversary of such date until all of the shares subject to the Option have vested.

      (b) No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

      (c) Notwithstanding any other provision of this Agreement or the Plan to the contrary, in the event of a Change of Control (as defined below), the Option shall, immediately prior to the effective time of the Change of Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to the Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to be (i) an acquisition of all or substantially all of the assets of the Company or (ii) a sale of stock or a merger, consolidation, reorganization or other combination or acquisition whereby (A) the existing stockholders of the Company and their affiliates do not retain at least a majority of the voting power of the capital stock of the Company or the surviving corporation and (B) a single previously unaffiliated investor owns (including such unaffiliated investor’s affiliates) a majority of the voting power of the capital stock of the Company or the surviving corporation. In no event shall a “Change of Control” include a transaction where prior existing stockholders of the Company and their affiliates hold less than a majority of the outstanding voting power of the Company’s capital stock due to the sale of shares of capital stock to the public or other investors, so long as no other single previously unaffiliated investor (including such unaffiliated investor’s affiliates) owns a majority of the voting power of the Company’s capital stock.

      3.2 Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

      3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) the expiration of ten (10) years from , 2003; or

(b) the time of the Optionee’s Termination of Employment by reason of the Optionee’s discharge for Cause; or

(c) the expiration of three (3) months from the date of the Optionee’s Termination of Employment (other than in the event that such Termination of Employment is by reason of the Optionee’s death or disability or the Optionee’s discharge for Cause), unless the Optionee dies within said three-month period; or

(d) the expiration of one (1) year from the date of the Optionee’s Termination of Employment by reason of the Optionee’s disability; or

(e) the expiration of one (1) year from the date of the Optionee’s death.

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ARTICLE IV

EXERCISE OF OPTION

      4.1 Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by a beneficiary designated by the Optionee, the Optionee’s personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

      4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for not less than One Thousand (1,000) shares and shall be for whole shares only.

      4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or the Secretary’s office of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator; and

(b) (i) Full payment (in cash or by check) for the shares with respect to which such Option or portion thereof is exercised; or

(ii) With the consent of the Administrator, the delivery of shares of Common Stock which have been owned by the Optionee for at least six months, duly endorsed for transfer to the Company, or, subject to the timing requirements of Section 5.4 of the Plan, the surrender of shares of Common Stock then issuable upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate purchase price of the shares with respect to which such Option or portion thereof is exercised; or

(iii) With the consent of the Administrator, the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or

(iv) With the consent of the Administrator, any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii); and

(c) A bona fide written representation and agreement, in a form satisfactory to the Administrator, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of stock are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Administrator may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Administrator may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing Common Stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (c) and the agreements herein. The written representation and agreement

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referred to in the first sentence of this subsection (c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares;

(d) Full payment to the Company (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; with the consent of the Administrator, (i) shares of the Common Stock owned by the Optionee duly endorsed for transfer, or (ii) subject to the timing requirements of Section 5.4 of the Plan, shares of the Common Stock issuable to the Optionee upon exercise of the Option, having a Fair Market Value at the date of Option exercise equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income, may be used to make all or part of such payment; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

      4.4 Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and non-assessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) the admission of such shares to listing on all stock exchanges on which such Common Stock is then listed; and

(b) the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) the receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; and

(e) the lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

      4.5 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V

OTHER PROVISIONS

      5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and this Agreement.

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      5.2 Option Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or the Optionee’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent (a) transfers by will or by the applicable laws of descent and distribution, (b) the designation by the Optionee of a beneficiary to exercise the Optionee’s Option (or any portion thereof) under this Agreement after the Optionee’s death, or (c) transfers in accordance with such requirements as are prescribed by the Administrator and in accordance with the Code and applicable regulations.

      5.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

      (a) Subject to Section 7.3 of the Plan, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole and absolute discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of

(i) the number and kind of shares of Common Stock (or other securities or property) subject to the Option, and

(ii) the exercise price with respect to the Option.

      Any such adjustment made by the Administrator shall be final and binding upon the Optionee, the Company and all other interested persons.

      (b) Subject to Section 7.3 of the Plan, in the event of any transaction or event described in Section 5.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) to provide for either the purchase of the Option for an amount of cash equal to the amount that could have been attained upon the exercise of the Option or realization of the Optionee’s rights had the Option been currently exercisable or payable or fully vested or the replacement of the Option with other rights or property selected by the Administrator in its sole discretion;

(ii) to provide that the Option cannot vest, be exercised or become payable after such event;

(iii) to provide that the Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of the Option;

(iv) to provide that the Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the

A-7

successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(v) to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to the Option, and in the number and kind and conditions of (including the exercise price), and the criteria included in, the Option.

      5.4 Shares to Be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

      5.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath the Optionee’s signature hereto. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section 5.5. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

      5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

      5.7 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof.

      5.8 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

      5.9 Lock-Up Period. The Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Optionee shall not sell or otherwise transfer any shares of Common Stock purchased upon exercise of the Option or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

      5.10 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved between the parties in a timely manner shall be resolved through final and binding arbitration in San Diego, California in accordance with the then-existing commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware, regardless of its or any other jurisdiction’s choice of law principles. In any such arbitration, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be

A-8

appointed by mutual agreement of the two party-appointed arbitrators. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the demand for arbitration, such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall take place within forty-five (45) days of the demand for arbitration. The arbitrators shall render their decision in writing to the Company, the Optionee and their respective counsel within twenty (20) days of the completion of the arbitration. In no event shall the demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such a claim, dispute or other matter in question would be barred by the applicable statute of limitations. In the event of any such arbitration, the parties shall bear their own costs. Notwithstanding the above, nothing herein shall require the Company to arbitrate any claim involving alleged breaches by the Optionee of his or her duties to maintain the confidentiality of the Company’s confidential or proprietary information, including trade secrets, or to disclose and assign inventions to the Company. Such claims may be the subject of a court action seeking legal or equitable relief.

      5.11 Power of Attorney. The Optionee’s spouse hereby appoints the Optionee his or her true and lawful attorney in fact, for his or her and in his or her name, place and stead, and for his or her use and benefit, to agree to any amendment or modification of this Agreement and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. The Optionee’s spouse further gives and grants to the Optionee as his or her attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as he or she might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that the Optionee shall lawfully do and cause to be done by virtue of this power of attorney.

      5.12 Integration. This Agreement and the Employment Agreement represent the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. The Optionee agrees that this Agreement is in full and final satisfaction of any commitments, liabilities or other obligations of the Company with respect to the subject matter hereof and any and all rights of the Optionee to purchase shares of stock of the Company not otherwise set forth in this Agreement, the Employment Agreement or another express written agreement which has been duly executed and delivered by both the Company and the Optionee.

      5.13 Amendments, etc. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Optionee or such other person as may be permitted to exercise the Option pursuant to Section 4.1 and by a duly authorized representative of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-9

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

STRATAGENE HOLDING CORPORATION

By:

Its:

Optionee

Address

Optionee’s Social Security Number:

      The undersigned spouse of Optionee has read and hereby approves the foregoing Non-Qualified Stock Option Agreement. In consideration of the Company’s granting the Optionee the right to acquire shares of its Common Stock in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all of the terms and provisions of such Agreement.

Optionee’s Spouse

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EXHIBIT E

Directors of Stratagene After the Merger

Joseph A. Sorge
Carlton J. Eibl
Robert Mannion
J. David Tholen
John Reed

Audit Committee

Robert Mannion, Chair
Carlton J. Eibl
John Reed

Compensation Committee

J. David Tholen, Chair
Carlton J. Eibl
Robert Mannion

Nominating Committee

Entire Board of Directors

E-1

ANNEX B

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into this 29th day of December, 2003, among STRATAGENE CORPORATION, a Delaware corporation f/k/a Stratagene Holding Corporation (“Buyer”), SHC ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Buyer (“Newco”), and HYCOR BIOMEDICAL INC., a Delaware corporation (the “Company”).

WITNESSETH:

      WHEREAS, Buyer, Newco and the Company have entered into an Agreement and Plan of Reorganization dated July 24, 2003 (the “Merger Agreement”); and

      WHEREAS, pursuant to Sections 7.4 and 7.5 of the Merger Agreement, Buyer, Newco and the Company desire to amend the Merger Agreement to extend the expiration date of the time period that Buyer and Company have to complete the proposed merger from December 31, 2003 to February 27, 2004.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Extension of Time Period Under Section 7.02(g). Each of Section 5.7(b), 7.1(b), 7.1(c)(ii), 7.1(d)(ii)(A)&(B), 7.1(e) and 7.1(g) of the Merger Agreement is hereby amended by deleting “December 31, 2003” and replacing it with “February 27, 2004.”

      Section 2. Counterparts; Effectiveness. This Amendment may be signed in any number of identical counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

      Section 3. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(Signatures on following page)

B-1

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

STRATAGENE CORPORATION

By:	/s/ RONNI L. SHERMAN

Print name:	Ronni L. Sherman

Title:	Executive Vice President & General Counsel

SHC ACQUISITION SUB, INC.

By:	/s/ RONNI L. SHERMAN

Print name:	Ronni L. Sherman

Title:	Vice President & General Counsel

HYCOR BIOMEDICAL INC.

By:	/s/ REG JONES

Print name:	Reg Jones

Title:	Senior Vice President and CFO

B-2

ANNEX C

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into this 25th day of February, 2004, among STRATAGENE CORPORATION, a Delaware corporation f/k/a Stratagene Holding Corporation (“Buyer”), SHC ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Buyer (“Newco”), and HYCOR BIOMEDICAL INC., a Delaware corporation (the “Company”).

WITNESSETH:

      WHEREAS, Buyer, Newco and the Company have entered into an Agreement and Plan of Reorganization dated July 24, 2003 (as amended, the “Merger Agreement”); and

      WHEREAS, pursuant to Sections 7.4 and 7.5 of the Merger Agreement, Buyer, Newco and the Company desire to amend the Merger Agreement to extend the expiration date of the time period that Buyer and Company have to complete the proposed merger from February 27, 2004 to June 15, 2004.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1.     Extension of Time Period Under Section 7.02(g). Each of Section 5.7(b), 7.1(b), 7.1(c)(ii), 7.1(d)(ii)(A)&(B), 7.1(e) and 7.1(g) of the Merger Agreement is hereby amended by deleting “February 27, 2004” and replacing it with “June 15, 2004.”

      Section 2.     Counterparts; Effectiveness. This Amendment may be signed in any number of identical counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

      Section 3.     Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Signatures on following page]

C-1

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

STRATAGENE CORPORATION

By:	/s/ RONNI L. SHERMAN

Print name: RONNI L. SHERMAN
Title: Executive Vice President and General Counsel

SHC ACQUISITION SUB, INC.

By:	/s/ RONNI L. SHERMAN

Print name: RONNI L. SHERMAN
Title: Vice President and General Counsel

HYCOR BIOMEDICAL INC.

By:	/s/ J. DAVID THOLEN

Print name: J. DAVID THOLEN
Title: President and Chief Executive Officer

C-2

ANNEX D

The Seidler Companies

Incorporated

July 24, 2003

The Board of Directors of

Hycor Biomedical, Inc.
7272 Chapman Avenue
Garden Grove, CA 92841

Dear Board Members:

      We understand that Hycor Biomedical Incorporated (“Hycor” or the “Company”) has negotiated an Agreement and Plan of Reorganization (the “Agreement”) with Stratagene Holding Corporation and its subsidiaries (“Stratagene” or the “Acquirer”) in which Hycor would be merged with Stratagene and holders of Hycor Common Stock would receive approximately 4,974,333 shares of Stratagene (the “Merger Consideration”). The Agreement describes in detail the terms of the Merger.

      You have requested our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, of the Merger Consideration to the stockholders of the Company. The Merger involves the combination of Hycor and Stratagene. Therefore, the opinion is based primarily on the relative valuation and share ownership of the combined company attributable to the shareholders of Hycor. In connection with this Opinion, we have made such reviews, analyses and inquiries, as we deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed and analyzed certain historical and projected financial information on Hycor and Stratagene;

2. discussed with Hycor and Stratagene management the operations, financial condition, future prospects and business plans of the Company;

3. reviewed the Agreement;

4. reviewed certain publicly available information of companies and business combinations of companies engaged in the business we believe to be generally comparable to that of either Hycor or Stratagene (the “Comparables”); and

5. conducted a series of financial analyses using valuation techniques typically employed to determine the fairness of a merger or acquisition

      Our engagement and the Opinion expressed herein are for the benefit of the Board of Directors of Hycor (the “Board”), and our Opinion is rendered in connection with the Board’s consideration of the Merger. This Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent; provided, however, that this Opinion and a description of the underlying analyses may be included in a proxy statement distributed to the Company’s stockholders, in conjunction with the Merger, provided that any such inclusion or description shall be subject to our prior review and approval. Notwithstanding the foregoing, this Opinion is not intended and does not constitute a recommendation to any Hycor stockholder as to whether such stockholder should vote to approve the Merger.

      We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have relied upon and assumed, without independent verification, that the financial information publicly available or privately provided to us has been reasonably prepared and reflects the best currently available estimates of the assets,

D-1

The Board of Directors of Hycor Biomedical Incorporated
July 24, 2003

financial condition, business and prospects of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial data made available to us. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. In arriving at our Opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations, and express no opinion regarding the liquidation value of the Company.

      We have assumed that the Merger will be completed in accordance with the terms of the Agreement.

      Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to update, revise or reaffirm this Opinion. We were not requested to opine as to, and this Opinion does not in any manner address, the Company’s underlying decision to proceed with the Merger.

      We are an investment banking firm, a member of the New York Stock Exchange, which has been in the business of assisting companies, including rendering opinions as to the fairness of business combinations, since 1969. For our services in rendering this Opinion, the Company will pay us an opinion fee and indemnify us against certain liabilities. No portion of our opinion fee is conditioned upon our Opinion or upon the completion of the Merger. We have, in the past, provided financial advisory services to the Company and have received fees and other compensation for rendering such services.

      Based upon, and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

THE SEIDLER COMPANIES INCORPORATED

By:	/s/ DENNIS MCCARTHY

Dennis McCarthy
Managing Director
Investment Banking

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

      Under Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of Incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) from any transaction from which the director derived an improper personal benefit.

      The Registrant’s amended and restated certificate of incorporation requires the Registrant to indemnify its directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law, provided that the Registrant will only be required to provide a single counsel for its indemnified officers and directors as a group unless otherwise required by law or by separate written agreement.

      In addition, the Registrant has entered into individual indemnification agreements with certain of its directors and officers providing indemnification benefits. Such indemnification rights generally include reimbursement for expenses incurred by such person in advance of the final disposition of a proceeding in accordance with the applicable provisions of Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Registrant also provides directors’ and officers’ liability insurance coverage for its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number		Description

2	.1(1)	Agreement and Plan of Reorganization dated as of July 24, 2003 by and among the registrant, SHC Acquisition Sub, Inc. and Hycor Biomedical Inc.
2	.2(1)	Amendment No. 1 to Agreement and Plan of Reorganization dated as of December 29, 2003 by and among the registrant, SHC Acquisition Sub, Inc. and Hycor Biomedical Inc.
2	.3(1)	Amendment No. 2 to Agreement and Plan of Reorganization dated as of February 25, 2004 by and among the registrant, SHC Acquisition Sub, Inc. and Hycor Biomedical Inc.
3	.1**	Form of Second Amended and Restated Certificate of Incorporation of the registrant
3	.2**	Form of Amended and Restated Bylaws of the registrant
4	.1**	Specimen common stock certificate of the registrant
4	.2**	Form of Registration Rights Agreement to be entered into concurrently with the closing of the merger by and among the registrant and Dr. Joseph A. Sorge, the J. A. Sorge Trust I, the J. A. Sorge Trust II, the J. A. Sorge Trust III, the J. A. Sorge Trust IV, Biosense Partners, L.P. and the Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002
4	.3(1)	Form of Lock-up Agreement to be executed by Dr. Joseph A. Sorge for the benefit of Hycor Biomedical Inc.
4	.4(1)	Form of Lock-up Agreement to be executed by certain executive officers and directors of Hycor Biomedical Inc. for the benefit of the registrant

Exhibit
Number		Description

4	.5(1)	Form of Lock-up Agreement to be executed by the stockholders of the registrant (other than Dr. Sorge) for the benefit of Hycor Biomedical Inc.
5	.1**	Opinion of Latham & Watkins LLP, regarding the validity of the securities being registered
8	.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP, regarding certain U.S. federal income tax consequences of the merger
10	.1**	Form of Indemnification Agreement to be entered into by the registrant and certain of its executive officers and directors and schedule listing all executive officers and directors who will enter into an Indemnification Agreement
10	.2**	Form of The Year 2000 Stock Option Plan of the registrant, as amended and restated
10	.3**	Form of Employee Stock Purchase Plan of the registrant
10	.4(1)	Form of Employment Agreement to be entered into concurrently with the closing of the merger by and between the registrant and Dr. Joseph A. Sorge
10	.5**	Employment Agreement dated as of September 4, 2001 by and between the registrant and Nicholas H. Roelofs, Ph.D.
10	.6**	Employment Agreement dated as of September 1, 2002 by and between the registrant and John R. Pouk
10	.7**	Non-qualified Stock Option Agreement dated as of September 1, 2002 by and between the registrant and John R. Pouk
10	.8**	Agreement dated as of March 3, 1995 by and between Stratagene, a wholly owned subsidiary of the registrant, and Ronni L. Sherman
10	.9**	Loan Agreement dated as of April 1, 1997 by and between Bastrop County Industrial Development Corporation and BioCrest Manufacturing, a wholly owned subsidiary of the registrant
10	.10†**	Thermal Cycler Supplier Authorization Agreement dated as of January 1, 1995 by and between The Perkin-Elmer Corporation and Stratagene, a wholly owned subsidiary of the registrant
10	.11†**	Patent License Agreement dated as of July 26, 1994 by and between Roche Molecular Systems, P. Hoffmann-La Roche Ltd. and Stratagene, a wholly owned subsidiary of the registrant
10	.12**	Lease Agreement by and between Slough TPSP LLC and Stratagene, a wholly owned subsidiary of the registrant, for 11011 North Torrey Pines Road, La Jolla, California
10	.13**	Securities Purchase Agreement, as amended and restated, dated as of January 21, 2004, by and among the registrant, TCW Special Credits Fund V — The Principal Fund and Harold Eastman
10	.14**	Form of The 2004 Independent Directors Option Plan of the registrant
10	.15**	Term Sheet Relating to the Acquisition of the Assets of BioCrest Holdings, L.L.C. by Stratagene Holding Corporation
10	.16**	Credit Agreement dated as of January 21, 2004 by and among Merrill Lynch Business Financial Services Inc., the registrant, BioCrest Holdings, L.L.C. and BioCrest Manufacturing, L.P.
16	.1**	Letter from KPMG LLP to Securities and Exchange Commission
21	.1**	Subsidiaries of the registrant
23	.1*	Consent of Deloitte & Touche LLP, independent auditors of the registrant
23	.2*	Consent of Deloitte & Touche LLP, independent auditors of Hycor Biomedical Inc.
23	.3**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23	.4**	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 8.1)
24	.1**	Power of Attorney
99	.1**	Consent of The Seidler Companies, financial advisor to Hycor Biomedical Inc.
99	.2*	Form of Hycor proxy card
99	.3**	Consents of persons named as about to become directors of the registrant

 *     Filed herewith.

**     Previously filed.

(1)	Filed as an annex to the proxy statement/prospectus constituting a part of this registration statement and incorporated herein by reference.

†	The registrant is seeking confidential treatment with respect to portions of this exhibit.

(b)	Financial Statement Schedules

Stratagene Corporation and Subsidiaries and BioCrest Holdings, LLC and Subsidiaries Schedule II — Valuation and Qualifying Accounts
Hycor Biomedical Inc. and Subsidiaries Schedule II — Valuation and Qualifying Accounts

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report this is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus; (A) that is filed pursuant to paragraph (1) immediately preceding or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective time of the registration statement through the date of responding to the request.

      (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 29, 2004.

STRATAGENE CORPORATION

Dated: April 29, 2004

By:	/s/ JOSEPH A. SORGE, M.D.

Joseph A. Sorge, M.D.
Chief Executive Officer and
Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Title	Date

/s/ JOSEPH A. SORGE, M.D. Joseph A. Sorge, M.D.		Chairman of the Board and Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer and Principal Accounting Officer)	April 29, 2004

/s/ HAROLD S. EASTMAN* Harold S. Eastman		Director	April 29, 2004

/s/ CARLTON J. EIBL* Carlton J. Eibl		Director	April 29, 2004

/s/ STEPHEN A. KAPLAN* Stephen A. Kaplan		Director	April 29, 2004

*By:	/s/ JOSEPH A. SORGE, M.D. Joseph A. Sorge, M.D. Attorney-in-Fact

SCHEDULE II

STRATAGENE CORPORATION AND SUBSIDIARIES

AND BIOCREST HOLDINGS, LLC AND SUBSIDIARIES

VALUATION AND QUALIFICATION ACCOUNTS

For the Years Ended December 31, 2003, 2002, and 2001

	Balance at	Charged to
	Beginning	Costs and		Balance at
	of Year	Expenses	Deductions	End of Year

Allowance for doubtful accounts receivable
2001	376,076	31,718	11,596	396,198
2002	396,198	124,857	3,474	517,581
2003	517,581	473,503	235	990,849
Allowance for excess, obsolete, and short-dated inventories
2001	1,131,813	678,644	287,092	1,523,364
2002	1,523,364	814,664	465,908	1,872,121
2003	1,872,121	494,931	552,765	1,814,287

S-1-1

SCHEDULE II

HYCOR BIOMEDICAL INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002, and 2001

	Balance at	Charged to
	Beginning	Costs and		Balance at
	of Year	Expenses	Deductions	End of Year

Allowance for doubtful accounts receivable
2001	138,208	101,924	56,104	184,028
2002	184,028	(25,423)	68,007	90,598
2003	90,598	(1,017)	22,998	66,583
Allowance for excess, obsolete, and short-dated inventories
2001	1,085,912	270,040	162,682	1,193,270
2002	1,193,270	211,886	252,941	1,152,215
2003	1,066,186	77,221	301,131	842,276

S-2-1

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1(1)	Agreement and Plan of Reorganization dated as of July 24, 2003 by and among the registrant, SHC Acquisition Sub, Inc. and Hycor Biomedical Inc.
2	.2(1)	Amendment No. 1 to Agreement and Plan of Reorganization dated as of December 29, 2003 by and among the registrant, SHC Acquisition Sub, Inc. and Hycor Biomedical Inc.
2	.3(1)	Amendment No. 2 to Agreement and Plan of Reorganization dated as of February 25, 2004 by and among the registrant, SHC Acquisition Sub, Inc. and Hycor Biomedical Inc.
3	.1**	Form of Second Amended and Restated Certificate of Incorporation of the registrant
3	.2**	Form of Amended and Restated Bylaws of the registrant
4	.1**	Specimen common stock certificate of the registrant
4	.2**	Form of Registration Rights Agreement to be entered into concurrently with the closing of the merger by and among the registrant and Dr. Joseph A. Sorge, the J. A. Sorge Trust I, the J. A. Sorge Trust II, the J. A. Sorge Trust III, the J. A. Sorge Trust IV, Biosense Partners, L.P. and the Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002
4	.3(1)	Form of Lock-up Agreement to be executed by Dr. Joseph A. Sorge for the benefit of Hycor Biomedical Inc.
4	.4(1)	Form of Lock-up Agreement to be executed by certain executive officers and directors of Hycor Biomedical Inc. for the benefit of the registrant
4	.5(1)	Form of Lock-up Agreement to be executed by the stockholders of the registrant (other than Dr. Sorge) for the benefit of Hycor Biomedical Inc.
5	.1**	Opinion of Latham & Watkins LLP, regarding the validity of the securities being registered
8	.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP, regarding certain U.S. federal income tax consequences of the merger
10	.1**	Form of Indemnification Agreement to be entered into by the registrant and certain of its executive officers and directors and schedule listing all executive officers and directors who will enter into an Indemnification Agreement
10	.2**	Form of The Year 2000 Stock Option Plan of the registrant, as amended and restated
10	.3**	Form of Employee Stock Purchase Plan of the registrant
10	.4(1)	Form of Employment Agreement to be entered into concurrently with the closing of the merger by and between the registrant and Dr. Joseph A. Sorge
10	.5**	Employment Agreement dated as of September 4, 2001 by and between the registrant and Nicholas H. Roelofs, Ph.D.
10	.6**	Employment Agreement dated as of September 1, 2002 by and between the registrant and John R. Pouk
10	.7**	Non-qualified Stock Option Agreement dated as of September 1, 2002 by and between the registrant and John R. Pouk
10	.8**	Agreement dated as of March 3, 1995 by and between Stratagene, a wholly owned subsidiary of the registrant, and Ronni L. Sherman
10	.9**	Loan Agreement dated as of April 1, 1997 by and between Bastrop County Industrial Development Corporation and BioCrest Manufacturing, a wholly owned subsidiary of the registrant
10	.10†**	Thermal Cycler Supplier Authorization Agreement dated as of January 1, 1995 by and between The Perkin-Elmer Corporation and Stratagene, a wholly owned subsidiary of the registrant
10	.11†**	Patent License Agreement dated as of July 26, 1994 by and between Roche Molecular Systems, P. Hoffmann-La Roche Ltd. and Stratagene, a wholly owned subsidiary of the registrant
10	.12**	Lease Agreement by and between Slough TPSP LLC and Stratagene, a wholly owned subsidiary of the registrant, for 11011 North Torrey Pines Road, La Jolla, California
10	.13**	Securities Purchase Agreement, as amended and restated, dated as of January 21, 2004, by and among the registrant, TCW Special Credits Fund V — The Principal Fund and Harold Eastman
10	.14**	Form of The 2004 Independent Directors Option Plan of the registrant
10	.15**	Term Sheet Relating to the Acquisition of the Assets of BioCrest Holdings, L.L.C. by Stratagene Holding Corporation

Exhibit
Number		Description

10	.16**	Credit Agreement dated as of January 21, 2004 by and among Merrill Lynch Business Financial Services Inc., the registrant, BioCrest Holdings, L.L.C. and BioCrest Manufacturing, L.P.
16	.1**	Letter from KPMG LLP to Securities and Exchange Commission
21	.1**	Subsidiaries of the registrant
23	.1*	Consent of Deloitte & Touche LLP, independent auditors of the registrant
23	.2*	Consent of Deloitte & Touche LLP, independent auditors of Hycor Biomedical Inc.
23	.3**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23	.4**	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 8.1)
24	.1**	Power of Attorney
99	.1**	Consent of The Seidler Companies, financial advisor to Hycor Biomedical Inc.
99	.2*	Form of Hycor proxy card
99	.3**	Consents of persons named as about to become directors of the registrant

 *     Filed herewith.

**     Previously filed.

(1)	Filed as an annex to the proxy statement/ prospectus constituting a part of this registration statement and incorporated herein by reference.

†	The registrant is seeking confidential treatment with respect to portions of this exhibit.